UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On September 17, 2024, CBIZ, Inc., a Delaware corporation (the “Company”), filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated by the previously announced Agreement and Plan of Merger, dated July 30, 2024, among the Company, Marcum LLP, a New York registered limited liability partnership, Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum, PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Marcum Partners SPV LLC, a Delaware limited liability company.

Due to ongoing technical issues with the SEC’s EDGAR system, although the Proxy Statement was accepted by the SEC as of September 17, 2024 and is reflected in the Company’s list of SEC filings, it is not viewable. Therefore, the Company is refiling the text of the Proxy Statement herewith so that its contents are publicly available pending resolution of these technical issues.

CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

September 17, 2024

Dear Shareholder:

We cordially invite you to attend a Special Meeting of the Shareholders of CBIZ, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which will be held on October 23, 2024 at 9:00 a.m. Eastern Time, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131 (the “Special Meeting”).

On July 30, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Marcum LLP, a New York registered limited liability partnership (“Marcum”), Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum (“MAG”), PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC, a Delaware limited liability company (the “Owner Representative”).

Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs P.C., previously known as Mayer Hoffman McCann P.C., a national independent certified public accounting firm with which the Company has an existing Administrative Services Agreement, will purchase from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.” Subject to approval of the Company’s shareholders and the satisfaction of the other conditions described herein, the Transaction is expected to close in the fourth quarter of 2024.

The aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (based on $76.84 per share as fixed in the Merger Agreement, which was the 30-day volume weighted average price of the Common Stock as of three business days prior to the date of the Merger Agreement) (the “Stock Consideration”).

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner (as defined below), 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025.

The Common Stock is listed on the NYSE under the ticker symbol “CBZ.” As a result, the Company is subject to Rule 312.03 of the NYSE Listed Company Manual, pursuant to which shareholder approval is required prior to the issuance of securities representing 20% or more of the voting power or number of shares of our outstanding Common Stock before such issuance. The Stock Consideration, once fully issued, will constitute approximately 22% of the Company’s outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding.

Accordingly, at the Special Meeting, shareholders will be asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of the Stock Consideration pursuant to the Merger Agreement (the “Stock Issuance Proposal” or “Proposal No. 1”) and (ii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present (the “Adjournment Proposal” or “Proposal No. 2”).

Each of these proposals is more fully described in this proxy statement, which each shareholder is encouraged to read carefully.

We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Transaction and other related business to be considered by the Company’s shareholders at the Special Meeting is included in this proxy statement. Whether or not you plan to attend the Special Meeting, we urge all Company shareholders to read this proxy statement, including the Annexes, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 21 of this proxy statement.

After careful consideration, the Board of Directors (the “Board of Directors” or the “Board”) of the Company has approved the Transaction, including the issuance of the Stock Consideration, and recommends that shareholders vote “FOR” the approval of the Stock Issuance Proposal and the Adjournment Proposal.

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Transaction will be consummated only if the Stock Issuance Proposal is approved at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting.

On behalf of the Board, I would like to thank you for your support of the Company and look forward to a successful completion of the Transaction.

Sincerely,

September 17, 2024

Rick L. Burdick, Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated September 17, 2024 and is expected to be first mailed to Company shareholders on or about September 19, 2024.

CBIZ, INC.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 23, 2024

TO THE SHAREHOLDERS OF CBIZ, INC.:

The Special Meeting of Shareholders (the “Special Meeting”) of CBIZ, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), will be held on October 23, 2024 at 9:00 a.m. Eastern Time, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, for the following purposes:

1. Stock Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) in connection with the Agreement and Plan of Merger, dated as of July 30, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Marcum LLP, a New York registered limited liability partnership (“Marcum”), Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum (“MAG”), PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC, a Delaware limited liability company (the “Owner Representative”), a copy of which is attached to this proxy statement as Annex A (the “Stock Issuance Proposal” or “Proposal No. 1”); and

2. Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present (the “Adjournment Proposal” or “Proposal No. 2”).

The above matters are more fully described in this proxy statement, which also includes, as Annex A, a copy of the Merger Agreement. We urge you to carefully read this proxy statement in its entirety, including the Annexes.

The record date for the Special Meeting is September 9, 2024. Only shareholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our shareholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose related to the Special Meeting.

The Transaction contemplated by the Merger Agreement is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

The holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or represented by proxy at the Special Meeting to constitute a quorum. The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. The Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Jaileah X. Huddleston, Corporate Secretary

Independence, Ohio

September 17, 2024

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Shareholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

CBIZ, Inc., a Delaware corporation, which we refer to as “we,” “us,” “our,” or the “Company,” is a diversified services company which, acting through its subsidiaries, has been providing professional business services since 1996, primarily to small and medium-sized businesses, as well as individuals, governmental entities, and not-for-profit enterprises throughout the United States and parts of Canada. The Company manages and reports its operations along three practice groups: Financial Services, Benefits and Insurance Services and National Practices. For more information about the Company, please see the section entitled “Information About the Company.”

•

As of September 9, 2024, the record date for the Special Meeting, there were 50,198,939 shares of Common Stock issued and outstanding, and there were no shares of Company preferred stock issued and outstanding.

•

For information about Marcum, please see the sections entitled “Information About Marcum” and “Marcum Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements described under “Index to Consolidated Financial Information of Marcum.”

•

On July 30, 2024, the Company, Marcum, MAG, Merger Sub and the Owner Representative entered into the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs (as defined below) will purchase from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.” For more information about the Merger Agreement, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement.”

•

The aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of Common Stock (based on $76.84 per share as fixed in the Merger Agreement, which was the 30-day volume weighted average price of the Common Stock as of three business days prior to the date of the Merger Agreement) (the “Stock Consideration”). For more information about the Merger Agreement, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement.”

•

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner, 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025. The Stock Consideration, once fully issued, will constitute approximately 22% of the Company’s outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding.

•

Our management and Board considered various factors in determining whether to approve the Transaction. For more information about the Board’s reasons for approving the Transaction, see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Board’s Reasons for the Approval of the Transaction.”

•

At the Special Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of the Stock Consideration pursuant to the Merger Agreement (the “Stock Issuance Proposal”). In addition to voting on the Stock Issuance Proposal at the Special Meeting, the shareholders of the Company will be asked to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present (the “Adjournment Proposal”). Please see the sections entitled “Proposal No. 1—Stock Issuance Proposal” and “Proposal No. 2—The Adjournment Proposal.” The Transaction is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

•

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the closing of the Transaction is subject to a number of conditions set forth in the Merger Agreement in addition to approval of the Stock Issuance Proposal, including, among others, (a) the expiration of all waiting periods and receipt of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); (b) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement, which approval has been obtained; (c) the Company obtaining the Debt Financing (as defined herein); and (d) the completion of the Attest Purchase. For more information about the closing conditions to the Transaction, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement—Conditions to Closing of the Transaction.”

•

The Merger Agreement may be terminated at any time prior to the consummation of the Transaction upon agreement of the parties thereto, or by the Company or Marcum in specified circumstances. Both the Company and Marcum have the right to terminate the Merger Agreement if the Transaction is not consummated on or prior to May 1, 2025, subject to certain exceptions. In the case of certain terminations under the circumstances described in the Merger Agreement, the Company may be required to pay a termination fee to Marcum of $48.0 million if the Debt Financing is not obtained or $25.0 million if the Stock Issuance Proposal is not approved by Company shareholders or the Board changes its recommendation with respect to the Transaction. Marcum would have been required to pay a termination fee to the Company of $22.0 million if the requisite approval of Marcum partners was not obtained within the time period specified in the Merger Agreement, but such approval has been obtained. For more information about the termination rights under the Merger Agreement, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement—Termination.”

•	The proposed Transaction involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

FREQUENTLY USED TERMS

In this proxy statement:

“Attest Purchase” means the sale by Marcum of substantially all of its attest business assets, subject to certain exclusions, to CBIZ CPAs pursuant to an Asset Purchase Agreement, General Conveyance and Bill of Sale between Marcum and CBIZ CPAs.

“Board” or “Board of Directors” means the board of directors of the Company.

“CBIZ CPAs” means CBIZ CPAs P.C., previously known as Mayer Hoffman McCann P.C., a national independent certified public accounting firm with which the Company has an existing Administrative Services Agreement.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company,” “our,” “us” and “we” means CBIZ, Inc., a Delaware corporation.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries, taken as a whole or (b) the ability of the Company or Merger Sub to consummate the Transaction on a timely basis; provided, however, that any event, occurrence, fact, condition or change arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and inflation), (iv) changes in GAAP occurring after the date of the Merger Agreement, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any governmental entity generally applicable to the Company or to its subsidiaries, in each case, occurring after the date of the Merger Agreement, (vi) any change that is generally applicable to the industries or markets in which the Company or its subsidiaries operate or the segments thereof, (vii) the public announcement or public disclosure of the Transaction, (viii) any failure by the Company or its subsidiaries to meet any internal or published projections, forecasts, estimates, expectations, budgets or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action expressly contemplated by the Merger Agreement and/or the ancillary documents, including the completion of the Transaction, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, force majeure events, other weather-related events or similar occurrences), or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak or any future strains or variations or mutations thereof, or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on the Company and its subsidiaries relative to other companies of comparable size in the same industries in which the Company and its subsidiaries operate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Computershare” means Computershare Trust Company, N.A., transfer agent of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Debt Financing” means the debt financing contemplated by the amended and restated commitment letter delivered to the Company on August 29, 2024 (the “Commitment Letter”) by Bank of America, N.A., BofA Securities, Inc., and the other Commitment Parties (as defined therein) party thereto, which provides commitments for senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of $2.0 billion, consisting of (a) a $600 million five-year senior secured revolving credit facility and (b) a $1.4 billion five-year senior secured term loan facility. The funding of the Credit Facilities is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Credit Facilities in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Marcum” means Marcum LLP, a New York registered limited liability partnership.

“MAG” means Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum.

“Marcum Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), business, assets or results of operations of Marcum and its group companies, taken as a whole or (b) the ability of Marcum, its group companies or any Owner to consummate the Transaction on a timely basis; provided, however, that any adverse event, occurrence, fact, condition or change arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Marcum Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and inflation), (iv) changes in GAAP occurring after the date hereof, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any governmental entity generally applicable to Marcum and its group companies, in each case, occurring after the date hereof (vi) any change that is generally applicable to the industries or the segments thereof or markets in which Marcum and its group companies operate, (vii) the public announcement or public disclosure of the Transaction, (viii) any failure by Marcum or its group companies to meet any internal or published projections, forecasts, estimates, budgets or revenue or earnings predictions for any period ending on or after the date hereof (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action expressly contemplated by the Merger Agreement and/or the ancillary documents, including the completion of the Transaction, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, force majeure events, other weather-related events or similar occurrences), or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak or any future strains or variations or mutations thereof, or any material worsening of such conditions threatened or existing as of the date hereof; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on Marcum and the group companies relative to other companies of comparable size in the same industries in which Marcum and the group companies operate, shall be taken into account in determining whether a Marcum Material Adverse Effect has occurred or is reasonably likely to occur.

“Merger Agreement” means the Agreement and Plan of Merger, dated July 30, 2024, by and among us, Marcum, MAG, Merger Sub, and the Owner Representative.

“Merger Sub” means PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

“NYSE” means the New York Stock Exchange.

“Owners” means the Marcum Partners (other than a Corporate Partner), including each non-equity partner of Marcum that becomes a Partner immediately prior to the closing, Principals and Principal Shareholders (each as defined in the Merger Agreement).

“Owner Representative” means Marcum Partners SPV LLC, a Delaware limited liability company.

“Perella Weinberg” means Perella Weinberg Partners LP, financial advisor the Company in connection with the Transaction.

“Restrictive Covenant Agreement” means the Owner Restrictive Covenant Agreement and Release to be entered into by each Owner as a condition to closing of the Transaction.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the shareholders of the Company that is the subject of this proxy statement.

“Stock Consideration” means the Common Stock to be issued to the Owners pursuant to the Merger Agreement.

“Support Agreement” means the Voting and Support Agreement, dated July 30, 2024, by and among the Company, Marcum and the Owners party thereto.

“Transaction” means the transactions contemplated by the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Transaction and the voting procedures for the Special Meeting.

Q: Why am I receiving this proxy statement?

A: Our shareholders are being asked to consider and vote upon a proposal to approve the issuance of the Stock Consideration pursuant to the Merger Agreement and to approve the Adjournment Proposal. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company. Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs, a national independent CPA firm with which the Company has an existing Administrative Services Agreement, will complete the Attest Purchase.

The aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of Common Stock (based on $76.84 per share as fixed in the Merger Agreement, which was the 30-day volume weighted average price of the Common Stock as of three business days prior to the date of the Merger Agreement).

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner, 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025.

A copy of the Merger Agreement is attached to this proxy statement as Annex A.

The issuance of the Stock Consideration pursuant to the Merger Agreement must be approved by the Company’s shareholders in accordance with applicable NYSE listing rules in order for the Transaction to be consummated. This proxy statement and its Annexes contain important information about the proposed Transaction and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on October 23, 2024 at 9:00 a.m. Eastern Time, at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

Q: What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A: Shareholders of Record. If your shares are registered in your name with our transfer agent, Computershare, you are a shareholder of record with respect to those shares and the proxy materials were sent directly to you.

Street Name Holders. If you hold your shares in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name.” The proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares held in your account.

Q: How can I access the proxy materials for the Special Meeting?

A: Shareholders may access the proxy materials, which include the Notice of Special Meeting of Shareholders and this proxy statement, on the Internet at www.envisionreports.com/CBIZ-SPC. We will also provide a hard copy of any of these documents free of charge upon request by writing us at: 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, Attention: Corporate Secretary. In addition, shareholders may obtain these documents by requesting them in writing or by telephone from Georgeson LLC (“Georgeson”), which is serving as the Company’s proxy solicitor, at the following address and telephone number: 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 and (866) 735-1965.

Q: How do I attend the Special Meeting? What do I need to bring?

A: All shareholders as of the record date may attend the Special Meeting. Please bring to the meeting:

•	Proof of Ownership, such as a copy of your proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the record date; and

•	Proof of Identification, such as a valid driver’s license or passport.

If you hold your shares in street name, you will not be able to vote your shares at the Special Meeting without a legal proxy, as described in the Question that immediately follows.

Please note that use of cameras, phones or other similar electronic devices and large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the Special Meeting.

Q: How can I vote at the Special Meeting if I own shares in street name?

A: If you are a street name holder, you may not vote your shares at the Special Meeting unless you obtain a legal proxy from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or other nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee for further information.

Q: What shares are included on the proxy card or voting instruction form?

A: If you are a shareholder of record, you will receive only one proxy card for all the shares of Common Stock you hold:

•	in certificate form; and

•	in book-entry form.

If you hold your shares in street name, you will receive one voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?

A: The Company’s shareholders are being asked to approve the following proposals:

1.	Stock Issuance Proposal—To approve, for purposes of complying with applicable NYSE listing rules, the issuance of the Stock Consideration pursuant to the Merger Agreement; and

2.

Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal or if a quorum is not present.

Q: What will happen in the Transaction?

A: On July 30, 2024, the Company entered into the Merger Agreement with Marcum, MAG, Merger Sub and the Owner Representative. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company. Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs will complete the Attest Purchase.

Q: How will the Transaction impact the shares of the Company outstanding after the Transaction?

A: The Stock Consideration will be delivered over approximately four years as specified in the Merger Agreement. The Stock Consideration, once fully issued, will constitute approximately 22% of our outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding.

Q: Will the Board of the Company change in the Transaction?

A: Yes. The Merger Agreement provides Marcum the right to nominate a director to be appointed to the Board at closing, subject to compliance with certain requirements and the recommendation of the Company’s Nominating and Governance Committee and approval by the Board.

Q: Will the Company obtain new financing in connection with the Transaction?

A: Yes. The Company has obtained committed financing to, among other things, fund the cash portion of the purchase price pursuant to the Commitment Letter, which provides for Credit Facilities in an aggregate principal amount of $2.0 billion, consisting of (a) a $600 million five-year senior secured revolving credit facility and (b) a $1.4 billion five-year senior secured term loan facility. The funding of the Credit Facilities is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Credit Facilities in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Transaction.

Q: What conditions must be satisfied to complete the Transaction?

A: There are a number of closing conditions in the Merger Agreement in addition to approval of the Stock Issuance Proposal, including, among others, (a) the expiration of all waiting periods and receipt of all approvals required under the HSR Act; (b) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement, which approval has been obtained; (c) the Company obtaining the Debt Financing; and (d) the completion of the Attest Purchase. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement—Conditions to Closing of the Transaction.”

Q: Why is the Company proposing the Stock Issuance Proposal?

A: We are proposing the Stock Issuance Proposal to comply with applicable NYSE listing rules, which require shareholder approval prior to the issuance of securities representing 20% or more of the outstanding voting power or the number of shares of Common Stock outstanding before such issuance.

In connection with the Transaction, we estimate that we will issue approximately 14.4 million shares of Common Stock (subject to calculation and adjustment as described in the Merger Agreement). Because we are issuing 20% or more of our outstanding shares of Common Stock, we are required to obtain shareholder approval of such issuance pursuant to applicable NYSE listing rules. For more information, please see the section entitled “Proposal No. 1—Stock Issuance Proposal.”

Q: Why is the Company proposing the Adjournment Proposal?

A: We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present. Please see the section entitled “Proposal No. 2—The Adjournment Proposal” for additional information.

Q: What constitutes a quorum at the Special Meeting?

A: The holders of a majority of the shares of Common Stock entitled to vote as of the close of business on the record date must be present in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of establishing a quorum. In the absence of a quorum, the holders of a majority of such shares of Common Stock present in person or by proxy have the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 25,099,470 shares of our Common Stock are required to achieve a quorum.

Q: What vote is required to approve the proposals presented at the Special Meeting?

A: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present. Accordingly, abstentions will have the same effect as a vote against the proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Stock Issuance Proposal, assuming a quorum is present.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote against the proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Adjournment Proposal.

Q: What is the record date and what does it mean?

A: The record date for the Special Meeting is September 9, 2024. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Meeting, or at any adjournments or postponements of the Special Meeting. On September 9, 2024, there were 50,198,939 shares of Common Stock issued, outstanding and entitled to vote.

Q: How do I vote?

A: You may vote by mail, in person at the Special Meeting, by telephone using the toll-free telephone number on your proxy card or voting instruction form or through the Internet using the instructions described on the proxy card or voting instruction form. Each share of our Common Stock that you own entitles you to one vote on each of the proposals for the Special Meeting.

Voting by Mail. By completing, signing, and dating the proxy card or voting instruction form and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card or voting instruction form to vote your shares at the Special Meeting in the manner you indicate. We encourage you to complete, sign, date and return the proxy card or voting instruction form even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card or voting instruction form, it is an indication that your shares are held in multiple accounts. Please complete, sign, date and return all proxy cards or voting instruction forms to ensure that all of your shares are voted. If you are a street name holder, you will receive a voting instruction form from your bank, broker or other nominee.

Voting in Person at the Meeting. If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Special Meeting. If you hold your shares in street name and you wish to vote in person at the Special Meeting, you will need to bring a legal proxy form from your broker, bank or nominee authorizing you to vote these shares.

Voting By Telephone or Internet. All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

For additional information, please see the section entitled “Special Meeting of Shareholders.”

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Shareholders should specify their choice for each matter in the manner described on their proxy card. Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q: If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A: Yes. Whether you plan to attend the Special Meeting or not, please read this proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided or voting by telephone or Internet.

Q: Are my shares voted if I do not provide a proxy?

A: If you are a shareholder of record and do not provide a proxy, you must attend the Special Meeting in order to vote. If you hold shares in street name through an account with a bank, broker or other nominee, the bank, broker or other nominee will not vote your shares if you do not provide voting instructions. Banks, brokers and other nominees have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The votes on the matters described in this proxy statement are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Therefore, if you hold shares through an account with a bank, broker or other nominee and you wish to have your vote recorded, you must provide voting instructions.

Q: How will a broker non-vote impact the results of each proposal?

A: We do not expect broker non-votes because the matters described in this proxy statement are not considered routine. Shares that are not voted by banks, brokers or other nominees because they do not receive voting instructions will not have any effect on the outcome of any of the proposals (with respect to the Stock Issuance Proposal, assuming a quorum is present).

Q: If I submit a proxy, may I later revoke it and/or change my vote?

A: Yes. Shareholders may revoke a proxy and/or change their vote prior to the completion of voting at the Special Meeting by:

•

if you are a shareholder of record, signing another proxy card with a later date and delivering it to the Corporate Secretary before the Special Meeting (or, if you are a street name holder, signing and delivering a later dated voting instruction form in accordance with the directions of your bank, broker or other nominee);

•

voting again over the Internet or by telephone prior to 4:00 a.m. Eastern Time on October 23, 2024 (or, if you are a street name holder, such earlier time as your bank, broker or other nominee may direct);

•	voting at the Special Meeting if you are a shareholder of record or are a street name holder that has obtained a legal proxy from your bank, broker or other nominee; or

•

if you are a shareholder of record, notifying the Corporate Secretary of the Company in writing before the Special Meeting (or, if you are a street name holder, by contacting your bank, broker or other nominee for instructions on revoking your vote).

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to cast your vote with respect to all of your shares.

Q: Who counts the votes?

A: We have retained Computershare to act as independent inspector of the election.

Q: What are my choices when voting on each of the proposals to be considered at the Special Meeting?

A: For each proposal, shareholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

Q: What is the Board’s recommendation regarding each proposal?

A: The Board of Directors makes the following recommendation regarding each proposal:

•	The Board of Directors recommends a vote FOR the Stock Issuance Proposal.

•	The Board of Directors recommends a vote FOR the Adjournment Proposal.

Q: What happens if I vote against the Stock Issuance Proposal?

A: If you vote against the Stock Issuance Proposal, but the Stock Issuance Proposal still obtains the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present, then the Stock Issuance Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to closing and that the Merger Agreement is not otherwise terminated, the Transaction will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Stock Issuance Proposal and the Stock Issuance Proposal does not obtain the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present, then the Stock Issuance Proposal will fail and we will not consummate the Transaction pursuant to the Merger Agreement. If the Stock Issuance Proposal fails and Marcum terminates the Merger Agreement, the Company is required to pay Marcum a termination fee of $25.0 million.

Q: Did the Board obtain a fairness opinion in determining whether to proceed with the Transaction?

A: Yes, the Board received a fairness opinion from Perella Weinberg as to the fairness, from a financial point of view and as of the date of such opinion, to the Company of the consideration to be paid by the Company pursuant to the Merger Agreement. Please see the section entitled “Proposal No. 1—Stock Issuance Proposal—Opinion of the Company’s Financial Advisor” and the opinion of Perella Weinberg attached hereto as Annex B for additional information.

Q: Do I have appraisal rights if I object to the proposed Transaction?

A: No. Appraisal rights are not available to holders of our Common Stock in connection with the Transaction.

Q: When is the Transaction expected to be completed?

A: The closing of the Transaction is expected to take place on the date that is the third business day after satisfaction (or, to the extent permitted, waiver) of the conditions described below in the subsection entitled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement—Conditions to Closing of the Transaction.”

Subject to approval by the Company’s shareholders of the Stock Issuance Proposal and the satisfaction of the other conditions set forth in the Merger Agreement, the Transaction is expected to close in the fourth quarter of 2024.

Q: What do I need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A: The Company is soliciting proxies on behalf of its Board. The Company will pay the cost of soliciting proxies for the Special Meeting. The Company has engaged Georgeson to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Georgeson a fee of $20,000, plus disbursements, and will reimburse Georgeson for its expenses and indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

CBIZ, Inc.

5959 Rockside Woods Blvd. N., Suite 600

Independence, Ohio 44131

(216) 447-9000

Attention: Corporate Secretary

You may also contact our proxy solicitor at:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Individuals, banks and brokers, please call toll-free: (866) 735-1965

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes, to fully understand the proposed Transaction before voting on the proposals to be considered at the Special Meeting. Please see the section entitled “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” beginning on page 101 of this proxy statement.

Parties to the Transaction

The Company

The Company is a diversified services company which, acting through its subsidiaries, has been providing professional business services since 1996, primarily to small and medium-sized businesses, as well as individuals, governmental entities, and not-for-profit enterprises throughout the United States and parts of Canada. The Company manages and reports its operations along three practice groups: Financial Services, Benefits and Insurance Services and National Practices.

The Common Stock is traded on the NYSE under the ticker symbol “CBZ.”

The mailing address of the Company’s principal executive office is 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131 and its telephone number is (216) 447-9000.

Merger Sub

Merger Sub, a Delaware limited liability company, is a newly formed, wholly owned subsidiary of the Company and was organized specifically for the purpose of completing the Transaction. Merger Sub has engaged in no business activities to date and has no material assets or liabilities of any kind, other than those incidental to its formation and in connection with the Transaction.

The mailing address of Merger Sub is 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131 and its telephone number is (216) 447-9000.

Marcum

Marcum, a New York registered limited liability partnership, is an accounting and advisory services firm headquartered in New York City with offices in major markets throughout the United States.

The mailing address of Marcum’s principal executive office is 730 Third Avenue, New York, New York 10017 and its telephone number is (212) 485-5500.

MAG

MAG, a Delaware limited liability company, is a wholly owned subsidiary of Marcum that was organized for the purpose of consummating a transaction similar to the Transaction.

The mailing address of MAG’s principal executive office is 730 Third Avenue, New York, New York 10017 and its telephone number is (212) 485-5500.

For more information about Marcum and MAG, please see the sections entitled “Information About Marcum” and “Marcum Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger Agreement

On July 30, 2024, the Company, Marcum, MAG, Merger Sub and the Owner Representative entered into the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company. Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs will complete the Attest Purchase.

The aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of Common Stock (based on $76.84 per share as fixed in the Merger Agreement, which was the 30-day volume weighted average price of the Common Stock as of three business days prior to the date of the Merger Agreement) (the “Stock Consideration”).

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner, 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025. Restrictions under applicable securities laws will prevent sales of Stock Consideration by Owners for at least six months following closing. Otherwise, Owners will not be subject to contractual limitations on their ability to sell the Stock Consideration once received.

A copy of the Merger Agreement is included as Annex A to this proxy statement. The Company encourages you to carefully read the Merger Agreement in its entirety because it is the principal legal agreement that governs the Transaction.

Upon consummation of the Merger, the Common Stock will continue to trade on the NYSE under the symbol “CBZ.”

Related Agreements

Support Agreement

In connection with entering into the Merger Agreement, the Company entered into the Support Agreement with Owners holding approximately 41% of Marcum’s units. This agreement includes customary provisions that required the signatory Owners to, in their capacities as Marcum partners, vote for and otherwise support the Transaction in accordance with the terms and conditions of the Merger Agreement. As of the date of this proxy statement, the Owners have approved the Transaction. The Support Agreement also includes certain customary “standstill” provisions, applicable until the first day following the Company’s third annual meeting of shareholders after closing, providing that signatory Owners will not acquire Common Stock or related securities other than in specified circumstances and will refrain from taking specified actions related to the control or influence of the management of the Company, whether alone or in concert with any other person or as part of a group. The Support Agreement also included each signatory Owner’s agreement to enter into the Restrictive Covenant Agreement and Release (“Restrictive Covenant Agreement”) at or prior to the closing. For more information about the Support Agreement, please see the section entitled “Proposal No. 1—Stock Issuance Proposal—Related Agreements—Support Agreement.”

Restrictive Covenant Agreement

In connection with the Transaction, each Owner will be required to sign a Restrictive Covenant Agreement. The Restrictive Covenant Agreement includes provisions restricting Owners from engaging in or assisting a business that competes with the Company and from soliciting clients and certain prospective clients or employees. The period of restriction varies from one to five years from termination of employment with the Company, depending on the particular restrictive covenant and the amount of consideration received by the Owner in the Transaction. The Restrictive Covenant Agreement also includes a provision that gives the Company the right, but not the obligation, to repurchase any Stock Consideration that the Owner intends to sell in a market transaction in the four years following closing.

Board of Directors Following the Transaction

The Merger Agreement provides Marcum the right to nominate a director to be appointed to the Board at closing, subject to compliance with certain requirements and the recommendation of the Company’s Nominating and Governance Committee and approval by the Board.

The Stock Issuance Proposal

Pursuant to the Merger Agreement, the shareholders of the Company will be asked to vote on a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of the Stock Consideration. For more information about the issuance of the Stock Consideration, please see the section entitled “Proposal No. 1—Stock Issuance Proposal.”

Adjournment Proposal

In addition, the shareholders of the Company will be asked to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present. Please see the section entitled “Proposal No. 2—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held on October 23, 2024 at 9:00 a.m. Eastern Time at the Company’s principal executive office at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only shareholders of record at the close of business on September 9, 2024, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. On the record date, there were 50,198,939 shares of Common Stock outstanding and entitled to vote.

Accounting Treatment

The Transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805—Business Combinations, which we refer to as “ASC 805.” The Company’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Transaction and concluded, based on a consideration of the pertinent facts and circumstances, that the

Company will be the acquirer for financial accounting purposes. Accordingly, for purposes of the “Unaudited Pro Forma Condensed Combined Financial Information” contained in this proxy statement, the Company’s cost to acquire Marcum has been allocated to the Company’s acquired assets and liabilities based upon their estimated fair values. The allocation of the Transaction consideration is estimated and is dependent upon estimates of certain valuations that are subject to change. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as an adjustment to goodwill.

Proxy Solicitation

The Company is soliciting proxies on behalf of its Board. Proxies may be solicited by mail. The Company has also engaged Georgeson to assist in the solicitation of proxies.

Interests of Certain Persons in the Transaction

The Company believes that the interests of its directors and executive officers are generally aligned with the interests of the Company’s shareholders with respect to the Transaction. The Transaction will not constitute a “change in control” under its equity compensation plans or employment arrangements or otherwise trigger any compensatory benefits to directors and executive officers. However, the Company’s directors and executive officers are generally expected to continue in their roles following the closing, with only one nominee of Marcum expected to be appointed to the Board. Although the Company does not have any current plans to change the compensation of its directors and executive officers as a result of the Transaction, as continuing directors and executive officers in a larger company, it is possible they could benefit from changes in the compensation peer groups and comparable market data utilized in compensation decisions in the future. In addition, the standstill provisions included in the Support Agreement could have the effect of decreasing the likelihood that the Company’s directors are subject to contested elections or that directors and executive officers would otherwise be subject to efforts to influence or control the management and policies of the Company for a period of time following closing. As a result, the Company’s directors and executive officers could be considered to have certain interests that differ from, or be in addition to, the interests of the Company’s shareholders.

Reasons for the Approval of the Transaction

Our Board considered the following positive factors, although not weighted or in any order of significance, in approving the Transaction and the issuance of the Stock Consideration in connection with the Transaction:

•

Benefits of Scale: that the Transaction is expected to enable the Company to achieve scale that accelerates its position in the marketplace, solidifying the Company’s position as a leading provider of professional advisory services to the growing middle market and the seventh largest accounting services provider in the U.S.

•	Financial Impact: that the Transaction is expected to create significant financial benefits for the Company and shareholders.

•

Marcum’s Business and Prospects: the belief that Marcum’s business and services would be complementary to the Company’s based on the knowledge of the Company’s management with Marcum’s business and deliberations by the Board with the Company’s management.

•

Alignment of Interests: that the significant portion of the purchase price payable in Stock Consideration over a four-year period would align the long-term interests of the Owners with the Company and its shareholders.

•	Opinion of the Company’s Financial Advisor: the oral opinion of Perella Weinberg rendered to the Board on July 30, 2024, which was subsequently confirmed in writing, that as of such date and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the consideration payable by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.

•

Board Composition and Management Continuity: that the continuity in the Board and executive officers, with the addition of a Marcum nominated director and support of senior Marcum leadership, would further the strategic benefits to be gained from the Transaction and that the continuity would be viewed favorably by clients, employees, and investors.

•	Likelihood of Completion: the Board’s belief that, if the Stock Issuance Proposal is approved, it is reasonably likely that the Transaction will be completed.

The Board was also aware of and considered a variety of uncertainties and risks and other factors in its deliberations. For more information about the Board’s decision-making process, please see the section entitled “The Board’s Reasons for the Approval of the Transaction.”

Conditions to Closing of the Transaction

Conditions to Obligations of Marcum, the Company and Merger Sub

The respective obligations of Marcum, the Company and Merger Sub to consummate and effect the Transaction and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Transaction, of each of the following conditions, among others: (a) approval of the Stock Issuance Proposal; (b) the expiration of all waiting periods and receipt of all approvals required under the HSR Act; (c) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement, which approval has been obtained; (d) the Company obtaining the Debt Financing; and (e) the completion of the Attest Purchase.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transaction is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Transaction (a “Second Request”), the waiting period with respect to the Transaction will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Marcum each certify substantial compliance with the Second Request. Complying with a Second Request can take a significant period of time. On September 3, 2024, the Company and Marcum filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Transaction, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on October 3, 2024 unless the FTC and the Antitrust Division or issue a Second Request or the Company voluntarily withdraws and refiles to allow a second 30-day waiting period.

At any time before or after consummation of the Transaction, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transaction. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transaction on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Marcum is aware of any material regulatory approvals or actions that are required for completion of the Transaction other than the expiration or early termination of the waiting period under the HSR Act.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum will be present at the Special Meeting if the holders of a majority of the shares of Common Stock entitled to vote as of the close of business on the record date are present in person or represented by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present. The Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote against the Stock Issuance Proposal and the Adjournment Proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Stock Issuance Proposal, assuming a quorum is present, or the Adjournment Proposal, whether or not a quorum is present.

The Transaction is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, we will not consummate the Transaction pursuant to the Merger Agreement. In addition, assuming Marcum terminates the Merger Agreement, the Company would be required to pay Marcum a termination fee of $25.0 million.

Opinion of the Company’s Financial Advisor

On July 30, 2024, at the request of the Board, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board that, as of the date of such opinion and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Consideration (as defined below) of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company. Please see the section entitled “Proposal No. 1—Stock Issuance Proposal—Opinion of the Company’s Financial Advisor” and the opinion of Perella Weinberg attached hereto as Annex B for additional information.

Recommendation to Company Shareholders

Our Board believes that each of the Stock Issuance Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our shareholders and recommends that shareholders vote “FOR” each of the proposals.

Risk Factors

In evaluating the Transaction and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 21 of this proxy statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein or therein that address business performance, financial condition, activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to:

•	the ability of the parties to consummate the Transaction in a timely manner or at all;

•	satisfaction of the conditions precedent to consummation of the Transaction;

•	the possibility of litigation related to the Transaction and the effects thereof;

•	the possibility that anticipated benefits and/or synergies of the Transaction will not be achieved in a timely manner or at all;

•	the possibility that the costs of the Transaction and/or liabilities assumed will be more significant than anticipated;

•	the possibility that integration will prove more costly and/or time consuming than anticipated;

•	the possibility that the Transaction could disrupt ongoing plans and operations of the Company and Marcum or their respective relationships with clients, other business partners and employees;

•	the possibility that financing will not be obtained as anticipated and/or the effects of the increased leverage of the Company following the transaction; and

•	and other risks described in the Company’s SEC filings and in Risk Factors on page 21 of this proxy statement.

All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances that subsequently occur or of which it subsequently becomes aware.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating the Transaction and the proposals to be voted on at the Special Meeting. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability of the Company to complete or realize the anticipated benefits of the Transaction, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the Company following the Transaction. We or Marcum may face additional risks and uncertainties that are not presently known to us or Marcum, or that we or Marcum currently deem immaterial, which may also impair our or Marcum’s business, cash flows, financial condition and results of operations.

If the conditions to the Transaction are not satisfied, the Transaction will not be completed.

The completion of the Transaction is subject to various closing conditions in addition to approval of the Stock Issuance Proposal, including, among others, (a) the expiration of all waiting periods and receipt of all approvals required under the HSR Act, (b) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement, which has been obtained, (c) the Company obtaining the Debt Financing and (d) the completion of the Attest Purchase. Certain of the conditions to the closing of the Transaction are not within our control, and we cannot predict when or if these conditions will be satisfied. The failure to satisfy any of the required conditions could delay the completion of the Transaction or prevent it from occurring. Any delay or failure in completing the Transaction could cause us not to realize some or all of the benefits that we expect to achieve. There can be no assurance that the conditions to the closing of the Transaction will be satisfied or that the Transaction will be completed.

Failure to complete the Transaction could negatively impact our Common Stock price and our future business and financial results.

If the Transaction is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of the Transaction, we could be subject to a number of negative consequences, including, among others, (a) negative reactions from investors and the financial markets, including negative impacts on the price of the Common Stock, (b) a termination fee if the Transaction is not completed due to failure to of our shareholders to approve the Stock Issuance Proposal or failure to receive the Debt Financing, and (c) significant transaction expenses, both direct and indirect in the form of opportunity costs, to us in connection with the Transaction, which are significant and have been and will be incurred regardless of whether the Transaction is completed. If the Transaction is not completed or if completion of the Transaction is delayed, any of these risks may adversely affect our business, financial condition, results of operations, and the price of the Common Stock.

If we are unable to successfully integrate Marcum, or integration efforts prove disruptive, it could result in the combined business failing to meet our expectations.

The success of the Transaction will depend, in part, on our ability to successfully integrate Marcum with our current operations. The Transaction will be our largest acquisition to date, and the size and complexity of the Transaction creates inherent challenges, risk and uncertainty in the integration process. If we are not able to successfully integrate Marcum, operationally and culturally, the anticipated benefits of the Transaction may not be realized fully or at all or may take longer or cost more to realize than expected. The process of integrating Marcum’s operations will likely require a disproportionate amount of resources and management attention. Our management team may also encounter unforeseen difficulties in managing the integration process. It is possible that the integration process could result in the disruption of our and Marcum’s ongoing businesses, the loss of client relationships or difficulties in generating new client relationships and inconsistencies in standards, controls, procedures, practices and policies that could adversely impact our operations. Disruption and distraction caused by this process could also prevent us from pursuing, or otherwise divert resources and attention from, otherwise attractive business and growth opportunities. Any of these risks may adversely affect our business, financial condition, results of operations, and the price of the Common Stock.

Our business could be adversely affected if Marcum does not perform to our expectations or we underestimate the liabilities we are assuming.

Even if we successfully integrate Marcum, there can be no assurance we will realize the anticipated benefits of the Transaction. While our management and advisors have spent significant time and resources evaluating Marcum’s business, it is difficult to predict future performance and the benefits from a Transaction involving large and complex organizations. In addition, we will assume Marcum’s liabilities other than specified excluded liabilities that will not be contributed by Marcum to MAG prior to closing of the Transaction. It is possible that we may have underestimated the liabilities that we are assuming, or we may assume liabilities that are unknown or that we did not foresee and will not be excluded from Marcum’s contribution to MAG. If the liabilities that we assume are more than we anticipate, or insurance coverage is not available to us in sufficient amounts to cover the liabilities that we assume, it could increase the effective cost of the Transaction and adversely impact our financial condition or results of operations. The performance and benefits that we ultimately achieve may be influenced by a variety of factors, many of which are outside of our control. If we do not achieve the anticipated benefits of the Transaction, at all or in the expected timeframe, or become responsible for costs or liabilities that we did not foresee, our business could be adversely affected.

The price of the Common Stock could be adversely impacted if we do not perform to expectations following the Transaction.

The market price of the Common Stock could be adversely affected if we do not perform to our own and investor expectations following the closing of the Transaction. We will be a larger and more complex organization following the closing of the Transaction, and in order to maintain and earn the trust of our investors, we will have to effectively execute on our strategy to integrate Marcum and achieve the anticipated benefits and synergies of the Transaction. This process will take time, and it will be necessary to effectively communicate our progress and strategy to investors over the short and long term. If we experience challenges or delays in this process, it could adversely impact, or cause volatility in, our operating results. It could also result in a decrease in investor confidence and have an adverse impact to the market price of our Common Stock or cause increased volatility in trading prices.

The loss of key personnel could have a material adverse effect on our financial condition, results of operations, and growth prospects.

Our success following the Transaction will depend on the continued contributions of officers, business unit leaders and other key employees. The integration process may result in the loss of key personnel, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel. In order to obtain the benefits of the Transaction, the Company will need to retain the services of Owners and other key Marcum personnel. The Transaction will result in changes for these Owners and other key Marcum personnel, in terms of compensation structure and form (subject to compliance with the Merger Agreement), organizational and leadership structure, culture and otherwise, as they move from working in a private organization to a publicly traded company, and it is uncertain how they will react. In addition, the Transaction could result in disruption and changes for the Company’s existing key personnel, and it is also uncertain how they will react. Although most of our key personnel are subject to non-compete and other restrictive covenants and the Owners are entering into the Restrictive Covenant Agreement in connection with the Transaction, in light of the competitive employment environment and risks related to the enforcement of restrictive covenants, we cannot assure you that these agreements will be effective and that we will be able to retain the services of such personnel. The loss of such personnel or an inability to attract, retain and motivate qualified personnel may impair the Company’s ability to achieve its financial goals or realize the anticipated benefits of the Transaction, which could have a material adverse effect on the Company’s financial condition, results of operations, and growth prospects. Further, the replacement of any key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of the Company’s business objectives.

Our increased leverage following the Transaction may adversely impact our business.

We will incur substantial indebtedness to fund the Transaction. As a result, our debt to EBITDA ratio will increase significantly immediately following the closing. If we do not perform in accordance with our expectations following the Transaction, we could be unable to reduce our debt to EBITDA ratio to consistent with our prior levels, whether in anticipated timeframes or at all. We could also face difficulties servicing and complying with the covenants and other terms of our debt instruments. The Debt Financing provides for floating-rate indebtedness, so increases in interest rates could result in higher interest expense and/or additional hedging costs. In addition, if we are unable to reduce our levels of indebtedness following the Transaction, we may be unable to pursue business and growth opportunities and uses of capital that would be beneficial to us and our shareholders, such as additional acquisitions and share repurchases. We also cannot provide assurance that we will be able to consummate the Debt Financing on the terms contemplated by our financing commitments, if at all. If the financing that we ultimately obtain is on less favorable terms than currently contemplated, the foregoing risks could be exacerbated.

The significant number of shares issuable as the Stock Consideration may adversely impact our stock price.

There can be no assurance the Transaction will be accretive to earnings per share, at all or in expected timeframes. If we do not perform as expected following the Transaction or costs or assumed liabilities are greater than anticipated, our earnings per share could be adversely impacted by the significant increase in outstanding shares. In addition, although restrictions on resale under applicable securities laws will prevent sales in at least the six months following closing, Owners will not be subject to contractual limitations on their ability to resell shares once they receive them. While the delivery of the Stock Consideration in installments over approximately four years may mitigate the potential for sales of a large volume at any particular time, persistent selling, or the perception of persistent selling, could adversely impact the market price of our Common Stock.

Our current shareholders will have a reduced ownership and voting interest after the Transaction compared to their current ownership.

Once fully issued, the Stock Consideration is expected to constitute approximately 22% of our outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding. As a result, our current shareholders will own a meaningfully smaller percentage of the Company than they currently own, and collectively will have less ability to influence the Company’s management and policies. In addition, to the extent that Owners retain a significant portion of the shares that are issued to them, they will collectively have significant influence on any matters requiring a vote of shareholders.

We may be subject to litigation or threats of litigation challenging the Transaction.

Securities class action lawsuits and derivative lawsuits are often brought against publicly traded companies that have entered into merger agreements or other significant transactions requiring approval of shareholders, such as the Transaction. The Company has received demand letters on behalf of purported shareholders alleging certain disclosure deficiencies in this proxy statement. The Company believes the allegations are without merit, but additional demand letters may be received and lawsuits may be initiated based on similar or other allegations. Even if such claims and potential lawsuits are without merit, defending against these claims and threats of these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company. These lawsuits could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin the parties from consummating the Transaction. Any such injunctive or equity action could prevent or delay the closing of the Transaction, adversely impacting our ability to realize the benefits of the Transaction and subjecting us to additional costs.

Restrictions imposed by independence requirements and conflict of interest rules, as well as the nature and terms of our current Administrative Services Agreements, limit our ability to provide services to clients of the attest firms with which we have contractual relationships and the ability of such attest firms to provide attestation services to our clients.

Restrictions imposed by independence requirements and state accountancy laws and regulations preclude us from rendering audit and other attest services (other than internal audit services). As such, we and our subsidiaries maintain joint-referral relationships and Administrative Services Agreements with independent licensed CPA firms under which audit and other attest services may be provided to our clients by such CPA firms. The CPA firms are owned by licensed CPAs, a vast majority of whom are employed by us.

As a condition to closing the Transaction, CBIZ CPAs will complete the Attest Purchase by purchasing from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions. We expect the Attest Purchase to significantly increase the attest services covered under our existing Administrative Services Agreement with CBIZ CPAs and the revenues that we generate through this agreement.

Under the Administrative Services Agreement with CBIZ CPAs and our other Administrative Services Agreements, we provide a range of services to the CPA firms, including: functions such as professional staff, office management, bookkeeping, and accounting; preparing marketing and promotion materials; and providing office space, computer equipment, systems support and administrative support. Services are performed in exchange for a fee. Fees earned by us under the Administrative Services Agreements are recorded as revenue in our consolidated statements of comprehensive income. In the event that accounts receivable and unbilled work in process become uncollectible by the CPA firms, the service fee due to us is reduced on a proportional basis.

The Administrative Services Agreements do not provide us with control over the associated CPA firms, which are independent parties. As such, the continuation of the associations with these CPA firms is subject to the terms and lengths of the various Administrative Services Agreements, and the ability of the parties to work cooperatively together. Our ability to provide non-attest services to clients that receive attest services from the associated CPA firms may be contingent on our ability to extend the Administrative Services Agreements as they expire, and the ability and willingness of the CPA firms to retain their attest clients. Further, our ability to realize the anticipated benefits of the Transaction will depend in significant part upon maintaining our relationship with CBIZ CPAs and its ability to integrate Marcum’s attest business assets in an efficient and effective manner. Similar to risks associated with our ability to integrate Marcum’s non-attest business, the size and complexity of the Transaction creates inherent challenges, risk and uncertainty in the integration process. Any inability by CBIZ CPAs to successfully and timely integrate Marcum’s attest business assets could have a material adverse effect on our business and results of operations following the closing of the Transaction.

With respect to CPA firm clients that are required to file audited financial statements with the SEC, the SEC staff has informed us that, under Regulation S-X, it considers the Company to be an “associated entity” of the CPA firms with which CBIZ has contractual relationships. Accordingly, we do not hold any financial interest in, nor do we enter into any business relationship with, an SEC-reporting attest client that the CPA firm performing an audit could not maintain. Further, we do not provide any non-audit services to an SEC-reporting attest client that the CPA firm performing an audit could not provide under the auditor independence restrictions set out in the Sarbanes-Oxley Act of 2002 and other rules and requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). As a result, the acquisition and integration of Marcum’s attest assets into CBIZ CPAs and Marcum’s non-attest assets into the Company will result in conflicts and independence impairments that will likely require certain services to be terminated and result in a loss of revenue. Although we conducted due diligence on conflicts and independence issues in connection with the Transaction, it is possible that the conflicts and independence issues, and potential loss of revenue, could be more significant than anticipated. However, applicable professional standards generally permit us to provide additional services to privately held companies, in addition to those services which may be provided to SEC-reporting attest clients of a CPA firm. We and the CPA firms have implemented policies and procedures designed to enable us to maintain independence and freedom from conflicts of interest in accordance with applicable standards. In the past, given the pre-existing limits set by us on our relationships with SEC-reporting attest clients of associated CPA firms, and the limited number and size of such clients, the imposition of independence restrictions under the Sarbanes-

Oxley Act of 2002, SEC rules or interpretations, and PCAOB standards did not materially affect our revenues. Following the Attest Purchase, there will be a significant increase in the number of SEC-reporting attest clients of CBIZ CPAs (from very few or none in recent periods to well over 100 following the Attest Purchase). As a result, it may be more challenging to manage conflicts of interest and independence restrictions and these challenges could adversely impact our revenues and results of operations. SEC staff has further informed us that independence rules that apply to clients that receive attest services under SEC and PCAOB standards from such CPA firms would prohibit such clients from holding any Common Stock.

There can be no assurance that following the policies and procedures implemented by us and the CPA firms will enable us and the CPA firms to avoid circumstances that would cause us and them to lack independence from an SEC-reporting attest client; nor can there be any assurance that state, United States Government Accountability Office or United States Department of Labor accountancy authorities will not impose additional restrictions on the profession. To the extent that the CPA firms for whom we provide staffing, administrative and other services are affected, we may experience a decline in fee revenue from these businesses as well as expenses related to addressing independence concerns. To date, revenues derived from providing services in connection with attestation engagements of the attest firms performed for SEC-reporting clients have not been material, but we expect they will significantly increase following the Attest Purchase.

Recent SEC and PCAOB sanctions against Marcum may adversely impact our performance and reputation.

On June 21, 2023, Marcum agreed to pay an aggregate of $13.0 million as a result of charges by the SEC and the PCAOB. In addition, Marcum was censured and required to adhere to several undertakings, including retaining an independent consultant to review and evaluate its audit, review and quality control policies and procedures. The charges against Marcum related to quality control failures and violations of audit standards in connection with audit work for a large number of special purpose acquisition company (SPAC) clients, as well as other clients. Following the Attest Purchase, Marcum’s attest business will be subject to CBIZ CPAs’ system of quality control, and there is uncertainty as to how CBIZ CPAs’ quality control procedures will impact the ability of Marcum’s attest business to profitably retain and grow client business over time. In addition, CBIZ CPAs’ system of quality control procedures could be subject to additional regulatory scrutiny following the Transaction as a result of the events described above. Whether as a result of any such scrutiny or for other reasons, it is possible CBIZ CPAs could determine additional investments in control procedures are appropriate following the Attest Purchase. Any additional investments or the implementation of any additional control procedures could impact our profitability going forward. There also may be adverse reputational impacts as a result of the SEC and PCAOB order that may adversely affect CBIZ CPAs and us following the closing of the Transaction. Any of the foregoing could adversely impact our results of operations.

If we are unable to implement and maintain effective internal control over financial reporting following completion of the Transaction, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may decline.

We and Marcum currently maintain separate internal control over financial reporting with different financial reporting processes and systems. In addition, Marcum is a private company and not subject to the enhanced public company requirements with respect to internal control over financial reporting. Marcum has identified certain material weaknesses in its internal control over financial reporting related to accounting for contingent liabilities in connection with acquisitions, post-retirement obligations, financial statement footnote disclosures and cost assessments and the corresponding impact on revenue on a project level basis. As Marcum’s internal control over financial reporting has not previously been subject to audit, additional material weaknesses could be discovered. Marcum also has not had to prepare quarterly financial information in the format that will be required for the Company’s public filings and in the timeframe in which it will be necessary. We will have to integrate Marcum’s internal controls and financial reporting processes and systems with ours following the closing of the Transaction. We may encounter difficulties and unanticipated issues in combining our respective accounting systems due to the complexity of the financial reporting processes and because Marcum has not previously been subject to public company financial reporting obligations. We may also identify errors or misstatements that could require adjustments or restatements to financial statements. If we are unable to implement and maintain effective internal control over financial reporting following completion of the Transaction, we may be unable to produce financial statements within required time periods or fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may decline.

Cyber-attacks or other security breaches involving our or Marcum’s computer systems or the systems of one or more of our or Marcum’s vendors could materially and adversely affect our business.

Our systems, and Marcum’s systems, like others in the industries we serve, are vulnerable to cybersecurity risks, and are subject to potential disruption caused by such activities. Companies like ours are subject to frequent attacks on their systems. Such attacks may have various goals, from seeking confidential information to causing operational disruption. We have experienced cyber-attacks and other security breaches in the past. Although to date such activities have not resulted in material disruptions to our operations or materially affected our business strategy, results of operations or financial condition, no assurance can be provided that we will not experience material disruptions or suffer material adverse effects in the future. Any future significant violations of our data security privacy could result in the loss of business, litigation, regulatory investigations, penalties, ongoing expenses related to notifications and client credit monitoring and support, and other expenses, any of which could damage our reputation and adversely affect the growth of our business.

Additional events or cyberattacks in the future could exacerbate the foregoing risks and create additional challenges to maintaining client relationships and our reputation. While we have deployed resources that are responsible for maintaining what we consider to be appropriate levels of cybersecurity, and while we utilize third-party technology products and services to help identify threats and protect our information technology systems and infrastructure against security breaches and cyber-incidents, we do not believe such resources or products and services can provide absolute protection against all potential risks and incidents. In addition, while we have reviewed Marcum’s cybersecurity measures as part of our consideration of the Transaction, they also cannot provide absolute protection against all potential risks and incidents and it is possible that we could be exposed to vulnerabilities following the closing of the Transaction that we did not foresee or anticipate.

We make risk-based decisions on the measures to implement, and our responsive and precautionary measures may not be adequate or effective to prevent, identify, or mitigate attacks by hackers, foreign governments, or other actors or breaches caused by employee error, malfeasance, or other disruptions and will need to continue to do so following closing of the Transaction. We and Marcum are also dependent on security measures that some of our third-party vendors and customers are taking to protect their own systems and infrastructures. In the past, our third-party vendors have experienced issues with their security measures. Although to date such issues have not resulted in material disruptions or materially affected our business strategy, results of operations or financial condition, no assurance can be provided that we will not experience material disruptions or suffer material adverse effects in the future if our third-party vendors do not maintain adequate security measures, do not require their subcontractors to maintain adequate security measures, do not perform as anticipated and in accordance with contractual requirements, or become targets of cyber-attacks.

Managing cybersecurity risks is a challenging process, and combining our systems and processes with those of Marcum could create additional complexity and challenges. If we fail to integrate our and Marcum’s security measures in a timely and effective manner, it could potentially result in a temporary increase in cybersecurity risks during the transition period.

Rapid technological changes could significantly impact our competitive position, client relationships and operating results and our ability to realize the anticipated benefits of the Transaction.

The professional business services industry has been and continues to be impacted by significant technological changes and innovation, enabling companies to offer services competitive with ours. Those technological changes may (i) reduce demand for our services, (ii) enable the development of competitive products or services, or (iii) enable our current customers to reduce or bypass the use of our services. Additionally, rapid changes in artificial intelligence, block chain-based technology, automation and related innovations are increasing the competitiveness landscape.

The ability of our combined organization following the Transaction to invest in technology and data analytics in order to serve our client base is a key rationale for the Transaction. While this provides opportunities, it also can expose us to elevated risk if we do not effectively manage these investments, which may be significant. If we are not successful in anticipating or responding to technological changes, we may not generate a return on these investments and demand for our services could be further reduced by advanced technologies being deployed by our competitors. In some cases, we depend on key vendors and partners to provide technology and other support. If these third parties fail to perform their obligations or cease to work with us, our ability to execute on our strategic initiatives could be adversely affected.

Our goodwill and other intangible assets could become impaired, which could lead to material non-cash charges against earnings and a material impact on our results of operations and financial condition.

At June 30, 2024, the net carrying value of our goodwill and other intangible assets totaled $1,035 million in the aggregate. On a pro forma basis after the Transaction, this value will significantly increase. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other, we assess these assets, including client lists, to determine if there is any indication of impairment. Failure to achieve the anticipated benefits of the Transaction, significant negative industry or economic trends, disruptions to our business, adverse changes resulting from new governmental regulations, divestitures and sustained market capitalization declines may result in recognition of impairments. Any impairment of goodwill or intangible assets would result in a non-cash charge against current earnings, which could lead to a material impact on our results of operations and financial condition. Given the significant increase in goodwill and intangible assets following the Transaction, the potential magnitude of any such impairment could also be significant.

The Transaction could exacerbate the other existing business risk that we face.

During the pendency of and following the Transaction, we will continue to be subject to the other business risks that we currently face as described in “Risk Factors” in our Annual Report on Form 10-K. However, it may be more challenging to effectively manage and mitigate these risks as a result of the significant resources that will be dedicated to the execution and integration of the Transaction. Disruptions or distractions as a result these efforts could make the risks we already face more likely to be realized, or subject us to additional risks. As part of our integration efforts, we will also need to ensure that our risk management policies and controls are appropriate for a larger and more complex organization. This will be an inherently challenging process that will take time, and we could be subject to elevated risks if we are not successful or are delayed in implementing effective policies and controls. In addition, the expanded size and complexity of our business after the Transaction is completed, as well as changes to the nature of our business, could increase the magnitude of some of the risks we face. There are substantial uncertainties associated with all of the foregoing, and any these risks may adversely affect our business, financial condition, results of operations, and stock price.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On July 30, 2024, the Company entered into a Merger Agreement with Marcum, MAG, Merger Sub, and the Owner Representative. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs P.C. (“CBIZ CPAs”), previously known as Mayer Hoffman McCann P.C., a national independent certified public accounting firm with which the Company has an existing Administrative Services Agreement, will purchase from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.”

Please see the section titled “Proposal No. 1—Stock Issuance Proposal—The Merger Agreement” in this proxy statement for a description of the Merger Agreement.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Transaction (including the Merger and the Attest Purchase) and the Debt Financing, as if those transactions had been completed on June 30, 2024 and combines the unaudited consolidated balance sheet of the Company as of June 30, 2024 with Marcum’s unaudited consolidated balance sheet as of June 30, 2024.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 and the twelve months ended December 31, 2023 give effect to the Transaction and the Debt Financing as if those transactions had occurred on January 1, 2023, the first day of the Company’s fiscal year 2023 and combines the historical results of the Company and Marcum. The unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2023 combines the audited consolidated statements of income of the Company for the twelve months ended December 31, 2023 and Marcum’s audited consolidated statements of income for the twelve months ended December 31, 2023. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2024 combines the unaudited consolidated statements of income of the Company for the six months ended June 30, 2024 with Marcum’s unaudited consolidated statements of income for the six months ended June 30, 2024.

The historical financial statements of the Company and Marcum have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that constitute accounting adjustments, which are necessary to account for the Transaction, and the Debt Financing, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

The separate audited financial statements of the Company as of and for the twelve months ended December 31, 2023 and the related notes, included in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2023, incorporated by reference into this proxy statement;

•

The separate unaudited interim financial statements of the Company as of and for the six months ended June 30, 2024 and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, incorporated by reference into this proxy statement;

•	The separate audited financial statements of Marcum as of and for the year ended December 31, 2023 and the related notes, included elsewhere in this proxy statement; and

•	The separate unaudited financial statements of Marcum as of and for the six months ended June 30, 2024 and the related notes, included elsewhere in this proxy statement.

Description of the Transaction

Subject to the terms of the Merger Agreement, the aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (based on $76.84 per share as fixed in the Merger Agreement, which was the 30-day volume weighted average price of our Common Stock as of three business days prior to the date of the Merger Agreement) (the “Stock Consideration”).

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner, 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025. The Stock Consideration, once fully issued, will constitute approximately 22% of the Company’s outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding.

Each of the Company, Merger Sub, Marcum and MAG has provided customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to various closing conditions, including, among others: (a) the expiration of all waiting periods and receipt of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (b) the Company obtaining shareholder approval of the issuance of the Stock Consideration; (c) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement, which approval has been obtained; (d) the Company obtaining the Debt Financing; and (e) the completion of the Attest Purchase.

The Merger Agreement may be terminated at any time prior to the consummation of the Merger upon agreement of the parties thereto, or by the Company or Marcum in specified circumstances. Both the Company and Marcum have the right to terminate the Merger Agreement if the Merger is not consummated on or prior to May 1, 2025, subject to certain exceptions. In the case of certain terminations under the circumstances described in the Merger Agreement, the Company may be required to pay a termination fee to Marcum of $48.0 million if the Debt Financing is not obtained or $25.0 million if the issuance of the Stock Consideration is not approved by Company shareholders or the Board changes its recommendation with respect to the Merger. Marcum would have been required to pay a termination fee to the Company of $22.0 million if the requisite approval of Marcum partners was not obtained within the time period specified in the Merger Agreement, but such approval has been obtained as of the date hereof.

Description of the Debt Financing

In connection with the Transaction, the Company has obtained committed financing to, among other things, fund the cash portion of the purchase price pursuant to an amended and restated commitment letter (the “Commitment Letter”) entered into on August 29, 2024, with Bank of America, N.A., BofA Securities, Inc. and the other Commitment Parties (as defined therein) party thereto, which provides commitments for senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of $2.0 billion, consisting of (x) a

$600 million five-year senior secured revolving credit facility (“Revolving Facility”) and (y) a $1.4 billion five-year senior secured term loan facility (“Term Facility”). The Credit Facilities are expected to bear interest at a rate equal to Term SOFR plus the Applicable Margin, which ranges from 1.375% to 2.50% depending on the Company’s Total Net Leverage Ratio as defined in the Commitment Letter. The funding of the Credit Facilities is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Credit Facilities in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Transaction.

Accounting for the Transaction

The Transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805—Business Combinations, which we refer to as “ASC 805.” The Company’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Transaction and concluded, based on a consideration of the pertinent facts and circumstances, that the Company will be the acquirer for financial accounting purposes. Accordingly, the Company’s cost to acquire Marcum has been allocated to the Company’s acquired assets and liabilities based upon their estimated fair values. The allocation of the Transaction consideration is estimated and is dependent upon estimates of certain valuations that are subject to change. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as an adjustment to goodwill. The allocation of the aggregate Transaction consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1—Basis of Presentation for more information.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Transaction occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of the Company.

The Merger is subject to closing adjustments that have not yet been finalized. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro form condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

CBIZ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2024

(In thousands, except per share data)

	CBIZ Inc. Historical as of June 30, 2024	Marcum LLP Historical & Reclassed as of June 30, 2024 (Note 2)	Transaction Accounting Adjustments	Note		Debt Financing Adjustments	Note		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,128	$5,946	$(1,160,054)	4	(a)	$1,160,000	5	(a)	$7,020
Restricted cash	44,947								44,947
Accounts receivable, net	477,841	289,592	(24,346)	4	(b)				743,087
Other current assets	38,892	34,985	6,000	4	(c)				79,877

Current assets before funds held for clients	562,808	330,523	(1,178,400)			1,160,000			874,931
Funds held for clients	131,128								131,128

Total current assets	693,936	330,523	(1,178,400)			1,160,000			1,006,059

Non-current assets:
Property and equipment, net	56,667	26,979							83,646
Goodwill and other intangible assets, net	1,035,148	312,132	1,610,583	4	(d)				2,957,863
Assets of deferred compensation plan	162,133								162,133
Right-of-use assets, net	203,972	147,915							351,887
Other non-current assets	8,949	3,876	12,000	4	(e)				24,825

Total non-current assets	1,466,869	490,902	1,622,583						3,580,354

Total Assets	2,160,805	821,425	444,183			1,160,000			4,586,413

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	109,253	12,294	(4,019)	4	(f)				117,528
Income taxes payable	7,374								7,374
Accrued personnel costs	95,267	29,536							124,803
Contingent purchase price liabilities	54,780	66,910	(66,910)	4	(g)				54,780
Operating lease liabilities	38,077	25,007							63,084
Other current liabilities	31,389	75,103	(27,294)	4	(h)	70,000	5	(b)	149,198

Current liabilities before client fund obligations	336,140	208,850	(98,223)			70,000			516,767
Client fund obligations	131,623								131,623

Total current liabilities	467,763	208,850	(98,223)			70,000			648,390

Non-current liabilities:
Bank debt	381,000	112,496	(112,496)	4	(j)	1,110,000	5	(c)	1,491,000
Debt issuance costs	(1,340)	(294)	294	4	(j)	(18,660)	5	(c)	(20,000)

Total long-term debt	379,660	112,202	(112,202)			1,091,340			1,471,000
Income taxes payable	2,149								2,149
Deferred income taxes, net	32,726								32,726
Deferred compensation plan obligations	162,133								162,133
Contingent purchase price liabilities	29,059	88,919	(65,265)	4	(g)				52,713
Lease liabilities	194,704	140,899							335,603
Other non-current liabilities	1,177	328,468	(328,468)	4	(i)				1,177

Total non-current liabilities	801,608	670,488	(505,935)			1,091,340			2,057,501

Total Liabilities	1,269,371	879,338	(604,158)			1,161,340			2,705,891

Equity:
Stockholders’ Equity:
Common Stock	1,379								1,379
Additional paid in capital	845,962	83,948	929,852	4	(k)				1,859,762
Retained earnings	951,761	(154,644)	131,272	4	(k)	(1,340)	5	(d)	927,049
Treasury stock	(910,322)								(910,322)
Accumulated other comprehensive income	2,654	12,783	(12,783)	4	(k)				2,654

Total stockholders’ equity	891,434	(57,913)	1,048,341			(1,340)			1,880,522

Total liabilities and stockholders’ equity	$2,160,805	$821,425	$444,183			$1,160,000			$4,586,413

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

CBIZ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For The Six Months Ended June 30, 2024

(In thousands, except per share data)

	CBIZ Inc. Historical Six Months Ended June 30, 2024	Marcum LLP Historical & Reclassed Six Months Ended June 30, 2024 (Note 2)	Transaction Accounting Adjustments	Note		Debt Financing Adjustments		Note		Proforma Combined
Revenue	$914,309	$662,257	$(24,346)	4	(l)	$				$1,552,220
Operating expenses	742,853	318,423	181,639	4	(m)					1,242,915

Gross margin	171,456	343,834	(205,985)							309,305
Corporate general and administrative expenses	40,761	26,723	3,000	4	(n)					70,484

Operating income	130,695	317,111	(208,985)							238,821
Other income (expense):
Interest expense	(10,395)	(5,426)	5,173	4	(o)		(48,449)	5	(e)	(59,097)
Other income (expense), net	11,907	2,963								14,870

Total other income (expense), net	1,512	(2,463)	5,173				(48,449)			(44,227)

Income before income tax expense	132,207	314,648	(203,812)				(48,449)			194,594
Income tax expense	35,530		31,334	4	(p)		(13,697)			53,167

Net Income	$96,677	$314,648	$(235,146)				$(34,752)			$141,427

Earnings Per Share
Basic	$1.93							4	(q)	$2.22
Diluted	$1.92							4	(q)	$2.21
Basic weighted average shares outstanding	50,079							4	(q)	63,745
Diluted weighted average shares outstanding	50,248							4	(q)	64,015

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

CBIZ, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2023

(In thousands, except per share data)

	CBIZ Inc. Historical Year Ended December 31, 2023	Marcum LLP Historical & Reclassed Year Ended December 31, 2023 (Note 2)	Transaction Accounting Adjustments	Note		Debt Financing Adjustments		Note		Proforma Combined
Revenue	$1,591,194	$1,119,252	$(11,618)	4	(l)	$				$2,698,828
Operating expenses	1,367,990	658,509	313,164	4	(m)					2,339,663

Gross margin	223,204	460,743	(324,782)							359,165
Corporate general and administrative expenses	57,965	53,006	29,372	4	(n)					140,343

Operating income	165,239	407,737	(354,154)							218,822
Other income (expense):
Interest expense	(20,131)	(14,561)	13,617	4	(o)		(102,924)	5	(e)	(123,999)
Gain on sale of operations, net	176									176
Other income (expense), net	21,019	(3,363)								17,656

Total other income (expense), net	1,064	(17,924)	13,617				(102,924)			(106,167)

Income before income tax expense	166,303	389,813	(340,537)				(102,924)			112,655
Income tax expense	45,335		13,931	4	(p)		(29,098)			30,168

Net Income	$120,968	$389,813	$(354,468)				$(73,826)			$82,487

Earnings Per Share
Basic	$2.42							4	(q)	$1.30
Diluted	$2.39							4	(q)	$1.29
Basic weighted average shares outstanding	49,989							4	(q)	63,655
Diluted weighted average shares outstanding	50,557							4	(q)	63,835

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by the Company in accordance with Article 11 of Regulation S-X to reflect the Merger, the Attest Purchase and the Debt Financing. As a result of the pre-existing Administrative Services Agreement the Company has with CBIZ CPAs, the Company bears certain economic risks of CBIZ CPAs, and therefore CBIZ CPAs qualifies as a variable interest entity for which the Company is the primary beneficiary. Therefore, for purposes of the unaudited pro forma condensed combined financial information, the Attest Purchase is reflected in conjunction with the purchase of the non-attest business of Marcum, and together with the Merger and the Debt Financing, will be referred to herein as the “Transaction.”

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what the Company’s condensed combined statements of income or condensed combined balance sheet would have been had the Transaction been consummated as of the dates indicated or will be for any future periods. The unaudited proforma condensed combined financial information does not purport to project the future financial position or results of operations of the Company following the closing of the Transaction. The pro forma condensed combined financial information reflects transaction accounting adjustments the Company believes are necessary to present fairly the Company’s unaudited pro forma financial position and results of operations following the closing as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Transaction, nor does it reflect the costs to integrate the operations of the Company and Marcum or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with the Company as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of the Company and Marcum. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Transaction consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate Transaction consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate Transaction consideration has been made for the purpose of developing the unaudited proforma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Transaction could differ materially from the preliminary allocation of aggregate Transaction consideration.

The transaction accounting adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The Company is not aware of any material transactions between the Company and Marcum (prior to the announcement of the Transaction) during the periods presented. Accordingly, adjustments to eliminate transactions between the Company and Marcum have not been reflected in the unaudited proforma condensed combined financial information.

The Company has commenced a preliminary review of Marcum’s accounting policies to determine if differences in accounting policies and account classifications require reclassification of results operations or reclassification of assets and liabilities to conform to the Company’s accounting policies and classifications. The accounting policies followed in preparing the unaudited pro forma condensed combined financial information reflect the adjustments known at this time to conform Marcum’s historical financial information to the Company’s significant accounting policies described in the Transaction Accounting Adjustments in Note 4(b) and 4(l) below.

The Company may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In addition, as discussed in Note 2, certain reclassification adjustments have been made to conform Marcum’s historical financial statement presentation to the Company’s historical financial statement presentation.

Note 2 – Reclassification and Perimeter Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, the Company management performed a preliminary analysis of Marcum’s financial information to identify differences in financial statement presentation as compared to the presentation of the Company. With the information currently available, the Company has made reclassification adjustments to conform Marcum’s historical financial statement presentation to the Company’s historical financial statement presentation. Following the Transaction, the combined company will finalize the review of its financial statement presentation, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Additionally, the historical financial information of Marcum has been adjusted to remove the net assets and operations of certain Excluded Subsidiaries (as defined in the Merger Agreement) that are not being acquired or assumed as part of the Transaction. As such, the following unaudited pro forma condensed combined balance sheet adjustments reflect the elimination of the assets and liabilities attributable to the Excluded Subsidiaries, and the following unaudited pro forma condensed combined statements of income adjustments reflect the elimination of the direct revenues and expenses related to the Excluded Subsidiaries. The pro forma adjustments related to the deal perimeter are preliminary and are based upon currently available information and expectations as it relates to the deal perimeter. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Refer to the table below for a summary of reclassification and perimeter adjustments (in thousands) made to present Marcum’s balance sheet as of June 30, 2024 to conform with that of the Company’s:

Marcum LLP Historical Condensed Consolidated Balance Sheet Line Items	CBIZ Inc. Historical Condensed Consolidated Balance Sheet Line Items	Marcum LLP Historical Consolidated Balances as of June 30, 2024	Reclassification	Note	Perimeter Adjustment	Marcum LLP Adjusted as of June 30, 2024
Cash and cash equivalents	Cash and cash equivalents	$15,279	$		$(9,333)	$5,946
Fees receivable, net	Accounts receivable, net	161,441	134,211	(a)	(6,060)	289,592
Unbilled fees, net		134,211	(134,211)	(a)
Prepaid expenses and other current assets	Other current assets	34,985				34,985
Property and equipment, net	Property and equipment, net	28,334			(1,355)	26,979
	Goodwill and other intangible assets, net		348,405	(b)	(36,273)	312,132
Goodwill		268,109	(268,109)	(b)
Intangible assets, net		80,296	(80,296)	(b)
Right of use asset - Operating leases, net	Right-of-use assets, net	146,616	5,570	(c)	(4,271)	147,915
Right of use asset - Finance leases, net		5,570	(5,570)	(c)
Other assets	Other non-current assets	5,372			(1,496)	3,876

Marcum LLP Historical Condensed Consolidated Balance Sheet Line Items	CBIZ Inc. Historical Condensed Consolidated Balance Sheet Line Items	Marcum LLP Historical Consolidated Balances as of June 30, 2024	Reclassification	Note	Perimeter Adjustment	Marcum LLP Adjusted as of June 30, 2024
	Accounts payable		12,294	(d)		12,294
	Accrued personnel costs		29,536	(e)		29,536
	Other current liabilities		75,333	(f)	(230)	75,103
Accounts payable and accrued expenses		58,136	(58,136)	(d) (e) (f)
Deferred revenue		33,220	(33,220)	(f)
Current portion of contingent liabilities	Contingent purchase price liabilities	66,910				66,910
Current portion of projected benefit obligation		9,098	(9,098)	(f)
Current portion of operating lease liability	Operating lease liabilities	25,637	1,680	(g)	(2,310)	25,007
Current portion of finance lease liability		1,680	(1,680)	(g)
Current portion of notes payable		16,709	(16,709)	(f)
Contingent liabilities, net of current portion	Contingent purchase price liabilities	112,349			(23,430)	88,919
Projected benefit obligation, net of current portion		328,468	(328,468)	(h)
Operating lease liability, net of current portion	Lease liabilities	139,124	3,890	(i)	(2,115)	140,899
	Bank debt		112,496	(j)		112,496
Revolving credit facility		64,000	(64,000)	(j)
	Other non-current liabilities		328,468	(h)		328,468
Finance lease liability, net of current portion		3,890	(3,890)	(i)
	Debt issuance costs		(294)	(k)		(294)
Notes payable, net of debt issuance costs, less current portion		48,202	(48,202)	(j) (k)
Non-controlling interests	Additional paid in capital	12,771	110,643	(l)	(39,466)	83,948
	Retained earnings		(163,407)	(m)	8,763	(154,644)
	Accumulated other comprehensive income		12,783	(n)		12,783
Partners’ deficit		(39,981)	39,981	(l) (m) (n)

(a)	Reclassification of $134.2 million of Unbilled fees, net to Accounts receivable, net.
(b)	Reclassification of $268.1 million of Goodwill and $80.3 million of Intangible assets, net to Goodwill and other intangible assets, net.
(c)	Reclassification of $5.6 million of Right of use asset—Finance leases, net to Right-of-use assets, net.

(d)	Reclassification of $12.3 million of Accounts payable and accrued expenses to Accounts payable.
(e)	Reclassification of $29.5 million of Accounts payable and accrued expenses to Accrued personnel costs.
(f)

Reclassification of $16.3 million of Accounts payable and accrued expenses, $16.7 million of Current portion of Note payable, $9.1 million of Current portion of projected benefit obligation, and $33.2 million of Deferred revenue to Other current liabilities.

(g)	Reclassification of $1.7 million of Current portion of Finance lease liability to Operating lease liabilities.
(h)	Reclassification of $328.5 million of Projected benefit obligation, net of current portion to Other non-current liabilities.
(i)	Reclassification of $3.9 million of Finance lease liability, net of current portion to Lease liabilities.
(j)	Reclassification of $64.0 million of Revolving Credit Facility, and $48.5 million of Notes payable, net of debt issuance costs, less current portion to Bank Debt.
(k)	Reclassification of $0.3 million of Notes payable, net of debt issuance costs to Debt issuance cost.
(l)	Reclassification of $110.6 million of Partners’ deficit to Additional Paid in Capital.
(m)	Reclassification of $163.4 million of Partners’ deficit to Retained earnings.
(n)	Reclassification of $12.8 million of Partners’ deficit to Accumulated other comprehensive income.

Refer to the table below for a summary of reclassification and perimeter adjustments (in thousands) made to present Marcum’s condensed consolidated statements of income for the six months ended June 30, 2024 to conform with that of the Company:

Marcum LLP Historical Condensed Consolidated Statement of Income Line Items	CBIZ Inc. Historical Condensed Consolidated Statements of Income Line Items	Marcum LLP Historical Consolidated Balances Six Months Ended June 30, 2024	Reclassification		Note	Perimeter Adjustment	Marcum LLP Adjusted Six Months Ended June 30, 2024
Firm revenue	Revenue	$682,903	$			$(20,646)	$662,257
	Operating expenses			(330,008)	(a)	11,585	(318,423)
Costs of revenue		(262,388)		262,388	(a)
Occupancy costs		(23,373)		23,373	(a)
Technology		(15,636)		15,636	(a)
Training and recruiting		(2,616)		2,616	(a)
Depreciation and amortization		(9,915)		9,915	(a)
Marketing and advertising		(6,875)		6,875	(a)
General and administrative	Corporate general and administrative expenses	(39,957)		9,205	(a)	4,029	(26,723)
Interest expense	Interest expense	(6,195)				769	(5,426)
Other income (expense)	Other income (expense), net	1,835				1,128	2,963
Non-controlling interest		751				(751)

(a)

Reclassification of Technology, Costs of revenue, Depreciation and amortization, Marketing and advertising, Occupancy costs, Training and recruiting, and $9.2 million of General and administrative expense to Operating expenses.

Refer to the table below for a summary of reclassification and perimeter adjustments (in thousands) made to present Marcum’s condensed consolidated statements of income for the year ended December 31, 2023 to conform with that of the Company:

Marcum LLP Historical Condensed Consolidated Statement of Income Line Items	CBIZ Inc. Historical Condensed Consolidated Statement of Income Line Items	Marcum LLP Historical Consolidated Balances Year Ended December 31, 2023	Reclassification		Note	Perimeter Adjustment	Marcum LLP Adjusted Year Ended December 31, 2023
Firm revenue	Revenue	$1,173,590	$			$(54,338)	$1,119,252
	Operating expenses			(680,553)	(a)	22,044	(658,509)
Costs of revenue		(542,787)		542,787	(a)
Occupancy costs		(51,920)		51,920	(a)
Technology		(27,480)		27,480	(a)
Training and recruiting		(6,924)		6,924	(a)
Depreciation and amortization		(18,201)		18,201	(a)
Marketing and advertising		(13,494)		13,494	(a)
General and administrative	Corporate general and administrative expenses	(80,454)		19,747	(a)	7,701	(53,006)
Interest expense	Interest expense	(17,012)				2,451	(14,561)
Other income (expense)	Other income (expense), net	(1,494)				(1,869)	(3,363)
Non-controlling interest		(10,220)				10,220

(a)

Reclassification of Technology, Costs of revenue, Depreciation and amortization, Marketing and advertising, Occupancy costs, Training and recruiting, and $19.7 million of General and administrative expense to Operating expenses.

Note 3 – Preliminary Purchase Price Allocation

Estimated Aggregate Transaction Consideration

The following table summarizes the preliminary estimated aggregate Transaction consideration for Marcum, which is comprised of cash and deferred share consideration:

(in thousands)	Amount
Cash consideration (i)	$1,113,176
Share consideration (ii)	1,013,800

Preliminary estimated aggregate Transaction consideration	$2,126,976

(i)

Reflects the estimated amount of cash consideration, which is equal to the Cash Payment Amount of $1,142.4 million as defined in the Merger Agreement, adjusted for the expected assumed indebtedness of $23.7 million related to Marcum’s contingent purchase price liabilities and $5.6 million related to Marcum’s finance lease obligations.

(ii)

Reflects the estimated fair value of 13.7 million shares to be issued as Transaction consideration. As defined in the Merger Agreement, the preliminary total number of shares to be issued was calculated using the Base Purchase Price of $2,247.7 million less the Cash Payment Amount divided by $76.84, to arrive at 14.4 million shares. The total number of shares will be fixed at the closing date of the Transaction and may differ from the total number of shares reflected in this unaudited proforma condensed combined financial information based on actual cash, net working capital and acquired indebtedness estimated to be paid subsequent to 18-months after the closing date. Of the 14.4 million shares, approximately 0.7 million shares, represent the Performance Shares which are subject to continued service requirements and therefore are not included in Transaction consideration. The remaining 13.7 million shares constitute the share consideration and are included in Transaction consideration, of which approximately 2.9 million shares are to be delivered on the later of three business days following closing and January 2, 2025 (the “Initial Delivery”). The remaining 10.8 million shares will be delivered in 36 monthly installments after the Initial Delivery of shares. The estimated fair value of this deferred share consideration is preliminary and was estimated using a Monte Carlo simulation (“MC Simulation”). In the MC Simulation, the stock price is assumed to follow a Geometric Brownian Motion, using the following key assumptions: term of 3.4 years consistent with the issuance schedule outlined in the Merger Agreement, risk-free rate, stock price as of June 30, 2024, and volatility of 30% based on the weekly historic volatility observed in the Company and guideline companies. This preliminary fair value estimate for the deferred share consideration may change as additional information becomes available and such changes could be material.

Preliminary Aggregate Transaction Consideration Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Marcum will be recognized and measured at fair value as of the closing date of the Transaction and added to those of the Company. The fair value and useful lives of assets and liabilities of Marcum below have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and are based on currently available information. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Marcum, the Company primarily used income-based, market-based, and/or cost-based valuation approaches using preliminary information to conclude upon a preliminary estimate of fair values. The Company also used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions when estimating the fair value. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon this preliminary estimate of fair values. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. The final determination of the purchase price allocation will be based on Marcum’s assets acquired and liabilities assumed as of the closing date of the Transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the proforma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the Transaction consideration to the identifiable tangible and intangible assets acquired and liabilities assumed by the Company, as if the Transaction had been consummated on June 30, 2024, based on the unaudited consolidated balance sheet of Marcum as of June 30, 2024, with the excess recorded as goodwill:

(In thousands)	Amount
Total consideration transferred	$2,126,976
Assets acquired:
Cash and cash equivalents	5,946
Accounts receivable, net	265,246
Other current assets	34,985
Property and equipment, net	26,979
Other intangible assets, net	507,000
Right-of-use assets, net	147,915
Other non-current assets	3,876
Total assets acquired	991,947
Liabilities assumed:
Accounts payable	12,294
Accrued personnel costs	29,536
Operating lease liabilities	25,007
Other current liabilities	49,296
Contingent purchase price liabilities	23,654
Lease liabilities	140,899
Total liabilities assumed	280,686
Net assets acquired	711,261

Goodwill	$1,415,715

As the Transaction is related to the purchase of assets and the assumption of liabilities of Marcum, the Company will record the tax basis of the assets acquired and liabilities assumed at their fair values. While the purchase allocation methodology for tax is not complete and may differ from the allocation for book purposes, the overall consideration for book and tax purposes is assumed to be tax deductible for purposes of the unaudited pro forma condensed combined balance sheet. As a result, the net temporary differences upon closing of the Transaction are expected to net to zero.

Note 4 – Transaction Accounting Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the adjustment to cash and cash equivalents:

(In thousands)	Amount
Pro forma transaction accounting adjustments:
Estimated cash consideration to Marcum Partners (i)	$(1,113,176)
Estimated transaction costs of the Company (ii)	(28,878)
Estimated prepayment of insurance costs (iii)	(18,000)

Net pro forma transaction accounting adjustment to Cash and cash equivalents	$(1,160,054)

(i)

Represents cash consideration for the Transaction. The Company will not assume a) $80.4 million of Marcum’s existing debt, b) $132.2 million of Marcum’s contingent purchase price liabilities and c) $337.6 million of Marcum’s projected benefit obligation. A portion of the cash consideration will be used to settle Marcum’s existing bank debt and certain contingent purchase price liabilities as well as the portion of the projected benefit obligation that relates to retired partners.
(ii)

Estimated transaction costs consist of financial advisory fees and other professional fees of $28.9 million expected to be paid through the closing date of the Transaction. The Company has already expensed and accrued $5.5 million of these costs as of June 30, 2024. See Notes 4(f)(h)(n). No adjustment has been reflected in this unaudited pro forma condensed combined financial information for an estimated $1.5 million of transaction costs that Marcum expects to incur through the closing of the Transaction.

(iii)

Represents the payment expected to be made on the closing date for a three-year errors and omissions, employment practices liability and cyber tail insurance policy (the “Tail Policy”) in connection with the Transaction.

(b)

Reflects an adjustment of $24.3 million to decrease Accounts receivable, net to conform Marcum’s process of estimating the work-in-progress (“WIP”) reserve associated with unbilled revenue, to the accounting policy utilized by the Company. The resulting Accounts receivable, net balance is reflective of fair value.

(c)	Reflects an adjustment of $6.0 million to Other current assets to record the current portion of the prepaid asset for the three-year Tail Policy coverage. Refer to Note 4(a).

(d)

Reflects the preliminary acquisition accounting adjustment to eliminate Marcum’s historical intangible assets and goodwill, and to reflect the acquired identifiable intangible assets consisting of customer relationships, and non-competition agreements as well as the capitalization of the preliminary goodwill for the estimated Transaction consideration in excess of the fair value of the net assets acquired in connection with the Transaction. The fair value of the acquired customer relationship intangible asset is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from it. A with-and-without method is used to estimate the fair values of the non-competition agreements, whereby the asset value is determined by assessing the hypothetical impact on the projected cash flows of the non-competition agreements if they had not been put in place.

The following table summarizes the fair values of Marcum’s goodwill, identifiable intangible assets and their estimated average useful lives:

(In thousands)	Amount	Estimated Weighted Average Useful Life (in years)
Pro forma transaction accounting adjustments:
Customer relationship	$491,000	10
Non-competition agreements	16,000	3
Total preliminary fair value of acquired intangibles	507,000
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed (i)	1,415,715
Elimination of Marcum’s historical intangible assets	(74,546)
Elimination of Marcum’s historical goodwill	(237,586)

Net pro forma transaction accounting adjustment to Goodwill and intangibles, net	$1,610,583

(i)

Refer to the table in Note 3 above for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated Transaction consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Marcum.

A 10% change in the valuation of the intangible assets would result in a corresponding increase or decrease in the pro forma amortization expense of approximately $2.7 million and $5.6 million for the six months ended June 30, 2024 and for the twelve months ended December 31, 2023, respectively.

For purposes of the unaudited pro forma condensed combined statement of income, pro forma amortization expense is preliminary and based on the use of straight-line amortization over the estimated average useful life of the finite life intangible assets recognized in the Transaction. The customer relationship intangible asset acquired in this Transaction has a preliminary estimated useful life of 10 years. An increase of the estimated useful life of one year would decrease amortization expense by $2.2 million for the six months ended June 30, 2024 and $4.5 million for the twelve months ended December 31, 2023. A decrease of the estimated useful life of one year would increase amortization expense by $2.7 million for the six months ended June 30, 2024 and $5.5 million for the twelve months ended December 31, 2023.

The amount of amortization expense recognized following the closing may differ significantly between periods based upon the final fair value assigned, the estimated useful life assigned and the amortization methodology used for each identifiable intangible asset.

(e)	Reflects an adjustment of $12.0 million to Other non-current assets to record the non-current portion of the prepaid asset for three-year Tail Policy coverage. Refer to Note 4(a) and Note 4(c).

(f)

Reflects an adjustment of $4.0 million to Accounts payable to record the settlement of the portion of the Company’s transaction expenses which were recorded in Accounts payable as of June 30, 2024. Refer to Note 4(a) and Note 4(h).

(g)

Reflects an adjustment to the current and non-current portion of contingent purchase price liabilities of $66.9 million and $65.3 million, respectively, that are not expected to be assumed by the Company at closing.

(h)	Reflects adjustments to Other current liabilities:

(In thousands)	Amount
Pro forma transaction accounting adjustments:
Marcum’s current portion of bank debt not being assumed	$16,709
Marcum’s current portion of pension benefit obligation not being assumed	9,098
Settlement of accrued transaction costs of the Company	1,487

Net pro forma transaction accounting adjustment to Other current liabilities	$27,294

(i)	Reflects adjustment to Other non-current liabilities for Marcum’s non-current pension benefit obligation not being assumed of $328.5 million.
(j)	Reflects adjustments to Bank debt and Debt issuance costs to reflect Marcum’s long-term debt not being assumed:

(In thousands)	Amount
Pro forma transaction accounting adjustments:
Long-term notes-payable	$48,496
Revolving credit facility	64,000
Debt issuance cost	(294)

Net pro forma transaction accounting adjustment to Bank debt and Debt issuance costs	$112,202

(k)	Reflects the adjustments to Stockholders’ equity:

(In thousands)	Common Stock	APIC	Retained Earnings	AOCI
Pro forma transaction accounting adjustments:
Elimination of Marcum’s historical equity		$(83,948)	$154,644	$(12,783)
Shares issued to Marcum Partners (i)		1,013,800		—
Estimated transaction costs of the Company (ii)		—	(23,372)	—

Net pro forma transaction accounting adjustments to Stockholders’ equity		$929,852	$131,272	$(12,783)

(i)

Reflects the adjustment to recognize shares issued as Transaction consideration. While the shares are equity classified upon close of the Transaction, the shares are not going to be delivered until after the Transaction, and therefore no adjustment has been made to Common Stock. Refer to Note 3 for more information on timing of share delivery.

(ii)	Reflects the adjustment to recognize estimated transaction costs consisting of financial advisory fees and other professional fees resulting in an adjustment to Retained earnings.

Unaudited Pro Forma Condensed Combined Statement of Income

(l)

Reflects an adjustment to Revenue of $24.3 million and $11.6 million for the six months ended June 30, 2024, and the twelve-months ended December 31, 2023, respectively. This adjustment is made to conform Marcum’s estimation of WIP reserves associated with the Company’s accounting policy.

(m)	Reflects the adjustments to Operating expenses:

(In thousands)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Estimated cash retention bonus expense (i)	$3,092	$6,183
Estimated Performance Share expense (ii)	6,438	12,876
Removal of Marcum’s historical intangible asset amortization	(5,131)	(9,130)
Estimated amortization of acquired intangible assets (iii)	27,133	56,267
Estimated Marcum partner compensation expense (iv)	150,107	246,968

Net pro forma transaction accounting adjustment to Operating expenses	$181,639	$313,164

(i)

Represents a cash retention bonus that will be granted to certain Marcum employees at close of the Transaction. The bonus will be paid out in three equal annual installments, starting on the second anniversary of the date the cash retention bonus is granted.

(ii)

Represents the expense associated with the Performance Shares, which are 5% of total shares issued for the Transaction and subject only to a four-year continued service requirement. For purposes of the unaudited pro forma financial information, the grant date fair value of these shares was calculated using the Company’s share price as of August 21, 2024 of $71.61. The grant date fair value will ultimately be based on the Company’s share price as of the closing date of the Transaction, and therefore the subsequent expense could change from the price reflected in the unaudited pro forma condensed combined statements of income.
(iii)

Represents straight-line amortization of the estimated fair value of the intangible assets for customer relationships and non-competition agreements over the estimated weighted average useful life of 10 years and three years, respectively.

(iv)

Represents an adjustment to recognize an estimate of the compensation expense attributable to Marcum’s partners that was recognized as an equity transaction in Marcum’s historical financial statements. Historically, Marcum partners were not compensated as employees; rather, they received distributions as owners of the firm that were reflected in Marcum’s historical Condensed Consolidated Statement of Changes. In a partnership structure, the net income of the partnership is allocated to the partners. As discussed elsewhere in this proxy statement, the Marcum partners will become employees of the Company and will be compensated as such. As the legal structure will change, for purposes of preparing the unaudited condensed combined pro forma information the Company combined a) the income distribution to partners from Marcum’s Condensed Consolidated Statement of Changes in Deficit with b) the service cost component of the net pension benefit cost for Marcum’s partners less c) the income distribution to Marcum’s partners that relates to the Excluded Subsidiaries that will not be acquired by the Company. While the Company is not assuming any liabilities relating to the pension benefit obligation, the Company believes the service cost component represents an element of historical compensation to Marcum’s partners. While Marcum did historically pay interest to the partners on their capital in the partnership, the interest paid to the partners is not included as an expense in the unaudited pro forma condensed combined statements of income as the partnership structure will not continue.

(n)	Reflects the adjustments to Corporate general and administrative expenses:

(In thousands)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Expected transaction expenses (i)	$—	$23,372
Insurance expenses (ii)	3,000	6,000

Net pro forma transaction accounting adjustment to Corporate general and administrative expenses	$3,000	$29,372

(i)	Represents the estimated transaction costs consisting of financial advisory fees, and other professional fees the Company expects to be incur prior to the closing date.
(ii)	Represents the Company’s expense associated with the cash payment expected to be made at the closing date for a three-year Tail Policy coverage.

(o)

Reflects the adjustments to Interest expense related to the elimination of the historical interest and amortization of debt issuance costs from Marcum notes payable and revolving credit facility that will not be assumed:

(In thousands)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Removal of interest expense on Marcum Bank debt and contingent purchase price liabilities	$(4,879)	$(13,268)
Removal of unamortized deferred financing costs on Marcum Bank debt	(294)	(349)

Net pro forma transaction accounting adjustment to Interest expense	$(5,173)	$(13,617)

(p)

Represents the application of the estimated statutory income tax rate of 28.3% to both the Marcum LLP Historical & Reclassed results and the Transaction Accounting Adjustments for both the six months ended June 30, 2024, and the year ended December 31, 2023, respectively. Marcum has historically been treated as a partnership for income tax purposes and was not subject to income taxes as a corporate entity. The statutory tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended statutory tax rate will likely vary from the actual effective tax rate in periods subsequent to the closing date. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and liabilities assumed.

(q)

The pro forma basic net income per share attributable to common stock is calculated using (i) the historical basic weighted average shares of Common Stock issued and outstanding and (ii) the new shares outstanding in connection with the Transaction, excluding Performance Shares. Pro forma diluted net income per share attributable to common stock is calculated using (i) the historical diluted weighted average shares of Common Stock issued and outstanding, (ii) and new shares outstanding in connection with the Transaction, including Performance Shares that would have vested during the period assuming that the Transaction closed as of January 1, 2023. The pro forma basic and diluted weighted average shares outstanding are as follows:

(In thousands, except for share data)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Pro forma net income	$141,427	$82,487
Historical outstanding shares of the Company used in computing pro forma earnings per share
Basic	50,079	49,989
Diluted	50,248	50,557
Issuance of share consideration to Marcum partners	13,666	13,666
Pro forma basic weighted average shares outstanding	63,745	63,655

Performance Shares	270	180
Pro forma diluted weighted average shares outstanding	64,015	63,835

Pro forma earnings per share
Basic	$2.22	$1.30
Diluted	$2.21	$1.29

Represents 13.7 million shares included in Transaction consideration, of which approximately 2.9 million shares are to be delivered on the later of three business days following closing and January 2, 2025. The remaining 10.8 million shares will be delivered in 36 monthly installments after the Initial Delivery of shares. For the purposes of pro forma earnings per share, the 13.7 million shares are considered outstanding in both basic and diluted earnings per share for accounting purposes as of the closing date of the Transaction given there are no contingencies to their delivery other than the passage of time.

Note 5 – Debt Financing Adjustments

In connection with the Merger, the Company entered into a Commitment Letter with certain lenders pursuant to which the lenders have committed to provide a five-year senior secured financing of $2.0 billion, consisting of a term loan facility (the “Term Facility”) in an aggregate principal amount of $1.4 billion, and a revolving credit facility of $0.6 billion (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”). The Credit Facilities are expected to bear interest at a rate equal to Term SOFR plus the Applicable Margin, which ranges from 1.375% to 2.50% depending on the Company’s Total Net Leverage Ratio as defined in the Commitment Letter.

In order to fund the Transaction, the Company plans to draw down the full principal amount of the Term Facility and $161.0 million of the Revolving Facility in order to (i) pay the cash consideration in the Transaction, including payment for certain indebtedness of Marcum, (ii) pay transaction costs, which include financial advisory fees and other professional fees that are currently expected to be $28.9 million and (iii) settlement of the Company’s historical Bank debt.

The Debt Financing adjustments are calculated based on the terms of the Commitment Letter as this is the best available information in relation to the expected financing at the time of this filing. The exact timing, assumptions and expectations are subject to change, and the duration fees and debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing and inputs to interest rate determination on debt instruments issued.

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the adjustments to Cash and cash equivalents:

(In thousands)	Amount
Pro forma debt financing adjustments:
Estimated expected borrowings from the Credit Facilities, net of deferred financing costs of $20 million	$1,541,000
Cash paid to settle the Company’s historical Bank debt	(381,000)

Net pro forma debt financing adjustment to Cash and cash equivalents	$1,160,000

(b)	Reflects an increase in Other current liabilities of $70 million, for the current portion of the additional expected borrowings from the Credit Facilities.

(c)	Reflects adjustments to Bank debt and Debt issuance costs to reflect the issuance from the Credit Facilities and the cash repayment of the Company’s historical Bank debt:

(In thousands)	Amount
Pro forma debt financing adjustments:
Estimated expected borrowings from the Credit Facilities	$1,491,000
Settlement of the Company’s historical Bank debt	(381,000)
Estimated write-off of unamortized debt issuance costs of Company’s historical Bank debt	1,340
Debt issuance cost for the Credit Facilities	(20,000)

Net pro forma debt financing adjustment to Bank debt and Debt issuance costs	$1,091,340

(d)	Reflects an adjustment to retained earnings for the estimated write-off of unamortized debt issuance costs of $1.3 million associated with the pay-down of the Company’s historical Bank debt.

Unaudited Pro Forma Condensed Combined Statement of Income

(e)

Reflects the adjustment to Interest expense for the estimated write-off of unamortized debt issuance costs, and to record the interest and amortization of the debt issuance costs associated with the expected borrowings from the Credit Facilities. The interest rate used in calculating the unaudited pro forma adjustments for the Credit

Facilities is 7.67%, based on the prevailing rate at the date of filing. The costs incurred to secure the Credit Facilities are amortized on a straight-line basis over the five-year term of the commitment.

(In thousands)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Removal of the Company’s historical interest expense	$(10,395)	$(20,131)
Estimated write-off of unamortized debt issuance costs	—	1,340
New interest expense on Debt Financing:
Credit Facilities	56,844	117,715
Amortization of debt issuance costs related to the Credit Facilities	2,000	4,000

Net pro forma debt financing adjustments to Interest expense	$48,449	$102,924

A hypothetical 12.5 basis points increase/decrease in the interest rate used would result in an increase/decrease of approximately $0.9 million in pro forma interest expense for the six months ended June 30, 2024 and $1.9 million in pro forma interest expense for the year ended December 31, 2023.

SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is being provided to Company shareholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Shareholders to be held on October 23, 2024, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about September 19, 2024 to all shareholders of record of the Company as of September 9, 2024, the record date for the Special Meeting. Shareholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 50,198,939 shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held at 9:00 a.m. Eastern Time on October 23, 2024 at 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Proposals at the Special Meeting

At the Special Meeting, shareholders will vote on the following proposals:

•	Stock Issuance Proposal—To approve, for purposes of complying with applicable NYSE listing rules, the issuance of the Stock Consideration pursuant to the Merger Agreement (Proposal No. 1); and

•

Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present (Proposal No. 2).

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares entitled to vote as of the close of business on the record date are present in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote against the Stock Issuance Proposal and the Adjournment Proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Stock Issuance Proposal, assuming a quorum is present, or the Adjournment Proposal, whether or not a quorum is present.

The Transaction is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, we will not consummate the Transaction pursuant to the Merger Agreement.

Recommendation to Company Shareholders

Our Board believes that each of the Stock Issuance Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our shareholders and recommends that shareholders vote “FOR” each of the proposals.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have the same effect as a vote against the Stock Issuance Proposal or the Adjournment Proposal.

In general, if your shares are held in street name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting. Your failure to give your brokerage firm voting instructions will have no effect on the outcome of the proposals (with respect to the Stock Issuance Proposal, assuming a quorum is present).

Voting Your Shares

You may vote by mail, in person at the Special Meeting, by telephone using the toll-free telephone number on your proxy card or voting instruction form or through the Internet using the instructions described on the proxy card or voting instruction form. Each share of our Common Stock that you own entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards or voting instruction forms show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in street name, you will receive a voting instruction form from your bank, broker or other nominee. By completing, signing and dating the proxy card or voting instruction form and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card or voting instruction form to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card or voting instruction form even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card or voting instruction form, it is an indication that your shares are held in multiple accounts. Please complete, sign, date and return all proxy cards or voting instruction form to ensure that all of your shares are voted.

Voting in Person at the Meeting. If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Special Meeting. If you hold your shares in street name and you wish to vote in person at the Special Meeting, you will need to bring a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting By Telephone or Internet. All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Attending the Special Meeting

All shareholders as of the record date may attend the Special Meeting. Please bring to the Special Meeting:

•	Proof of Ownership, such as a copy of your proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the record date; and

•	Proof of Identification, such as a valid driver’s license or passport.

If you hold your shares in street name, you will not be able to vote your shares at the Special Meeting without a legal proxy. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the Special Meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•

signing another proxy card with a later date and delivering it to the Corporate Secretary before the Special Meeting (or, if you are a street name holder, signing and delivering a later dated voting instruction form in accordance with the directions of your bank, broker or other nominee);

•

voting again over the Internet or by telephone prior to 4:00 a.m. Eastern Time on October 23, 2024 (or, if you are a street name holder, such earlier time as your bank, broker or other nominee may direct);

•	voting at the Special Meeting if you are a shareholder of record or are a street name holder that has obtained a legal proxy from your bank, broker or other nominee; or

•

if you are a shareholder of record, notifying the Corporate Secretary of the Company in writing to CBIZ, Inc., 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131, before the Special Meeting that you have revoked your proxy before the Special Meeting (or, if you are a street name holder, by contacting your bank, broker or other nominee for instructions on revoking your vote).

No Additional Matters

The Special Meeting has been called only to consider the approval of the Stock Issuance Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may call Georgeson, our proxy solicitor, at (866) 735-1965.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Transaction.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has also engaged Georgeson to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay Georgeson a fee of $20,000, plus disbursements, reimburse Georgeson for its expenses and indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our shareholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—STOCK ISSUANCE PROPOSAL

Overview

A portion of the consideration to be paid to Marcum in connection with the Transaction will consist of the Stock Consideration, which we estimate to be approximately 14.4 million shares of Common Stock, subject to calculation and adjustment pursuant to the Merger Agreement, to be issued over time in installments as set forth in and pursuant to the terms of the Merger Agreement.

We are asking our shareholders to approve the issuance of the Stock Consideration pursuant to the Merger Agreement. The terms of the Transaction are complex and only summarized below. Our shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Transaction. Shareholders are also urged to read carefully the Merger Agreement in its entirety, which is attached as Annex A hereto, before voting on this proposal. The discussion herein is qualified in its entirety by reference to the Merger Agreement.

We may consummate the Transaction pursuant to the Merger Agreement only if this Stock Issuance Proposal is approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present.

The Merger Agreement

The Merger Agreement is described below with the intention of providing you with information regarding the terms of the Transaction. The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made for purposes of the Merger Agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by the Company and Marcum in connection with negotiating the terms of the Merger Agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure schedules. As such, the representations, warranties, covenants and other agreements described below and included in the Merger Agreement should not be read alone. Rather, you should consider such information together with the information provided elsewhere in this proxy statement and in our filings with the SEC. Please see “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” beginning on page 101.

General Description of the Merger Agreement

On July 30, 2024, the Company entered into the Merger Agreement with Marcum, MAG, Merger Sub and the Owner Representative. Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company. Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs will complete the Attest Purchase by purchasing from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions. Among other exclusions, the assets to be contributed by Marcum to MAG, and liabilities to be assumed by MAG from Marcum, exclude Marcum’s wealth management businesses. In addition, MAG will assume Marcum’s liabilities other than specified excluded liabilities, which include, among others, obligations of Marcum related to retirement obligations and partner loans and capital contributions. The Attest Purchase will exclude Marcum’s Asian business. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The aggregate consideration to be paid by the Company in connection with the Transaction is approximately $2.3 billion, on a cash-free and debt-free basis and subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of Common Stock. Pursuant to the Merger Agreement, the base purchase price at closing will be estimated after customary adjustments related to working capital, cash, indebtedness, transaction expenses and other specified items, in each case as defined in the Merger Agreement. The Merger Agreement also provides for customary post-closing adjustments to the base purchase price and escrowed amounts to satisfy obligations to the Company arising from such adjustments. Post-closing adjustments will be settled in cash and not impact the Stock Consideration.

The Merger Agreement provides that approximately $1.1 billion of the purchase price, less certain deductions for obligations to be paid off at or following closing, escrow amounts, Owner Representative funds and other closing payments, will be paid in cash to the Owners at closing. The remainder of the purchase price, as adjusted and less escrow amounts and Owner Representative funds, will be paid as the Stock Consideration, with the number of shares to be issued calculated by dividing such remaining purchase price by $76.84 (which was the 30-day volume weighted average price of the Common Stock as of three business days prior to the date of the Merger Agreement). Although we have estimated that approximately 14.4 million shares will be issuable pursuant to these provisions, the exact amount cannot be determined at this time and will determined at closing based on the estimated amounts of various adjustment items.

The Stock Consideration will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner, 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025. Restrictions under applicable securities laws will prevent sales of Stock Consideration by Owners for at least six months following closing. Otherwise, Owners will not be subject to contractual limitations on their ability to sell the Stock Consideration once received.

Closing of the Transaction

The closing of the Transaction is expected to take place on the third business day after satisfaction (or, to the extent permitted, waiver) of the conditions set forth in the Merger Agreement (not including conditions which are to be satisfied by actions taken at the closing or which by their nature can be satisfied only on the closing date), unless another time, date or place is agreed to in writing by the parties.

Conditions to Closing of the Transaction

Conditions to Marcum’s, the Company’s and Merger Sub’s Obligations

The respective obligations of the Company and Marcum to consummate and effect the Transaction and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Transaction, of each of the following conditions:

•

no temporary restraining order, preliminary or permanent injunction or other order or decree that prevents the consummation of the Transaction shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental entity that would prevent, or make illegal, the Transaction;

•	all waiting periods (including extensions thereof) and other approvals or reviews of the Merger Agreement or the Transaction pursuant to the HSR Act shall have been received, expired or terminated;

•	the Stock Issuance Proposal will have been approved by the Company’s shareholders;

•	the Stock Consideration will have been authorized for listing on the NYSE, upon official notice of issuance; and

•	the Attest Purchase will have been consummated or will be consummated contemporaneously with the closing of the Merger.

Conditions to Marcum’s Obligations

The obligations of Marcum to consummate and effect the Transaction and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Transaction, of each of the following conditions, any of which may be waived, in writing, exclusively by Marcum:

•

the representations of the Company, other than certain fundamental representations (i.e., representations related to organization, authority and brokers), must be true and correct (without giving effect to any materiality qualifications) as of the date of the Merger Agreement and as of the closing date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which must be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect; and (ii) the fundamental representations of the Company must be true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date with the same effect as though made at and as of such date (except those representations that address matters only as of a specified date, which shall be true and correct except for de minimis inaccuracies in all respects as of that specified date);

•

the Company and Merger Sub must have performed and observed, in all material respects, all obligations and conditions to be performed or observed by them under the Merger Agreement at or prior to closing; and

•	no Company Material Adverse Effect shall exist.

It is also a condition to Marcum’s obligation to close the Transaction that the Company enter into a consulting agreement with Jeffrey Weiner, Marcum’s chairman and chief executive officer, and a severance agreement with David Bukzin, Marcum’s vice chairman. The Company has entered into these agreements, effective as of the closing. The agreement with Mr. Weiner provides he will provide strategic consulting to the Company as requested for two years following closing. The agreement with Mr. Bukzin entitles him to a monthly amount equal to his monthly base salary plus 1/12th of his target annual bonus as severance in the event he is terminated without cause or he resigns for good reason within 30 months from the closing, or, if such termination occurs in or after the 30th month from closing, Mr. Bukzin is entitled to monthly severance amount equal to his monthly base salary. The duration of the severance payments is 24 months if the termination occurs within 12 months from the closing, and then decreasing on a monthly basis thereafter to six months for a termination in or after the 30th month from closing.

Conditions to the Company’s and Merger Sub’s Obligations

The obligations of the Company to consummate and effect the Transaction and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the closing of the Transaction, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

•

the representations of Marcum and MAG, other than certain fundamental representations (i.e. representations related to organization, capitalization, authority, no breach of governance documents and brokers), and the representations made by each Owner in their letters of transmittals, must be true and correct (without giving effect to any materiality qualifications) as of the date of the Merger Agreement and as of the closing date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Marcum Material Adverse Effect; and (ii) the fundamental representations of Marcum and MAG must be true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date with the same effect as though made at and as of such date (except those fundamental representations of Marcum and MAG that address matters only as of a specified date, which shall be true and correct in all respects except for de minimis inaccuracies as of that specified date);

•	Marcum and MAG must have performed and observed, in all material respects, all obligations and conditions to be performed or observed by them under the Merger Agreement at or prior to closing;

•	the pre-closing restructuring transactions to be undertaken or effected by Marcum and certain of its affiliates as contemplated by the Merger Agreement shall have occurred;

•	no Marcum Material Adverse Effect shall exist;

•

(a) at least 90% of the Owners who received distributions or other compensation from Marcum of more than $1,500,000 in respect of Marcum’s 2023 calendar year shall have voted to approve the Transaction on behalf of themselves and, as applicable, any corporate partner that they control, and (ii) Owners holding, in the aggregate, at least 90% of the units of Marcum shall have voted to approve the Transaction and, in each case, such vote is not subject to recission (“Marcum Requisite Approval”), which has been obtained;

•	the Company shall have obtained the Debt Financing; and

•	the Restrictive Covenant Agreement from each Owner shall be in full force and effect in all respects.

Representations and Warranties

Under the Merger Agreement, Marcum and MAG made customary representations and warranties relating to: organization; capitalization; authority; financial statements; consents and approvals; no violations; material contracts; absence of changes; proceedings and orders; no undisclosed liabilities; permits; compliance with applicable law; employee benefit plans; environmental matters; intellectual property; data privacy and security; IT systems; labor matters; insurance; tax matters; brokers; real and personal property; affiliate transactions; customers; suppliers; international trade and anti-corruption; certain payments; government contracts; sufficiency of assets; attest business; information supplied; accredited investor status; books of account; records; independence issues; acknowledgement and representations by Marcum and MAG; and exclusivity of representations and warranties.

Under the Merger Agreement, the Company and Merger Sub made customary representations and warranties relating to: organization; authority; consents and approvals; no violations; litigation; brokers; Merger Sub activities; U.S. persons; the Company as the parent entity; SEC reports; financial statements; sufficiency of funds; capitalization; issuance of the Stock Consideration; internal controls and procedures; financing; information supplied; acknowledgement and representations by the Company and Merger Sub; and exclusivity of representations and warranties.

The representations and warranties of the parties contained in the Merger Agreement do not survive beyond the closing of the Transaction. The representation and warranty liability insurance policy obtained by the Company that takes effect at the closing will be the sole and exclusive remedy for breach of any representation or warranty by Marcum and MAG.

Covenants of the Parties

Covenants of Marcum and the Owner Representative

Marcum and the Owner Representative made certain covenants under the Merger Agreement, including, among others, the covenants set forth below.

•

Marcum will (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to preserve its business and all of its material assets and properties (real and personal), (iii) maintain in all material respects its current relations and goodwill with its clients, customers, suppliers, vendors and other persons with which it has material business relationships, and (iv) not take certain specified actions.

•

Marcum will (i) provide access to all of its books and records for the periods prior to the closing date and otherwise shall cooperate with the Company in connection with the Company’s integration planning and respond in a timely manner to all reasonable information requests of the Company, (ii) deliver to the Company monthly unaudited and quarterly unaudited financial statements, and (iii) use its commercially reasonable efforts to secure any required consents, as applicable.

•

Marcum and the Owner Representative will not, and will cause their respective representatives not to: (i) execute any written agreement to enter into a competing transaction; (ii) enter into, continue or participate in any negotiations or discussions with any potential third-party acquirer that would be reasonably expected to result in a competing transaction; (iii) knowingly encourage, facilitate, initiate or solicit any competing transaction; or (iv) provide confidential non-public information to any potential third-party acquirer to facilitate a competing transaction.

•

Marcum will use its reasonable best efforts to provide, and shall cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to provide, all cooperation and assistance necessary in connection with the Debt Financing, subject to certain limitations.

•

Marcum and its group companies will maintain in full force and effect (i) certain insurance policies, and (ii) material permits issued by any governmental entities responsible for regulating companies engaged in providing accounting services or any oversight authorities and otherwise take certain specified actions related to regulatory compliance and compliance with orders.

•

Marcum will not, directly or indirectly, for five years following closing: (i) enter into, engage in, promote, assist (financially or otherwise), or consult with any person, business, enterprise or activity that engages in any competing business anywhere in the United States; (ii) solicit (or attempt to solicit) business from or render services to any clients of any affiliated company of the Company as of the closing date; (iii) induce (or attempt to induce) or encourage any employee, officer, director, member, manager, partner, shareholder, sales representative, agent, vendor, or independent contractor of any company affiliated with the Company to terminate its relationship with such company; or (iv) employ or engage any person who, at any time within the 12 month period immediately preceding such employment or engagement, was an employee, officer, director, partner, manager, member, shareholder, sales representative, agent, or independent contractor of any company affiliated with the Company, in each case subject to certain exceptions.

•

Marcum will notify the Company (i) if it becomes aware of any fact or condition that causes or would be reasonably likely to cause or constitute a Marcum Material Adverse Effect and (ii) of the occurrence of any breach of any covenant of Marcum in the Merger Agreement or of the occurrence of any event that may interfere with the satisfaction of the conditions to the closing.

Covenants of the Company and Merger Sub

The Company and Merger Sub made certain covenants under the Merger Agreement, including, among others, the covenants set forth below.

•

The Company agreed that all rights provided in the governing documents of Marcum with respect to exculpation, indemnification and advancement of expenses will survive the Merger and will continue in full force and effect for a period of six years after the time the Merger becomes effective, and the Company will pay the cost of a six-year “tail” insurance policy.

•	The Company agreed to take certain actions in order to facilitate the resale of Stock Consideration by the Owners pursuant to Rule 144 under the Securities Act.

•

The Company will (i) offer employment on an at-will basis, effective as of 12:01 a.m. on the closing date to each Owner, employee, consultant and independent contractor of Marcum and its group companies (the “Transferred Employees”), and provide the base salary or hourly wages that are no less than those provided to such Transferred Employee (other than Owners) immediately prior to the closing and continue participation in specified employee benefit plans until December 31, 2025, (ii) engage each of the Owners as a “Managing Director” or “Director” in title and provide for a specified compensation pool for the Owners, provided, however, that the parties acknowledge and agree that the terms of employment of such individuals, including the compensation and benefits amounts and structure, may vary among such individuals, and (iii) at closing, the Company will establish and maintain a special retention incentive plan, which provides for the grant of retention bonus awards in an aggregate amount of $37.1 million to eligible Transferred Employees.

•

The Company will use its reasonable best efforts, and will cause its officers, directors, employees and representatives to use their reasonable best efforts, to arrange and consummate the Debt Financing.

•

Marcum has the right to nominate a director to be appointed to the Board at closing, and the Company agreed to appoint such nominee, subject to compliance with certain requirements and the recommendation of the Company’s Nominating and Governance Committee and approval by the Board. In the event of the death, disability or resignation of such nominee during his or her initial term, the Owner Representative may nominate a replacement nominee, subject to the same requirements.

•

The Company agreed not to take certain actions related to competing proposals (generally significant transactions that would involve 20% or more of the Company’s stock or assets). The Company agreed not to initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal, engage in discussions or negotiations with respect to such a proposal, furnish information in connection with such a proposal, enter into documentation with respect to such a proposal, or submit such a proposal to the Company’s shareholders. These restrictions are subject to customary “fiduciary out” exceptions that would allow the Company to take certain actions in response to a competing proposal that was considered to be a superior offer (generally a competing proposal, but involving 50% rather than 20% or more of the Company’s stock or assets, that is determined to be more favorable to the Company’s shareholders than the Transaction) if the Board, after consulting with legal counsel, concluded that failure to take such actions would be inconsistent with its fiduciary duties. Any such actions would be subject to customary requirements to share information with Marcum and negotiate in good faith regarding potential changes to the Transaction.

•

The Company also agreed to include the recommendation of the Board in favor of the Stock Issuance Proposal in this proxy statement, subject to certain exceptions allowing the Board to withdraw, modify or otherwise take certain actions that would be deemed a change in recommendation under the Merger Agreement prior to approval of the Stock Issuance Proposal in the event of a superior offer (as described in the preceding bullet) or an intervening event (generally, a material event or circumstance occurring after the date of the Merger Agreement and not known or foreseeable as of the date of the Merger Agreement, other than a competing proposal and certain other exceptions). A change in recommendation could only be made if the Board, after consulting with legal counsel, concluded that failure to take such action would be inconsistent with its fiduciary duties. Any such action would be subject to customary requirements to share information with Marcum and negotiate in good faith regarding potential changes to the Transaction.

•

The Company agreed to promptly prepare and, after providing Marcum a reasonable opportunity to review and comment and considering in good faith any comments provided by Marcum, file with the SEC this proxy statement, and thereafter mail the shareholders this proxy statement and all other proxy materials for the Special Meeting. The Company also agreed to hold this Special Meeting for the purpose of obtaining the required vote of the Company’s shareholders to approve the Stock Issuance Proposal and, subject to the exceptions described in the preceding bullet with respect to superior offers and intervening events, to solicit proxies in support thereof and include the recommendation of the Board in favor of the Stock Issuance Proposal.

Mutual Covenants

Each of the Company, Merger Sub and Marcum will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transaction. Without limiting the foregoing, the parties will cooperate with respect to the HSR Act filing and related process. The parties’ obligations under this covenant are subject to certain limitations, including, without limitation, that the Company will not be required to agree to any divestitures or operating restrictions and the parties are not required to contest any judicial or administrative action or seek to overturn any order.

Termination

The Merger Agreement provides that it may be terminated at any time prior to closing:

•	by mutual written consent of the Company and Marcum;

•

by the Company, (i) if any of the representations or warranties of Marcum and MAG shall not be true and correct or if any of the covenants or agreements of Marcum and MAG have not been complied with or performed, such that (a) the conditions set forth in Sections 6.2(a) or 6.2(b) of the Merger Agreement would not to be satisfied, and (b) such breach or failure to comply or perform is not capable of cure or if capable of cure, has not been cured prior to the earlier of the termination or the twentieth day after written notice thereof is delivered to Marcum; provided that the Company or Merger Sub is not then in material breach of the Merger Agreement so as to cause Sections 6.3(a) and 6.3(b) of the Merger Agreement to not be satisfied;

•

the Company also had the right to terminate if Marcum did not obtain specified required approvals by the Owners within 30 days of the date of the Merger Agreement, but all such approvals have been obtained as of the date hereof;

•

by Marcum, (i) if any of the representations or warranties of the Company or Merger Sub shall not be true and correct or if any of the covenants or agreements of the Company or Merger Sub have not been complied with or performed, such that (a) the conditions set forth in Sections 6.3(a) or 6.3(b) of the Merger Agreement would not be satisfied, and (b) such breach or failure to comply or perform is not capable of cure or if capable of cure, has not been cured prior to the earlier of the termination date or the twentieth day after written notice thereof is delivered to the Company; provided that Marcum is not then in material breach of the Merger Agreement so as to cause Sections 6.2(a) and 6.2(b) of the Merger Agreement to not be satisfied; (ii) if the Company has not obtained the Debt Financing and consummated the closing by the third business day following Marcum’s confirmation in writing to the Company that certain conditions have been satisfied or waived; provided, that Marcum shall not have the right to terminate pursuant to this clause (ii) at any time on or before 5:00 p.m., Eastern Time, on January 15, 2025; or (iii) this Special Meeting shall have been completed, at which a vote on the Stock Issuance Proposal has been taken and its approval is not obtained;

•

by either the Company or Marcum, if the Merger is not consummated on or prior to May 1, 2025; provided, that, if the failure to consummate the Merger is primarily the result of a material breach by the Company or Merger Sub or Marcum of its respective representations or warranties or a failure to perform obligations or covenants under the Merger Agreement, then termination will not be available to such party who has materially breached the Merger Agreement;

•

by either the Company or by Marcum, if any governmental entity has issued an order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement will not be available to any party if such party’s breach of the Merger Agreement is the primary cause of or resulted in such order, ruling or other action; or

•

by Marcum prior to, but not after, the time that approval of the Stock Issuance Proposal is obtained if there shall have occurred a change in recommendation by the Board as described in the Merger Agreement and above.

Termination Fees

The Merger Agreement provided that if the Company terminated the Merger Agreement due to Marcum’s failure to obtain Marcum Requisite Approval, a termination fee of $22.0 million was payable by wire transfer of immediately available funds to the Company by Marcum. The Marcum Requisite Approval has been obtained. If Marcum terminates the Merger Agreement due to the Company’s failure to obtain the Debt Financing, a termination fee of $48.0 million is payable by wire transfer of immediately available funds to Marcum by the Company (the “Debt Financing Termination Fee”). Additionally, if Marcum terminates the Merger Agreement due to the Company’s failure to obtain shareholder approval of the Stock Issuance Proposal or due to a change in recommendation by the Board, a termination fee of $25.0 million is payable by wire transfer of immediately available funds to Marcum by the Company (the “Company Vote Termination Fee”). In no event will Marcum be entitled to receive both the Debt Financing Termination Fee and the Company Vote Termination Fee.

No Survival; Indemnification

Other than covenants that survive closing by their terms, the representations, warranties, covenants and agreements of the parties under the Merger Agreement will not survive closing. Marcum will not have any indemnification obligations to the Company other than with respect to certain limited special indemnity items.

Amendments

Prior to the time the Merger is effective, the Merger Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Company, Merger Sub and Marcum. After the time the Merger is effective, the Merger Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the surviving entity and the Owner Representative.

Related Agreements

Support Agreement

In connection with entering into the Merger Agreement, the Company entered into the Support Agreement with Owners holding approximately 41% of Marcum’s units. The Support Agreement includes customary provisions requiring the signatory Owners to, in their capacities as Marcum partners, vote for and otherwise support the Transaction in accordance with the terms and conditions of the Merger Agreement.

The Support Agreement also includes certain customary “standstill” provisions, applicable until the first day following the Company’s third annual meeting of shareholders after closing. Pursuant to these provisions, signatory Owners agreed not to, without the prior written consent of the Company, directly or indirectly: (a) acquire Company securities or derivatives thereof or interests therein, subject to certain expectations; (b) propose any nominations or other business at any meeting of the shareholders of the Company, participate in any solicitation of proxies or consents or otherwise seek to advise or influence any person with respect to the voting of any securities of the Company; (c) deposit any shares of Common Stock in a voting trust or subject shares of Common Stock to a voting agreement or similar arrangement; (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company, whether with another Owner or any other person (regardless of the percentage of beneficial ownership of such “group”); (e) act in concert with any other person with respect to any Company securities or otherwise act, alone or in concert with others, to seek to obtain representation on the Board or to seek or offer to control or influence, in any manner, the management, Board or policies of the Company; (f) propose, make, effect or commence any tender or exchange offer, merger or other business combination or extraordinary transaction or any form of restructuring, recapitalization or similar transaction with respect to the Company or its securities or assets; (g) take any action seeking to enjoin or otherwise prevent the Company from expanding the size of the Board on the basis that doing so would dilute the impact of any Marcum’s designee; (h) enter into any arrangements, understandings or agreements (whether written or oral) with any other persons in connection with any of the activities referenced in the foregoing clauses (a) through (g) or the following clause (i); or (i) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, these restrictions or take any action that would reasonably be expected to, require the Company to make a public disclosure regarding any of the activities referenced in the foregoing clauses (a) through (g). During the standstill period, no Owner will, without the prior written consent of the Company, make any request, directly or indirectly, to amend or waive any of these provisions. Signatory Owners also agreed to enter into the Restrictive Covenant Agreement and Release at or prior to the Closing. The Support Agreement also includes a provision providing for specified liquidated damages if any installment of Stock Consideration is not issued within a 15-day grace period after it is due, subject to certain exceptions.

Restrictive Covenant Agreement

In connection with the Transaction, each Owner is required to sign a Restrictive Covenant Agreement and Release. The Restrictive Covenant Agreement includes provisions restricting Owners from engaging in or assisting a business that competes with the Company and from soliciting clients and certain prospective clients or employees. The period of restriction varies from one to five years from termination of employment with the Company, depending on the particular restrictive covenant and the amount of consideration received by the Owner in the Transaction.

The Restrictive Covenant Agreement also includes a provision that gives the Company the right, but not the obligation, to repurchase any Stock Consideration that the Owner intends to sell in a market transaction in the four years following closing.

Background of the Transaction

Acquisitions are a key part of our growth strategy. We pursue acquisitions to enter attractive geographic markets, strengthen our presence in an existing market, add services or deepen our expertise for our existing offerings, expand into higher growth industries and service niches and access top talent. We seek to acquire the most highly regarded, best in class financial, insurance and advisory firms that demonstrate a desire for a greater national platform and enhanced client service capabilities, possess strong leadership, cultural fit and a client base with cross-serving potential. On a regular basis, our Board and management evaluate potential acquisitions and we engage in discussions with potential transaction partners.

During the summer of 2023, the Company’s management met with investment banking professionals from Deutsche Bank, who had recently represented accounting firms in their transactions with private equity funds. The purpose of the meeting was to gain further insight into the transactions and market trends and to convey the Company’s general interest in exploring significant transactions.

In August 2023, representatives of Deutsche Bank, who had been retained by Marcum as its financial advisor, contacted the Company’s management about Marcum’s desire to meet and potentially explore a transaction. On August 31, 2023, members of the Company’s management met with members of Marcum’s management in New York.

Following this initial management meeting, on September 18, 2023, the Company and Marcum entered into a mutual confidentiality and nondisclosure agreement.

Shortly after entering into the mutual confidentiality and nondisclosure agreement, members of the Company’s management engaged in preliminary discussions with representatives of Deutsche Bank and shared an initial request for certain financial and other information. On September 30, 2023, Marcum provided the Company with access to a virtual data room and thereafter began sharing and updating preliminary financial and other information.

On October 30, 2023, the Company discussed the potential transaction with Baker & Hostetler LLP (“BakerHostetler”), its outside counsel.

On November 1, 2023, the Company engaged Perella Weinberg as its financial advisor. The engagement of Perella Weinberg was formalized in an engagement letter, dated March 18, 2024, reflecting such engagement.

Also on November 1, 2023, a meeting was held in Marcum’s office in New York involving members of management of both the Company and Marcum, as well as representatives from Perella Weinberg and Deutsche Bank. The purpose of the meeting was to preliminarily discuss a potential transaction and the businesses of both the Company and Marcum, as well as to discuss the financial and other information that the Company would require to continue to consider a potential transaction. Following this meeting, Marcum provided additional financial information in the virtual data room.

On November 22, 2023, the Board held a special meeting to discuss a potential transaction with Marcum. Members of management provided an overview to the Board regarding Marcum’s business and the preliminary discussions with Marcum and the strategic rationale behind consideration of a transaction of this scale. Representatives of Perella Weinberg presented additional information regarding the Company’s performance, Marcum’s business and industry and market developments, and discussed preliminary assessments of valuation and other transaction considerations.

In late November and early December 2023, meetings took place among representatives of the Company, Marcum, Perella Weinberg, Deutsche Bank, BakerHostetler and Dechert LLP (“Dechert”), counsel for Marcum, about various preliminary matters. Perella Weinberg, at the direction of the Company, held additional meetings with Deutsche Bank and follow-up discussions to discuss their clients’ respective expectations for key terms for a potential transaction, including structure, consideration mix and valuations. The parties also discussed the process and potential timeline for due diligence and negotiations.

On December 13, 2023, the Board held another special meeting to discuss the potential transaction. Management discussed the strategic rationale behind consideration of a transaction of this scale given industry dynamics and challenges to achieving the Company’s long-term strategic objectives relying exclusively on its historical approach of completing numerous smaller acquisitions. Various considerations, both with respect to a larger acquisition generally and Marcum specifically, were also discussed. Representatives of Perella Weinberg then updated the Board on discussions and information gathered since the November Board meeting, as well key considerations that would need to be addressed. After discussion, the Board was generally supportive of continuing to consider a potential transaction and working toward a non-binding indication of interest.

On December 20, 2023, the Company submitted a non-binding indication of interest to Marcum. The indication of interest conveyed a preliminary purchase price for Marcum, excluding its wealth management business, of $2.045 billion (inclusive of a $39.0 million retention incentive pool). This valuation was based on an 11x multiple of assumed trailing twelve month (“TTM”) adjusted EBITDA based on information provided by Marcum to date and a debt-free, cash-free basis, with the consideration to be paid in a mix of cash and Common Stock based on a targeted post-transaction debt to EBITDA ratio. The stock portion of the consideration would vest from three to six years following the closing. The structure proposed was an asset acquisition, with only specified liabilities to be assumed. Other than a proposed 90-day exclusivity period for the benefit of the Company, the indication of interest was non-binding and any transaction would be subject to diligence and negotiation of definitive documentation, among other things.

Following the Company’s submission of the non-binding indication of interest, in late December 2023, Perella Weinberg and Deutsche Bank held discussions about the indication of interest and Deutsche Bank conveyed feedback from Marcum to Perella Weinberg. Deutsche Bank then presented to Perella Weinberg a counterproposal from Marcum. The counterproposal conveyed a preliminary purchase price for Marcum, excluding its wealth management business, of $2.356 billion (exclusive of a $39.0 million retention incentive pool), representing a 12x multiple of estimated 2023 adjusted EBITDA, and an increase in the portion of the consideration that would be paid in cash. The stock portion of the consideration would vest from two to four years following the closing.

In December 2023, the Company also commenced discussions with representatives of CBIZ CPAs, a national independent CPA firm with which the Company has an existing Administrative Services Agreement, about a potential transaction. These discussions related to the potential acquisition by CBIZ CPAs of Marcum’s attest business and the terms thereof. These discussions continued thereafter until the Merger Agreement was signed on July 30, 2024 and the terms of the Attest Purchase were settled. CBIZ CPAs also participated in discussions with representatives of Marcum during this time period, as well as the due diligence process with respect to Marcum’s attest business.

On January 9, 2024, Perella Weinberg, at the direction of the Company, presented the Company’s response to Marcum’s counterproposal to Deutsche Bank. The response reiterated the preliminary purchase price conveyed in the initial indication of interest with the same mix of cash and Common Stock, but reduced the vesting period for the stock portion of the consideration to three to five years following the closing.

On January 31, 2024, members of management of the Company and Marcum, as well as representatives from Perella Weinberg and Deutsche Bank, met in New York to discuss various topics related to the potential transaction and open issues based on the most recent counterproposals. After this meeting, representatives of Perella Weinberg, at the direction of the Company, and Deutsche Bank continued to have discussion about key transaction terms and issues.

On February 7, 2024, at a regularly scheduled Board meeting, members of management of the Company provided an update on the potential transaction. Strategic rationale and benefits and opportunities, as well as other considerations, were discussed.

On February 13, 2024, members of management of the Company and Marcum met at the Company’s headquarters to further discuss the potential transaction and issues.

On February 28, 2024, the Board held a special meeting to discuss the potential transaction. Members of management provided an overview of the progress of discussions with Marcum and the then proposed transaction terms related to valuation and structure, as well as restrictive covenants, compensation and governance. Preliminary financial implications of a transaction, as well as financing considerations, were also discussed.

On March 6, 2024, the Company submitted a revised non-binding indication of interest to Marcum. The revised indication of interest conveyed an increased preliminary purchase price of $2.2 billion (inclusive of a $39.0 million retention incentive pool), with the increase based on applying the same 11x multiple to more recent Marcum financial information that had been provided. The proposed consideration continued to be a mix of cash and stock based on a targeted post-transaction leverage debt to EBITDA ratio, with the stock consideration to be delivered on a deferred basis over five years from closing and a portion of the stock consideration for a limited group of Owners subject to continued service requirements. The structure proposed by the indication of interest was an acquisition by merger of Marcum’s non-attest business (excluding its wealth management business) and a separate combination of Marcum’s attest business with the attest business of CBIZ CPAs. Additional provisions were included regarding buy-side representation and warranty insurance (“RWI”) as the exclusive recourse for breaches of representations and warranties, post-closing compensation for Owners, roles of senior Marcum leadership with the Company following the transaction, Board representation, termination fees payable by each of the parties in certain circumstances and support and standstill agreements and restrictive covenants that would be required from Owners. The proposed exclusivity period for the benefit of the Company was reduced to 75 days.

On March 13, 2024, Marcum returned a revised indication of interest to the Company. The revised indication of interest proposed a “double dummy” transaction structure involving a new holding company intended to achieve tax-free treatment for Owners on the stock portion of the consideration. Under this structure, the share consideration would be issued at closing with voting rights, but subject to transfer restrictions, rather than the deferred issuance the Company had proposed. The revised indication of interest also removed a provision that provided for shared retention under the RWI policy and limited provisions related to restrictive covenants and support and standstill agreements, the portion of the stock consideration that would be subject to continued service requirements and circumstances in which a termination fee would be payable by Marcum if it did not receive a sufficient level of Owner support, among other changes.

On March 15, 2024, representatives of the Company, Perella Weinberg, Deutsche Bank, BakerHostetler and Dechert held a teleconference call to discuss potential transaction structures and the potential tax consequences to the Company and Owners of each proposed structure.

Later in March, representatives of Perella Weinberg and Deutsche Bank continued to discuss the terms in the most recent indication of interest, including valuation and proposed structures of the stock consideration to potentially include a collar or similar protection against price movements after signing of a definitive agreement (rather than fixing the share consideration at the time of signing based on a volume-weighted average price as contemplated by the exchanged drafts of the indication of interest). As part of these discussions, Deutsche Bank communicated the view that more recently available market information supported an increase in the proposed purchase price multiple from 11x to 12x and requested that the Company’s proposed price reflect this information. Representatives of Perella Weinberg discussed this request with members of the Company’s management. After further discussion among members of the Company’s management, Perella Weinberg and BakerHostetler, the Company decided to increase the proposed purchase price multiple to 12x, to be reflected in the next revised indication of interest. During this time period, representatives of BakerHostetler and Dechert also discussed transaction structures and open issues in the indication of interest.

On April 8, 2024, the Company submitted a revised indication of interest to Marcum. The revised indication of interest reflected an increase of the proposed purchase price to $2.4 billion (inclusive of a $39.0 million retention incentive pool) as a result of increasing the proposed multiple from 11x to 12x. Otherwise, the revised indication of interest reverted to the previously proposed structure of an acquisition by the Company with a deferred delivery of the stock consideration, but accelerated the delivery timeline so that it would occur over approximately four years. The revised indication of interest did not include any collar or similar provision with respect to the stock consideration, which would continue to be fixed at the signing of a definitive agreement. The proposed exclusivity period for the benefit of the Company was increased back to 90 days.

On April 16, 2024, the Board held a special meeting to discuss the potential transaction. Members of management provided a recap of the strategic rationale for a transaction with Marcum, summarized the terms of the proposed indication of interest, highlighted key due diligence items and discussed financing considerations. Financial implications and shareholder perception were also discussed.

On April 17, 2024, after negotiating final changes, the parties entered into the non-binding indication of interest. The final indication of interest increased the termination fee payable by the Company in the event of a financing failure, but otherwise contained substantially similar terms to those conveyed in the April 8, 2024 version. Other than the 90-day exclusivity period for the benefit of the Company, the indication of interest was non-binding and any transaction would be subject to diligence and negotiation of definitive documentation, among other things.

Prior to entry into the non-binding indication of interest, the Company’s diligence had been focused on financial information, management and advisor meetings and certain other topics. On April 19, 2024, the

Company provided a detailed diligence request list to Marcum. The diligence request covered a broad range of subjects, such as finance, legal, risk management, human resources, information technology, conflicts and other functional business areas. Over the following weeks, Marcum began responding through virtual data room uploads, written responses and teleconferences. The Company and various third-party advisors retained to assist in the due diligence process reviewed the information provided, responded with follow-up diligence requests and held numerous meetings with Marcum and its advisors. This process continued until shortly before the parties entered into the Merger Agreement on July 30, 2024.

During April, the Company also commenced confidential discussions about financing for a potential transaction with a limited number of banks with which the Company had existing relationships. After receiving preliminary indications of terms, the Company decided to pursue a debt financing commitment from Bank of America, N.A. and BofA Securities. From this time through the signing of the Merger Agreement, the Company provided diligence materials and negotiated the terms of the Commitment Letter.

On May 8, 2024, at a regularly scheduled Board meeting, management provided an update on the potential transaction and its progress, including the status of due diligence.

On May 14, 2024, BakerHostetler sent initial drafts of the Merger Agreement and Support Agreement to Dechert. The draft Merger Agreement provided for the Company’s acquisition of Marcum’s non-attest business (excluding its wealth management business) by merger with a newly formed subsidiary of the Company on the terms provided by the indication of interest, along with customary purchase price adjustment provisions, representations and warranties, covenants related to, among others, financing efforts and cooperation, the Company’s shareholder meeting and shareholder approval, non-solicitation by the Company and the Board’s recommendation (subject to customary “fiduciary out” provisions allowing the Board to change its recommendation to the Company’s shareholders under certain circumstances), the restrictive covenants that Owners would be subject to, Marcum’s rights to designate directors to the Board, closing conditions and termination circumstances and fees.

The draft Support Agreement included certain customary provisions providing that the signatory Owners would vote for, and otherwise support, the Merger in accordance with the terms and conditions of the Merger Agreement and would refrain from taking actions inconsistent with such obligations. In addition, it provided that signatory Owners would comply with certain “standstill” provisions for five years after closing by not acquiring Common Stock or related securities other than in specified circumstances and refraining from taking specified actions related to the control or influence of the management of the Company, whether alone or in concert with any other person or as part of a group.

On May 24, 2024, Dechert sent a revised draft of the Merger Agreement to BakerHostetler. The revised draft provided for, among other things, various changes to the purchase price adjustment provisions and related definitions, the addition of five-year employment agreements to be entered into with specified Marcum executives to be effective at closing, liquidated damages in the event of any delay in the issuance of any stock consideration installment, additional covenants regarding post-closing employment terms and conditions to be offered by the Company to Owners and employees, more substantial representations and warranties from the Company, the acquisition of a six-year D&O tail insurance policy at the Company’s expense and revisions to certain covenants, including those related to financing efforts and cooperation, tax matters and the Company’s non-solicitation obligations and related “fiduciary out” provisions.

Dechert also sent a reverse due diligence request list along with the revised Merger Agreement. Thereafter, the Company responded to these requests with documents uploaded to the virtual data room, written responses and teleconferences. The Company continued to respond to follow-up diligence requests in the ensuing weeks.

On May 31, 2024, BakerHostetler sent a revised draft of the Merger Agreement to Dechert. The revised draft included further revisions to, among other things, the purchase price adjustment provisions and related definitions, various representations and warranties of Marcum and the Company, and covenants related to, among others, D&O indemnification and insurance, financing efforts and cooperation, tax matters, post-closing employment terms and conditions and restrictive covenants. The revised draft also deleted the requirement for five-year employment agreements with specified Marcum executives and substantially reduced the liquidated damages provision in the event of a delayed delivery of stock consideration.

On June 14, 2024, Dechert sent a revised draft of the Support Agreement. The revised draft provided for, among other things, more limited representations and warranties and covenants from signing Owners (including the deletion of a covenant related to non-solicitation of competing transactions) and standstill provisions that only applied through the closing.

On June 16, 2024, Dechert sent a revised draft of the Merger Agreement to BakerHostetler. The revised draft provided for the re-insertion of five-year employment agreements with specified Marcum executives and the addition of a closing condition requiring delivery of employment letters with one year of guaranteed compensation to all Marcum Owners in a form to be agreed on and attached to the Merger Agreement. It also provided for, among other things, additional revisions to certain purchase price adjustment provisions and related definitions, revisions to the liquidated damages provision in the event of delay in the issuance of stock consideration and additional representations and warranties from the Company.

During the second half of June, members of management of the Company and Marcum and representatives of Perella Weinberg and Deutsche Bank engaged in discussions about whether Marcum’s Asian business, operated through a 50% owned joint venture, would be included in the potential transaction. The Company did not have a strong interest in acquiring the business through a joint venture, and Marcum’s management and advisors communicated Marcum’s willingness to consider retaining this business. The parties also discussed transition services that would be needed for the retained business, and the valuation impact to the potential transaction.

On June 25, 2024, the Board held a special meeting to discuss the potential transaction. Management provided an update on Marcum’s recent financial performance and assessments of risks to future performance, as well as the progress of various diligence workstreams and discussed open issues that were continuing to be reviewed. Management also reported on financing discussions. The Company’s Chief Legal Officer then provided an overview of the Board’s fiduciary duties under applicable law. Representatives of BakerHostetler discussed currently proposed transaction terms and open issues, and representatives of Perella Weinberg provided an overview with respect to preliminary valuation and other transaction considerations.

On June 26, 2024, BakerHostetler sent a revised draft of the Merger Agreement to Dechert. The revised draft provided for, among other things, removal of the provision with respect to five-year employment agreements with specified Marcum executives and replacing it with a provision that would provide two years of compensation to such executives, removal of the closing condition related to employment letters for all Owners, further discussion of certain purchase price adjustments related to net working capital and indebtedness, reducing the liquidated damages payable in the event of delay in the issuance of stock consideration and removal of certain representations and warranties from the Company. The revised draft also reflected the earlier discussions with respect to the exclusion of Marcum’s Asian business from the transaction and that the purchase price would be reduced to reflect the value of that business in a to be determined amount.

On June 27, 2024, BakerHostetler sent a revised draft of the Support Agreement to Dechert. The revised draft added back, among other things, the covenant related to the non-solicitation of competing transactions and a five-year post-closing standstill provision.

From June and continuing until the Merger Agreement was signed on July 30, 2024, the parties exchanged and negotiated various ancillary agreements, exhibits, schedules and other transaction documentation, including, among others, the Restrictive Covenant Agreement, the asset purchase agreement for the Attest Purchase, the administrative services agreement for Marcum’s retained engagements and legacy work and the contribution agreement relating to Marcum’s pre-closing reorganization. Negotiations of the Restrictive Covenant Agreement were focused on the scope of the restricted business in the non-competition covenant, the length of the restrictive covenants if an Owner is terminated without cause or resigns for good reason, and the amount of liquidated damages if an Owner partner breaches any restrictive covenant in the agreement.

On July 10, 2024, Dechert sent a revised draft of the Merger Agreement to BakerHostetler. The revised draft, among other things, contemplated the sale of Marcum’s Asian business, eliminated a potential downward adjustment in the portion of transaction consideration that would be paid in cash if Marcum’s TTM adjusted EBITDA failed to satisfy a threshold and rejected a proposed escrow to secure Marcum’s indemnification obligation relating to retirement payment obligations to its retirees.

On July 16, 2024, BakerHostetler sent a revised draft of the Merger Agreement to Dechert. The revised draft, among other things, excluded the purchase of Marcum’s Asian business from the transaction, allowed a reduction in the portion of the transaction consideration to be paid in cash if Marcum’s TTM adjusted EBITDA failed to meet a specified threshold and proposed alternative forms of security to secure Marcum’s failure to satisfy its obligations to retirees.

On July 19, 2024, there was an all-hands meeting with representatives of the Company, Marcum, Perella Weinberg, Deutsche Bank, BakerHostetler and Dechert. The parties discussed the exclusion of Marcum’s Asian business from the transaction and the reduction in the purchase price relating to that exclusion, the terms upon which the Company would provide transition services to Marcum’s Asian business, transition matters with respect to other excluded businesses, the terms of the consulting agreement and severance agreement for two specified Marcum executives, the transition of employee benefit plans for employees of Marcum, the duration of the standstill period in the Support Agreement and conditions relating thereto and a liquidated damages provision if the Company failed to deliver any installment of the stock consideration when due.

On July 26, 2024, the Board held a special meeting. At this meeting, members of the Company’s management summarized the terms of the potential transaction. Members of the Company’s management also reported on the results of the due diligence process and the terms of the Debt Financing as provided by the Commitment Letter. Representatives of BakerHostetler also participated and summarized certain transaction terms. Representatives of Perella Weinberg then provided an overview of Perella Weinberg’s preliminary valuation analyses of the Transaction, and confirmed to the Board that, subject to finalization of the remaining transaction terms and definitive documentation, Perella Weinberg was prepared to deliver an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Transaction by the Company. Following discussion, and subject to members of the Company’s management finalizing the remaining transaction terms and finalizing definitive documentation and receipt of the opinion of Perella Weinberg as discussed below, the Board determined that the Merger and the Transaction are advisable, fair to and in the best interests of the Company and its shareholders and approved the Merger Agreement and the Transaction.

On July 26, 2024, BakerHostetler sent a revised draft of the Merger Agreement to Dechert. The revised draft inserted an agreed upon valuation for the stock consideration of $76.84 per share (which represented the 30-day volume weighted average price as of the prior day), reflected the exclusion of the Asian business and reduced the purchase price (including a proportionate reduction of the retention incentive pool) accordingly, required Marcum to indemnify the Company for certain items with recovery limited to a special escrow account (absent fraud), provided for the continuation of certain Marcum benefit plans until December 31, 2025 for employees transferring to the Company, reduced the number of Marcum designees to the Board from two to one and added a covenant for Marcum to use certain efforts to obtain acknowledgements and releases from retirees concerning the payment of Marcum’s retirement payment obligations while removing the request for an alternative form of security with respect such payments. On the same day, BakerHostetler sent a revised draft of the Support Agreement to Dechert that proposed a standstill period that would continue until the first day following the third annual meeting of the Company’s shareholders following closing.

Over the next few days, the parties exchanged multiple drafts of the Merger Agreement and engaged in discussions to resolve open issues primarily related to, among other things, terms and definitions related to purchase price and cash payment amount calculations, post-closing adjustment items and related covenants and the special indemnity terms and amount.

On July 30, 2024, the Board held another special meeting. At the request of the Board, representatives of Perella Weinberg reviewed with the Board Perella Weinberg’s financial analyses of the transaction, and rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion, dated July 30, 2024, that, as of such date and based upon and subject to, among other things, the various assumptions and limitations set forth in its opinion, the aggregate consideration of $2,285 million (as defined in Perella Weinberg’s written opinion to include the base purchase price and the retention incentive plan as provided by the Merger Agreement, the “Consideration”) to be paid by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company, as more fully described in the section entitled “—Opinion of the Company’s Financial Advisor.” The written opinion rendered by Perella Weinberg to the Board is attached to this proxy statement as Annex B.

On July 30, 2024, the parties entered into the Merger Agreement and ancillary agreements and issued a press release announcing the Transaction on the morning of July 31, 2024.

The Board’s Reasons for the Approval of the Transaction

The Board, in evaluating the Transaction, consulted with the Company’s management and its legal counsel, financial advisor and other advisors. In reaching its decision to approve the Transaction and to recommend that shareholders approve the Stock Issuance Proposal, the Board considered and evaluated a number of factors, including the factors discussed below.

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Benefits of Scale. The Board’s belief that the Transaction will enable the Company to achieve scale that accelerates its position in the marketplace. In particular, that the Transaction would solidify its position as a leading provider of professional advisory services to the growing middle market and the seventh largest accounting services provider in the U.S. The Board considered benefits of scale with respect to new business growth, competition for acquisitions, attracting and retaining talent, brand recognition, the ability to leverage investments in technology, processes, systems and other key areas of the business, strengthening the Company’s position in key geographic markets and industries and visibility with institutional investors.

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Financial Impact. The Board’s belief that there is a clear path to achieving significant financial benefits for the Company and shareholders. In particular, the Board considered that the Transaction would approximately double the Company’s Financial Services revenues and is projected to be accretive to earnings per share on an adjusted basis in the first year after closing, after eliminating transaction and integration costs and amortization of acquired intangibles, with such accretion expected to increase over time as synergies are realized. The Board also considered that projected significant cash flows could enable a return to a debt to EBITDA ratio consistent with the Company’s prior levels within a reasonable timeframe and allow deployment of capital to acquisitions, share repurchases and other investments in key areas of the business.

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Marcum’s Business and Prospects. The Company’s management’s thorough knowledge of Marcum’s business, operations, financial condition, earnings and prospects. The Board discussed and deliberated at length with Company management concerning Marcum’s business, operations, financial condition, earnings and prospects and believed that Marcum would be complementary to the Company’s business. In particular, the Board considered that the increased geographic penetration, breadth of services and depth of expertise would allow the Company to bring an even greater array of high-value solutions to our combined client base, as well as attract new clients.

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Alignment of Interests. The Board’s belief that the significant portion of the purchase price payable in the Stock Consideration will align the long-term interests of the Owners with the Company and its shareholders and increase the chances of success of the Transaction. In particular, the fact the Stock Consideration will be issuable over approximately four years, and that Owners would realize the benefits of appreciation in the price of the Common Stock during this time, would align the long-term interests of the Owners with the Company’s shareholders. In addition, the portion of the shares to be issued to certain Owners that are subject to continued service requirements would further incentivize Owners to contribute to our long-term success. The Board also considered that the employment and cash incentive arrangements contemplated by the Merger Agreement will provide additional incentivization.

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Opinion of the Company’s Financial Advisor. The oral opinion of Perella Weinberg rendered to the Board on July 30, 2024, which was subsequently confirmed in writing, that as of such date and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company, as more fully described in the section entitled “—Opinion of the Company’s Financial Advisor.”

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Board Composition and Management Continuity. The Board’s belief that continuity in the Board and executive officers, with the addition of a Marcum nominated director and the support of senior Marcum leadership, will be beneficial to the Company’s ability to achieve the benefits of the Transaction and that the continuity would be viewed favorably by clients, employees and investors.

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Likelihood of Completion. The Board’s belief that, if the Stock Issuance Proposal is approved, there is a reasonable likelihood that the Transaction will be completed based on, among other things, the Support Agreement and the commitment for the Debt Financing, and the otherwise limited and customary conditions to the Transaction.

The Board was also aware of and considered a variety of uncertainties and risks and other factors in its deliberations concerning the Transaction, including those discussed below.

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Risks in Obtaining the Benefits of the Transaction. The risk that the integration of the Company and Marcum may not be as successful as expected and that the anticipated benefits of the Transaction may not be realized in full or in part, at all or in the expected time frame. Although the Company has completed many acquisitions in the past and has significant experience evaluating and integrating acquired businesses, the Transaction will be the Company’s largest acquisition to date and will significantly increase the size and complexity of the Company after the closing. This creates inherent risk and uncertainty and difficulty in predicting future performance of the combined Company.

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Business Disruption. The possibility that the announcement and pendency of the Transaction, as well as integration efforts continuing after closing, could result in the disruption of the Company’s and Marcum’s businesses, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on the Company’s and Marcum’s business relationships.

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Dilution and Overhang. The possibility that, if the Company does not perform as expected following the Transaction, its earnings per share could be adversely impacted by the significant increase in outstanding shares of Common Stock as a result of the issuance of the Stock Consideration. Although the Company anticipates the Transaction will be accretive on an adjusted basis as noted above, there can be no assurance this will be the case and the Transaction is not expected to be accretive on a GAAP basis initially. In addition, although restrictions under applicable securities laws will prevent sales of Stock Consideration by Owners for at least six months following closing, Owners will not be subject to contractual limitations on their ability to sell the Stock Consideration once received. While the delivery of the Stock Consideration in installments over approximately four years may mitigate the potential for sales of a large volume at any particular time, persistent selling, or the perception of persistent selling, could adversely impact the market price of the Common Stock.

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Increased Leverage. The effects of an increased debt to EBITDA ratio of the Company immediately following closing, which will be meaningfully more significant that the leverage that the Company has historically maintained. Although the Company anticipates being able to return to a debt to EBITDA ratio consistent with the Company’s prior levels within a reasonable timeframe following the Transaction, there can be no assurance this will occur. Increased leverage may reduce the capital available for other potentially advantageous uses, such as additional acquisitions and share repurchases.

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Other Risks. Various other risks associated with the Transaction and to the Company following the Transaction set forth under the “Risk Factors” section. Without limiting the foregoing, the Board considered risks related to the recent SEC and PCAOB actions against Marcum, risks related to the increase in attest practice concentration, and in particular SEC-reporting attest clients of CBIZ CPAs, following the Transaction, risks related to internal controls and financial reporting and risks related to managing the effects on the Company’s stock price and shareholder reaction to the Transaction.

In light of the number and wide variety of factors considered in connection with its evaluation of the Transaction, the Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the Board made its recommendation based on the totality of information presented to, and the investigations conducted by or at its direction. In addition, individual directors may have given different weight to different factors.

This explanation of the Board’s reasons for the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.

Opinion of the Company’s Financial Advisor

The Company retained Perella Weinberg to act as its financial advisor in connection with the Merger. The Board selected Perella Weinberg due to its reputation and experience in the professional and consulting services sector, its expertise and qualifications in transactions of this nature, and its deep familiarity with the Company. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions as well as for corporate and other purposes.

On July 30, 2024, at the request of the Board, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board, that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the aggregate consideration of $2,285 million (as defined in Perella Weinberg’s written opinion to include the base purchase price and the retention incentive plan as provided by the Merger Agreement, referred in this section as the “Consideration”) to be paid by the Company in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.

The full text of Perella Weinberg’s written opinion, dated July 30, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations described in the opinion, is attached hereto as Annex B and is incorporated by reference herein.

For purposes of rendering its opinion, Perella Weinberg, among other things:

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reviewed certain internal financial statements, analyses and forecasts and other internal financial information and operating data relating to the business of Marcum, in each case, prepared by management of the Company and approved for Perella Weinberg’s use by management of the Company (as set forth in the section entitled “Certain Projected Financial Information”) (such forecasts, the “Forecasts”);

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discussed the past and current business, operations, financial condition and prospects of Marcum with senior executives of the Company and Marcum, the Board and other representatives and advisors of the Company and Marcum;

•	discussed with members of the senior management of the Company and Marcum their assessment of the strategic rationale for, and the potential benefits of, the Merger;

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reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects, financial synergies and tax benefits anticipated by management of the Company to result from the consummation of the Merger (the “Synergies”), in each case, prepared by management of the Company and approved for Perella Weinberg’s use by management of the Company;

•	compared the financial performance of Marcum with that of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	participated in discussions among representatives of the Company and Marcum and their respective advisors;

•	reviewed a draft of the Merger Agreement dated July 29, 2024; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

For purposes of its opinion, Perella Weinberg assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by it (including information that was available from public sources) and further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Forecasts and the Synergies, Perella Weinberg was advised by management of the Company and assumed, with the Board’s consent, that the Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of Marcum and the other matters covered thereby, and Perella Weinberg expressed no view as to the reasonableness of the Forecasts, the Synergies or the assumptions on which they were based. See the section entitled “Certain Projected Financial Information” for a description of the Forecasts. In arriving at its opinion, Perella Weinberg did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Marcum or any of their respective subsidiaries. Perella Weinberg did not assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of the Company, Marcum or any other party. In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.

Perella Weinberg assumed that the final Merger Agreement would not differ from the draft of the Merger Agreement reviewed by it in any respect material to its analysis or its opinion. Perella Weinberg also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to its analysis and its opinion, (ii) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to its analysis and its opinion, (iii) the Merger would be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to its analysis or its opinion, (iv) certain adjustments to the Consideration, as provided in the Merger Agreement (collectively, the “Consideration Adjustment”), would not result in any adjustment to the Consideration that would be material to Perella Weinberg’s analysis, (v) the Merger and the transactions contemplated by the Merger Agreement would have the tax consequences described in discussions with, and materials furnished to Perella Weinberg by, management of the Company and (vi) the Company would have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to its analysis. In addition, Perella Weinberg assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the Company of the Consideration of $2,285 million to be paid by the Company in the proposed Merger pursuant to the Merger Agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger would be consummated. Perella Weinberg expressed no opinion as to the amounts to be paid by the Company in connection with the Consideration Adjustment. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Consideration or otherwise. Perella Weinberg did not express any opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, as to the underlying decision by the Company to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor did Perella Weinberg express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. Perella Weinberg’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood the Company had received such advice as it deemed necessary from qualified professionals.

Perella Weinberg’s opinion was for the information and assistance of the Board in connection with, and for the purpose of its evaluation of, the Merger. Perella Weinberg’s opinion is not intended to be and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. Perella Weinberg expressed no opinion as to the prices at which the Common Stock will trade at any time, including following announcement of completion of the Merger. In addition, Perella Weinberg expressed no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company. Perella Weinberg’s opinion was necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed with the Board in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Selected Publicly Traded Company Comparison

Perella Weinberg reviewed and compared certain financial information for Marcum with corresponding financial information, ratios and public market multiples for eight publicly traded companies in the professional and consulting services industry with a market capitalization between $500 million and $10 billion (the “Selected Publicly Traded Companies”). Although none of the Selected Publicly Traded Companies is identical to Marcum, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Marcum in one or more respects, including operating in the professional and consulting services industry. Perella Weinberg selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the business lines to Marcum’s lines of businesses, as well as the business models, service offerings and end-market exposures of such companies.

The companies selected by Perella Weinberg were as follows:

•	CBIZ, Inc.

•	FTI Consulting, Inc.

•	CRA International, Inc.

•	ICF International, Inc.

•	Huron Consulting Group Inc.

•	Robert Half Inc.

•	The Hackett Group, Inc.

•	H&R Block, Inc.

The results of certain aspects of Perella Weinberg’s analysis with respect to the Selected Publicly Traded Companies are summarized in the following table:

	Enterprise Value/ 2024E EBITDA	Share Price/ 2024E Earnings per Share	Enterprise Value/ 2025E EBITDA	Share Price/ 2025E Earnings per Share
Mean	15.0x	22.7x	13.5x	20.0x
Median	14.8x	23.2x	12.8x	19.2x

For each of the Selected Publicly Traded Companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information, the Forecasts and Wall Street consensus third party research estimates from Capital IQ and FactSet.

Based on the multiples of enterprise value (“EV”) to calendar year 2024 estimated (“2024E”) and calendar year 2025 estimated (“2025E”) Adjusted EBITDA and multiples of share price to 2024E and 2025E Adjusted earnings per share (“EPS”) for each of the Selected Publicly Traded Companies, Perella Weinberg’s analysis of the various Selected Publicly Traded Companies and professional judgments made by Perella Weinberg with respect to, among other things, the financial performance of Marcum and the Selected Publicly Traded Companies, Perella Weinberg (i) applied a range of multiples of 14.0x-16.0x to the estimated Adjusted EBITDA of Marcum for calendar year 2024 based on the Forecasts to derive a range of implied enterprise values from $2,830 million to $3,235 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the after-tax benefit value of the Consideration, in an amount of $1,919 million (such tax benefit amount calculated as the Consideration, minus the retention incentive plan (as provided in the Merger Agreement)), minus certain amounts attributable to performance stock, minus the estimated adjustment for net working capital (as provided by the Company management) and adjusted for cost basis (as provided by the Company management), with the derived total capitalized value of taxable assets amortized from the date the Consideration is scheduled to be paid or issued by the Company to the period ending 15 years after the estimated closing date (as provided by the Company management), with an estimated marginal tax rate (as provided by the Company management) applied to the resulting annual amortization amount and with the undiscounted value of the resulting annual tax benefit discounted, at after-tax cost of debt, to present value) (such after-tax benefit value of the Consideration, the “After-Tax Benefit Value”), (ii) applied a range of multiples of 12.0x-14.0x to the estimated Adjusted EBITDA of Marcum for calendar year 2025 based on the Forecasts to derive a range of implied enterprise values from $2,575 million to $3,004 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million, (iii) applied a range of multiples of 21.5x-24.5x to the estimated after-tax EBIT of Marcum for the calendar year 2024 based on the Forecasts to derive a range of implied enterprise values from $2,963 million to $3,376 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million and (iv) applied a range of multiples of 17.5x-20.5x to the estimated after-tax EBIT of Marcum for the calendar year 2025 based on the Forecasts to derive a range of implied enterprise values from $2,570 million to $3,010 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million.

Although the Selected Publicly Traded Companies were used for comparison purposes, no business of any Selected Publicly Traded Company was either identical or directly comparable to Marcum’s business. Accordingly, Perella Weinberg’s comparison of the Selected Publicly Traded Companies and its analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly Traded Companies.

Discounted Cash Flow Analysis

Perella Weinberg conducted a discounted cash flow analysis excluding the Synergies (the “Non-Synergized Case”) and a discounted cash flow analysis including the Synergies (the “Synergized Case”) for Marcum based on the Forecasts to derive ranges of implied enterprise values for Marcum by:

•

calculating the present value as of November 1, 2024 of the estimated standalone free cash flows (calculated as after-tax EBIT, plus depreciation and amortization, minus changes in net working capital, minus capital expenditures and, in the instance of the Synergized Case, minus after-tax integration costs and dis-synergies) that Marcum could generate for the remainder of calendar year 2024 (after November 1, 2024) and complete calendar years 2025 through 2029, as included in the Forecasts, using discount rates ranging from 10.0% to 11.0%; and

•

adding the present value as of November 1, 2024 of the terminal value of Marcum at the end of calendar year 2029 using terminal LTM exit multiples ranging from 12.0x-14.0x, based on Perella Weinberg’s experience and professional judgment, discount rates ranging from 10.0% to 11.0%. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts to a specific point in time by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors taken into account based on the professional judgment and experience of Perella Weinberg.

Perella Weinberg used discount rates ranging from 10.0% to 11.0%, which were derived from Marcum’s weighted average cost of capital determined by the application of the capital asset pricing model based on Perella Weinberg’s experience and professional judgment, and which took into account certain company-specific metrics, including a target capital structure for Marcum based on a median of publicly traded peers, the cost of long-term debt, forecasted marginal tax rate (as provided by the Company management) and a two-year raw beta, a size premium as well as certain financial metrics for the United States financial markets generally.

This analysis resulted (i) in the instance of the Non-Synergized Case, an implied enterprise value reference range for Marcum of approximately $2,378 million to $2,800 million and (ii) in the instance of the Synergized Case, an implied enterprise value reference range for Marcum of approximately $2,476 million to $2,936 million. Perella Weinberg compared these ranges to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the analyses described herein as a comparison is directly comparable to Marcum.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Board as to the fairness, from a financial point of view, as of the date of such opinion, of the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Forecasts and other third-party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by the Company management or third parties.

Perella Weinberg has acted as financial advisor to the Company with respect to the Merger. Pursuant to the terms of the engagement letter between Perella Weinberg and the Company, dated March 18, 2024, the Company agreed to pay Perella Weinberg $3.5 million in cash, upon delivery by Perella Weinberg of its opinion or, following request by the Board that Perella Weinberg render an opinion, the determination by Perella Weinberg that it would not be able to deliver an opinion containing the conclusion sought by the Company in the context of the Merger. The Company also has agreed to pay Perella Weinberg an additional fee, which is contingent upon the consummation of the Merger, of $14.0 million. In addition, the Company, in its sole discretion, may pay Perella Weinberg an additional fee of up to $2.5 million, upon consummation of the Merger. Perella Weinberg will also be entitled to receive a termination fee equal to a portion of any compensation the Company may receive as a result of the termination of the Merger Agreement. In addition, the Company agreed to reimburse Perella Weinberg for certain expenses and indemnify Perella Weinberg for certain liabilities and other items that may arise out of its engagement.

Perella Weinberg and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Perella Weinberg and its affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services.

Except in connection with Perella Weinberg’s engagement as financial advisor to the Company in connection with the Merger, during the two-year period prior to the date of its opinion, no material relationship existed between Perella Weinberg or its affiliates, on the one hand, and the Company, Marcum or any of their respective affiliates, on the other hand, pursuant to which Perella Weinberg or its affiliates has received or anticipates receiving compensation.

However, Perella Weinberg and its affiliates in the future may provide investment banking and other financial services to the Company and/or Marcum and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of its business activities, Perella Weinberg and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Marcum or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Certain Projected Financial Information

The Company and Marcum do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s consideration of the Transaction and Perella Weinberg’s financial analysis described under “—Opinion of the Company’s Financial Advisor,” Marcum’s management confidentially provided to the Company non-public, internal financial forecasts regarding Marcum’s anticipated future operating results. The Company’s management then prepared the Forecasts, which were based the information provided by Marcum and on management’s judgment, taking into account the financial and other due diligence and evaluations performed in connection the Transaction. The Company provided these Forecasts to Perella Weinberg and directed Perella Weinberg to use the Forecasts for purposes of Perella Weinberg’s financial analyses and opinion. The Company has included the summary information set forth below with respect to the Forecasts to give the Company’s shareholders access to this previously non-public information because such information was considered by the Board for purposes of evaluating the Transaction and by Perella Weinberg for purposes of its financial analyses and opinion.

The Forecasts were not audited, were not prepared with a view toward public disclosure, and were not prepared with a view toward complying with the published guidelines of the SEC and the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of Forecasts. However, in the view of the Company’s management, the Forecasts were prepared on a reasonable basis, and present, as of the date prepared, a reasonable expectation of Marcum’s estimated future financial performance for the periods indicated. Furthermore, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared. The non-synergized Forecasts were prepared treating Marcum on a stand-alone basis, without giving effect to the Transaction, and the synergized Forecasts were prepared to give effect to the Company’s managements estimates with respect to synergies. The Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Forecasts.

The accompanying Forecasts include financial measures that were not calculated in accordance with GAAP. Non-GAAP financial measures should not be considered as an alternative to comparable GAAP measures as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates of the Company’s and Marcum’s management underlying the Forecasts are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Forecasts, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or of Marcum, or that actual results will not differ materially from those presented in the Forecasts. Inclusion of the Forecasts in this proxy statement should not be regarded as a representation by any person that the results contained in the Forecasts will be achieved.

The Company has not updated, and does not intend to update or otherwise revise, the Forecasts to reflect circumstances existing since their preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of subsequent events. None of the Company, Marcum or any of their respective representatives or advisors makes any representation to any person with regard to the ultimate performance of the Company or Marcum.

Non-Synergized Marcum Forecast
(In millions)

	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$1,219	$1,279	$1,343	$1,411	$1,481	$1,555
% Growth	5%	5%	5%	5%	5%	5%
Adj. EBITDA	$202	$215	$228	$242	$253	$266
% Margin	17%	17%	17%	17%	17%	17%
After-Tax EBIT	$138	$147	$156	$166	$174	$183
Free Cash Flow	$128	$132	$142	$150	$158	$164

Synergized Marcum Forecast
(In millions)

	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$1,219	$1,279	$1,343	$1,411	$1,481	$1,555
% Growth	5%	5%	5%	5%	5%	5%
Adj. EBITDA (Synergized)	$202	$216	$235	$261	$278	$291
% Margin	17%	17%	17%	17%	17%	17%
Free Cash Flow (Synergized, Net of Integration Costs)	$128	$64	$118	$148	$166	$172

(1)

Adjusted EBITDA was calculated on a consistent basis with Marcum’s historical adjusted EBITDA. The projections were based on growing 2023 revenue and applying an adjusted EBITDA margin assumption, which was informed by Marcum’s 2023 adjusted EBITDA margin.

(2)

Free cash flow calculated as after-tax EBIT, plus depreciation and amortization, minus changes in net working capital, minus capital expenditures and, in the instance of the synergized Forecasts, plus or minus the net impact of after-tax realized synergies, net of integration costs.

Interests of Certain Persons in the Transaction

The Company believes that the interests of its directors and executive officers are generally aligned with the interests of the Company’s shareholders with respect to the Transaction. The Transaction will not constitute a “change in control” under its equity compensation plans or employment arrangements or otherwise trigger any compensatory benefits to directors and executive officers. However, the Company’s directors and executive officers are generally expected to continue in their roles following the closing, with only one nominee of Marcum expected to be appointed to the Board. Although the Company does not have any current plans to change the compensation of its directors and executive officers as a result of the Transaction, as continuing directors and executive officers in a larger Company, it is possible they could benefit from changes in the compensation peer groups and comparable market data utilized in compensation decisions in the future. In addition, the standstill provisions included in the Support Agreement could have the effect of decreasing the likelihood that the Company’s directors are subject to contested elections or that directors and executive officers would otherwise be subject to efforts to influence or control the management and policies of the Company for a period of time following closing. As a result, the Company’s directors and executive officers could be considered to have certain interests that differ from, or be in addition to, the interests of the Company’s shareholders.

Board of Directors Following the Transaction

The Merger Agreement provides Marcum the right to nominate a director to be appointed to the Board at closing, subject to compliance with certain requirements and the recommendation of the Company’s Nominating and Governance Committee and approval by the Board.

Ownership of the Company Following the Transaction

The Stock Consideration, once fully issued over time, will constitute approximately 22% of our outstanding shares of Common Stock, without giving effect to any subsequent issuances, repurchases or other changes in the number of shares outstanding. However, Owners will not be subject to contractual restrictions on their ability to sell the Stock Consideration, so they may sell shares of Common Stock that they receive in compliance with applicable securities laws. Therefore, we cannot predict the actual percentage ownership of the outstanding Common Stock that the Owners will obtain or maintain at any point in time. Owners will not have voting rights with respect to the Stock Consideration until it is delivered.

Accounting Treatment

The Transaction will be accounted for using the acquisition method of accounting in accordance with ASC 805. The Company’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Transaction and concluded, based on a consideration of the pertinent facts and circumstances, that the Company will be the acquirer for financial accounting purposes. Accordingly, for purposes of the “Unaudited Pro Forma Condensed Combined Financial Information” contained in this proxy statement, the Company’s cost to acquire Marcum has been allocated to the Company’s acquired assets and liabilities based upon their estimated fair values. The allocation of the Transaction consideration is estimated and is dependent upon estimates of certain valuations that are subject to change. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as an adjustment to goodwill.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transaction is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. If the FTC or the Antitrust Division makes a Second Request, the waiting period with respect to the Acquisition will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Marcum each certify substantial compliance with the Second Request. Complying with a Second Request can take a significant period of time. On September 3, 2024, the Company and Marcum filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Acquisition, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on October 3, 2024 unless the FTC and the Antitrust Division issue a Second Request or the Company voluntarily withdraws and refiles to allow a second 30-day waiting period.

At any time before or after consummation of the Transaction, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transaction. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transaction on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Marcum is aware of any material regulatory approvals or actions that are required for completion of the Transaction other than the expiration or early termination of the waiting period under the HSR Act.

Legal Proceedings Related to the Transaction

Securities class action lawsuits and derivative lawsuits are often brought against publicly traded companies that have entered into merger agreements or other significant transactions requiring approval of shareholders, such as the Transaction. The Company has received demand letters on behalf of purported shareholders alleging certain disclosure deficiencies in this proxy statement. The Company believes the allegations are without merit, but additional demand letters may be received and lawsuits may be initiated based on similar or other allegations. Even if such claims and potential lawsuits are without merit, defending against these claims and threats of these claims can result in substantial costs and divert management time and resources.

Vote Required for Approval

This Stock Issuance Proposal (and consequently, the Transaction) will be approved only if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present, vote “FOR” the Stock Issuance Proposal. Accordingly, abstentions will have the same effect as a vote against the proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Stock Issuance Proposal, assuming a quorum is present.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

Overview

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Stock Issuance Proposal at the time of the Special Meeting. If our shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of the Stock Issuance Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Stock Issuance Proposal such that the Stock Issuance Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Stock Issuance Proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Stock Issuance Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Accordingly, abstentions will have the same effect as a vote against the proposal. A shareholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS

VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

The Company is a diversified services company which, acting through its subsidiaries, has been providing professional business services since 1996, primarily to small and medium-sized businesses, as well as individuals, governmental entities, and not-for-profit enterprises throughout the United States and parts of Canada. The Company manages and reports its operations along three practice groups: Financial Services, Benefits and Insurance Services and National Practices.

The mailing address of the Company’s principal executive office is 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131 and its telephone number is (216) 447-9000. The Company maintains an internet site at https://www.cbiz.com/.

Except for the Company’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through the Company’s website is not a part of this proxy statement. For further information about the Company, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other SEC filings incorporated by reference herein. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

INFORMATION ABOUT MARCUM

Marcum is one of the largest independent public accounting and advisory firms in the United States.

Founded in 1951 and headquartered in New York City, Marcum has 43 offices in major markets across the U.S. and serves more than 35,000 clients. With approximately $1.2 billion in 2023 revenue and more than 3,500 professionals, Marcum ranks as the 13th-largest accounting firm in the U.S. according to Accounting Today 2024 Top 100 Firms Report.

Marcum provides a wide range of professional services to entrepreneurial companies, midcap and micro-cap SEC registrants, and high-net-worth individuals. The firm’s solutions include traditional tax, attest, accounting, and advisory services, as well as technology solutions and executive search and staffing services. Marcum’s industry-focused practices offer deep insight and specialized services to privately held and publicly registered companies, and nonprofit and social sector organizations. Refer to “Marcum Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information about revenue generated by type of service.

Like the Company, Marcum has a history of growing both organically and through acquisitions. Marcum completed twelve acquisitions from 2021 through June 30, 2024. Refer to Note 3 to Marcum’s audited consolidated financial statements and Note 3 to Marcum’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement for more information.

MARCUM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations relates to, and should be read in conjunction with, Marcum’s financial statements included elsewhere in this proxy statement. It should also be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions, which could cause actual results to differ materially from management’s expectations.

EXECUTIVE SUMMARY

Marcum is one of the largest independent public accounting and advisory firms in the United States.

Revenue of $1,173.6 million in 2023 grew $278.1 million, or 31.1%, from revenue of $895.5 million in 2022. Of this increase, $92.3 million was organic revenue, as defined below, and $185.8 million was attributable to acquisitions. Revenue in 2022 grew $208.6 million, or 30.4%, from revenue of $686.9 million in 2021. Of this increase, $131.5 million was organic revenue and $77.1 was attributable to acquisitions. Net income attributable to partners in 2023 increased $106.6 million, or 35.9%, to $403.6 million from $297.0 million in 2022. Net income attributable to partners in 2022 increased $23.4 million, or 8.5%, compared to $273.6 million in 2021. Refer to “Results of Operations” for a detailed discussion of the components of net income.

Revenue of $682.9 million in the six months ended June 30, 2024 grew $24.2 million, or 3.7%, from revenue of $658.6 million in the six months ended June 30, 2023. Of this increase, $9.4 million was organic revenue and $14.8 million was attributable to acquisitions.

Net income attributable to partners in the six months ended June 30, 2024 increased $39.1 million, or 14.0%, to $318.5 million from $279.3 million in the six months ended June 30, 2023. Refer to “Results of Operations” for a detailed discussion of the components of net income.

One of Marcum’s priorities for the use of capital is to make strategic acquisitions. As described in Note 3 to the audited consolidated financial statements and Note 3 to the unaudited condensed consolidated financial statements, Marcum completed a number of acquisitions during the last three years and the interim period through June 30, 2024.

RESULTS OF OPERATIONS

Same-unit revenue, also known internally by Marcum as “organic revenue,” represents total revenue adjusted to reflect comparable periods of activity for acquisitions. For example, for a business acquired on July 1, 2022, revenue for the period January 1, 2023, through June 30, 2023, would be reported as revenue from acquired businesses whereas revenue for the periods from July 1 through December 31 of both years would be reported as same-unit revenue or organic revenue.

The tables and discussion below should be read in connection with Marcum’s audited consolidated financial statements and related notes and unaudited condensed consolidated financial statements and related notes. Marcum believes the percentage relationships between revenue and major categories in its statement of income, as well as the percentage changes in the associated dollar amounts, are relevant to an evaluation of its business.

Results of Operations for Years Ended 2023, 2022 and 2021

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
	(In thousands)	% of revenue	(In thousands)	% of revenue	(In thousands)	% of revenue
Firm Revenue	$1,173,590		$895,450		$686,860
Costs of Revenue	542,787		418,853		300,180

Gross Margin	630,803	53.7%	476,597	53.2%	386,680	56.3%

Operating Expenses
General and administrative	80,454	6.9%	68,474	7.6%	47,871	7.0%
Occupancy costs	51,920	4.4%	36,252	4.0%	33,553	4.9%
Technology	27,480	2.3%	21,720	2.4%	9,688	1.4%
Training and recruiting	6,924	0.6%	7,104	0.8%	5,170	0.8%
Marketing and advertising	13,494	1.1%	13,394	1.5%	6,912	1.0%
Depreciation and amortization	18,201	1.6%	12,079	1.3%	6,636	1.0%
Regulatory settlement	—	—	13,000	1.5%	—	—

Total Operating Expenses	198,473	16.9%	172,023	19.2%	109,830	16.0%

Income from Operations	432,330	36.8%	304,574	34.0%	276,850	40.3%
Other (Expense) Income	(1,494)	-0.1%	3,724	0.4%	2,692	0.4%
Interest Expense	(17,012)	-1.4%	(7,438)	-0.8%	(1,668)	-0.2%

Net Income	413,824	35.3%	300,860	33.6%	277,874	40.5%

Less: Net Income Attributable to Non-controlling Interests	10,220	0.9%	3,844	0.4%	4,247	0.6%

Net Income Attributable to Partners	$403,604	34.4%	$297,016	33.2%	$273,627	39.8%

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Presented below is a table that compares the captions in Marcum’s income statement between the years ended December 31, 2023 and December 31, 2022 showing the changes and percent change.

	For the Year Ended
	December 31, 2023	December 31, 2022
	(In thousands)	(In thousands)	Change	% change
Firm Revenue	$1,173,590	$895,450	$278,140	31.1%
Costs of Revenue	542,787	418,853	123,934	29.6%

Gross Margin	630,803	476,597	154,206	32.4%

Operating Expenses
General and administrative	80,454	68,474	11,980	17.5%
Occupancy costs	51,920	36,252	15,668	43.2%
Technology	27,480	21,720	5,760	26.5%
Training and recruiting	6,924	7,104	(180)	-2.5%
Marketing and advertising	13,494	13,394	100	0.7%
Depreciation and amortization	18,201	12,079	6,122	50.7%
Regulatory settlement	—	13,000	(13,000)	-100.0%

Total Operating Expenses	198,473	172,023	26,450	15.4%

Income from Operations	432,330	304,574	127,756	41.9%
Other (Expense) Income	(1,494)	3,724	(5,218)	-140.1%
Interest Expense	(17,012)	(7,438)	(9,574)	128.7%

Net Income	413,824	300,860	112,964	37.5%

Less: Net Income Attributable to Non-controlling Interests	10,220	3,844	6,376	165.9%

Net Income Attributable to Partners	$403,604	$297,016	$106,588	35.9%

Revenue

Marcum earns revenue from performing different services for its clients. Presented below is a table that presents the revenue earned from these various services for the years ended December 31, 2023 and 2022. The table indicates the amount of change and percentage change in revenue in 2023 compared to 2022.

(In thousands)
	For the Year Ended
	December 31, 2023	December 31, 2022	Change	Percentage
Attestation	$483,186	$373,615	$109,571	29.3%
Tax & Accounting services	454,660	325,043	129,617	39.9%
Managed Services	106,059	88,767	17,292	19.5%
Advisory	70,352	54,328	16,024	29.5%
Personnel Placement	5,960	6,119	(159)	-2.6%
National Practices	53,373	47,578	5,795	12.2%

Total	$1,173,590	$895,450	$278,140	31.1%

Revenue for the year ended December 31, 2023 increased $278.1 million, or 31.1%, compared to the prior year. All lines of services, except Personnel Placement, had significant increases in the current year. The increase was primarily attributable to the acquisitions that are described in Note 3 to the audited consolidated financial statements which accounted for $185.8 million, or 66.8%, of the increase. The organic revenue growth of $92.3 million reflected a 10.3% increase over the prior year and was attributable to a variety of factors, including a 6% increase in billing rates.

Cost of Revenue/Gross Margin

Cost of revenue primarily includes personnel costs, which primarily relates to employee salaries and benefits and subcontractors’ costs. The increase in cost of revenue will correspond closely with the increase in revenue. Accordingly, while the cost of revenue increased $123.9 million from 2022 to $542.8 million in 2023, gross margin as percentage of revenue increased slightly from 53.2% to 53.7%. The slight increase in gross margins reflects improvements in the historical gross margin of Friedman LLP (“Friedman”) as Marcum integrated their operations. However, it still had a negative impact on margins compared to 2021.

Operating Expenses

Operating expenses increased by $26.5 million in 2023 as compared to 2022. Operating expense as a percentage of revenue decreased to 16.9% compared to 19.2% of revenue for the prior year. While many costs will increase as revenue increases, a number of costs will not increase proportionately with revenue as operationally efficiency increases with scale.

Operating expenses for the year ended December 31, 2023 exclude $13.0 million of costs related to a regulatory settlement (see Note 15 to the audited consolidated financial statements) that occurred in 2022. The increase in operating costs was driven by $12.0 million higher general and administrative costs, $15.7 million higher occupancy costs, $5.8 million higher computer and technology related costs, and $6.1 million higher depreciation and amortization expense.

General and administrative expense increased by approximately $12.0 million, or 17.5%, in 2023 as compared to 2022. However, as percentage of revenue, it decreased to 6.9% from 7.6% for the prior year. The increase in general and administrative expense was driven by $7.6 million higher bad debt expense, $2.8 million higher travel and meals expense, and $2.8 million higher office expense. These increases generally correspond to the increase in revenue – and reflect both the acquired businesses and organic growth. As a percentage of revenue, bad debts were 1.6% in 2023 versus 1.2% in 2022.

Occupancy costs increased approximately $15.7 million over the prior year and represented 4.4% of revenue compared to 4.0% in the prior year. The increase in expense is due to having a full year of expense as relating to the Friedman acquisition that occurred in Sept 2022. As a result of the Friedman acquisition, Marcum had two New York City leases, one of which was abandoned and subsequently sublet in 2024. Occupancy costs in 2023 include impairments of $7.0 million relating to the abandonment. Other acquisitions contributed $2.7 million of additional occupancy costs.

Computer and technology costs increased approximately $4.5 million as a result of the Friedman acquisition. Depreciation and amortization increased $5.7 million primarily due to the increase in the amortization of intangibles as a result of acquisitions during 2022 having a full year of amortization in 2023 as well as new 2023 acquisitions.

Interest Expense

Interest expense is comprised of the net adjustments to the fair value of our contingent purchase price liability related to prior acquisitions, notes payable, and credit facility. Interest expense on contingent purchase price liabilities was $8.5 million in 2023 compared to $4.7 million in 2022. The increase is driven by 2023 including a full year of the Friedman acquisition from September 2022. Interest expense on the credit facility was $3.5 million in 2023 compared to $0.6 million in 2022. Marcum’s average debt balance and weighted average interest rate was $42.4 million and 8.3%, respectively, in 2023, as compared to $13.9 million and 4.6%, respectively, in 2022. The increase in interest expense in 2023 as compared to 2022 was driven by a higher average debt balance as well as higher weighted average effective interest rate. Marcum’s debt is further discussed in Note 12 to the audited consolidated financial statements.

Other Income (Expense)

The following table presents the components of Other income (expense), net for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
	(In thousands)
Other Income	3,449	5,616
Other expense	(4,943)	(1,893)

Total other (Expense) income	$(1,494)	$3,723

Other income decreased $2.2 million primarily due to a $1.6 million decrease in income for investments accounted for under the equity method.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Presented below is a table that compares the captions in Marcum’s income statement between the years ended December 31, 2022 and December 31, 2021 showing the changes and percent change.

	For the Year Ended
	December 31, 2022	December 31, 2021
	(In thousands)	(In thousands)	Change	% change
Firm Revenue	$895,450	$686,860	$208,590	30.4%
Costs of Revenue	418,853	300,180	118,673	39.5%

Gross Margin	476,597	386,680	89,917	23.3%

Operating Expenses
General and administrative	68,474	47,871	20,603	43.0%
Occupancy costs	36,252	33,553	2,699	8.0%
Technology	21,720	9,688	12,032	124.2%
Training and recruiting	7,104	5,170	1,934	37.4%
Marketing and advertising	13,394	6,912	6,482	93.8%
Depreciation and amortization	12,079	6,636	5,443	82.0%
Regulatory settlement	13,000	—	13,000	100.0%

Total Operating Expenses	172,023	109,830	62,193	56.6%

Income from Operations	304,574	276,850	27,724	10.0%
Other (Expense) Income	3,724	2,692	1,032	38.3%
Interest Expense	(7,438)	(1,668)	(5,770)	346.0%

Net Income	300,860	277,874	22,986	8.3%

Less: Net Income Attributable to Non-controlling Interests	3,844	4,247	(403)	-9.5%

Net Income Attributable to Partners	$297,016	$273,627	$23,389	8.5%

Revenue

Presented below is a table that presents the revenue earned from various services for the years ended December 31, 2022 and 2021. The table indicates the amount of change and percentage change in revenue in 2022 compared to 2021.

(In thousands)
	For the Year Ended
	December 31, 2022	December 31, 2021	Change	Percentage
Attestation	$373,615	$289,877	$83,738	28.9%
Tax & Accounting services	325,043	247,373	77,670	31.4%
Managed Services	88,767	65,938	22,829	34.6%
Advisory	54,328	42,628	11,700	27.4%
Personnel Placement	6,119	6,691	(572)	-8.5%
National Practices	47,578	34,353	13,225	38.5%

Total	$895,450	$686,860	$208,590	30.4%

Revenue for the year ended December 31, 2022, increased $208.6 million, or 30.4%, compared to the prior year. All lines of services, except Personal Placement, had significant increases. A significant portion of the increase was attributable to the acquisitions that are described in Note 3 to the audited consolidated financial statements, which accounted for $77.1 million, or 37.0%, of the increase. The organic revenue of $131.5 million reflected a 19.1% increase over the prior year and was attributable to a variety of factors including incremental attestation work related to initial public offerings by clients. Revenue related to work associated with initial public offerings depends on a variety of factors outside of Marcum’s control. Organic revenue also increased because billing rates were increased twice during 2022: 8% in January and another 8% in September. As the fees for many contracts with clients are substantially fixed, the increase in billing rates does not correspond to a direct increase in revenue of the same magnitude at the same time.

Cost of Revenue/Gross Margin

Cost of revenue primarily includes personnel costs, which primarily relates to employee salaries and benefits and subcontractors’ costs. The increase in cost of revenue typically corresponds very closely with the increase in revenue. The cost of revenue increased $118.7 million from 2021 to $418.9 million in 2022, and gross profit as percentage of revenue decreased from 56.3% to 53.2%. Corresponding with the billing rate increases, staff salaries were also increased an average of 8% in January and September of 2022 to reflect the competitive employment market and inflation. In addition, in September of 2022, we acquired Friedman, which historically produced lower gross margin percentages. In an effort to control employment cost on a long term basis, Marcum relied more on utilizing outsourced labor that is more flexible on a short term basis. This cost increased 117% from 2021 to $22.4 million in 2022.

Operating Expenses

Operating expenses increased by $62.2 million in 2022 as compared to 2021. Operating expense as a percentage of revenue increased to 19.2% compared to 16.0% of revenue for the prior year.

Operating expenses for the year ended December 31, 2022 include $13.0 million of costs related to a regulatory settlement (see Note 15 to the audited consolidated financial statements) that did not exist in 2021. The increase in operating costs was driven by $20.6 million higher general and administrative costs, $12.0 million higher computer and technology related costs, $6.5 million higher marketing and advertising cost, and $5.4 million higher depreciation and amortization expense.

General and administrative expense increased by approximately $20.6 million, or 43.0%, in 2022 as compared to 2021. However, as percentage of revenue, it only increased slightly to 7.6% from 7.0% in the prior year. Approximately half of this increase related to a $10.5 million increase in professional fees and consulting for legal and other professional services relating to a potential private equity transaction as well as five acquisitions. Additionally, travel, meals and entertainment increased by $6.6 million reflecting that these costs were unusually low in 2021 because of the COVID-19 restrictions.

Occupancy costs increased approximately $2.7 million, or 8%, over the prior year and represented 4.0% of revenue compared to 4.9% in the prior year. Many of the significant acquisitions, including Friedman, did not occur until the second half of 2022; accordingly, there was not a significant increase in occupancy cost.

Computer and technology costs increased approximately $12.0 million, or 124.2%, compared to the prior year primarily as a result of the Friedman acquisition. Depreciation and amortization increased $5.4 million for the increase in the amortization of intangibles because of acquisitions during 2021 having a full year of amortization in 2022 as well as new 2022 acquisitions.

Interest Expense

Interest expense is comprised of the net adjustments to the fair value of contingent purchase price liability related to prior acquisitions, notes payable, and credit facility. Interest expense on contingent purchase price liabilities was $4.7 million in 2022 compared to $0.6 million in 2021. The increase is driven by the acquisition of Friedman in September 2022. Interest expense on the credit facility was $0.6 million in 2022, compared to $0 in 2021. Additionally, during 2021, Marcum borrowed $25.0 million each from Guardian Life and Mutual of Omaha that resulted in interest expense of $0.7 million for 2021 compared to $1.7 million in 2022. See Note 12 to the audited consolidated financial statements.

Marcum’s average debt balance and weighted average interest rate was $13.9 million and 4.6%, respectively, in 2022, as compared to $1.8 million and 1.7%, respectively, in 2021. The increase in interest expense in 2022 as compared to 2021 was driven by a higher average debt balance as well as higher weighted average effective interest rate. Marcum’s debt is further discussed in Note 12 to the audited consolidated financial statements.

Results of Operations for Six Months Ended June 30, 2024 compared to Six Months Ended June 30, 2023

Presented below is a table that compares the captions in Marcum’s income statement between the six months ended June 30, 2024 and June 30, 2023, showing the changes and percent change. Additionally, the tables present information that indicates the percentage of various income statement items as a percentage of revenue.

	For the Six Months Ended		For the Six Months Ended
	June 30, 2024		June 30, 2023
	(In thousands)	% of revenue	(In thousands)	% of revenue	Change	% change
Firm Revenue	$682,903		$658,620		$24,283	3.7%
Costs of Revenue	262,388		271,603		(9,215)	-3.4%

Gross Margin	420,515	61.6%	387,017	58.8%	33,498	8.7%

Operating Expenses
General and administrative	39,957	5.9%	39,815	6.0%	142	0.4%
Occupancy costs	23,373	3.4%	23,068	3.5%	305	1.3%
Technology	15,636	2.3%	14,337	2.2%	1,299	9.1%
Training and recruiting	2,615	0.4%	2,350	0.4%	265	11.3%
Marketing and advertising	6,875	1.0%	6,380	1.0%	495	7.8%
Depreciation and amortization	9,915	1.5%	8,920	1.4%	995	11.1%

Total Operating Expenses	98,371	14.4%	94,870	14.4%	3,501	3.7%

Income from Operations	322,144	47.2%	292,147	44.4%	29,997	10.3%
Other (Expense) Income	1,835	0.3%	(60)	0.0%	1,895	-3140.7%
Interest Expense	(6,195)	-0.9%	(8,412)	-1.3%	2,217	-26.4%

Net Income	317,784	46.5%	283,675	43.1%	34,109	12.0%

Less: Net Income Attributable to Non- controlling Interests	(751)	-0.1%	4,325	0.7%	(5,076)	-117.4%

Net Income Attributable to Partners	$318,535	46.6%	$279,350	42.4%	$39,185	14.0%

Revenue

Presented below is a table that presents the revenue earned from various services for the six months ended June 30, 2024, and 2023. The table indicates the amount of change and percentage change in revenue in 2024 compared to 2023. Marcum historically has earned more revenue in the first half of the year compared to the second half. This is primary attributable to attestation services and to a lesser extent tax and accounting services. During 2023, Marcum earned 56.1% of its annual revenue by June 30, 2023 with 60.9% of attestation services revenue being earned during this period. Marcum expects this trend to continue for 2024.

(In thousands)
	For the Six Months Ended
	June 30, 2024	June 30, 2023	Change	Percentage
Attestation	$287,921	$294,072	$(6,151)	-2.1%
Tax & Accounting services	270,961	250,793	20,168	8.0%
Managed Services	56,754	53,916	2,838	5.3%
Advisory	35,973	35,999	(26)	-0.1%
Personnel Placement	2,846	3,559	(713)	-20.0%
National Practices	28,448	20,281	8,167	40.3%

Total	$682,903	$658,620	$24,283	3.7%

Revenue for the six months ended June 30, 2024 increased $24.2 million, or 3.7%, compared to the prior year. The decrease in revenue of $6.2 million, or 2.1%, from the prior year for the attestation service line was attributable to a variety of factors, including a decline in work related to initial public offerings by clients. The $20.2 million increase in tax & accounting services was primarily attributable to the acquisitions that are described in Note 3 to the unaudited condensed consolidated financial statements, as well as the 6% billing rate increase in September 2023 which impacted the 2024 tax season billing. There have been no other billing rate increases during the six months ended June 30, 2024. The national practices increased $8.2 million, or 40.3%, from the prior period mainly as a result of the technology business; hardware and software sales are up $2.0 million, managed services are $1.5 million higher, technology client accounting services are up $1.5 million, and financial systems sales are up $1.0 million.

Cost of Revenue/Gross Profit

Cost of revenue primarily includes personnel costs, which primarily relate to employee salaries and benefits and subcontractors’ costs. Friedman, which was acquired in September 2022, historically had a lower gross margin compared to Marcum. As Marcum integrated Friedman’s operations during 2023, margins improved towards the end of 2023. The improvements carried into the six months ended June 30, 2024 resulting in a decrease in cost of revenue of $9.2 million, or 3.4%, and an increase in gross margin of $33.5 million, or 8.7%.

Operating Expenses

Operating expenses increased by $3.5 million in the six months ended June 30, 2024 as compared to the prior period. Operating expense as a percentage of revenue is consistent at 14.4% for both periods.

The increase in operating costs was driven by $1.3 million higher technology costs and $1.0 million higher depreciation and amortization expense.

Computer and technology costs increased approximately $1.3 million as a result of increased software renewal costs. Depreciation and amortization increased $1.0 million, of which $0.6 million is the result of a full period of amortization for acquisitions from 2023 and new acquisitions in 2024.

Interest Expense

Interest expense is comprised of the net adjustments to the fair value of our contingent purchase price liability related to prior acquisitions, notes payable, and credit facility. Interest expense on contingent purchase price liabilities was $4.4 million in the six months ended June 30, 2024 compared to $5.5 million in the prior period. The decrease is driven by the declining future payment stream to Friedman. Interest expense on the credit facility was $0.5 million in the six months ended June 30, 2024, compared to $1.7 million in the prior period. Marcum’s average debt balance and weighted average interest rate was $26.5 million and 3.9%, respectively, in the six months ended June 30, 2024, as compared to $47.1 million and 7.1%, respectively in the prior period. The decrease in interest expense in the six months ended June 30, 2024 as compared to the prior period was driven by a lower average debt balance as well as lower weighted average effective interest rate. Marcum’s debt is further discussed in Note 12, Debt and Financing Arrangements, to the accompanying unaudited condensed consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

The following table is derived from Marcum’s Consolidated Statements of Cash Flows:

	Year Ended December 31,
	2023	2022	2021
	(In thousands)
Net cash provided by operating activities	$416,622	$314,941	$281,115
Net cash used in investing activities	(22,967)	(110,047)	(7,482)
Net cash used in financing activities	$(398,528)	$(280,590)	$(224,605)

The following table is derived from Marcum’s Unaudited Condensed Consolidated Statements of Cash Flows:

	For the Six Months Ended June 30,
	2024	2023
	(In thousands)
Net cash provided by operating activities	$251,570	$196,312
Net cash used in investing activities	(6,302)	(18,140)
Net cash used in financing activities	(237,492)	(168,321)

Marcum generates strong cash flows from operations and has had access to a credit facility (in the amount of $100.0 million as of December 31, 2023 and $160.0 million as of June 30, 2024), which enables Marcum to fund investments and operating projects that are designed to optimize net income. Cash flows from operations and available capital resources have allowed Marcum to make strategic acquisitions, meet working capital needs, and service debt. Generally, Marcum has maintained low levels of cash and applied any available cash to pay down outstanding debt balance. Due to the seasonal nature of accounting and tax services in the first four months of the fiscal year, Marcum historically generates much of its cash flows during the last three quarters of the fiscal year.

Marcum’s working capital management primarily relates to trade accounts receivable, accounts payable, incentive-based compensation and other assets, which consist of other receivables and prepaid assets typically related to activities in the normal course of business operations. At any specific point in time, working capital is subject to many variables, including seasonality and the timing of cash receipts and payments, most notable in the seasonality of the accounting and tax services.

Accounts receivable balances increase in response to the increase in revenue generated during the first four months of the year. A significant amount of this revenue is billed and collected in subsequent quarters. Days sales outstanding (“DSO”) represent accounts receivable and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve months’ daily revenue. DSO was 64 days as of December 31, 2023, and 72 days as of December 31, 2022 and 66 at December 31, 2021. The DSO for 2023 decreased as a result of integrating Friedman. Friedman was acquired in September 2022 and Marcum started and continued to integrated them into its billing practices for the remainder of 2022. DSO was 81 days as of June 30, 2024, and 88 days as of June 30, 2023. The DSO as of June 30, 2024 decreased from June 30, 2023 as a result of improving practices around billing for tax return services. DSO data is provided because such data is commonly used as a performance measure to evaluate Marcum’s ability to collect on receivables in a timely manner.

Cash Provided by Operating Activities

Year Ended December 31, 2023 - Cash provided by operating activities was $416.6 million during 2023, consisting of net income of $413.8 million and certain non-cash items of $115.5 million offset by changes in working capital items that reduced operating cash flow by $112.7 million. Included in the changes in working capital that reduced operating cash flow is the payment for the settlement with regulators described in Note 15 to the audited consolidated financial statements of $13.0 million and payment of $22.2 million that was owed to Friedman and accrued at December 31, 2022.

Year Ended December 31, 2022 - Cash provided by operating activities was $314.9 million during 2022, consisting of net income of $300.9 million and certain non-cash items $70.7 million offset by changes in working capital items that reduced operating cash flow by $56.7 million. Included in the changes in working capital that increased operating cash flow is the accrual for the settlement with regulators described in Note 15 of $13.0 million and $22.2 million that was owed to Friedman.

Year Ended December 31, 2021 - Cash provided by operating activities was $281.1 million during 2021, consisting of net income of $277.9 million and certain non-cash items of $47.3 million offset by changes in working capital items that reduced operating cash flow by $44.1 million.

Six Months Ended June 30, 2024 - Cash provided by operating activities was $251.6 million during the six months ended 2024, consisting of net income of $317.8 million and certain non-cash items of $100.9 million offset by changes in working capital items that reduced operating cash flow by $167.1 million. Included in the changes in working capital that reduced operating cash flow is a change in Marcum’s closing process. Marcum closed issuing bills to clients for June in the middle of the month in order to expedite the closing process. This resulted in an increase in unbilled fees and a reduction in accounts receivable. This billing process change did not impact the unaudited condensed consolidated statement of income.

Six Months Ended June 30, 2023 - Cash provided by operating activities was $196.3 million during six months ended June 30, 2023, consisting of net income of $283.7 million and certain non-cash items $56.8 million offset by changes in working capital items that reduced operating cash flow by $144.2 million.

Investing Activities

The majority of Marcum’s investing activities relate to acquisitions and capital expenditures. Refer to Note 3 to the audited consolidated financial statements and Note 3 to the unaudited condensed consolidated financial statements for a discussion about significant acquisitions.

Year Ended December 31, 2023 - Net cash used in investing activities in 2023 consisted of $16.2 million cash paid for business acquisitions and $6.7 million in capital expenditures.

Year Ended December 31, 2022 - Net cash used in investing activities in 2022 consisted of $103.0 million related to business acquisitions and $7.0 million in capital expenditures.

Year Ended December 31, 2021 - Net cash used in investing activities in 2021 consisted primarily of $1.0 million related to business acquisitions and $6.4 million in capital expenditures.

Six Months Ended June 30, 2024 - Net cash used in investing activities in 2024 consisted of $1.7 million cash paid for business acquisitions and $4.6 million in capital expenditures.

Six Months Ended June 30, 2023 - Net cash used in investing activities in 2023 consisted of $15.2 million related to business acquisitions and $2.9 million in capital expenditures.

Financing Activities

The majority of Marcum’s financing activities relate to its credit facility, income distributions to partners, as well as contingent consideration payments for prior acquisitions. Refer to Note 12 to the audited consolidated financial statements and Note 12 to the unaudited condensed consolidated financial statements for further discussion on the credit facility.

Year Ended December 31, 2023 - Net cash used in financing activities in 2023 included $328.9 million of distributions to partners and $65.6 million of contingent consideration payments for prior acquisitions.

Year Ended December 31, 2022 - Net cash used in financing activities in 2022 included $298.7 million of distributions to partners and $1.4 million of contingent consideration payments for prior acquisitions.

Year Ended December 31, 2021 - Net cash used in financing activities in 2021 included $268.1 million of distributions to partners and $1.5 million of contingent consideration payments for prior acquisitions.

Six Months Ended June 30, 2024 - Net cash used in financing activities in 2024 included $286.5 million of distributions to partners and $5.6 million of contingent consideration payments for prior acquisitions.

Six Months Ended June 30, 2023 - Net cash used in financing activities in 2023 included $175.9 million of distributions to partners and $0.6 million of contingent consideration payments for prior acquisitions.

CAPITAL RESOURCES

Credit Facility - Marcum’s primary financing arrangement has been the $160.0 million unsecured credit facility (increased from $100.0 million in March 2024), which provided Marcum with the capital necessary to meet working capital needs as well as the flexibility to continue with strategic initiatives, including business acquisitions and returning capital to partners. On December 31, 2023, Marcum had $10.0 million outstanding under the credit facility, as well as standby letters of credit totaling $5.8 million. Available funds under the credit facility, based on the terms of the commitment, were approximately $84.2 million on December 31, 2023. On June 30, 2024, Marcum had $64.0 million outstanding under the credit facility, as well as standby letters of credit totaling $5.8 million. Available funds under the credit facility, based on the terms of the commitment, were approximately $90.2 million on June 30, 2024.

Marcum has been required to meet certain financial covenants under the credit facility with respect to (i) total leverage ratio and (ii) interest coverage ratio. Marcum was in compliance with these covenants as of December 31, 2023 and as of June 30, 2024.

The credit facility will be terminated and all outstanding debt thereunder will be repaid in connection with the closing of the Transaction.

Use of Capital - One of Marcum’s priorities for the use of capital has been to make strategic acquisitions. Marcum completed several acquisitions during the last three years and six months ended June 30, 2024. Refer to Note 3 to the audited consolidated financial statements and Note 3 to the unaudited condensed consolidated financial statements for further discussion on acquisitions.

Cash Requirements – Marcum’s cash requirements historically included acquisitions, interest payments on debt, seasonal working capital requirements, contingent earnout payments for previous acquisitions, operating and finance lease payments, income and capital distributions to partners, including pensions, and capital expenditures. Cash provided by operations, as well as available funds under the credit facility, were sufficient to meet cash requirements for the next 12 months and beyond.

Following the closing of the Transaction, Marcum will no longer have its own credit facility or cash requirements related to distributions to partners or pensions, and we expect that its cash requirements will be satisfied and managed through the Company’s consolidated arrangements.

OBLIGATIONS AND COMMITMENTS

Leases – Marcum has a $6.6 million finance lease liability at December 31, 2023, of which $2.1 million, including interest, is due in 2024. Marcum also has a $171.9 million operating lease liability at December 31, 2023, of which $33.9 million, including interest, is due in 2024. See Note 13 to the audited consolidated financial statements for a description of this liability and information on the amounts that are owed over the next five years.

Debt – Marcum’s outstanding debt at December 31, 2023 is $69.8 million of which $9.7 million, excluding interest, is due in 2024. See Note 12 to the audited consolidated financial statements for information on the amounts that are owned over the next five years. As noted above, the credit facility will be terminated at the closing of the Transaction and outstanding debt thereunder will be paid off.

Contingent Liability – Marcum has a contingent liability of $167.5 million as of December 31, 2023 relating to various acquisitions. Of this amount, $59.1 million, excluding interest, is expected to be paid in 2024 and approximately $82.6 million is expected to be paid in 2025.

Pension – The projected benefit obligation is $337.1 million as of December 31, 2023, of which $9.5 million is expected to be paid in 2024. See Note 14 to the audited consolidated financial statements for information on the amounts that are owed over the next five years. Pension obligations will not be assumed by the Company.

Marcum provides standby letters of credit to landlords (lessors) of leased premises in lieu of cash security deposits. Letters of credit totaled $5.8 million at December 31, 2023.

Marcum has various agreements under which it may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification clauses are included in contracts arising in the normal course of business under which Marcum customarily agrees to hold the other party harmless against losses arising from a breach of representations, warranties, covenants, or agreements, related to matters such as title to assets sold and certain tax matters. Payment by Marcum under such indemnification clauses are generally conditioned upon the other party making a claim. Such claims are typically subject to challenge by Marcum and to dispute resolution procedures specified in the particular contract. Further, Marcum’s obligations under these agreements may be limited in terms of time and/or amount and, in some instances, Marcum may have recourse against third parties for certain payments made by Marcum. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement. Historically, Marcum has not made any payments under these agreements that have been material individually or in the aggregate. As of December 31, 2023, Marcum was not aware of any obligations arising under indemnification agreements that would require material payments.

Interest Rate Risk Management - Marcum does not purchase or hold any derivative instruments for trading or speculative purposes. Marcum does not utilize interest rate swaps to manage interest rate risk exposure associated with floating-rate debt under its credit facility.

CRITICAL ACCOUNTING ESTIMATES

The preparation of Marcum’s audited consolidated financial statements in accordance with GAAP is based on the selection and application of accounting policies that require Marcum to make significant estimates and assumptions that in certain circumstances affect amounts reported in the accompanying audited consolidated financial statements. In preparing these financial statements, Marcum has made its best estimates and judgments of certain amounts included in the audited consolidated financial statements, giving due consideration to materiality. Actual results could differ from Marcum’s estimates and assumptions, and any such difference could be material to its audited consolidated financial statements.

Marcum considers an accounting estimate to be critical if: (1) the accounting estimate requires Marcum to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that Marcum reasonably could have used in the current period, would have a material impact on financial condition or results of operations. Marcum identified the following items as critical accounting estimates.

Partner Retirement Benefits – Net pension benefits for partners charge (credit) has been very volatile. Pension benefit charge (credit) was $29.4 million, ($39.2 million) and $100.2 million, respectively, for the three years ended December 31, 2023.

This plan is unfunded. Marcum has adopted a policy of immediate recognition of all actuarial gains or losses. As indicated in Note 14 to the audited consolidated financial statements, the fluctuation in the actuarial gain/loss is the primary reason for the volatility of this item. The actuarial (gain) loss was ($4.9 million), ($70.8 million) and $76.1 million, respectively for the three years ended December 31, 2023. The primary reason for the actuarial gains and losses related to the change in discount rates used to measure the projected benefit obligation.

The discount rate is evaluated at year end and modified to reflect the prevailing market rate of a portfolio of high-quality fixed income debt instruments that would provide the future cash flows needed to pay the benefits included in the benefit obligation as they become due. See Note 14 to the audited consolidated financial statements for information on discount rates that were used to determine the projected benefit obligation.

Additionally, in 2021 a significant portion of the actuarial loss is attributed to actual salaries increasing at amounts greater than the estimated salary increases.

Changes in discount rates and differences between estimated and actual salary increases can have a significant impact on the financial statements.

As noted above, these obligations will not be assumed by the Company.

Allowance for fees receivable and unbilled fees. Marcum determines the net amount expected to be collected on fees receivable that has been billed as well as unbilled fees based on a combination of factors, including but not limited to historical incurred loss experience, credit-worthiness of clients, the age of the receivable balance, current economic conditions that may affect a client’s ability to pay, and current and projected economic trends and conditions at the balance sheet date. Significant management judgments and estimates must be made and used in connection with establishing the allowance for doubtful accounts for each accounting period. Information about the allowance is included in Note 4 of the audited consolidated financial statements. Material differences may result if facts and circumstances change in relation to the original estimate. Historically, there have not been significant differences between the amount management has estimated will be collected and the actual amounts collected.

Contingent Consideration – In connection with the acquisitions Marcum frequently includes terms that make certain payments conditional on the revenue that the acquired business will earn in the future. These provisions generally assume that future revenue will be consistent with historical revenue and the contingent consideration recorded is the maximum that would be owed. Historically, the adjustments for the contingent consideration relating to these arrangements has not been significant. However, the acquisition of Friedman was structured differently as it was based on the future revenue of Marcum with no upper limit. Marcum recognizes and measures contingent consideration at fair value as of the acquisition date using a probability-weighted discounted cash flow model. Any change in fair value estimate during the measurement period is recorded as an adjustment to the purchase price. Any change in the fair value estimate after the measurement period is recorded in the earnings/(loss) of that period. Marcum recorded a $32.7 million adjustment to increase the estimated contingent consideration owed to Friedman. See Note 3 to the audited consolidated financial statements.

Impairment of Goodwill and Other Intangible Assets - Goodwill represents the difference between the purchase price of the acquired business and the related fair value of the net assets acquired. A significant portion of Marcum’s assets in the accompanying Consolidated Balance Sheets is goodwill. On December 31, 2023, the carrying value of goodwill totaled $264.8 million, compared to total assets of $817.4 million and total partner deficit of $(61.5) million. Intangible assets consist of identifiable intangibles other than goodwill. Identifiable intangible assets other than goodwill include client lists and non-compete agreements, which require significant judgments in determining the fair value. Marcum carries client lists and non-compete agreements at cost, less accumulated amortization, in the accompanying Consolidated Balance Sheets.

Goodwill is not amortized, but rather is tested for impairment annually during the fourth quarter. In addition to the annual goodwill test, on a periodic basis, Marcum is required to consider whether it is more likely than not (defined as a likelihood of more than 50%) that the fair value has fallen below its carrying value, thus requiring the performance of an interim goodwill impairment test. Intangible assets with definite lives, such as client lists and non-compete agreements, are amortized using the straight-line method over their estimated useful lives (generally ranging from two to fifteen years). Marcum reviews these assets for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Recoverability is assessed based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis or market comparable method.

The goodwill impairment test is performed at a reporting unit level. A reporting unit is an operating segment of a business or one level below an operating segment. On December 31, 2023, Marcum had six reporting units. Marcum may use either a qualitative or quantitative approach when testing a reporting unit’s goodwill for impairment. Under the qualitative assessment, Marcum is not required to calculate the fair value of a reporting unit unless it determines that it is more likely than not that its fair value is less than its carrying amount. If under the quantitative assessment the fair value of a reporting unit is less than its carrying amount, then the amount of the impairment loss, if any, must be measured. Any such impairment charge would reduce earnings and could be material to Marcum.

After considering changes to assumptions used in Marcum’s most recent quantitative testing for each reporting unit, including the capital market environment, economic and market conditions, industry competition and trends, weighted average cost of capital, changes in results of operations, the magnitude of the excess of fair value over the carrying amount of each reporting unit as determined in the most recent quantitative testing, and other factors, Marcum concluded that it was more likely than not that the fair values of each of the reporting units were more than their respective carrying values and, therefore, did not perform a quantitative impairment analysis. For further information regarding goodwill balances, refer to Notes 8 and 9 to the audited consolidated financial statements.

Loss Contingencies - Loss contingencies, including litigation claims, are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis that often depends on judgment about potential actions by third parties. Refer to Note 15 to the audited consolidated financial statements for further information.

Changes as of June 30, 2024

Through June 30, 2024, Marcum has not made any changes to its critical accounting estimates that are disclosed above. There were no significant changes in estimates other than there was an actuarial gain in net pension benefits for partners of $12.8 million for the six months ended June 30, 2024, that was a result of an increase in the discount rate. This gain compares to an actuarial loss of $1.3 million for the six months ended June 30, 2023. See Note 14 to the unaudited condensed consolidated financial statements.

Recent Accounting Pronouncements - Refer to Note 2 to the audited consolidated financial statements Basis of statements for a description of recent accounting pronouncements.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Common Stock as of the record date, by (1) each person known by the Company to own beneficially 5% or more of the Common Stock, (2) each director and nominee, (3) each named executive officer and (4) all directors and executive officers of the Company as a group.

The beneficial ownership of our Common Stock is based on 50,198,939 shares of Common Stock issued and outstanding as of September 9, 2024.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Blackrock, Inc.	3,542,696	[3]	7.1%
Morgan Stanley	3,448,346	[4]	6.9%
The Vanguard Group	2,718,316	[5]	5.4%
Rick L. Burdick	179,779	[6]	*
Michael H. DeGroote	244,954	[7]	*
Gina D. France	67,674	[8]	*
Jerome P. Grisko, Jr.	1,030,192	[9]	2.1%
Richard T. Marabito	60,475	[10]	*
A. Haag Sherman	61,713	[11]	*
Todd J. Slotkin	48,817	[12]	*
Benaree Pratt Wiley	51,744	[13]	*
Rodney A. Young	51,949	[14]	*
Ware Grove	301,969	[15]	*
Chris Spurio	217,050	[16]	*
Michael Kouzelos	344,820	[17]	*
All directors and executive officers as a group (12 persons)	2,661,136		5.3%

*	Represents less than 1% of total number of outstanding shares. All shares are Common Stock and no other classes of stock have been issued.
(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 5959 Rockside Woods Blvd. N., Suite 600, Independence, OH 44131, and each person named has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Additionally, none of the listed directors and executive officers named in this beneficial ownership table has pledged shares as security, in conformity with the Company’s anti-pledging and anti-hedging policy applicable to directors and officers.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of Common Stock that are not outstanding but may be acquired upon exercise of options exercisable within 60 days of September 9, 2024, the record date for the Special Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc. According to the report, BlackRock, Inc., acting as a parent holding company or control person, beneficially owns 3,542,696 shares, of which it has sole voting power with respect to 3,483,747 shares and sole dispositive power with respect to 3,542,696 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 12, 2024, by Morgan Stanley. According to the report, Morgan Stanley, acting as parent holding company or control person, beneficially owns 3,448,346 shares, of which it has shared voting power with respect to 3,390,853 shares and shared dispositive power with respect to 3,390,853 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(5)

Holdings stated are based solely on information in the Schedule 13G/A filed with the SEC on February 13, 2024, by the Vanguard Group. According to the report, the Vanguard Group, acting as an investment advisor, beneficially owns 2,718,316 shares, of which it has shared voting power with respect to 88,453 shares, sole dispositive power with respect to 2,581,173 shares, and shared dispositive power with respect to 137,143 shares. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Consists of 179,779 shares of Common Stock, including restricted stock, owned of record by Mr. Burdick.
(7)	Consists of 112,000 shares of Common Stock held in a fixed irrevocable trust, and 132,954 shares of Common Stock, including restricted stock, owned of record by Mr. DeGroote.
(8)	Consists of 67,674 shares of Common Stock, including restricted stock, owned of record by Ms. France.
(9)

Consists of 565,492 shares of Common Stock held in a fixed irrevocable trust, 302,000 shares of Common Stock held in spousal trust, and 162,700 shares of Common Stock, including restricted stock, owned of record by Mr. Grisko.

(10)

Consists of options to purchase 50,000 shares of Common Stock granted to Mr. Marabito as an initial non-employee director grant under the 2019 OIP, and 10,475 shares of Common Stock, including restricted stock, owned of record by Mr. Marabito.

(11)

Consists of 11,713 shares of Common Stock, including restricted stock, plus options to purchase 50,000 shares of Common Stock granted to Mr. Sherman as an initial non-employee director grant under the 2019 OIP.

(12)	Consists of 48,817 shares of Common Stock, including restricted stock, owned of record by Mr. Slotkin.
(13)	Consists of 51,744 shares of Common Stock held in a fixed irrevocable trust as well as individually owned shares of Common Stock, including restricted stock, owned of record by Ms. Wiley.
(14)	Consists of options to purchase 50,000 shares of Common Stock, and 1,949 shares of Common Stock, including restricted stock, owned of record by Mr. Young.
(15)	Consists of 301,969 shares of Common Stock, including restricted stock units, owned of record by Mr. Grove.
(16)	Consists of 217,050 shares of Common Stock, including restricted stock units, owned of record by Mr. Spurio.
(17)	Consists of 344,820 shares of Common Stock, including restricted stock units, owned of record by Mr. Kouzelos.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

The Common Stock trades on the NYSE under the symbol “CBZ.” Historical market price information is publicly available.

Dividend Policy of the Company

Historically, the Company has not paid cash dividends on its Common Stock. Our Board of Directors has discretion over the payment and level of dividends on Common Stock, subject to the limitations of the credit facility and applicable law.

Marcum

Price Range of Marcum’s Securities and Dividend Policy

Historical market price information regarding Marcum is not provided because there is no public market for its securities. For information about distributions paid by Marcum to its equity holders, please refer to Marcum’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of shares of Common Stock in connection with the Transaction.

HOUSEHOLDING INFORMATION

When more than one holder of our Common Stock shares the same address, we may deliver only one set of proxy materials to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address may deliver only one set of proxy materials to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly, upon written or oral request, a separate set of proxy materials to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call the Company’s Corporate Secretary at 5959 Rockside Woods Blvd. North, Suite 600, Independence, Ohio 44131, phone (216) 447-9000. If your shares are held in “street name,” you should contact your broker, bank, or other nominee who holds the shares on your behalf to request an additional set of proxy materials. Beneficial owners sharing an address who are receiving multiple paper copies of the proxy materials, as applicable, and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

If you are a shareholder of record and are receiving multiple paper copies of the proxy materials and wish to request future delivery of a single copy or are receiving a single copy of the proxy materials and wish to request future delivery of multiple copies, please contact the Company’s Corporate Secretary at the address or telephone number above.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Computershare.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. Only business that is specified in the notice of Special Meeting to shareholders may be transacted at the Special Meeting.

FUTURE SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to the shareholders prior to the 2025 Annual Meeting of Shareholders, a shareholder proposal, pursuant to SEC Rule 14a-8 under the Exchange Act, must be received by the Company not later than November 25, 2024. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Additionally, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025. Detailed information for submitting resolutions will be provided upon written request, to the Company’s Corporate Secretary at CBIZ, Inc., 5959 Rockside Woods Blvd. North, Suite 600, Independence, Ohio 44131, Attention: Corporate Secretary. With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2025 Annual Meeting of Shareholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal no later than February 8, 2025, and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov. The Company’s SEC filings can also be found on our website at https://ir.cbiz.com/. Except for the Company’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that the Company can disclose important information about the Company by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024;

•

the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December  31, 2023 from the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed with the SEC on March 25, 2024;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on April 25, 2024 and August 1, 2024, respectively; and

•

the Company’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on February  8, 2024, May 13, 2024 and July 31, 2024.

The Company also incorporates by reference the information contained in all other documents it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)) between the date of this proxy statement and to the date of the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Transaction or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

CBIZ, Inc.

5959 Rockside Woods Blvd. North, Suite 600,

Independence, Ohio 44131

(216) 447-9000

Attention: Corporate Secretary

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitor at the following address and telephone number:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Individuals, banks and brokers, please call toll-free: (866) 735-1965

If you are a shareholder of the Company and would like to request documents, please do so by October 16, 2024 in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Transaction, the Company, or Marcum that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

Independent Auditor’s Report

Executive Committee

Marcum LLP and Subsidiaries

New York, NY

Opinion

We have audited the consolidated financial statements of Marcum LLP and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in deficit, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2022 due to the adoption of Accounting Standards Codification Topic 842, Leases. Our opinion on the consolidated financial statements is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audits.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ BDO USA, P.C.

July 11, 2024

MARCUM LLP

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Assets
Current Assets
Cash and cash equivalents	$7,503,195	$12,375,667
Fees receivable, net	186,234,614	181,754,524
Unbilled fees, net	65,850,516	71,212,225
Prepaid expenses and other current assets	25,951,795	22,095,728

Total Current Assets	285,540,120	287,438,144

Long-Term Assets
Property and equipment, net	26,722,362	25,620,720
Goodwill	264,793,338	252,667,513
Intangible assets, net	73,357,036	72,044,076
Right of use asset - operating leases, net	154,879,331	168,039,421
Right of use asset - finance leases, net	6,587,607	8,309,838
Other assets	5,527,771	3,421,151

Total Long-Term Assets	531,867,445	530,102,719

Total Assets	$817,407,565	$817,540,863

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Liabilities and Deficit
Current Liabilities
Accounts payable and accrued expenses	$77,038,987	$103,289,123
Deferred revenue	42,208,673	51,665,567
Current portion of contingent liabilities	59,125,254	56,492,628
Current portion of projected benefit obligation	9,519,824	7,842,186
Current portion of operating lease liability	25,877,891	23,765,927
Current portion of finance lease liability	1,878,998	2,138,822
Current portion of notes payable	9,671,601	3,743,320

Total Current Liabilities	225,321,228	248,937,573

Long-term Liabilities
Contingent liabilities, net of current portion	108,406,635	139,234,926
Projected benefit obligation, net of current portion	327,587,412	307,687,083
Operating lease liability, net of current portion	145,980,031	152,926,189
Revolving credit facility	10,000,000	21,000,000
Finance lease liability, net of current portion	4,708,609	6,171,016
Notes payable, net of debt issuance costs, less current portion	56,900,673	64,510,202

Total Long-term Liabilities	653,583,360	691,529,416

Total Liabilities	878,904,588	940,466,989

Deficit
Partners’ Deficit	(75,018,622)	(128,931,193)
Non-controlling interests	13,521,599	6,005,067

Total Deficit	(61,497,023)	(122,926,126)

Total Liabilities and Deficit	$817,407,565	$817,540,863

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Firm Revenue	$1,173,589,901	$895,449,688	$686,860,204
Costs of Revenue	542,786,846	418,853,346	300,180,305

Gross Margin	630,803,055	476,596,342	386,679,899

Operating Expenses
General and administrative	80,454,345	68,473,517	47,870,704
Occupancy costs	51,920,358	36,252,219	33,553,437
Technology	27,480,150	21,720,492	9,688,267
Training and recruiting	6,923,961	7,103,977	5,169,851
Marketing and advertising	13,494,353	13,393,980	6,911,974
Depreciation and amortization	18,201,034	12,079,451	6,635,510
Regulatory settlement	—	13,000,000	—

Total Operating Expenses	198,474,201	172,023,636	109,829,743

Income from Operations	432,328,854	304,572,706	276,850,156
Other (Expense) Income	(1,493,836)	3,724,233	2,692,417
Interest Expense	(17,012,248)	(7,437,717)	(1,667,591)

Net Income	413,822,770	300,859,222	277,874,982

Less: Net Income Attributable to Non-controlling Interests	10,220,380	3,843,778	4,246,771

Net Income Attributable to Partners	$403,602,390	$297,015,444	$273,628,211

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Partners’ Deficit - Beginning	$(128,931,193)	$(183,218,383)	$(98,848,148)
Net Income Attributable to Partners	403,602,390	297,015,444	273,628,211
Income distributions to Partners	(237,907,617)	(215,939,411)	(168,948,268)
Net pension benefits for Partners	(29,420,153)	39,217,718	(100,255,301)
Interest on Partner capital	(8,359,038)	(3,876,609)	(3,570,244)
Capital raised from Partners	16,070,549	9,937,923	2,663,831
Capital returned, which includes payments of $2,551,555, $4,644,528 and $2,769,267 in 2023, 2022, and 2021, respectively, to retired and terminated partners	(90,073,560)	(72,067,875)	(87,888,464)

Partners’ Deficit - Ending	$(75,018,622)	$(128,931,193)	$(183,218,383)

Non-controlling interests - Beginning	$6,005,067	$4,668,221	$3,243,601
Distributions to non-controlling interests	(2,703,848)	(2,506,932)	(2,822,151)
Net Income Attributable to non-controlling interests	10,220,380	3,843,778	4,246,771

Non-controlling interests - Ending	$13,521,599	$6,005,067	$4,668,221

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Cash Flow from Operating Activities
Net Income	$413,822,770	$300,859,222	$277,874,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,201,035	12,079,451	6,620,509
Amortization of operating right-of-use assets	27,523,468	24,766,252	—
Loss on disposal of fixed assets	124,696	168,435	—
Allowance for credit losses	23,501,022	11,917,569	25,993,826
Provision for unbilled fees	26,727,291	21,329,846	14,930,288
Loss on lease impairment	7,054,103	—	—
Other	12,353,163	461,110	(182,780)
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	(23,665,243)	(69,800,483)	(22,601,022)
Unbilled fees	(20,855,442)	(48,373,499)	(45,718,231)
Deferred revenue	(9,456,894)	17,147,940	9,779,185
Prepaid expenses and other assets	(7,017,720)	8,390,825	(413,049)
Accounts payable and other accrued expenses	(26,365,658)	58,037,420	14,831,418
Operating lease liabilities	(25,324,327)	(22,042,870)	—

Net Cash Provided by Operating Activities	416,622,264	314,941,218	281,115,126

Cash Flow Used In Investing Activities
Purchases of property and equipment	(6,725,571)	(7,043,591)	(6,397,613)
Business acquisitions	(16,241,048)	(103,003,257)	(1,084,306)

Net Cash Used in Investing Activities	$(22,966,619)	$(110,046,848)	$(7,481,919)

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Cash Flow Used In Financing Activities
Proceeds from revolving credit facility	$254,000,000	$113,000,000	$26,000,000
Payments on revolving credit facility	(265,000,000)	(92,000,000)	(26,000,000)
Partner capital raised	16,070,549	9,937,923	2,663,831
Partner capital distributions	(90,073,561)	(72,067,875)	(87,888,464)
Pension payments to retired and terminated partners	(7,842,186)	(8,328,689)	(7,739,143)
Income distributions to partners	(222,591,025)	(214,393,211)	(168,948,268)
Interest on capital paid to partners	(8,359,038)	(3,876,609)	(3,570,244)
Distributions paid to non-controlling interest	(2,703,848)	(2,506,932)	(2,822,151)
Payments on contingent liabilities	(65,641,490)	(1,449,124)	(1,475,623)
Payments on finance leases	(2,157,666)	(1,895,908)	(1,619,351)
Proceeds from notes payable	—	—	66,000,000
Payments on notes payable	(4,229,852)	(7,009,260)	(19,206,174)

Net Cash Used in Financing Activities	(398,528,117)	(280,589,685)	(224,605,587)

Change in Cash and Cash Equivalents	(4,872,472)	(75,695,315)	49,027,620
Cash and Cash Equivalents - Beginning	12,375,667	88,070,982	39,043,362

Cash and Cash Equivalents - Ending	$7,503,195	$12,375,667	$88,070,982

Supplemental Cash Flow Information Interest Paid	$14,323,839	$6,562,248	$3,925,851

See accompanying notes to the consolidated financial statements.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 1 – BUSINESS DESCRIPTION

THE PARTNERSHIP

Marcum LLP (the “Partnership” or “Marcum”) is one of the largest independent public accounting and advisory services firms in the United States.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for acquired businesses. The consolidated financial statements include the accounts of the Partnership and all majority owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated in these consolidated financial statements:

Consolidated Entities

Marcum Search LLC (99% LLP)

Marcum Staffing LLC (99% LLP)

Marcum Technology LLC (65% LLP)

Marcum Taxedge LLC (100% LLP)

Marcum Asia CPAs LLP - formerly known as Marcum Bernstein & Pinchuk LLP (50% LLP)

Marcum LLP has a controlling financial interest in Marcum Asia CPAs LLP and therefore Marcum Asia CPAs LLP is fully consolidated in these financial statements.

The Partnership has investments in related entities accounted for under the equity and cost method. Investments in these entities are included in other long-term assets on the consolidated balance sheet and income (loss) is recorded within Other (Expense) Income on the Consolidated Statement of Income. The entities are as follows:

Not Consolidated (Equity Method Investments)

Robbins Marcum JV, LLC (50% Marcum JV Partner, LLC)

Marcum RBK (Ireland) Limited (49% LLP)

Not Consolidated (Cost Method Investment)

Marcum Wealth LLC (11.92% LLP)

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, including contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. While management believes that the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted primarily of checking and savings deposits. Cash equivalents consist of highly liquid investments with an original maturity of three months or less at time of purchase. The Partnership has cash balances in excess of federally insured limits. The Partnership had cash accounts outside of the United States, primarily in China, Singapore, and Taiwan. These cash balances were $1,466,942 and $2,697,641, at December 31, 2023 and 2022, respectively. The Partnership has not experienced and does not expect to incur any losses on these deposits.

FEES RECEIVABLE, NET

The Partnership records fees receivables at their face amounts less allowances. The Partnership provides for a credit loss equal to the estimated uncollectible amounts. Accounts outstanding significantly longer than payment terms are considered past due. The Partnership’s estimate is based on historical collection experience and a review of the current status of client accounts receivable. It is reasonably possible that the Partnership’s estimate of the allowance for credit losses and provision for credit losses will change over time. Invoiced fees are due within 30 days of invoice issuance. Fees receivable are deemed uncollectible if a client files for bankruptcy or after all collection efforts have been exhausted without success.

UNBILLED FEES, NET AND DEFERRED REVENUE

Unbilled fees represent the anticipated net realizable value for hours incurred by the Partnership’s professional and administrative staff, plus out- of-pocket expenses, on services which had not yet been billed to clients. Amounts billed and collected in advance of services performed are reflected as deferred revenue.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to risk of loss consist principally of cash and fees receivable. Marcum does not hold or issue financial instruments for trading purposes. The Partnership provides credit, in the normal course of business, to a number of companies and performs credit evaluations of its clients. Concentrations of credit risk with respect to fees receivable are limited by the large number of clients comprising our client base and their geographic and business dispersion. No one client accounts for more than 10% of our revenue.

PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is computed on the straight-line method over estimated asset lives and leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful life, ranging from 1 to 10 years. Property and equipment useful lives are as follows:

Machinery and equipment	3 – 10
Furniture and fixtures	3 – 5
Software	3
Leasehold improvements	1 – 10

Expenditures for repairs and maintenance, minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT, NET (CONTINUED)

capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

BUSINESS COMBINATIONS

In connection with an acquisition, the Partnership records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. If goodwill is identified based upon the valuation of an acquired business, the goodwill is assigned to the reporting units which will benefit from the synergies that result from the business combination and reported. Refer to Note 3, for disclosures related to our acquisitions.

GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill acquired through various mergers and acquisitions is considered to possess an indefinite life span. As such, it is not subject to amortization but is instead subject to an impairment review at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Finite-lived intangible assets are amortized over their respective estimated useful lives and along with other long-lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived intangible assets are primarily determined using the multi-period excess earnings method, with consideration of market comparisons. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates and growth rates.

Recoverability of goodwill is determined by comparing the fair value of the Partnership’s reporting units to the carrying value of the underlying net assets in the respective reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit. The guidance provides an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. If the qualitative assessment results in a conclusion that is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is required for that reporting unit.

The qualitative assessment for goodwill includes, but is not limited to, an examination of factors such as macroeconomic conditions, significant cost factors impacting earnings, the overall financial performance of the Partnership, entity-specific events of relevance, and circumstances specific to the reporting unit.

Determination of the fair value of a reporting unit and intangible assets is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows,

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND INTANGIBLE ASSETS, NET (CONTINUED)

discount rates, growth rates, and determination of appropriate market comparisons and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.

The Partnership performs its annual impairment assessment of goodwill and intangible assets in December of each year. The Partnership determined that there was no impairment for the years ended 2023, 2022, and 2021 as the fair values of its reporting units and intangible assets exceeded their respective carrying values.

As of December 31, 2023 and 2022, the Marcum LLP reporting unit had a negative carrying value of $75.0 million and $131.5 million respectively, and allocated goodwill of $231.0 million and $218.0 million. No impairment of goodwill was identified as of December 31, 2023 or 2022.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as customer relationships, right-of use assets, and property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Partnership uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions.

In determining future cash flows, the Partnership takes various factors into account, including the effects of macroeconomic trends. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.

No indicators of impairment were identified for the Partnership’s long-lived assets as of December 31, 2023 and 2022, except for its right-of-use assets. As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the year ended December 31, 2023.

As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. The total lease right-of-use asset impairment loss recorded for the year ended December 31, 2023 and 2022 was $7.1 million and $0, respectively, which is included in occupancy costs in the consolidated statements of income. Note 13 provides additional details on Marcum’s equipment financing leases.

FAIR VALUE MEASUREMENT

The Partnership’s policy establishes a framework for measuring fair value and expands disclosures about fair value measurements by providing a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The policy also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. This hierarchy requires an entity to maximize

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for estimating the fair value for financial instruments in accordance with this authoritative guidance, is set forth below.

Contingent liabilities: The fair value of the Partnership’s contingent liabilities, which consist of contingent consideration related to the business acquisitions as disclosed in Note 3 has been estimated in the absence of a readily ascertainable fair value. The contingent consideration was valued using single and multiple scenarios with weighted probability discounted for cash flow. The Partnership’s contingent consideration is reported at fair value at each reporting period.

The following table sets forth by level within the fair value hierarchy the Partnership’s financial assets and liabilities that were accounted for at fair value as of December 31, 2023 and 2022. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$167,531,889	$167,531,889

	Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$195,727,554	$195,727,554

The following table summarizes the change in fair value during the year ended December 31, 2023 and 2022 related to the contingent consideration issued in the business acquisitions as disclosed in Note 3:

	2023	2022

Beginning balance	$195,727,554	$15,163,206
Additions	37,445,825	182,013,472
Payments on contingent consideration	(65,641,490)	(1,449,124)

Ending balance	$167,531,889	$195,727,554

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

With the exception of the Friedman LLP acquisition, the contingent liability recorded represents the present value of the maximum amount owed. The contingent liability to the Friedman LLP acquisition is estimated based on the Partnership exceeding a defined revenue threshold over a 24-month period subsequent to the acquisition. Marcum has recorded an additional liability of $32.7 million which represents the present value of the payment based on our best estimates of projected revenue. If Partnership revenue exceeds the projected amount, additional payments will be owed to Friedman LLP. However, based on the terms of the agreement a maximum amount of the payment cannot be determined.

Management estimates that the carrying amount reported in the consolidated balance sheets for cash equivalents, fees receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short-term nature of the respective instruments. The Partnership records long-term debt, including current portion, at carrying value less unamortized fees as it is not required to be carried at fair value on a recurring basis. The fair value of long-term debt was determined using observable inputs of similar instruments (Level 2). The valuation considers the present value of expected future repayments, discounted using a market interest rate equal to the interest margin on the borrowings and variable interest rate. The fair value of long-term debt, including current portion was $56.7 million and $54.2 million as of December 31, 2023 and 2022, respectively.

REVENUE RECOGNITION

We account for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service based on margins for similar services sold on a standalone basis. While determining relative standalone selling price and identifying separate performance obligations require judgment, generally relative standalone selling prices and the separate performance obligations are readily identifiable as we sell those performance obligations unaccompanied by other performance obligations. Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

Our revenues are derived from contracts for assurance, accounting, tax and advisory services, outsourcing services, technology integration consulting services and non- technology integration consulting services. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently require us to make judgments and estimates in recognizing revenues. We have many types of contracts, including time-and-materials contracts, fixed-price contracts, fee-per-

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

transaction contracts and contracts with multiple fee types. Performance obligations are satisfied as work is performed and when Marcum has the right to receive the payment.

	2023	2022	2021

Attestation	$483,186,102	$372,438,237	$289,876,785
Tax & Accounting services	454,659,775	325,042,729	247,372,845
Managed Services	106,059,222	88,766,526	65,937,800
Advisory	70,352,261	54,327,737	42,627,590
Personnel Placement	5,960,464	6,119,312	6,690,954
National Practices	53,372,077	48,755,147	34,354,230

Total	$1,173,589,901	$895,449,688	$686,860,204

The nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the variability in revenues and margins earned on such contracts. These variable amounts generally are awarded or refunded upon achievement of or failure to achieve certain performance metrics, milestones or cost targets and can be based upon client discretion. We include these variable fees in the estimated transaction price when there is a basis to reasonably estimate the amount of the fee and it is not probable a significant reversal of revenue will occur. These estimates reflect the expected value of the variable fee and are based on an assessment of our anticipated performance, historical experience and other information available at the time.

Our performance obligations are satisfied over time as work progresses or at a point in time. The majority of our revenues are recognized over time based on the extent of progress towards satisfying our performance obligations. The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided. The most reliable measure of progress is the cost incurred towards delivery of the completed project. Therefore, the input method provides the most reliable method to measure progress. Revenue recognition begins when work has commenced. Costs include labor related to contract performance, which is charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the Partnership and customer have agreed on both the scope and price of changes, the work has commenced, and that realization of revenue exceeding the costs is assured beyond a reasonable doubt. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on contracts are made in the period in which such losses become determinable.

Other than timing of services being provided, there have not been any significant changes in contract assets and liabilities during the years ended December 31, 2023, 2022, and 2021.

Timing of services	2023	2022	2021
At a point in time	$5,960,464	$6,119,312	$6,690,954
Over a Period of time	1,167,629,437	889,330,376	680,169,250

Total	$1,173,589,901	$895,449,688	$686,860,204

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Reconciliation of unbilled receivables at December 31,:

	2023	2022
Beginning Balance	$71,212,225	$43,752,067
Revenue recognized	65,850,516	71,212,225
Less: Billings	(71,212,225)	(43,752,067)

Ending Balance	$65,850,516	$71,212,225

Reconciliation of deferred revenue at December 31,:

	2023	2022

Beginning Balance	$51,665,567	$34,517,627
Billings	42,208,673	51,665,567
Less: Revenue Recognized	(51,665,567)	(34,517,627)

Ending Balance	$42,208,673	$51,665,567

ADVERTISING COSTS

Advertising costs, included within Marketing and Advertising on the consolidated statements of income, are expensed when the advertisements are first placed or run. For the years ended December 31, 2023, 2022 and 2021 advertising costs were $5.7 million, $6.4 million and $3.5 million, respectively.

COMPENSATION – RETIREMENT BENEFITS

The Partnership reflects retirement benefits in accordance with FASB ASC 715 – Compensation-Retirement Benefits, refer to Note 14 for further details regarding the defined benefit pension, including descriptions of the plans, the components of pension service cost, and the assumptions used in measuring the projected benefit obligations.

Marcum has implemented the following elections regarding its pension accounting: the Partnership has chosen to use the fiscal year- end as the measurement date for its pension obligations, to immediately recognize actuarial gains and losses in the consolidated statement of changes in deficit, and to amortize prior pension service costs over the average remaining service period of its active plan participants.

SELF-INSURANCE

Marcum maintains a self-insurance program to manage risks associated with employee benefits and accrues for losses for asserted and unasserted claims in accordance with ASC 450. The self-insurance liability is estimated based on historical claim experience. (See Note 11)

The self-insurance reserve is subject to a high degree of estimation and uncertainty. Therefore, changes in health care costs, legal trends, and claim settlement patterns could materially affect the Partnership’s self-insurance liabilities and future expense.

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN

The Partnership has a 401(k) retirement plan covering substantially all employees and partners. Partnership contributions to the plan for employees includes a non-discretionary contribution up to 2 percent of the

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN (CONTINUED)

employees’ salary plus a match up to $1,000. Contributions to the plan are approximately $11.5 million in 2023, $7.8 million in 2022 and $5.5 million in 2021 and are included in Cost of Revenue.

INCOME TAXES

The Partnership has elected to have its income taxed as a Limited Liability Partnership, which provides that, in lieu of corporation income taxes, the Partners separately account for the Partnership’s items of income, deduction, losses and credits. Therefore, these consolidated financial statements do not include any provision for federal or state income taxes. Any franchise or minimum taxes are included in general and administrative expenses.

Management has concluded that the Partnership is a pass-through entity and there are no uncertain tax positions that would require recognition in the consolidated financial statements. If the Partnership were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors.

RECENT ACCOUNTING PRONOUNCEMENTS

The Partnership assesses and reviews the impact of all new accounting standards. Recently issued and effective standards not listed below were either not applicable or are not expected to have a material impact on the consolidated financial statements.

ADOPTION OF FASB ASC 842

Effective January 1, 2022, the Partnership adopted FASB Accounting Standards Codification (ASC) 842, Leases (ASC 842). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method for finance leases or on a straight-line basis over the term of the lease for operating leases. In addition, a lessee is required to record (i) a right-of-use asset and a lease liability on its consolidated balance sheets for all leases with accounting lease terms of greater than 12 months regardless of whether it is an operating or finance lease and (ii) lease expense in its statements of income for operating leases and amortization and interest expense in its consolidated statement of income.

The Partnership determines if an arrangement contains a lease at inception based on whether the Partnership has the right to control the asset during the contract period and other facts and circumstances. The Partnership elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification. The Partnership elected the short-term lease recognition exemption for all leases that qualify. Consequently, for those leases that qualify, the Partnership will not recognize right-of-use assets or lease liabilities on the balance sheet. The Partnership generally does not have access to the rate implicit in the lease, and therefore the Partnership utilizes its incremental borrowing rate as the discount rate.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADOPTION OF FASB ASC 842 (CONTINUED)

The adoption of ASC 842 resulted in the recognition of right-to-use assets, net of deferred rent of $130,769,196 and operating lease liabilities of $137,063,394 as of January 1, 2022 (See Note 13). The adoption of ASC 842 related to finance leases also resulted in the recognition of right-to-use assets of $7,786,347 and finance lease liabilities of $7,786,347 as of January 1, 2022 (See Note 13).

As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the year ended December 31, 2023. As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right- of-use assets. Impairment loss on related to operating right-of-use assets for the year ended December 31, 2023 was $7.1 million, which is included in occupancy costs in the consolidated statement of income. No impairment was recorded for the year ended December 31, 2022.

ADOPTION OF FASB ASC 326

Effective January 1, 2023, the Partnership adopted FASB ASC Topic 326, “Financial Instruments - Credit Losses (Topic 326). This standard changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income.

Upon adoption of ASC 326, the Partnership now utilizes a forward-looking expected credit loss model to estimate its allowance for credit losses. The model considers historical information, current conditions, and reasonable and supportable forecasts in determining the expected credit losses over the life of the financial assets.

The adoption of ASC 326 did not have a material impact on the Partnership’s statement of operations for the period ended December 31, 2023 and no adjustments were required to beginning deficit upon adoption.

NOTE 3 – ACQUISITIONS

All of the acquisitions were done to expand the Partnership’s geographical footprint, service offerings, and talent pool. Goodwill recognized is made up of the expected synergies from combining operations of the acquired firm and is expected to be fully deductible for tax purposes.

BWTP P.C.

On December 1, 2021, BWTP P.C. located in Missouri was acquired. There was no cash consideration for this acquisition. Each partner’s compensation for 2022 will be contingent upon a defined level of revenues. Partners have the ability to participate and vest in the Partnership’s non-qualified retirement benefit plan.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

On January 28, 2022, Rotenberg Meril Solomon Bertiger & Guttilla P.C. with an office in Saddlebrook, NJ was acquired. The total purchase price was $7.2 million of which $7.0 million was paid to the partners upon acquisition and the remainder through the Partnership’s non-qualified retirement benefit plan. Amounts vested in 2022 and 2023 have been recorded within the consolidated statements of changes in deficit. Total

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C. (CONTINUED)

goodwill is $3.3 million. Each partner’s compensation for 2022 and 2023 was contingent upon a defined level of revenues. Each partner is also eligible for a retirement benefit subject to a five-year vesting period.

PICCERELLI GILSTEIN & COMPANY, LLP

On July 1, 2022, the accounting practice of Piccerelli Gilstein & Company, LLP located in Providence, RI was acquired. The total purchase price was $3.4 million which was paid to the partners upon acquisition. An additional $3.4 million is subject to a three-year vesting term and will be paid to the partners over 60 months commencing on various dates. Total goodwill recorded is $2.5 million.

FRIEDMAN LLP

On September 1, 2022, Friedman LLP (“Friedman”) located in New York, New Jersey, Pennsylvania, and Florida was acquired. The total consideration was variable based on whether Marcum entered into an agreement to sell to a private equity group within one year from the date of the Friedman acquisition. If the Partnership did sell to a private equity group, the purchase price would be $270.0 million which would consist of $216.0 million in cash plus $54.0 million of equity contributed as capital by the individual partners. If the partnership did not enter into an agreement to sell to a private equity group within one year from the date of the Friedman acquisition, the purchase price would be $240.0 million and would be subject to adjustment based on certain revenue thresholds. The total consideration was increased $5 million for the weighted probability of a sale and $24.5 million for the weighted probability of no sale. The total purchase price in a no sale scenario would be paid in cash over a four-year period. The fair value of the consideration paid was $253.6 million based on the weighted average probabilities of these scenarios. The partnership estimates that the revenue threshold will be met and therefore accrued for the full extent of the liability. The Partnership paid $88.0 million in cash upon consummation of the acquisition which included an $85.0 million cash closing payment to the sellers and approximately $3.0 million of payments made to previous noteholders of the seller. Total Goodwill recorded was $174.4 million in 2022. Since the private equity transaction did not occur in September 2023, the contingent liability was decreased by $5.0 million for the weighted average probabilities of the sale scenario and recognized as income on the Statement of Income. In addition, the contingent liability was increased $8.2 million to remove the weighted probability of a sale and updating estimates for revenue thresholds as of December 31, 2023. The increase in contingent liability was recognized as a loss on the Statement of Income.

In accordance with the Asset Purchase Agreement, the Partnership was required to finalize a net working capital calculation within 60 days of the closing. The net working capital was based upon the August 31, 2022 Friedman accounts receivable, unbilled fees, and prepaid expenses. The first $25 million of net working capital was transferred to Marcum. As part of the Transition Services Agreement, Marcum is assisting with the collection of the accounts receivable and is entitled to retain the first $25 million received as collection of the transferred net working capital. After this, cash collected will be remitted to Friedman, until Friedman has received the amount by which Final Net Working Capital exceeds the Working Capital Target ($25 million). Any remaining amounts collected above the Final Net Working Capital are retained by Marcum. The net working capital was finalized and settled in the third quarter 2023. The transaction cost related to this acquisition was $2.2 million.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

FRIEDMAN LLP (CONTINUED)

The fair value of the assets acquired and liabilities assumed were as follows:

Accounts receivable	$25,000,000
Prepaid and other assets	1,414,000
Right of use asset	24,898,000
Intangibles	62,573,000
Accrued expenses	(6,176,000)
Assumed debt	(3,107,000)
Lease liabilities	(25,398,000)
Goodwill	174,429,000

Total purchase price	$253,633,000

ERIC COHEN & ASSOCIATES, P.C.

On December 1, 2022, Eric Cohen & Associates, P.C. located in Rockville, Maryland was acquired. The total purchase price was $15.2 million of which $7.0 million was paid upon acquisition. The remaining $8.3 million will be paid over a three-year period with each payment on the anniversary date of acquisition. The future payment stream has been discounted to fair value at the acquisition date. Total goodwill recorded is $10.1 million. The remaining payment is contingent upon a defined level of revenues.

In conjunction with Eric Cohen & Associates, P.C. acquisition, Marcum Technology acquired Binary Network LLC. The total purchase price of $2.0 million of which $750,000 was paid upon acquisition. The remaining $1.3 million will be paid over a three- year period with each payment on the anniversary date of acquisition. The future payment stream has been discounted to fair value at the acquisition date. Total goodwill recorded is $1.7 million. The remaining payment is contingent upon a defined level of revenues.

MELANSON, P.C.

On January 1, 2023, Melanson, P.C. with locations in New Hampshire, Massachusetts, and Maine was acquired. The total purchase price was $24.0 million of which $7 million was paid upon acquisition. The remaining amount of $17.0 million will be paid over a four- year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues and employment. Total goodwill recorded is $120,000.

MCCARTHY & COMPANY P.C.

On June 1, 2023, McCarthy & Company P.C. with locations in Pennsylvania and New Jersey was acquired. The total purchase price was $17.1 million. Upon acquisition $8.2 million was paid. The remaining payments of $8.9 million will be broken down as follows:

•	$2.7 million paid annually over a three-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

•	Monthly payments of $12,000 over 53 months with a final payment of $39,000.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

MCCARTHY & COMPANY P.C. (CONTINUED)

Total goodwill recorded is $9.2 million. The remaining payment of $8.9 million is contingent upon a defined level of revenues.

NOTE 4 – FEES RECEIVABLE, NET

Fees receivable, net, consisted of the following at December 31:

	2023	2022

Fees receivable	$206,242,766	$198,028,788
Less: allowance for credit losses	(20,008,152)	(16,274,264)

Total Fees receivable, net	$186,234,614	$181,754,524

Reconciliation of allowance for credit losses was as follows for the years ended December 31:

	2023	2022

Beginning balance	$16,274,264	$14,626,977
Additional provision for credit losses	23,501,022	11,917,569
Less: write offs	(19,767,134)	(10,270,282)

Ending balance	$20,008,152	$16,274,264

NOTE 5 – UNBILLED FEES, NET

Unbilled fees, net, consisted of the following at December 31:

	2023	2022

Gross unbilled fees	$194,004,283	$187,011,523
Less: progress bills	(102,505,993)	(95,116,077)
Less: allowance for credit losses	(25,647,774)	(20,683,221)

Unbilled fees, net	$65,850,516	$71,212,225

Reconciliation of allowance for credit losses was as follows for the years ended December 31:

	2023	2022

Beginning balance	$20,683,221	$18,305,340
Additional allowance for credit losses	26,727,291	21,329,846
Less: write offs	(21,762,738)	(18,951,965)

Ending balance	$25,647,774	$20,683,221

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31:

	2023	2022

Prepaid retirement to partners of acquired firms	$13,341,142	$13,941,150
Other prepaid expenses and current assets	12,610,653	8,154,578

Total prepaid expenses and other current assets	$25,951,795	$22,095,728

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following at December 31:

	2023	2022
Property and equipment:
Machinery and equipment	$23,327,740	$34,023,706
Leasehold improvements	22,774,382	21,613,944
Furniture and fixtures	6,354,655	13,761,025
Software	328,097	1,897,689

	52,784,874	71,296,364
Less accumulated depreciation	(26,062,512)	(45,675,644)

Property and equipment, net	$26,722,362	$25,620,720

Depreciation expense was $6,110,652, $6,087,583, and $5,261,739 for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTE 8 – GOODWILL

Changes in goodwill consisted of the following for the years ended December 31:

	2023	2022

Beginning	$252,667,513	$59,805,378
Plus: additions	12,125,825	192,862,135

Ending	$264,793,338	$252,667,513

NOTE 9 – INTANGIBLE ASSETS, NET

Intangible assets, net, represent the value of customer relationships obtained through acquisitions and amortized on a straight-line basis over 9 years, as well as non-compete agreements amortized on a straight-line basis over 4 years.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 9 – INTANGIBLE ASSETS, NET (CONTINUED)

	Weighted-Average Remaining Amortization Period (Years)	2023 Gross Carrying Amount	2023 - Accumulated Amortization	2023 - Net Carrying Amount
Customer Relationships	7.61	$95,080,541	$(22,281,575)	$72,798,966
Non-Compete Agreements	3.14	2,178,834	(1,620,764)	558,070

Total		$97,259,375	$(23,902,339)	$73,357,036

	Weighted-Average Remaining Amortization Period (Years)	2022 - Gross Carrying Amount	2022 - Accumulated Amortization	2022 - Net Carrying Amount
Customer Relationships	8.46	$84,551,885	$(12,556,416)	$71,995,469
Non-Compete Agreements	1.61	1,461,814	(1,413,207)	48,607

Total		$86,013,699	$(13,969,623)	$72,044,076

Amortization expense was $9,932,716, $4,095,958 and $1,358,770 for the years ended December 31, 2023, 2022 and 2021, respectively.

A schedule of future estimated amortization expense of intangible assets, for the years ending December 31, is as follows:

2024	$10,101,680
2025	9,918,069
2026	9,850,996
2027	9,585,369
2028	9,270,124
Thereafter	24,630,798

Total	$73,357,036

NOTE 10 – OTHER LONG-TERM ASSETS

Other long-term assets consisted of the following at December 31:

	2023	2022

Other long-term assets	$4,356,070	$2,311,353
Investment in entities accounted for under equity method	685,078	634,308
Cash surrender life insurance values	486,623	475,490

Total long-term assets	$5,527,771	$3,421,151

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 11– ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31:

	2023	2022

Accrued payroll	$45,069,844	$42,030,552
Accounts payable	13,383,276	9,511,909
Accrued other expenses	11,285,867	24,744,696
Accrued self insurance	7,300,000	4,749,000
Due to Friedman	—	22,252,966

Total Accounts Payable and Accrued Expenses	$77,038,987	$103,289,123

NOTE 12 – FINANCING ARRANGEMENTS

REVOLVING CREDIT FACILITY

On August 5, 2021, the Partnership increased the borrowing capacity on its revolving credit facility (the “Revolver”) to $100.0 million, of which $10.0 million and $21.0 million were outstanding at December 31, 2023 and 2022, respectively. The Partnership has standby letters of credit totaling, $100.8 million at December 31, 2023, of which $5.8 million is offset against the Partnership’s availability on the Revolver. At December 31, 2022, the standby letters of credit totaled $161.5 million of which $6.5 million was offset against the Partnership’s availability on the Revolver. The facility bears interest at interest rates ranging from 7% – 9.25%, which approximates the effective interest rate, and expires on August 8, 2026.

STANDBY LETTERS OF CREDIT

On September 1, 2022, the Partnership secured a $155.0 million Irrevocable Standby Letter of Credit (SBLC) for the benefit of Friedman LLP, for a term of 40 months post- closing of Marcum LLP’s acquisition of Friedman LLP. The balance as of December 31, 2023 and 2022 was $95.0 million and $155.0 million, respectively. The SBLC is subject to a 2% fee on the remaining balance. The remaining balance on a declining basis as outlined below:

•	$155.0 million for first 12 months post-closing

•	$95.0 million for 12-24 months post-closing (reduced to reflect the $55.0 million payment on the contingent liabilities owed to Friedman on 2nd anniversary date)

•

$40.0 million after 24 months post-closing until the final installment payment is made (reduced to reflect the $40.0 million payment on the contingent liabilities owed to Friedman within 90 days following the 3rd anniversary date)

DEBT ISSUANCE COSTS

Debt issuance costs on private placement loans to Guardian Life and Mutual of Omaha are amortized using the straight-line method, which approximates the effective interest rate method, over the terms of their related financing agreements. Debt issuance costs of $0.3 million, and $0.4 million, net of accumulated amortization of $0.1 million for each of the years, is included as a reduction of long-term debt at December 31, 2023 and 2022, respectively. Interest expense related to amortization of these issuance costs totaled $0.1 million for each of the years ended December 31, 2023, 2022 and 2021.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE

Notes and amounts payable of various amounts with varying maturity dates and interest rates consisted of the following at December 31:

	2023	2022
Unsecured notes payable to Guardian Life and Mutual of Omaha at $25 million each with interest payable to each at 3.4% per annum; annual principal payments of $6,250,000 will begin August 2024 with the final payment due August 2031	$50,000,000	$50,000,000
Raffa and Skoda acquisition term loan note payable to TD Bank consolidated and refinanced on August 8, 2021 due in monthly installments of principal ($190,476) and interest at 30 day libor plus 1.5% with a final balloon payment due September 2026	10,666,667	12,952,381
Unsecured notes payable due to James Smart and Richard Devine, with annual installments of principal and interest at 2.57% with a final payment due December 2029, subordinated to bank.	4,812,500	5,582,500
Unsecured non-interest bearing notes payable for various partners from the Melanson acquisition due in various monthly installments with final payment due by December 2033	2,023,275	—
Unsecured non-interest bearing note payable to Thomas Hurley from the Guyder Hurley merger in monthly installments of ($13,789) with a final payment due April 2029	773,195	896,630
Unsecured non-interest bearing notes payable for various partners from the Piccerelli acquisition due in various monthly installments with final payment due by July 2030	725,400	873,080
Unsecured non-interest bearing note payable to Leslie Solomon from the RotenbergMeril merger in monthly installments of ($9,873) with a final payment due September 2026.	325,799	444,271
Unsecured non-interest bearing note payable to Gail Prather from the GBH merger in monthly installments of ($10,000) with a final payment due February 2026.	260,000	380,000
Other debt - various terms	172,718	719,914

Total notes payable	69,759,554	71,848,776

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE (CONTINUED)

	2023	2022
Less present value adjustment for James Smart and Richard Devine	$(2,838,124)	$(3,207,303)
Less current portion of notes payable	(9,671,601)	(3,743,320)
Less unamortized debt issuance costs	(349,156)	(387,951)

Notes payable, net debt issuance cost, less current portion	$56,900,673	$64,510,202

Future maturities of notes payable for the years ending December 31 are as follows:

2024	$9,671,601
2025	10,405,910
2026	14,000,723
2027	7,564,560
2028	7,576,553
Thereafter	20,540,207

$69,759,554

FINANCIAL COVENANTS

The Partnership’s Revolver and unsecured notes payable to Guardian Life and Mutual of Omaha require the Partnership to remain in compliance with certain financial covenants. Quarterly, the Partnership is required to meet thresholds for its consolidated fixed charge coverage ratio and consolidated leverage ratio. On a semi-annual basis the Partnership is required to meet a minimum net worth threshold. As of December 31, 2023 and 2022, the Partnership was in compliance with all financial covenants.

NOTE 13– LEASES

The Partnership leases its various offices under operating leases with 5 to 12 year initial terms, along with certain office equipment under financing leases with 3 to 7 year initial terms. Some office leases include renewal options which can extend the lease term up to 12 years. The exercise of these renewal options is at the sole discretion of the Partnership, and only lease options that the Partnership believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.

While all of the agreements provide for minimum lease payments, some include payments adjusted for inflation or for variable payments based on a percentage of common area expenses and real estate taxes being charged to the tenant. Variable payments are not determinable at the lease commencement and are not included in the measurement of the lease assets and liabilities. The lease agreements do not include any material residual value guarantees or restrictive covenants.

Right-of-use assets consideration: The fair value of the Partnership’s right-of-use assets related to the right-of-use assets impairment loss as disclosed in Note 2 has been estimated in the absence of a readily ascertainable fair value. The impairment consideration was valued using single and multiple scenarios with income approach method.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

FINANCE LEASES

The Partnership has two equipment lines of credit (“Lines”) totaling $17.0 million for the purchase or lease of equipment used in the Partnership. Both Lines bear interest at negotiated rates of 2.5% and 6.0% and expire in August 2026.

The following summarizes the line items in the consolidated balance sheet which include amounts for finance leases as of December 31:

	2023	2022
Assets under right of use asset - finance leases, net	$6,587,607	$8,309,838

Current portion of finance lease liabilities	$1,878,998	$2,138,822
Finance lease liabilities	4,708,609	6,171,016

Total finance lease liabilities	$6,587,607	$8,309,838

Amortization expense related to the right of use asset – finance leases was $2,157,667 and $1,895,910 for the years ended December 31, 2023 and 2022, respectively.

The following summarizes the cash flow information related to finance leases for the year ended December 31:

	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows for finance leases	$2,157,666	$1,895,908
Lease assets obtained in exchange for lease liabilities:
Finance leases	$435,436	$2,419,401

Weighted average lease term and discount rate as of December 31 were as follows:

	2023	2022

Weighted average remaining lease term	4.13 years	4.61 years
Weighted average discount rate	4.01%	3.88%

Future maturities of finance lease liabilities for the years ending December 31 were as follows:

2024	$2,106,212
2025	1,757,957
2026	1,306,704
2027	1,140,682
2028	521,464
Thereafter	346,046

Total lease payments	$7,179,065
Less : Interest	(591,458)

Present value of lease liability	$6,587,607

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

OPERATING LEASES

The following summarizes the line items in the consolidated balance sheet which include amounts for operating leases at December 31:

	2023	2022
Operating lease right-of-use assets	$154,879,331	$168,039,421

Current portion of operating lease liabilities	$25,877,891	$23,765,927
Operating lease liabilities	145,980,031	152,926,189

Total operating lease liabilities	$171,857,922	$176,692,116

The components of total lease cost that are included in the consolidated statement of income for the years ended December 31 were as follows:

	2023	2022

Operating lease cost	$36,232,441	$30,784,120
Variable lease cost	616,000	574,286

Total lease cost	$36,848,441	$31,358,406

The following summarizes the cash flow information related to operating leases for the years ended December 31:

	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$34,033,299	$28,645,624
Lease assets obtained in exchange for lease liabilities:
Operating leases	$21,417,480	$61,451,591

Weighted average lease term and discount rate as of December 31 were as follows:

	2023	2022

Weighted average remaining lease term	6.92 years	7.30 years
Weighted average discount rate	5.00%	4.67%

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

OPERATING LEASES (CONTINUED)

Future maturities of right of use operating lease liabilities for the years ending December 31 are as follows:

2024	$33,918,659
2025	31,931,554
2026	30,055,350
2027	26,951,595
2028	22,045,098
Thereafter	61,286,894

Total lease payments	$206,189,150
Less : Interest	(34,331,228)

Present value of lease liability	$171,857,922

NOTE 14 – PARTNER RETIREMENT BENEFIT

The Partnership has two non-qualified retirement benefit plans covering equity and non-equity partners. Active participants accrue benefits under a final average pay feature. Eligibility and the level of benefits under the plans vary depending on designation, part time or full-time status, date of hire, age, length of service, and compensation. The plans are unfunded.

CHANGE IN PROJECTED BENEFIT OBLIGATION

	2023	2022	2021
Benefit obligation at beginning of period	$315,529,269	$363,075,676	$270,559,518
Service cost (before administrative expenses)	19,454,389	23,045,160	19,077,573
Interest cost	14,892,055	8,513,928	5,124,997
Net actuarial loss/(gain) (a)	(4,926,291)	(70,776,806)	76,052,731
Retiree benefits paid	(7,842,186)	(8,328,689)	(7,739,143)

Benefit obligation at end of period	$337,107,236	$315,529,269	$363,075,676

(a)	Actuarial gains and losses were primarily driven by changes in the weighted average discount rate.

As there are no unrecognized amounts, the benefit obligation equals the accrued pension liability.

NET PENSION BENEFITS EXPENSE FOR PARTNERS

	2023	2022	2021

Service cost	$19,454,389	$23,045,160	$19,077,573
Interest cost	14,892,055	8,513,928	5,124,997
Recognized net actuarial (gain) loss	(4,926,291)	(70,776,806)	76,052,731

Net period benefit expense (income)	$29,420,153	$(39,217,718)	$100,255,301

Net periodic costs related to the pension benefit obligation are presented within the consolidated statements of changes in deficit.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 14 – PARTNER RETIREMENT BENEFIT (CONTINUED)

The net periodic cost for the year ended 2023 was $29,420,153, a change from the year ended 2022 cost of $68,637,871, primarily resulting from change in the service cost, discount rate, and actuarial gains and losses.

The net periodic benefit for the year ended 2022 was $39,217,718, a change from the year ended 2021 cost of $139,473,019, primarily resulting from changes in the service cost, and net actuarial gains.

ASSUMPTIONS

PERIODIC COST AND BENEFIT OBLIGATION WEIGHTED AVERAGE ASSUMPTIONS

	2023	2022	2021
Discount rate
a. Net periodic benefit cost	4.84%	2.40%	1.95%
b. Benefit obligation at year-end	4.64%	4.84%	2.40%
Rate of compensation increase
a. Net periodic benefit cost	8.0%	8.0%	8.0%
b. Benefit obligation at year-end	8.0%	8.0%	8.0%

ESTIMATED FUTURE BENEFIT PAYMENTS

Future estimated benefit payments for the years ending December 31, are as follows:

2024	$9,519,824
2025	8,485,270
2026	23,766,165
2027	26,764,837
2028	30,476,547
Thereafter	238,094,593

Total benefit payments	$337,107,236

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Partnership is a party to various claims and matters of litigation incidental to the normal course of its business. Marcum was subject to an investigation by the Securities and Exchange Commission (“SEC”) that commenced in 2021, and an investigation by the Public Company Accounting Oversight Board (“PCAOB”) that commenced in 2022. These investigations related to alleged quality controls deficiencies in its assurance practice. On June 21, 2023, Marcum reached agreements with each of the regulators to settle these matters without admitting or denying the allegations. The settlements require certain undertakings relating to improving assurance quality (which Marcum has already commenced) and the payments of civil money penalties in the aggregate of $13.0 million. This amount was accrued as of December 31, 2022 and is reflected in the consolidated statements of income as a regulatory settlement and within accounts payable and accrued expenses in the accompanying consolidated balance sheet. Settlement payments were made in full on June 29, 2023.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 15 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEGAL PROCEEDINGS

The Partnership is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management does not believe there are any pending legal proceedings that will have a material adverse effect on the Partnership and its consolidated financial position, results of operations, or cash flows. However, the outcome of potential claims and legal matters is inherently unpredictable and subject to significant uncertainties.

NOTE 16 – PARTNER CAPITAL

Active equity partners are required to accumulate approximately 50% of their prior year accrual basis total compensation in capital. The capital bears interest at the prime rate plus 1% payable quarterly. Upon retirement or termination, the capital ceases to accrue interest and is repaid monthly over a two-year period.

Future scheduled capital repayments to retired and terminated partners are as follows for the years ending December 31:

2024	$2,152,736
2025	1,804,862

Total minimum payments	$3,957,598

Interest on capital was $8,359,038, $3,876,609 and $3,570,244 for the years ended December 31, 2023, 2022 and 2021, respectively, and is included in the consolidated statements of changes in deficit.

NOTE 17 – SUBSEQUENT EVENTS

The Partnership completed its review of subsequent events through July 11, 2024, the date the accompanying consolidated financial statements were available to be issued, and has determined that there are no events requiring recognition or disclosure in the financial statements other than the following.

FEDERMAN, LALLY, & REMIS LLC

On January 1, 2024, Federman, Lally & Remis LLC located in Farmington, CT was acquired. The total purchase price was $8.2 million of which $4.1 million was paid upon acquisition. The remaining amount of $4.1 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

POWERS & SULLIVAN LLC

On February 1, 2024, Powers & Sullivan LLC located in Wakefield, MA was acquired. The total purchase price was $ 7.5 million of which $2.5 million was paid upon acquisition. The remaining amount of $5.0 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

SKMB, P.A.

On May 1, 2024, SKMB, P.A., located in Rockville, Maryland, was acquired. The total purchase price will be based upon a percentage of collections from acquired clients through July 31, 2029. Payments will be made to SKMB, P.A. on a quarterly basis commencing September 15, 2024.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 17 – SUBSEQUENT EVENTS (CONTINUED)

CROSKEY LANNI, P.C.

On May 1, 2024, Croskey Lanni, P.C. with locations in Michigan and Florida was acquired. The total purchase price was $14.3 million of which $8.6 million was paid upon acquisition. The remaining amount of $5.7 million will be paid over a three-year period with an annual payment on the first and third anniversaries of the closing date. The payments are contingent upon a defined level of revenues.

REVOLVING CREDIT FACILITY

On March 26, 2024, the Partnership increased the borrowing capacity under the Revolver Facility to $160.0 million.

FINANCIAL COVENANTS

On June 26, 2024, the Partnership amended the definition of the net worth financial covenant pursuant to the Revolver and the unsecured notes payable to Guardian Life and Mutual of Omaha, to exclude the impact of applying the provisions of FASB ASC 715 – Compensation Retirement Benefits in calculating the Partnership’s net worth. In addition, the Partnership agreed to accelerate the payment terms on the unsecured notes payable to Guardian Life and Mutual of Omaha. Payments beginning August 2024 will increase from $6.3 million to $12.5 million resulting in the maturity date changing from August 9, 2031 to August 9, 2027. The interest rate on the note was increased from 3.40% to 4.15%.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

	6/30/24	12/31/23
Assets
Current Assets
Cash and cash equivalents	$15,279,359	$7,503,195
Fees receivable, net	161,440,975	186,234,614
Unbilled fees, net	134,210,998	65,850,516
Prepaid expenses and other current assets	34,985,411	25,951,795

Total Current Assets	345,916,743	285,540,120

Long-Term Assets
Property and equipment, net	28,334,274	26,722,362
Goodwill	268,108,938	264,793,338
Intangible assets, net	80,296,092	73,357,036
Right of use asset - operating leases, net	146,616,274	154,879,331
Right of use asset - finance leases, net	5,569,499	6,587,607
Other assets	5,371,657	5,527,771

Total Long-Term Assets	534,296,734	531,867,445

Total Assets	$880,213,477	$817,407,565

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

	6/30/24	12/31/23
Liabilities and Deficit
Current Liabilities
Accounts payable and accrued expenses	$58,136,344	$77,038,987
Deferred revenue	33,219,859	42,208,673
Current portion of contingent liabilities	66,909,901	59,125,254
Current portion of projected benefit obligation	9,098,483	9,519,824
Current portion of operating lease liability	25,637,234	25,877,891
Current portion of finance lease liability	1,680,029	1,878,998
Current portion of notes payable	16,708,599	9,671,601

Total Current Liabilities	211,390,449	225,321,228

Long-term Liabilities
Contingent liabilities, net of current portion	112,348,876	108,406,635
Projected benefit obligation, net of current portion	328,467,639	327,587,412
Operating lease liability, net of current portion	139,123,671	145,980,031
Finance lease liability, net of current portion	3,889,470	4,708,609
Revolving credit facility	64,000,000	10,000,000
Notes payable, net of debt issuance costs, less current portion	48,201,739	56,900,673

Total Long-term Liabilities	696,031,395	653,583,360

Total Liabilities	907,421,844	878,904,588

Deficit
Partners’ Deficit	(39,979,311)	(75,018,622)
Non-controlling interests	12,770,944	13,521,599

Total Deficit	(27,208,367)	(61,497,023)

Total Liabilities and Deficit	$880,213,477	$817,407,565

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Firm Revenue	$682,902,707	$658,620,380
Costs of Revenue	262,388,054	271,602,721

Gross Margin	420,514,653	387,017,659

Operating Expenses
General and administrative	39,956,961	39,815,482
Occupancy costs	23,373,084	23,068,397
Technology	15,635,571	14,336,564
Training and recruiting	2,615,447	2,350,090
Marketing and advertising	6,875,302	6,379,838
Depreciation and amortization	9,914,743	8,920,437

Total Operating Expenses	98,371,108	94,870,808

Income from Operations	322,143,545	292,146,851
Other Income (Expense)	1,834,751	(60,341)
Interest Expense	(6,195,164)	(8,412,048)

Net Income	317,783,132	283,674,462
Less: Net Income (Loss) Attributable to Non-controlling Interests	(750,655)	4,325,462

Net Income Attributable to Partners	$318,533,787	$279,349,000

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Partners’ Deficit - Beginning December 31	$(75,018,622)	$(128,931,193)
Net Income Attributable to Partners	318,533,787	279,349,000
Income distributions to Partners	(145,478,778)	(109,792,689)
Net pension benefits for Partners	(5,279,766)	(18,287,977)
Interest on Partner capital	(9,637,686)	(4,824,748)
Capital raised from Partners	3,440,786	625,000
Capital returned, which includes payments of $2,007,368, in 2024 and $1,187,983 in 2023 to retired and terminated partners	(126,539,032)	(71,171,243)

Partners’ Deficit - Ending	$(39,979,311)	$(53,033,850)

Non-controlling interests - Beginning	13,521,599	6,005,067
Distributions to non-controlling interests	—	(2,151,662)
Net Income (Loss) Attributable to non-controlling interests	(750,655)	4,325,462

Non-controlling interests - Ending	$12,770,944	$8,178,867

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Cash Flow from Operating Activities
Net Income	$317,783,132	$283,674,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,914,743	8,920,437
Amortization of operating right-of-use assets	13,205,234	13,844,692
Loss on disposal of fixed assets	4,514	1,395
Allowance for credit losses	7,956,249	6,446,314
Provision for unbillable fees	67,590,515	49,353,766
Loss on lease impairment	1,347,523	546,308
Other	876,041	312,246
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	21,227,478	(17,716,044)
Unbilled fees	(135,117,597)	(76,159,422)
Deferred revenue	(9,034,662)	(16,574,848)
Prepaid expenses and other assets	(11,763,021)	(11,188,873)
Accounts payable and other accrued expenses	(19,033,475)	(32,539,769)
Operating lease liabilities	(13,386,717)	(12,607,880)

Net Cash Provided by Operating Activities	251,569,957	196,312,784

Cash Flow Used In Investing Activities
Purchases of property and equipment	(4,556,117)	(2,940,957)
Business acquisitions	(1,745,417)	(15,200,000)

Net Cash Used in Investing Activities	$(6,301,534)	$(18,140,957)

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	6/30/24	6/30/23
Cash Flow Used In Financing Activities
Proceeds from revolving credit facility	$165,500,000	$112,500,000
Payments on revolving credit facility	(111,500,000)	(100,000,000)
Partner capital raised	3,440,786	625,000
Partner capital distributions	(126,539,032)	(71,171,243)
Pension payments to retired and terminated partners	(4,820,880)	(3,921,093)
Income distributions to partners	(145,478,778)	(96,022,296)
Interest on capital paid to partners	(9,637,686)	(4,824,748)
Distributions paid to non-controlling interest	—	(2,151,662)
Payments on contingent liabilities	(5,597,865)	(624,999)
Payments on finance leases	(1,141,430)	(1,056,447)
Payments on notes payable	(1,717,374)	(1,673,677)

Net Cash Used in Financing Activities	(237,492,259)	(168,321,165)

Change in Cash and Cash Equivalents	7,776,164	9,850,662
Cash and Cash Equivalents - Beginning	7,503,195	12,375,667
Cash and Cash Equivalents - Ending	$15,279,359	$22,226,329

Supplemental Cash Flow Information Interest Paid	$11,345,833	$7,731,804

See accompanying notes to the unaudited condensed consolidated financial statements.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 1 – BUSINESS DESCRIPTION

THE PARTNERSHIP

Marcum LLP (the “Partnership” or “Marcum”) is one of the largest independent public accounting and advisory services firms in the United States.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements of the Partnership have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Company’s financial position as of June 30, 2024 and December 31, 2023, and results of operations and cash flows for the six months ended June 30, 2024 and 2023. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the three years ended December 31, 2023, and related notes included in the Company’s audited consolidated financial statements. The financial information as of December 31, 2023 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2023. Significant accounting policies followed by the Partnership in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

Consolidated Entities

Marcum Search LLC (99% LLP)

Marcum Staffing LLC (99% LLP)

Marcum Technology LLC (65% LLP)

Marcum Taxedge LLC (100% LLP)

Marcum Asia CPAs LLP - formerly known as Marcum Bernstein & Pinchuk LLP (50% LLP)

Marcum LLP has a controlling financial interest in Marcum Asia CPAs LLP and therefore Marcum Asia CPAs LLP is fully consolidated in these financial statements.

The Partnership has investments in related entities accounted for under the equity and cost method. Investments in these entities are included in other long-term assets on the condensed consolidated balance sheet and income (loss) is recorded within Other Income (Expense) on the condensed Consolidated Statement of Income. The entities are as follows:

Not Consolidated (Equity Method Investments)

Robbins Marcum JV, LLC (50% Marcum JV Partner, LLC)

Marcum RBK (Ireland) Limited (49% LLP)

Not Consolidated (Cost Method Investment)

Marcum Wealth LLC (11.92% LLP)

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION (CONTINUED)

USE OF ESTIMATES

The preparation of condensed consolidated financial statements in conformity with GAAP require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, including contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. While management believes that the estimates and related assumptions used in the preparation of the condensed consolidated financial statements are appropriate, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted primarily of checking and savings deposits. Cash equivalents consist of highly liquid investments with an original maturity of three months or less at time of purchase. The Partnership has cash balances in excess of federally insured limits. The Partnership had cash accounts outside of the United States, primarily in China, Singapore, and Taiwan. These cash balances were $2,910,966 and $1,466,942, at June 30, 2024 and December 31, 2023, respectively. The Partnership has not experienced and does not expect to incur any losses on these deposits.

The Partnership records fees receivables at their face amounts less allowances. The Partnership provides for a credit loss equal to the estimated uncollectible amounts. Accounts outstanding significantly longer than payment terms are considered past due. The Partnership’s estimate is based on historical collection experience and a review of the current status of client accounts receivable. It is reasonably possible that the Partnership’s estimate of the allowance for credit losses and provision for credit losses will change over time. Invoiced fees are due within 30 days of invoice issuance. Fees receivable are deemed uncollectible if a client files for bankruptcy or after all collection efforts have been exhausted without success.

UNBILLED FEES, NET AND DEFERRED REVENUE

Unbilled fees represent the anticipated net realizable value for hours incurred by the Partnership’s professional and administrative staff, plus out-of-pocket expenses, on services which had not yet been billed to clients. Amounts billed and collected in advance of services performed are reflected as deferred revenue.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to risk of loss consist principally of cash and fees receivable. Marcum does not hold or issue financial instruments for trading purposes. The Partnership provides credit, in the normal course of business, to a number of companies and performs credit evaluations of its clients. Concentrations of credit risk with respect to fees receivable are limited by the large number of clients comprising our client base and their geographic and business dispersion. No one client accounts for more than 10% of our revenue.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is computed on the straight-line method over estimated asset lives and leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful life, ranging from 1 to 10 years. Property and equipment useful lives are as follows:

Machinery and equipment	3 – 10
Furniture and fixtures	3 – 5
Software	3
Leasehold improvements	1 – 10

Expenditures for repairs and maintenance, minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

BUSINESS COMBINATIONS

In connection with an acquisition, the Partnership records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. If goodwill is identified based upon the valuation of an acquired business, the goodwill is assigned to the reporting units which will benefit from the synergies that result from the business combination and reported. Refer to Note 3, for disclosures related to our acquisitions.

GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill acquired through various mergers and acquisitions is considered to possess an indefinite life span. As such, it is not subject to amortization but is instead subject to an impairment review at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Finite-lived intangible assets are amortized over their respective estimated useful lives and along with other long lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived intangible assets are primarily determined using the multi-period excess earnings method, with consideration of market comparisons. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates and growth rates.

Recoverability of goodwill is determined by comparing the fair value of the Partnership’s reporting units to the carrying value of the underlying net assets in the respective reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND INTANGIBLE ASSETS, NET (CONTINUED)

The guidance provides an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any.

If the qualitative assessment results in a conclusion that is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is required for that reporting unit.

The qualitative assessment for goodwill includes, but is not limited to, an examination of factor such as macroeconomic conditions, significant cost factors impacting earnings, the overall financial performance of the Partnership, entity-specific events of relevance, and circumstances specific to the reporting unit.

Determination of the fair value of a reporting unit and intangible assets is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows, discount rates, growth rates, and determination of appropriate market comparisons and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as customer relationships, right-of use assets, and property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Partnership uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions.

In determining future cash flows, the Partnership takes various factors into account, including the effects of macroeconomic trends. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.

No indicators of impairment were identified for the Partnership’s long-lived assets as of June 30, 2024 and 2023, except for its right-of-use assets. As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the six months ended June 30, 2024.

As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. The total lease right-of-use asset impairment loss recorded for the six months ended June 30, 2024 and 2023 was $1.3 million and $0.5 million, respectively, which is included in occupancy costs in the condensed consolidated statements of income. Note 13 provides additional details on Marcum’s equipment financing leases.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT

The Partnership’s policy establishes a framework for measuring fair value and expands disclosures about fair value measurements by providing a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The policy also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. This hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for estimating the fair value for financial instruments in accordance with this authoritative guidance, is set forth below.

Contingent liabilities: The fair value of the Partnership’s contingent liabilities, which consist of contingent consideration related to the business acquisitions as disclosed in Note 3 has been estimated in the absence of a readily ascertainable fair value. The contingent consideration was valued using single and multiple scenarios with weighted probability discounted for cash flow. The Partnership’s contingent consideration is reported at fair value at each reporting period.

The following table sets forth by level within the fair value hierarchy the Partnership’s financial assets and liabilities that were accounted for at fair value as of June 30, 2024 and December 31, 2023. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of June 30, 2024
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$179,258,777	$179,258,777

	Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$167,531,889	$167,531,889

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

The following table summarizes the change in fair value during the six months ended June 30, 2024 and 2023 related to the contingent consideration issued in the business acquisitions as disclosed in Note 3:

	Six Months Ended
	6/30/2024	6/30/2023
Beginning balance	$167,531,889	$195,727,554
Additions	17,324,753	21,915,548
Payments on contingent consideration	(5,597,865)	(624,999)

Ending balance	$179,258,777	$217,018,103

With the exception of the Friedman LLP acquisition, the contingent liability recorded represents the present value of the maximum amount owed. The contingent liability to the Friedman LLP acquisition is estimated based on the Partnership exceeding a defined revenue threshold over a 24-month period subsequent to the acquisition. Marcum has recorded an additional liability of $32.7 million which represents the present value of the payment based on our best estimates of projected revenue. If Partnership revenue exceeds the projected amount, additional payments will be owed to Friedman LLP. However, based on the terms of the agreement a maximum amount of the payment cannot be determined.

Management estimates that the carrying amount reported in the condensed consolidated balance sheets for cash equivalents, fees receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short-term nature of the respective instruments. The fair value of the revolving credit facility approximates its fair value due to variable rates of interest charged. The Partnership records long-term debt, including current portion, at carrying value less unamortized fees as it is not required to be carried at fair value on a recurring basis. The fair value of long-term debt was determined using observable inputs of similar instruments (Level 2). The valuation considers the present value of expected future repayments, discounted using a market interest rate equal to the interest margin on the borrowings and variable interest rate. The fair value of long-term debt, including current portion was $61.9 million and $54.2 million as of June 30, 2024 and December 31, 2023, respectively.

REVENUE RECOGNITION

We account for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service based on margins for similar services sold on a standalone basis. While determining relative standalone selling price and identifying separate performance obligations require judgment, generally relative standalone selling prices and the separate performance obligations are readily identifiable as we sell those performance obligations unaccompanied by other performance obligations. Contract modifications are

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

Our revenues are derived from contracts for assurance, accounting, tax and advisory services, outsourcing services, technology integration consulting services and non-technology integration consulting services. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently require us to make judgments and estimates in recognizing revenues. We have many types of contracts, including time-and-materials contracts, fixed-price contracts, fee-per-transaction contracts and contracts with multiple fee types. Performance obligations are satisfied as work is performed and when Marcum has the right to receive the payment.

	Six Months Ended
	6/30/2024	6/30/2023
Attestation	$287,921,385	$294,071,862
Tax & Accounting services	270,960,433	250,792,780
Managed Services	56,754,197	53,915,787
Advisory	35,972,445	35,999,307
Personnel Placement	2,846,308	3,558,938
National Practices	28,447,939	20,281,706

Total	$682,902,707	$658,620,380

The nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the variability in revenues and margins earned on such contracts. These variable amounts generally are awarded or refunded upon achievement of or failure to achieve certain performance metrics, milestones or cost targets and can be based upon client discretion. We include these variable fees in the estimated transaction price when there is a basis to reasonably estimate the amount of the fee and it is not probable a significant reversal of revenue will occur. These estimates reflect the expected value of the variable fee and are based on an assessment of our anticipated performance, historical experience and other information available at the time.

Our performance obligations are satisfied over time as work progresses or at a point in time. The majority of our revenues are recognized over time based on the extent of progress towards satisfying our performance obligations. The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided. The most reliable measure of progress is the cost incurred towards delivery of the completed project. Therefore, the input method provides the most reliable method to measure progress. Revenue recognition begins when work has commenced. Costs include labor related to contract performance, which is charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the Partnership and customer have agreed on both the scope and price of changes, the work has commenced, and that realization of revenue exceeding the costs is assured beyond a reasonable doubt. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on contracts are made in the period in which such losses become determinable.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Other than timing of services being provided, there have not been any significant changes in contract assets and liabilities during the six months ended June 30, 2024 and 2023.

	Six Months Ended
Timing of services	6/30/2024	6/30/2023
At a point in time	$2,846,308	$3,558,938
Over a Period of time	680,056,399	655,061,442

Total	$682,902,707	$658,620,380

Reconciliation of unbilled receivables for the six months ended:

	6/30/2024	6/30/2023
Beginning Balance	$65,850,516	$71,212,225
Revenue recognized	134,210,998	98,528,021
Less: Billings	(65,850,516)	(71,212,225)

Ending Balance	$134,210,998	$98,528,021

Reconciliation of deferred revenue for the six months ended:

	6/30/2024	6/30/2023
Beginning Balance	$42,208,673	$51,665,567
Billings	33,219,859	35,090,719
Less: Revenue Recognized	(42,208,673)	(51,665,567)

Ending Balance	$33,219,859	$35,090,719

ADVERTISING COSTS

Advertising costs, included within Marketing and Advertising on the condensed consolidated statements of income, are expensed when the advertisements are first placed or run. For the six months ended June 30, 2024 and 2023 advertising costs were $6.9 million and $6.4 million, respectively.

COMPENSATION – RETIREMENT BENEFITS

The Partnership reflects retirement benefits in accordance with FASB ASC 715 – Compensation-Retirement Benefits, refer to Note 14 for further details regarding the defined benefit pension, including descriptions of the plans, the components of pension service cost, and the assumptions used in measuring the projected benefit obligations.

Marcum has implemented the following elections regarding its pension accounting: the Partnership has chosen to use the fiscal year-end as the measurement date for its pension obligations, to immediately recognize actuarial gains and losses in the condensed consolidated statement of changes in deficit, and to amortize prior pension service costs over the average remaining service period of its active plan participants.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SELF INSURANCE

Marcum maintains a self-insurance program to manage risks associated with employee benefits and accrues for losses for asserted and unasserted claims in accordance with ASC 450. The self-insurance liability is estimated based on historical claim experience. (See Note 11)

The self-insurance reserve is subject to a high degree of estimation and uncertainty. Therefore, changes in health care costs, legal trends, and claim settlement patterns could materially affect the Partnership’s self-insurance liabilities and future expense.

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN

The Partnership has a 401(k) retirement plan covering substantially all employees and partners. Partnership contributions to the plan for employees includes a non-discretionary contribution up to 2 percent of the employees’ salary plus a match up to $1,000. Contribution expense related to the retirement plan was approximately $6.1 and $5.8 million for the six months ended June 30, 2024 and 2023, respectively, and are included in Cost of Revenue.

INCOME TAXES

The Partnership has elected to have its income taxed as a Limited Liability Partnership, which provides that, in lieu of corporation income taxes, the Partners separately account for the Partnership’s items of income, deduction, losses and credits. Therefore, these condensed consolidated financial statements do not include any provision for federal or state income taxes. Any franchise or minimum taxes are included in general and administrative expenses.

Management has concluded that the Partnership is a pass-through entity and there are no uncertain tax positions that would require recognition in the condensed consolidated financial statements. If the Partnership were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors.

RECENT ACCOUNTING PRONOUNCEMENTS

The Partnership assesses and reviews the impact of all new accounting standards. Recently issued and effective standards not listed below were either not applicable or are not expected to have a material impact on the condensed consolidated financial statements.

NOTE 3 – ACQUISITIONS

All of the acquisitions were done to expand the Partnership’s geographical footprint, service offerings, and talent pool. Goodwill recognized is made up of the expected synergies from combining operations of the acquired firm and is expected to be fully deductible for tax purposes.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 3 – ACQUISITIONS (CONTINUED)

MELANSON, P.C.

On January 1, 2023, Melanson, P.C. with locations in New Hampshire, Massachusetts, and Maine was acquired. The total purchase price was $24.0 million of which $7.0 million was paid upon acquisition. The remaining amount of $17.0 million will be paid over a four-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues and employment. Total goodwill recorded is $120,000.

MCCARTHY & COMPANY P.C.

On June 1, 2023, McCarthy & Company P.C. with locations in Pennsylvania and New Jersey was acquired. The total purchase price was $17.1 million. Upon acquisition $8.2 million was paid. The remaining payments of $8.9 million will be broken down as follows:

•	$2.7 million paid annually over a three-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

•	Monthly payments of $12,000 over 53 months with a final payment of $39,000.

Total goodwill recorded is $9.2 million. The remaining payment of $8.9 million is contingent upon a defined level of revenues.

FEDERMAN, LALLY, & REMIS LLC

On January 1, 2024, Federman, Lally & Remis LLC located in Farmington, CT was acquired. The total purchase price was $8.2 million of which $4.1 million was paid upon acquisition. The remaining amount of $4.1 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

POWERS & SULLIVAN LLC

On February 1, 2024, Powers & Sullivan LLC located in Wakefield, MA was acquired. The total purchase price was $7.5 million of which $2.5 million was paid upon acquisition. The remaining amount of $5.0 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

SKMB, P.A.

On May 1, 2024, SKMB, P.A., located in Rockville, Maryland, was acquired. The total purchase price will be based upon a percentage of collections from acquired clients through July 31, 2029. Payments will be made to SKMB, P.A. on a quarterly basis commencing September 15, 2024.

CROSKEY LANNI, P.C.

On May 1, 2024, Croskey Lanni, P.C. with locations in Michigan and Florida was acquired. The total purchase price was $14.3 million of which $8.6 million was paid upon acquisition. The remaining amount of $5.7 million will be paid over a three-year period with an annual payment on the first and third anniversaries of the closing date. The payments are contingent upon a defined level of revenues.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 3 – ACQUISITIONS (CONTINUED)

EMS

On June 1, 2024, CliftonLarsonAllen LLP’s EMS Business division was acquired. The total purchase price was $2.1 million of which $1.0 million was paid upon acquisition. The remaining amount of $1.1 million will be paid on the first anniversary date of acquisition. The payment is contingent upon a defined level of revenues.

NOTE 4 – FEES RECEIVABLE, NET

Fees receivable, net, consisted of the following at:

	6/30/2024	12/31/2023
Fees receivable	$182,398,120	$206,242,766
Less: allowance for credit losses	(20,957,145)	(20,008,152)

Total Fees receivable, net	$161,440,975	$186,234,614

Reconciliation of allowance for credit losses is as follows for the six months ended:

	6/30/2024	6/30/2023
Beginning balance	$20,008,151	$16,274,264
Additional provisions for credit losses	7,956,249	6,446,314
Less: write offs	(7,007,255)	(6,798,494)

Ending balance	$20,957,145	$15,922,084

NOTE 5 – UNBILLED FEES, NET

Unbilled fees, net, consisted of the following at:

	6/30/2024	12/31/2023
Gross unbilled fees	$349,592,101	$194,004,283
Less: progress bills	(161,276,531)	(102,505,993)
Less: allowance for credit losses	(54,104,572)	(25,647,774)

Unbilled fees, net	$134,210,998	$65,850,516

Reconciliation of allowance for credit losses is as follows for the six months ended:

	6/30/2024	6/30/2023
Beginning balance	$25,647,774	$20,683,221
Additional allowance for credit losses	67,590,515	49,353,766
Less: write offs	(39,133,717)	(21,762,738)

Ending balance	$54,104,572	$48,274,249

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at:

	6/30/2024	12/31/2023
Other prepaid expenses and current assets	$21,900,844	$12,610,653
Prepaid retirement to partners of acquired firms	13,084,567	13,341,142

Total prepaid expenses and other current assets	$34,985,411	$25,951,795

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at:

	6/30/2024	12/31/2023
Property and equipment:
Machinery and equipment	$23,937,477	$23,327,740
Leasehold improvements	24,649,128	22,774,382
Furniture and fixtures	7,944,577	6,354,655
Software	915,625	328,097

	57,446,807	52,784,874
Less: accumulated depreciation	(29,112,533)	(26,062,512)

Property and equipment, net	$28,334,274	$26,722,362

Depreciation expense was $3,364,691 and $3,025,086 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 8 – GOODWILL

Changes in goodwill consisted of the following at:

6/30/2024
Beginning	$264,793,338
Plus: additions	3,315,600

Ending	$268,108,938

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 9 – INTANGIBLE ASSETS, NET

Intangible assets, net, represent the value of customer relationships obtained through acquisitions and amortized on a straight-line basis over between 9 years, as well as non-compete agreements amortized on a straight-line basis over 4 years.

	Weighted-Average Remaining Amortization Period (Years)	6/30/2024 Gross Carrying Amount	6/30/2024 - Accumulated Amortization	6/30/2024 - Net Carrying amount
Customer Relationships	6.16	106,079,541	(27,621,246)	78,458,295
Non-Compete Agreements	0.67	3,650,834	(1,813,037)	1,837,797

Total		109,730,375	(29,434,283)	80,296,092

	Weighted-Average Remaining Amortization Period (Years)	12/31/2023 - Gross Carrying Amount	12/31/2023 - Accumulated Amortization	12/31/2023 - Net Carrying amount
Customer Relationships	7.61	$95,080,541	$(22,281,575)	72,798,966
Non-Compete Agreements	3.14	2,178,834	(1,620,764)	558,070

Total		97,259,375	(23,902,339)	73,357,036

Amortization expense was $5,531,944 and $4,838,904 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 10 – OTHER LONG-TERM ASSETS

Other long-term assets consisted of the following at:

	6/30/2024	12/31/2023
Other long-term assets	$4,212,974	$4,356,070
Investment in entities accounted for under equity method	714,289	685,078
Cash surrender life insurance values	444,394	486,623

Total long-term assets	$5,371,657	$5,527,771

NOTE 11– ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	6/30/2024	12/31/2023
Accrued payroll	$28,819,191	$45,069,844
Accounts payable	11,479,933	13,383,276
Accrued other expenses	13,128,892	11,285,867
Accrued self insurance	4,708,328	7,300,000

Total Accounts Payable and Accrued Expenses	$58,136,344	$77,038,987

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS

REVOLVING CREDIT FACILITY

On March 26, 2024, the Partnership increased the borrowing capacity on its revolving credit facility (the “Revolver”) from $100.0 million to $160.0 million, of which $64.0 million and $10.0 million was outstanding at June 30, 2024 and December 31, 2023, respectively. The Partnership has standby letters of credit totaling, at June 30, 2024, $100.1 million, of which $5.2 million is offset against the Partnership’s availability on the Revolver. At December 31, 2023, the standby letters of credit totaled $100.8 million, of which $5.8 million was offset against the Partnership’s availability on the Revolver.

On June 26, 2024, the Partnership amended the definition of the net worth financial covenant pursuant to the Revolver and the unsecured notes payable to Guardian Life and Mutual of Omaha, to exclude the impact of applying the provisions of FASB ASC 715 – Compensation Retirement Benefits in calculating the Partnership’s net worth. In addition, the Partnership agreed to accelerate the payment terms on the unsecured notes payable to Guardian Life and Mutual of Omaha. Payments beginning August 2024 will increase from $6.3 million to $12.5 million resulting in the maturity date changing from August 9, 2031 to August 9, 2027. The interest rate on the note was increased from 3.40% to 4.15%.

STANDBY LETTERS OF CREDIT

On September 1, 2022, the Partnership secured a $155.0 million Irrevocable Standby Letter of Credit (SBLC) for the benefit of Friedman LLP, for a term of 40 months post-closing of Marcum LLP’s acquisition of Friedman LLP. The balance as of June 30, 2024 and December 31, 2023 was $95.0 million for both dates. The SBLC is subject to a 2% fee on the remaining balance. The remaining balance on a declining basis as outlined below:

•	$155.0 million for first 12 months post-closing

•	$95.0 million for 12-24 months post-closing (reduced to reflect the $55.0 million payment on the contingent liabilities owed to Friedman on the 2nd anniversary date)

•

$40.0 million after 24 months post-closing until the final installment payment is made (reduced to reflect the $40.0 million payment on the contingent liabilities owed to Friedman within 90 days following the 3rd anniversary date)

DEBT ISSUANCE COSTS

Debt issuance costs on the private placement loan to Guardian Life and Mutual of Omaha are amortized using the straight-line method, which approximates the effective interest rate method, over the terms of their related financing agreements. Debt issuance costs of $0.3 million, net of accumulated amortization of $0.4 million for each of the periods, is included as a reduction of long-term debt at June 30, 2024 and December 31, 2023. Interest expense related to amortization of these issuance costs totaled $0.1 million for each of the periods ended June 30, 2024 and June 30, 2023.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE

Notes and amounts payable maturing in various amounts with varying maturity dates and interest rates consisted of the following at:

	6/30/2024	12/31/2023
Unsecured notes payable to Guardian Life and Mutual of Omaha at $25.0 million each with interest payable to each at 4.2% per annum; annual principal payments of $12.5 million will begin
August 2024 with the final payment due August 2027	$50,000,000	$50,000,000
Raffa and Skoda acquisition term loan note payable to TD Bank consolidated and refinanced on August 8, 2021 due in monthly installments of principal ($190,476) and interest at 30 day libor plus 1.5% with a final balloon payment due September 2026	9,523,810	10,666,667
Unsecured notes payable due to James Smart and Richard Devine, with annual installments of principal and interest at 2.6% with a final payment due December 2029, subordinated to bank.	4,812,500	4,812,500
Unsecured non-interest bearing notes payable for various partners from the Melanson acquisition due in various monthly installments with final payment due by December 2033	1,809,412	2,023,275
Unsecured non-interest bearing note payable to Thomas Hurley from the Guyder Hurley merger in monthly installments of
($13,789) with a final payment due April 2029	709,130	773,195
Unsecured non-interest bearing notes payable for various partners from the Piccerelli acquisition due in various monthly installments with final payment due by July 2030	648,178	725,400
Unsecured non-interest bearing note payable to Leslie Solomon from the RotenbergMeril merger in monthly installments of ($9,873) with a final payment due September 2026.	261,743	325,799
Unsecured non-interest bearing note payable to Gail Prather from the GBH merger in monthly installments of ($ 10,000) with a final payment due February 2026.	200,000	260,000

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE (CONTINUED)

	6/30/2024	12/31/2023
Other debt - various terms	77,407	172,718

Total notes payable	$68,042,180	$69,759,554
Less present value adjustment for James Smart and Richard Devine	(2,838,124)	(2,838,124)
Less current portion of notes payable	(16,708,599)	(9,671,601)
Less unamortized debt issuance costs	(293,718)	(349,156)

Notes payable, net debt issuance cost, less current portion	$48,201,739	$56,900,673

FINANCIAL COVENANTS

The Partnership’s Revolver and unsecured notes payable to Guardian Life and Mutual of Omaha require the Partnership to remain in compliance with certain financial covenants. Quarterly, the Partnership is required to meet thresholds for its consolidated fixed charge coverage ratio and consolidated leverage ratio. On a semi-annual basis the Partnership is required to meet a minimum net worth threshold. As of June 30, 2024 and December 31, 2023, the Partnership was in compliance with all financial covenants.

NOTE 13 – LEASES

The Partnership leases its various offices under operating leases with 5 to 12 year initial terms, along with certain office equipment under financing leases with 3 to 7 year initial terms. Some office leases include renewal options which can extend the lease term up to 12 years. The exercise of these renewal options is at the sole discretion of the Partnership, and only lease options that the Partnership believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.

While all of the agreements provide for minimum lease payments, some include payments adjusted for inflation or for variable payments based on a percentage of common area expenses and real estate taxes being charged to the tenant. Variable payments are not determinable at the lease commencement and are not included in the measurement of the lease assets and liabilities. The lease agreements do not include any material residual value guarantees or restrictive covenants.

Right-of-use assets consideration: The fair value of the Partnership’s right-of-use assets related to the right-of-use assets impairment loss as disclosed in Note 2 has been estimated in the absence of a readily ascertainable fair value. The impairment consideration was valued using single and multiple scenarios with income approach method.

As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the six months ended June 30, 2024 and 2023. As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. Impairment loss on related to operating right-of-use assets for the six months ended June 30, 2024 and 2023 was $1.3 million and $0.5 million, respectively, which is included in occupancy costs in the condensed consolidated statement of income.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 13 – LEASES (CONTINUED)

FINANCE LEASES

The Partnership has two equipment lines of credit (“Lines”) totaling $17.0 million for the purchase or lease of equipment used in the Partnership. Both Lines bear interest at negotiated rates of 2.5% and 6.0% and expire in August 2026.

The following summarizes the line items in the condensed consolidated balance sheet which include amounts for finance leases as of:

	6/30/2024	12/31/2023
Assets under right of use asset - finance leases, net	$5,569,499	$6,587,607

Current portion of finance lease liabilities	$1,680,029	$1,878,998
Finance lease liabilities	3,889,470	4,708,609

Total finance lease liabilities	$5,569,499	$6,587,607

Amortization expense related to the right of use asset – finance leases was $1,018,108 and $1,056,447 for the six months ended June 30, 2024 and 2023, respectively.

The following summarizes the cash flow information related to finance leases for the six months ended:

	6/30/2024	6/30/2023
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows for finance leases	$1,141,430	$1,056,447

Weighted average lease term and discount rate were as follows:

	6/30/2024	6/30/2023
Weighted average remaining lease term	3.83 years	4.26 years
Weighted average discount rate	4.00%	3.87%

OPERATING LEASES

The following summarizes the line items in the condensed consolidated balance sheet which include amounts for operating leases as of:

	6/30/2024	12/31/2023
Operating lease right-of-use assets	$146,616,274	$154,879,331

Current portion of operating lease liabilities	$25,637,234	$25,877,891
Operating lease liabilities	139,123,671	145,980,031

Total operating lease liabilities	$164,760,905	$171,857,922

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 13 – LEASES (CONTINUED)

OPERATING LEASES (CONTINUED)

The components of total lease cost that are included in the condensed consolidated statement of income were as follows for the six months ended:

	6/30/2024	6/30/2023
Operating lease cost	$17,473,813	$18,156,080
Variable lease cost	2,180,164	30,800

Total lease cost	$19,653,977	$18,186,880

The following summarizes the cash flow information related to operating leases for the six months ended:

	6/30/2024	6/30/2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$17,648,677	$16,919,269
Lease assets obtained in exchange for lease liabilities:
Operating leases	$6,459,216	$12,147,568

Weighted average lease term and discount rate were as follows:

	6/30/2024	12/31/2023
Weighted average remaining lease term	6.72 years	6.92 years
Weighted average discount rate	5.09%	5.00%

NOTE 14 – PARTNER RETIREMENT BENEFIT

The Partnership has two non-qualified retirement benefit plans covering equity and non-equity partners. Active participants accrue benefits under a final average pay feature. Eligibility and the level of benefits under the plans vary depending on designation, part time or full-time status, date of hire, age, length of service, and compensation. The plans are unfunded.

CHANGE IN PROJECTED BENEFIT OBLIGATION

6/30/2024
Benefit obligation at beginning of period	$337,107,236
Service cost (before administrative expenses)	10,441,070
Interest cost	7,623,033
Net actuarial loss/(gain) (a)	(12,784,337)
Retiree benefits paid	(4,820,880)

Benefit obligation at end of period	$337,566,122

(a)	Actuarial gains and losses were primarily driven by changes in the weighted average discount rate.

As there are no unrecognized amounts, the benefit obligation equals the accrued pension liability.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 14 – PARTNER RETIREMENT BENEFIT (CONTINUED)

NET PENSION BENEFITS EXPENSE

	6/30/2024	Six Months Ended 6/30/2023
Service cost	$10,441,070	$9,500,011
Interest cost	7,623,033	7,451,816
Recognized net actuarial (gain) loss	(12,784,337)	1,336,150

Net period benefit expense (income)	$5,279,766	$18,287,977

Net periodic costs related to the pension benefit obligation are presented within the condensed consolidated statements of changes in deficit.

The net periodic cost for the six months June 30, 2024 decreased $13,008,211 from June 30, 2023, primarily resulting from a change in the discount rate.

ASSUMPTIONS

PERIODIC COST AND BENEFIT OBLIGATION WEIGHTED AVERAGE ASSUMPTIONS

	6/30/2024	1/0/1900
Discount rate
a. Net periodic benefit cost	4.64%	4.84%
b. Benefit obligation at period end	5.17%	4.64%
Rate of compensation increase
a. Net periodic benefit cost	8.0%	8.0%
b. Benefit obligation at period end	8.0%	8.0%

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Partnership is a party to various claims and matters of litigation incidental to the normal course of its business. Marcum was subject to an investigation by the Securities and Exchange Commission (“SEC”) that commenced in 2021, and an investigation by the Public Company Accounting Oversight Board (“PCAOB”) that commenced in 2022. These investigations related to alleged quality controls deficiencies in its assurance practice. On June 21, 2023, Marcum reached agreements with each of the regulators to settle these matters without admitting or denying the allegations. The settlements require certain undertakings relating to improving assurance quality (which Marcum has already commenced) and the payments of civil money penalties in the aggregate of $13.0 million. This amount was accrued as of December 31, 2022 and paid in full on June 29, 2023.

LEGAL PROCEEDINGS

The Partnership is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management does not believe there are any pending legal proceedings that will have a material adverse effect on the Partnership and its consolidated financial position, results of operations, or cash flows. However, the outcome of potential claims and legal matters is inherently unpredictable and subject to significant uncertainties.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 16 – PARTNER CAPITAL

Active equity partners are required to accumulate approximately 50% of their prior year accrual basis total compensation in capital. The capital bears interest at the prime rate plus 1% payable quarterly. Upon retirement or termination, the capital ceases to accrue interest and is repaid monthly over a two-year period.

Future scheduled capital repayments to retired and terminated partners as of June 30 are as follows:

Remaining 2024	$1,106,160
2025	1,804,862

Total minimum payments	$2,911,022

Interest on capital was $9,637,686 and $4,824,748 for the six months ended June 30, 2024 and 2023, respectively, and is included in the condensed consolidated statements of changes in deficit.

NOTE 17 – SUBSEQUENT EVENTS

The Partnership completed its review of subsequent events through September 3, 2024, the date the accompanying condensed consolidated financial statements were available to be issued, and has determined that there are no events requiring recognition or disclosure in the financial statements other than the following.

CBIZ, INC.

On July 30, 2024, Marcum and various subsidiaries entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBIZ, Inc. (“CBIZ”)

Under the terms of the Merger Agreement, a wholly owned subsidiary of Marcum, Marcum Advisory Group (“MAG”), will merge with a wholly owned subsidiary of CBIZ and MAG will become a subsidiary of CBIZ. Prior to the closing we will contribute substantially all of our non-attest business assets to MAG and MAG will assume substantially all of our liabilities, in each case subject to certain exclusions. In a separate transaction, CBIZ CPAs P.C., previously known as Mayer Hoffman McCann P.C., a national independent Certified Public Accounting firm with which CBIZ has an Administrative Service Agreement, will purchase substantially all of our attest business assets (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.” The close of the Transaction is subject to the satisfaction of the conditions described below and other customary closing conditions.

The aggregate consideration to be paid by the CBIZ in connection with the Transaction, which includes the Attest Purchase by Mayer Hoffman McCann P.C., is approximately $2.3 billion, subject to calculation and adjustments as provided in the Merger Agreement, of which approximately $1.1 billion is expected to be paid in cash and the remainder is expected to be paid in approximately 14.4 million shares of CBIZ’s common stock based on $76.84 per share as specified in the Merger Agreement.

The consideration payable in shares of common stock (the “Shares”) will be delivered as follows: (i) 5% of the total shares will be subject to continued service requirements and, subject to satisfaction of those requirements, will be delivered on the fourth anniversary of the closing (the “Performance Shares”); (ii) 20% of the total shares (or, for each individual Owner (as defined in the Merger Agreement), 25% of such Owner’s shares, excluding such Owner’s Performance Shares) will be delivered on the later of three business days following closing and January 2, 2025; and (iii) 75% of the total shares will be delivered in 36 equal monthly installments, commencing on the later of the first trading day of the first month following closing and January 2, 2025.

MARCUM LLP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

NOTE 17 – SUBSEQUENT EVENTS (CONTINUED)

CBIZ, INC. (CONTINUED)

Each party to the Merger Agreement will provide customary representations, warranties and covenants. The completion of the Merger is subject to various closing conditions, including, among others, (a) the expiration of all waiting periods and receipt of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (b) CBIZ obtaining stockholder approval of the issuance of the Shares in connection with the Transaction as required by the rules of the New York Stock Exchange; (c) Marcum obtaining the requisite approval of its partners as specified in the Merger Agreement; (d) CBIZ obtaining the necessary debt financing.

The Merger Agreement contains customary termination rights for both Marcum and CBIZ. Both Marcum and CBIZ have the right to terminate the Merger Agreement if the Transaction is not consummated on or prior to May 1, 2025, subject to certain exceptions. In the case of certain terminations under the circumstances described in the Merger Agreement, CBIZ may be required to pay a termination fee to Marcum of $48.0 million if debt financing is not obtained or $25.0 million if approval of the CBIZ’s stockholders is not obtained or the CBIZ’s board changes its recommendation with respect to the Transaction. We may be required to pay a termination fee to CBIZ of $22.0 million if the requisite approval of our partners is not obtained within the time period specified in the Merger Agreement.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCUM LLP,

MARCUM ADVISORY GROUP LLC,

CBIZ, INC.,

PMMS LLC

AND

MARCUM PARTNERS SPV LLC,

AS THE OWNER REPRESENTATIVE

DATED AS OF July 30, 2024

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2024, is made by and among Marcum LLP, a New York registered limited liability partnership (the “Partnership”), Marcum Advisory Group LLC, a Delaware limited liability company and, as of the date hereof, a wholly owned Subsidiary of the Partnership (“MAG”), CBIZ, Inc., a Delaware corporation (“Parent”), PMMS LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and Marcum Partners SPV LLC, a Delaware limited liability company (the “Owner Representative”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

RECITALS:

A. The Partnership is an accounting firm that provides a full spectrum of tax and accounting services; financial risk and transaction advisory services; valuation, forensic and litigation services; and technology consulting and managed services.

B. The Partnership also is engaged in the business of providing audits, reviews, compilations and other attest and assurance services (the “Attest Business”), and at the Closing certain of the Partnership’s assets exclusively related to the Attest Business are expected to be transferred to Mayer Hoffman McCann P.C., a Missouri professional corporation (“M Attest Co”).

C. Subject to the terms and conditions set forth herein, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Parent desires that Merger Sub be merged with and into MAG, with MAG surviving the merger as a wholly owned subsidiary of Parent.

D. The executive committee of the Partnership and the sole member of MAG has each, upon the terms and subject to the conditions set forth herein, (i) unanimously approved this Agreement and the transactions contemplated hereby in accordance with the New York Partnership Law and the DLLCA, as applicable; (ii) determined that this Agreement and the transactions contemplated hereby are advisable; and (iii) recommended adoption of this Agreement by the Owners.

E. The board of directors of Parent and the sole member of Merger Sub has each, upon the terms and subject to the conditions set forth herein, (i) unanimously approved this Agreement and the consummation of the transactions contemplated hereby in accordance with the Delaware General Corporate Law and the DLLCA, as applicable, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable.

F. Prior to or concurrently with the execution of this Agreement, Partners (as defined in the Partnership Agreement) holding not less than 40% of the Partnership Units (including all of the Partnership’s executive committee members) have executed and delivered a Support Agreement to Parent.

G. Prior to or concurrently with the execution of this Agreement, (1) Parent and Jeffrey Weiner have entered into a consulting agreement and (2) Parent and David Bukzin have entered into a severance agreement (together, the “Post-Effective Agreements”), in each case, that are effective as of the Closing.

H. Prior to the Closing, the Pre-Closing Restructuring will be implemented.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“90% Partner Vote” means that Partners holding, in the aggregate, not less than ninety percent (90%) of the Partnership Units shall have voted to approve the Transaction, and such vote is not subject to recission.

“Accounting Firm” has the meaning set forth in Section 2.10(d)(ii).

“Accounting Principles” means the accounting principles, practices, methodologies and procedures set forth on Exhibit A.

“Action” means any claim, action, suit, arbitration, mediation, litigation, investigation, inquiry, audit, hearing, administrative enforcement proceeding or legal proceeding (whether at law or in equity, whether civil, criminal, administrative or otherwise) conducted or heard before or by any Governmental Entity.

“Actual Adjustment” means (a) the amount by which the Transaction Consideration as finally determined pursuant to Section 2.10(d) exceeds the Estimated Transaction Consideration or (b) the amount by which the Transaction Consideration as finally determined pursuant to Section 2.10(d) is less than the Estimated Transaction Consideration, as applicable; provided that any amount calculated pursuant to clause (b) above shall be a negative number.

“Actual Fraud” means actual and intentional fraud under Delaware law with respect to the making of the representations and warranties by a Person against whom relief is sought (a) pursuant to Article 3 (in the case of the Partnership and MAG) or Article 4 (in the case of Parent and Merger Sub) or (b) in any certificate delivered pursuant to Section 2.3(a)(vii) (in the case of the Partnership and MAG) or Section 2.3(b)(ii) (in the case of Parent and Merger Sub). For the avoidance of doubt, “Actual Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any claim for fraud based on negligence or recklessness.

“Administrative Services Agreement” means an Administrative Services Agreement among Parent, the Partnership and M Attest Co in substantially the form of Exhibit O.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate MAG Cash Units” means the aggregate number of MAG Cash Units outstanding as of immediately prior to the Effective Time.

“Aggregate MAG Stock Units” means the aggregate number of MAG Stock Units outstanding as of immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” means a schedule in the form set forth as Schedule I to this Agreement setting forth with respect to (a) each Owner: (i) such Owner’s Percentage Interest; (ii) such Owner’s aggregate Per Unit Stock Amount; (iii) such Owner’s aggregate Per Unit Cash Amount; (iv) such Owner’s Performance Shares, if applicable; (v) such Person’s portion of the Principal Loan Amount; (vi) such Person’s portion of the Capital Account Amount and (vii) such Person’s portion of the Undistributed Earnings; and (b) each Retiree: (i) such Retiree’s portion of the Capital Account Amount, (ii) such Retiree’s portion of the Retirement Payments, (iii) such Retiree’s portion of the Principal Loan Amount; and (iv) such Retiree’s portion of the Undistributed Earnings; provided that at any time prior to the Owner Representative’s delivery of the Estimated Closing Statement, the Allocation shall be modified to reflect the information in respect of the Estimated Closing Statement and the Owner Representative or the Partnership may modify the Allocation Schedule (x) to account for the commencement or termination of service of any Owner between the date of this Agreement and the Closing Date so long as all amounts and determinations are calculated and made in accordance with the terms of this Agreement and (y) as otherwise required by the Owner Representative with respect to an increase in any Owner’s allocation from the Reserve Amount; provided that, without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed), (1) the Reserve Amount shall not be increased in any material respect (except to reflect the Estimated Closing Statement information) and, once agreed upon by Parent and the Owner Representative, any Owner’s Performance Shares shall not be modified, (2) the proportion of an Owner’s aggregate Per Unit Stock Amount to his or her aggregate Per Unit Cash Amount shall not be modified by an amount greater than 15% with respect to modifications under clause (x) to account for an Owner whose service commences or terminates between the date of this Agreement and the Closing Date and (3) no Owner shall be allocated more than $5,000,000 of the Reserve Amount.

“Ancillary Documents” means the Escrow Agreement, the Disbursing Agent Agreement, the Support Agreement, the Letters of Transmittal and the Owner Restrictive Covenant Agreement and Releases, each of the Restructuring Documents, Attest Business Purchase Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as amended, the United States Foreign Extortion Prevention Act, and the rules and regulations thereunder and (b) any other laws, regulations or ordinances of any jurisdiction applicable to the Group Companies and their respective operations related to the prevention of corruption and bribery.

“Antitrust Laws” means any federal, state, provincial, territorial or foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Contract” means each Material Contract and each purchase and service order executed in the ordinary course of business that but for the first parenthetical in Section 3.6(a) would be a Material Contract.

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, territorial, local or foreign law, code, statute, rule, regulation, Order or ordinance of any Governmental Entity applicable to such Person or its properties or assets.

“Applicable Privacy and Data Security Laws” means all applicable privacy, security, data protection and data breach notification laws, rules and regulations governing the processing of Personal Information.

“Attest Business” has the meaning set forth in Recital B.

“Attest Business Purchase Agreement” means the Asset Purchase Agreement, General Conveyance and Bill of Sale between the Partnership and M Attest Co in the form attached hereto as Exhibit Q.

“Attest Business Purchase Price” means the purchase price to be paid by M Attest Co to the Partnership in exchange for the Attest Business, as set forth in the Attest Business Purchase Agreement.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between the Law Firm, on the one hand, and the Group Companies or any of their respective Affiliates, on the other hand, that relates to the transactions contemplated by or leading to this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and related agreements, and the consummation of the Transactions), including any representation, warranty or covenant of any party under this Agreement, the Ancillary Documents, or any related agreement or the matters upon which a representation or warranty is made.

“Base Purchase Price” means $2,247,700,000.

“Board” means the board of directors of Parent.

“Business” means each of: (i) collectively and individually, those activities, products, and services that are the same as or similar to the activities conducted and products and services offered or provided by any Group Company within twelve (12) months prior to the Closing Date; and (ii) the business of any Group Company as conducted as of the Closing Date.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Employee” means Owners, employees, consultants and independent contractors of any Group Company.

“Capital Account Amount” means the aggregate balance of any capital account amounts of any current holder of Equity Interests in the Partnership or any other Group Company or any Retiree with respect to such Person’s capital contributions to the Partnership or such Group Company, as applicable.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated in connection therewith, any rulings or orders issued by any applicable Governmental Entity (including the U.S. Small Business Administration) thereunder, or the application or official interpretation of any of the foregoing.

“Cash and Cash Equivalents” means the sum (expressed in United States Dollars) of all (a) cash and cash equivalents that are readily convertible into cash of the Group Companies (calculated net of any issued and uncleared checks, bank account overdrafts, wires and drafts from any of the Group Companies, but only to the extent not counted as a current liability in the calculation of Net Working Capital), plus (b) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit by any Group Company (but only to the extent not counted as a current asset in the calculation of Net Working Capital), plus (c) deposits and security deposits for Leases, not exceeding $322,281, or the lease or purchase of equipment or office furniture, not exceeding $2,301,632, in each case plus the amount of those that are approved in writing (email being sufficient) after the date hereof by Parent, in each case of clauses (a), (b) and (c) calculated as of the Measurement Time and as determined in accordance with the Accounting Principles; provided, however, that Cash and Cash Equivalents shall not include and shall be reduced by any Restricted Cash. For purposes of determining Cash and Cash Equivalents, such amount will be determined in U.S. Dollars using the “In US$” rate shown in the Wall Street Journal’s “New York Closing Snapshot” for the close of business in the United States on the day immediately preceding the Closing Date.

“Cash Payment Amount” means an amount equal to $1,142,400,000; provided, however, that Parent will have the right, but not the obligation, to increase such amount, in its sole discretion, up to the amount of the Estimated Transaction Consideration.

“Cause” means, with respect to any Person, means: (1) such Person willfully and knowingly disregards his duties or refuses to perform his duties (other than as a result of Disability); provided, that, for the avoidance of doubt, mere substandard performance by such Person of his duties will not constitute Cause under this clause (1); (2) willful malfeasance or willful misconduct by such Person in connection with the performance of his duties for Parent or any of its Subsidiaries that could, in the reasonable judgment of the President of the Financial Services Division of Parent, (A) have a negative impact on the business of Parent or any of its Subsidiaries, (B) subject Parent or any of its Subsidiaries to criminal penalties, or (C) result in the incarceration of any officer, director or employee of Parent or any of its Subsidiaries; (3) such Person being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud, or moral turpitude; (4) the theft, fraud or embezzlement, or attempted theft, fraud or embezzlement, by such Person against Parent or any of its Subsidiaries; (5) the appropriation by such Person of any business opportunity which the Board reasonably believes to be a business opportunity of Parent or any of its Subsidiaries or any other breach of fiduciary duty to Parent or any of its Subsidiaries; or (6) the violation by such Person of any of the covenants of such Person contained in the Owner Restrictive Covenant Agreement and Release; provided that with respect to clauses (1), (2) and (5), such conduct is not cured, if it is capable of being cured, within ten (10) Business Days after written notice from Parent of such conduct.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Chosen Court” has the meaning set forth in Section 10.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness as of immediately prior to the Closing.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collection Costs” has the meaning set forth in Section 7.2(g).

“Company IP Agreements” has the meaning set forth in Section 3.6(a)(v).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole or (b) the ability of any Group Company or any Owner to consummate the Transactions on a timely basis; provided, however, that any adverse event, occurrence, fact, condition or change arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and inflation), (iv) changes in GAAP occurring after the date hereof, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity generally applicable to the Group Companies, in each case, occurring after the date hereof (vi) any change that is generally applicable to the industries or the segments thereof or markets in which the Group Companies operate, (vii) the public announcement or public disclosure of the transactions contemplated by this Agreement, (viii) any failure by the Group Companies to meet any internal or published projections, forecasts, estimates, budgets or revenue or earnings predictions for any period ending on or after the date hereof (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action expressly contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, force majeure events, other weather-related events or similar occurrences), or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak or any future strains or variations or mutations thereof, or any material worsening of such conditions threatened or existing as of the date hereof; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on the Group Companies relative to other companies of comparable size in the same industries in which the Group Companies operate, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

“Company Plan” means each material Employee Benefit Plan (other than a Multiemployer Plan) that is maintained, sponsored, contributed to, or required to be contributed to, by a Group Company for the benefit of any current or former employee, officer, director, partner or consultant who is a natural Person of a Group Company or under or with respect to which any Group Company has any Liability.

“Company Software” has the meaning set forth in Section 3.13(b).

“Competing Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization involving a Group Company, (b) merger or consolidation involving a Group Company, (c) purchase or sale of any assets or equity securities (including any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of any Group Company or (d) similar transaction or business combination involving a Group Company or its businesses or assets, including the establishment of any alternative practice structure.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated September 18, 2023, by and between Parent and the Partnership, as amended.

“Consent” has the meaning set forth in Section 5.2(c).

“Contract” means any legally binding written or oral contract, agreement, license, sublicense, lease, sublease, indenture, note, mortgage, bond, deed of trust or commitment.

“Contribution Agreement” means the Contribution, Assignment, Assumption and Indemnification Agreement by and among the Partnership, MAG and solely with respect to Section 12 thereof, Parent, in the form attached hereto as Exhibit B.

“Corporate Partner” mean any Partner organized as a professional corporation or professional association.

“Data Protection Requirements” means, collectively, (i) all Applicable Privacy and Data Security Laws, (ii) published, posted, and internal agreements and policies relating to each Group Company’s Processing of Personal Information and (iii) terms of any agreements to which each Group Company is bound relating to the Processing of Personal Information by the Group Companies.

“Debt Commitment Letter” has the meaning set forth in Section 4.14.

“Debt Financing” means the arrangement and implementation of debt financing with minimum gross proceeds of $2,000,000,000 to be completed by Parent or its Affiliates in connection with the Transactions.

“Debt Financing Break Fee” has the meaning set forth in Section 7.2(b).

“Debt Financing Parties” means (a) the Debt Financing Sources, (b) the respective Affiliates of the Debt Financing Sources, (c) the respective current, former or future Representatives of the Persons identified in clauses (a) and (b) of this definition and (d) the respective successors and assigns of the Persons identified in clauses (a) through (c) of this definition.

“Debt Financing Sources” has the meaning set forth in Section 4.14.

“Disability” means, with respect to any Person, (i) if such Person is subject to a legal decree of incompetency, (ii) the written determination by two physicians, one selected by Parent and one selected by such Person or his legal representative, that, because of a medically determinable disease, condition, injury or other physical or mental disability, such Person is unable to substantially perform the duties of such Person as an employee of Parent or any of its Subsidiaries, and that such disability is determined or reasonably expected to last for a continuous period of one hundred eighty (180) days; provided that, in the event such physicians fail to agree on such determination, such determination shall be made by a third physician mutually selected by such physicians or (iii) such Person has commenced receipt of income replacement benefits under an employer-sponsored long-term disability insurance program or policy. All physicians selected hereunder shall be board certified in the specialty most closely related to the nature of the disability alleged to exist. In conjunction with determining mental or physical disability for purposes of this Agreement, such Person consents to any such examinations which are relevant to a determination of whether he is mentally or physically disabled, and which is required by the aforesaid Parent physician, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination.

“Disbursing Agent” means Wilmington Trust, N.A., a national banking association.

“Disbursing Agent Agreement” means that certain Disbursing Agent Agreement by and among Parent, the Owner Representative and the Disbursing Agent, substantially in the form attached hereto as Exhibit R.

“Disclosure Schedule” means the disclosure schedules to this Agreement.

“Disputed Item(s)” has the meaning set forth in Section 2.10(d)(ii).

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) without regard to whether such plan is subject to ERISA, and (b) each other pension, cash balance, money purchase, savings, profit sharing, retirement, severance, separation pay, change-in-control, retention, bonus, incentive, deferred compensation, stock/unit option, restricted stock/unit, stock/unit, stock/unit appreciation or phantom equity, other equity-based, employment, individual consulting, medical, prescription drug, dental, vision, health reimbursement, health savings, flexible spending, cafeteria, transportation fringe, dependent care assistance, disability, life, accidental death & dismemberment insurance or other welfare, post-employment welfare, paid time off, fringe, post-termination or retiree health or welfare, or any other benefit or compensation plan, policy, program, agreement, account or arrangement or any Multiemployer Plan.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Applicable Laws concerning pollution or protection of the environment, natural resources or human health and safety as enacted and in effect on or prior to the Closing Date, including all such Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, discharge, release or cleanup of any Hazardous Materials.

“Equity Interests” means, with respect to any Person, (a) any capital stock, shares, units, partnership or membership interest or other ownership interest (however designated) in such Person (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof, including any phantom equity or profits interests), (b) any option, warrant, purchase right, conversion right, exchange right, put right, rights of first refusal, subscription rights, preemptive rights, conversion rights, exchange rights or other Contract or right that would entitle any other Person to acquire any equity interest in such Person, and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Partnership or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” means the account established under the Escrow Agreement for purposes of the post-Closing adjustment contemplated by Section 2.10(d) and Section 2.10(e).

“Escrow Agent” means Wilmington Trust, N.A., a national banking association.

“Escrow Agreement” means that certain escrow agreement by and among Parent, the Owner Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means collectively, the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Funds.

“Estimated Closing Statement” has the meaning set forth in Section 2.10(b).

“Estimated Transaction Consideration” has the meaning set forth in Section 2.10(b).

“Estimated Transaction Consideration Cash Amount” means an amount equal to (a) the Cash Payment Amount, plus (b) the Net Working Capital Adjustment, if a negative number, minus (c) the sum of (i) the amounts of the Indebtedness set forth in clauses (a), (b), (c), (g) (excluding clause (g)(iv) and clause (g)(v), but only to the extent that clause (g)(v) relates to clause (g)(iv)) and (l) of the definition of Indebtedness; (ii) the amount of Indebtedness set forth in clause (e) that is paid at Closing or that is scheduled to be paid within the 18-month period immediately following the Closing; (iii) any Indebtedness that is not paid at Closing, but is required to be paid within the 18-month period immediately following the Closing Date; (iv) the amount of Unpaid Transaction Expenses; (v) the Retirees’ portion of the Principal Loan Amount; (vi) the amount of the Retirees’ portion of the Capital Account Amount; (vii) the Retirees’ portion of the Undistributed Earnings; (viii) the Retirement Payments; (ix) the Attest Business Purchase Price; (x) the Escrow Amount, (xi) the Owner Representative Expense Amount, with each of the foregoing clauses as set forth in, or corresponding to amounts set forth in, the Estimated Closing Statement.

“Estimated Transaction Consideration Stock Amount” means an amount equal to the Estimated Transaction Consideration minus (i) the Estimated Transaction Consideration Cash Amount, minus (ii) the Escrow Amount and minus (iii) the Owner Representative Expense Amount.

“Example Statement of Net Working Capital” means the statement of Net Working Capital calculated as of 11:59 p.m. Eastern Time on December 31, 2023 and attached as Exhibit D hereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means, collectively, Marcum Wealth, LLC, an Ohio limited liability company, Marcum Wealth, LLC, a Connecticut limited liability company, Marcum Insurance Services, LLC, an Ohio limited liability company, Marcum Financial Services LLC, a New York limited liability company, M&K Investment Advisors, LLC, a New York limited liability company, Marcum Asia Subsidiary, Marcum Partners SPV LLC, a Delaware limited liability company, and each of their respective Subsidiaries.

“Exclusive Attest Assets” has the meaning set forth in the Contribution Agreement.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Future Distribution Amount” means the amount, if and when payable, to be distributed to the Disbursing Agent for further distribution to: (a) each Owner in accordance with the Allocation Schedule, in each case, pursuant to the Escrow Agreement, Section 2.10(e), Section 2.11 or Section 8.3(e) and (b) to the applicable Owner pursuant to Section 2.9(h).

“GAAP” means United States generally accepted accounting principles consistently applied as in effect (a) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (b) with respect to financial information for periods prior to the date hereof, as of the relevant time.

“Good Reason” means, with respect to any Person, (1) the assignment to such Person of duties that are materially inconsistent with such Person’s position or positions with Parent or any of its Subsidiaries; (2) during any consecutive twenty-four (24) month period, the reduction of such Person’s base salary in excess of ten percent (10%) or the reduction of incentive compensation opportunity (other than in connection with a reduction in incentive compensation opportunity applicable to all similarly situated employees of Parent); (3) other than for reasons outside of Parent’s control, if Parent knowingly and intentionally fails to issue any Parent Stock that is scheduled to be issued to such Person within five (5) Business Days after the applicable Scheduled Issuance Date; or (4) the relocation of such Person’s place of work that is both (x) by more than twenty-five (25) miles from its current location and (y) further from such Person’s primary residence. “Good Reason” will exist only if (a) the Person claiming “Good Reason” provides written notice to Parent of the Good Reason within ninety (90) days of the event constituting Good Reason; (b) on such notice, such Person provides Parent with a period of 30 days to remedy the condition constituting Good Reason; (c) Parent fails to cure the Good Reason within that thirty (30) day period; and (d) the Person terminates employment for Good Reason within thirty (30) days of the end of the applicable cure period.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation, as applicable, and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Contract” means any Contract for the sale of services currently in performance that is between any Group Company and a Governmental Entity or entered into by any Group Company as a subcontractor in connection with a Contract between another Person and a Governmental Entity.

“Governmental Entity” means any court, public, private or industry regulatory authority, bureau, arbitral body (public or private), tribunal, administrative agency, commission, governmental authority, instrumentality, agency, commission, government, political subdivision, regulatory or administrative authority, self-regulatory organization or judicial body in the United States or in a foreign jurisdiction (whether federal, national, provincial, state or local), including the SEC, the IRS, any state regulators by which any Group Company is regulated as at the date of this Agreement, the AICPA, the Public Company Accounting Oversight Board and any other professional society whose regulations apply to any Group Company.

“Group Companies” means, collectively, the Partnership, MAG and each of their Subsidiaries and JV Entities, other than the Excluded Subsidiaries and the Inactive Subsidiaries.

“Group Company Confidential Information” means non-public data and information, know-how, ideas, research and development, methods, processes, techniques, vendor lists, client lists, pricing and cost information, marketing information and plans, sales and promotional materials, business plans, formulas, designs, devices, technology, compositions and other trade secrets, whether or not patentable.

“Hazardous Materials” means any materials, substances or wastes defined as or included in the definition of “hazardous”, “toxic” or words of similar import under Environmental Laws, including but not limited to petroleum products, friable asbestos, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Inactive Subsidiaries” means each of the Partnership’s Subsidiaries that are listed on Section 3.2(f) of the Disclosure Schedule.

“Incidental IP Licenses” means any (a) any Contract for commercially available, off-the-shelf software; (b) any Contract involving a Group Company as a party, in each case that contains a license or other grant of rights to Intellectual Property to a Group Company that is procured for aggregate fees of less than $200,000 per annum; (c) any Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) an agreement that includes a non-exclusive license authorizing use of feedback or that permits a Group Company to identify a third party as a customer of a Group Company, (ii) a sales or marketing Contract that includes a non-exclusive license to use trademarks, trade names or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such Contract, or (iii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a non-exclusive license of Intellectual Property; (c) licenses to software and materials licensed as open source software; (d) any non-exclusive licenses granted to a consultant, contractor, service provider or vendor of a Group Company for the benefit of a Group Company or that permits the consultant, contractor, service provider or vendor to identify a Group Company as a customer of such consultant, contractor or vendor; and (e) confidentiality and non-disclosure agreements.

“Income Tax” means any Tax imposed or determined with reference to gross or net income, profits or receipts (however denominated), including any such franchise and withholding Taxes imposed in lieu thereof.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, with respect to any Group Company, other than any JV Entity, as of any measurement time, without duplication, the outstanding principal amount and accrued or unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, prepayment penalties or breakage costs due upon prepayment of or payable in connection with this Agreement, the consummation of the Transactions or the retirement, or payment in full of, any Indebtedness in connection therewith whether or not actually repaid) in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) any capital or finance lease obligations classified as such in accordance with GAAP, (d) any liabilities in respect of drawn upon letters of credit, performance bonds, surety bonds or bank guarantees, (e) the deferred purchase price of assets, Equity Interests, property or services (other than trade payables and accrued expenses arising in the ordinary course of business to the extent included in the calculation of Net Working Capital) including any “earn-out” or contingent payments, seller notes and practice retirement value (calculated at the maximum amount that may be owed thereunder, giving effect to any final and binding settlement agreements regarding such payments in effect as of such measurement time), (f) the Tax

Liability Amount, (g) (i) any outstanding obligations with respect to deferred compensation plans or any deferred compensation arrangement pursuant to any Contract (to the extent unfunded or underfunded), (ii) unpaid severance and COBRA reimbursement obligations, in each case of this clause (ii), with respect to any termination of employment or other service provider relationship occurring prior to Closing (whether such payments are discretionary or mandatory), (iii) obligations for earned bonuses and commission, whether or not accrued (including with respect to the Partnership’s deferred bonus program) to any employees or other Persons relating to any performance periods on or prior to the Closing Date, (iv) any amount accrued (or any amount that should have been accrued) in respect of paid-time-off for any period on or prior to the Closing Date, excluding any paid-time-off where Applicable Law does not require such paid-time-off to be paid upon a termination of employment, and (v) the employer portion of all payroll and social security Taxes related to the payments in the foregoing clause (g), (h) all Retirement Payments, (i) the Retirees’ portion of unpaid Partner, Principal or Principal Shareholder salaries and profits, including Undistributed Earnings and the employer portion of all payroll and social security Taxes related to such payments, (j) any obligations of a Group Company owed to any direct or indirect equityholder of a Group Company (including unpaid dividends or distributions (including Tax distributions) to the extent not included as a current liability in Net Working Capital), other than those obligations set forth on Schedule 1.1(a), which shall not be less than zero, (k) any Liability in respect of that certain lease for One Liberty Place in New York, New York to which a Group Company is a party that is not utilized by a Group Company and which is not subject to a valid sublease approved by Parent (solely to the extent in excess of the amount payable under such sublease), (l) uncovered deferred revenue (i.e., cash received by a Group Company for which services have not yet been rendered) and (m) any guarantees by a Group Company of any of the obligations of any Person other than a Group Company of the types described in clauses (a) through (l). Notwithstanding the foregoing, Indebtedness does not include (i) any intercompany obligations solely between or among the Group Companies, (ii) any obligations in respect of any debt financing arranged by Parent in connection with the Transactions, including the Debt Financing, (iii) the Principal Loan Obligations, the Owners’ portion of which are being repaid by the Partnership at the Closing as a component of the allocation of MAG Cash Units and the Retirees’ portion of Principal Loan Obligations to the extent being repaid by the Partnership at the Closing, (iv) any Capital Account Amounts, the Owners’ portion of which are being repaid by the Partnership at the Closing as a component of the allocation of MAG Cash Units and the Retirees’ portion of Capital Account Amounts to the extent being repaid by the Partnership at the Closing, (v) the Owners’ portion of unpaid Partner, Principal or Principal Shareholder salaries and profits, including Undistributed Earnings, which amounts are being repaid by the Partnership at the Closing as a component of the allocation of MAG Cash Units and (vi) one-half of the obligations in respect of those leases recorded as operating leases by any Group Company that should be recorded as financing or capital leases in accordance with GAAP, which leases amounted to approximately $6,600,000 in the aggregate as of March 31, 2024 and which are identified in items 4 and 12 in Section 3.4(i) of the Disclosure Schedules. An illustrative example of the calculation of Indebtedness as of March 31, 2024 is set forth on Exhibit E attached hereto (the “Example Statement of Indebtedness”). For the avoidance of doubt, in the event of any conflict or discrepancy between the Example Statement of Indebtedness and the definition of Indebtedness, such definition will control. Indebtedness and the components thereof will be calculated in accordance with the Accounting Principles.

“Indemnity Escrow Funds” means (a) at Closing, an amount equal to $5,000,000, and (b) after Closing, such amount together with any dividends, interest or other earnings thereof, in each case, to be held in accordance with the Escrow Agreement.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and proprietary rights, as it exists anywhere in the world, including: (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trademark and service mark registrations and registration applications, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, copyright registrations and registration applications, works of authorship, mask works, designs and moral rights;

(d) trade secrets, know-how, inventions, processes, methods, procedures, data and databases, Personal Data, confidential business information and all other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; (f) domain names, Internet addresses, social media accounts and other computer identifiers; and (g) advertising rights including all images used in or procured for advertising or promotional materials, as used in the past, present, or contemplated for future use.

“Interim Period” has the meaning set forth in Section 5.1.

“Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance (including any change in probability or magnitude of circumstances) that is material to Parent that occurs or arises after the date hereof that was not known to or reasonably foreseeable by the Board as of the date hereof (or if known, the magnitude or material consequences of which were not known to or reasonably foreseeable by the Board as of the date hereof), which development, event, effect, state of facts, condition, occurrence or change in circumstance becomes known to or by the Board prior to obtaining the Parent Stockholder Approval; provided, however, that in no event shall the following developments, events, effects, state of facts, conditions, occurrences or changes in circumstance constitute an Intervening Event: (1) the receipt, existence or terms of a Superior Offer or an Parent Competing Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Parent Competing Proposal, (2) changes in the market price or trading volume of Parent Stock or any other securities of Parent, or any change in credit rating of the Partnership or the fact that Parent or the Partnership failed to meet, or meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause or causes of any of the foregoing may constitute an Intervening Event) or (3) the failure to obtain the Debt Financing in connection with the Merger.

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.

“Investment Advisor” means Deutsche Bank Securities Inc.

“IP Licenses” means all licenses concerning Intellectual Property, including agreements granting any Group Company rights to use Intellectual Property owned by any Person and agreements granting any Person rights to use Intellectual Property owned by any Group Company.

“IRS” means the U.S. Internal Revenue Service.

“JV Entity” means Robbins Marcum JV, LLC, Marcum RBK (Ireland) Limited, Marcum Cayman and any other Person in which the Partnership or any of its Subsidiaries directly or indirectly owns a 50% or less interest in such Person, other than Marcum Asia Subsidiary and its Subsidiaries.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Financial Statements” has the meaning set forth in Section 3.4(a).

“Law Firm” has the meaning set forth in Section 10.17(a).

“Leased Real Property” means the real property leased, subleased or licensed by any Group Company pursuant to a Lease, together with all buildings, improvements and fixtures thereon and all easements, rights of way and other appurtenances thereto.

“Leases” means any and all leases, subleases, licenses and other similar agreements in connection with the occupancy or use of Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Lender Protective Provisions” means the provisions set forth in Sections 7.2(e), 10.1, 10.8, 10.10, 10.15(b) and 10.21.

“Lessee” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” has the meaning set forth in Section 2.9(b).

“Liability” means any direct or indirect liability, debt, guaranty, claim, loss, damage, cost, expense or obligation, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license, option, covenant or other contractual obligation with respect to Intellectual Property that does not secure Indebtedness.

“Loss” means any loss, cost, interest, charge, claim, Tax, interest, expense (including reasonable attorneys’ fees and consultants’ fees and expenses and out-of-pocket costs of investigation), obligation, liability, settlement payment, award, judgment, fine, penalty, damage, assessment or deficiency; provided, that “Loss” shall not include punitive damages (except to the extent awarded to a third party).

“M Attest Co” has the meaning set forth in Recital B.

“MAG” has the meaning set forth in the Introductory Paragraph.

“MAG Cash Unit” means a Class A Common Unit of MAG, representing ownership of a membership interest in MAG which entitles the owner of such unit to receive cash proceeds in connection with the Transactions.

“MAG Stock Unit” means a Class B Common Unit of MAG, representing ownership of a membership interest in MAG which entitles the owner of such unit to receive shares of Parent Stock in connection with the Transactions.

“Material Contract” has the meaning set forth in Section 3.6(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Permit” has the meaning set forth in Section 3.10.

“Material Suppliers” has the meaning set forth in Section 3.20(a).

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Member of the Immediate Family” means, with respect to any individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his, her or its capacity as such custodian or guardian.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Marcum Asia Subsidiary” means Marcum Asia CPAs LLP, a New York registered limited liability partnership.

“Marcum Asia Services Agreement” means the Services Agreement (Asia) between MAG and the Partnership in the form attached hereto as Exhibit P.

“Minimum Partnership Approval” means that (a) at least ninety percent (90%) (by number, not vote) of the Owners who received distributions or other compensation from the Partnership of more than One Million Five Hundred Thousand Dollars ($1,500,000) in respect of the Partnership’s 2023 calendar year shall have voted to approve the Transaction on behalf of themselves and, as applicable, any Corporate Partner that they control, and (ii) Partners holding, in the aggregate, at least ninety percent (90%) of the Partnership Units shall have voted to approve the Transaction and, in each case, such vote is not subject to recission.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means “current assets” less “current liabilities” of all Group Companies, other than any JV Entity, on a consolidated basis, in each case using the same line items set forth on Exhibit D (including the adjustments thereto) and calculated as of the Measurement Time in accordance with the Accounting Principles; provided, however, that (a) “current assets” shall not include Cash and Cash Equivalents, Restricted Cash, any cash or cash equivalents of any Group Company and any assets distributed or to be distributed to or at the direction of the Owner’s Representative (as part of the Pre-Closing Restructuring or otherwise) or Tax refunds, (b) “current liabilities” shall not include Transaction Expenses or Indebtedness or deferred Tax liabilities, (c) neither “current assets” nor “current liabilities” shall include any intercompany assets or liabilities between or among the Group Companies, and (d) neither “current assets” nor “current liabilities” shall include any fees and expenses to the extent incurred by or at the direction of Parent, Merger Sub or their respective Affiliates or otherwise relating to Parent’s, Merger Sub’s or their respective Affiliates’ financing for the transactions contemplated hereby; provided, further, that the calculation of Net Working Capital shall be determined in all instances in accordance with the Accounting Principles and without duplication to any items counted in such calculation.

“Net Working Capital Adjustment” means either (a) the amount (which shall be a negative number), if any, by which Net Working Capital is less than the Target Net Working Capital; or (b) the amount (which shall be a positive number), if any, by which Net Working Capital is more than the Target Net Working Capital.

“Non-Attest Business” means all of the businesses conducted by the Group Companies (or any of them), other than the Attest Business and the business conducted by any of the Excluded Subsidiaries, at the Closing or at any time during the twelve (12) month period prior to the Closing.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination, administrative decision, ruling or award entered by or with any Governmental Entity.

“Outside Meeting Date” has the meaning set forth in Section 5.10(a).

“Oversight Authorities” means the SEC, the Public Company Accounting Oversight Board, state boards of accountancy, the American Institute of Certified Public Accountants and any other accounting membership organization of which any member of the Group Company is a member.

“Owner” means each Partner (other than a Corporate Partner), including each non-equity partner of the Partnership that becomes a Partner immediately prior to the Closing, Principal and Principal Shareholder.

“Owner Representative” has the meaning set forth in the preamble to this Agreement.

“Owner Representative Expense Amount” means $5,000,000.

“Owner Representative Expense Fund” has the meaning set forth in Section 10.20(d).

“Owner Representative Released Amount” has the meaning set forth in Section 2.11.

“Owner Restrictive Covenant Agreement and Release” has the meaning set forth in Section 2.9(b).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Affiliated Company” means Parent and all Affiliates of Parent.

“Parent Benefit Plan” means each material Employee Benefit Plan (other than a Multiemployer Plan) that is maintained, sponsored, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, partner or consultant who is a natural Person of Parent or any of its Subsidiaries or under or with respect to which Parent or any of its Subsidiaries has any Liability.

“Parent Change of Control” means (a) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than fifty percent (50%) of the combined voting power of the Parent is acquired by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than Parent, any Subsidiary of Parent, or any trustee or other fiduciary holding securities under an employee benefit plan of Parent), (b) the merger or consolidation of Parent with or into another corporation where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (c) the sale or other disposition of all or substantially all of Parent’s assets to an entity, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity of which at least fifty percent (50%) of the combined voting power of the voting securities are owned directly or indirectly by stockholders of Parent, immediately prior to the sale or disposition.

“Parent Competing Proposal” means any inquiry, indication of interest, proposal or offer from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its Affiliates thereof relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) twenty percent (20%) or more of the outstanding Parent Stock or (ii) twenty percent (20%) or more (based on the fair market value thereof, as determined by the Board) of the assets of Parent and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any such Person or group owning, directly or indirectly, twenty percent (20%) or more of the outstanding Parent Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange, joint venture, partnership or similar transaction involving Parent pursuant to which any such Person or group (or the shareholders of any such Person or group) would own, directly or indirectly, twenty percent (20%) or more of any class of equity securities of Parent or of the surviving entity or the resulting direct or indirect parent of Parent or such surviving entity, (d) any issuance, sale or disposition, directly or indirectly, to any such Person or group of any securities (or options, rights, warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of Parent, or (e) any combination of the foregoing (in each case, other than the Transactions).

“Parent Confidential Information” has the meaning set forth in Section 5.11.

“Parent Fundamental Representations” means the representations and warranties contained in Section 4.1, Section 4.2 and Section 4.5.

“Parent Indemnitee” means each of Parent, Merger Sub and/or their respective officers, directors, employees, Affiliates and/or agents.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent or Merger Sub to consummate the Transactions on a timely basis; provided, however, that any event, occurrence, fact, condition or change arising from or attributable to the following shall not be taken into account, either alone or in combination, in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a) of this definition: (i) conditions affecting the U.S. economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement or cessation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes to financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and inflation), (iv) changes in GAAP occurring after the date hereof, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity generally applicable to Parent or to its Subsidiaries, in each case, occurring after the date hereof (vi) any change that is generally applicable to the industries or markets in which Parent or its Subsidiaries operate or the segments thereof, (vii) the public announcement or public disclosure of the transactions contemplated by this Agreement, (viii) any failure by Parent or its Subsidiaries to meet any internal or published projections, forecasts, estimates, expectations, budgets or revenue or earnings predictions for any period ending on or after the date hereof (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures (which shall be taken into account) would otherwise be excepted from this definition), (ix) the taking of any action expressly contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, (x) natural disasters or similar acts of God or (including storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, force majeure events, other weather-related events or similar occurrences), or (xi) any change arising in connection with any epidemic, pandemic, or disease outbreak or any future strains or variations or mutations thereof, or any material worsening of such conditions threatened or existing as of the date hereof; provided, in cases of clauses (i)-(vi), inclusive, (x) and (xi), that such changes, events, occurrences, developments or effects which, individually or in the aggregate, have a disproportionate impact on Parent and its Subsidiaries relative to other companies of comparable size in the same industries in which Parent and its Subsidiaries operate, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur.

“Parent Related Parties” means any former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Parent or Merger Sub, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.

“Parent Stock” means Parent’s common stock, par value $0.01.

“Parent Stock Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the Estimated Transaction Consideration Stock Amount divided by (b) $76.84.

“Parent Stockholder Approval” means the approval of the Securities Issuances by a majority of the votes cast at the Parent Stockholder Meeting in accordance with the rules and regulations of the NYSE and the Governing Documents of Parent.

“Parent Stockholder Meeting” means a meeting of the Parent Stockholders called to approve the Securities Issuances.

“Parent Stockholders” means the holders of the Parent Stock.

“Parent Vote Break Fee” has the meaning set forth in Section 7.2(c).

“Partner” has the meaning set forth in the Partnership Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means the Amended and Restated Partnership Agreement of the Partnership, dated January 1, 2014, among the Partners, Principal Shareholders and Principals, as amended by the Amendment to Partnership Agreement, effective as of July 1, 2017, by and among the Partners, Principal Shareholders and Principals.

“Partnership Designee” means an individual designated in writing by the Partnership (or, to the extent provided by Section 5.22(a), by the Owner Representative) to be nominated for election to the Board pursuant to Section 5.22(a).

“Partnership Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5(b) and Section 3.17.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Meeting” has the meaning set forth in Section 5.10(a).

“Partnership Unit” shall mean a Unit (as defined in the Partnership Agreement).

“Partnership Vote Break Fee” has the meaning set forth in Section 7.2(a).

“Partnership’s Knowledge” and any derivations thereof, mean, as of the applicable date, the actual knowledge of Jeffrey Weiner, Patrick Gordon, Molly Crane, Peter Scavuzzo, Tammy Maguire and Ronald Storch and the knowledge any such Person would reasonably be expected to have after due and diligent inquiry of their direct reports.

“PBGC” has the meaning set forth in Section 3.11(b)(v).

“Per Unit Cash Amount” means the quotient of (a) the Estimated Transaction Consideration Cash Amount divided by (b) the Aggregate MAG Cash Units.

“Per Unit Stock Amount” means a number of shares of Parent Stock equal to the quotient of (a) the Parent Stock Consideration divided by (b) the Aggregate MAG Stock Units (rounded down to the nearest whole share of Parent Stock).

“Percentage Interest” means, with respect to each Owner and immediately prior to the Closing, the Partnership Interest of that Owner or of the Corporate Partner of which that Owner is the sole shareholder.

“Performance Shares” means an aggregate number of shares of Parent Stock equal to five percent of the Parent Stock Consideration that is allocated among the Owners proposed by Parent, subject to the approval of the Owner Representative (not to be unreasonably withheld, conditioned or delayed); provided that with respect to any Owner, such number of shares of Parent Stock will not exceed 20% of the aggregate Parent Stock Consideration to be issued to such Owner.

“Permits” means all registrations, licenses, exemptions, authorizations, certificates, consents and permits of Governmental Entities required under Applicable Laws.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable, that are being contested in good faith or for which adequate reserves have been established in accordance with GAAP and reflected on the consolidated financial statements of the Partnership; (b) Liens for Taxes, assessments, fees or other governmental charges that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and reflected on the consolidated financial statements of the Partnership; (c) encumbrances and restrictions on any property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that are contemplated by the applicable Lease or have been consented to by Parent and Merger Sub and do not materially interfere with the Group Companies’ present uses or occupancy of such property and are not monetary in nature and do not materially detract from the value or marketability of the property or asset to which they relate; (d) any right, interest, Lien or title of a licensor, sublicensor, lessor, sublessor or other person in title under any license, lease or other agreement to or in the property being licensed, leased or occupied (excluding licenses of Intellectual Property), by the Partnership or any of its Subsidiaries (as licensee, sublicensee, lessee, sublessee, or other occupant), (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the Transactions or Liens securing any other Indebtedness reflected on the consolidated financial statements of the Partnership; (f) purchase money Liens and Liens securing rental payments under capital lease arrangements; (g) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies; (h) any right, interest, Lien or title of a lessor or sublessor under any Lease or other similar agreement or in the property being leased that is contemplated by the applicable Lease or has been consented to by Parent and Merger Sub; (i) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation; (j) statutory Liens arising by operation of Applicable Law with respect to a Liability incurred in the ordinary course of business, which is not yet due or payable or which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and reflected on the consolidated financial statements of the Partnership; (k) transfer restrictions imposed by Applicable Law and securities laws; (l) all Liens affecting only the landlord’s freehold interest in any Leased Real Property; (m) Company IP Agreements and Incidental IP Licenses; and (n) Liens incurred or deposits made to secure the performance of bids, trade contracts, contracts with Governmental Entities and leases, surety, stay, customers and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, or Governmental Entity.

“Personal Information” has the same meaning as the term “personal information,” “personal data,” “personally identifiable information,” “non-public financial information,” “protected health information,” and any analogous term as defined by or governed by Applicable Privacy and Data Security Laws.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Effective Agreements” has the meaning set forth in Recital G.

“Pre-Closing Restructuring” means the actions described in the Pre-Closing Restructuring Plan to be undertaken or effected by the Partnership and certain of its Affiliates prior to Closing.

“Pre-Closing Restructuring Plan” means the transactions set forth in Exhibit H to this Agreement to be undertaken or effected by the Partnership and certain of its Affiliates prior to Closing, assuming that Parent and M Attest Co execute and deliver all documents required to be delivered by such parties thereunder.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Principal” has the meaning set forth in the Partnership Agreement.

“Principal Loan Amount” means the aggregate amount of the Principal Loan Obligations.

“Principal Loan Obligations” means, with respect to each current holder of an Equity Interest in the Partnership or any other Group Company who has made a loan to the Partnership or any other Group Company, the amount of such loan made by such Person as specified in Section 3.4(j) of the Disclosure Schedule beside the name of such Person (plus any required interest thereon).

“Principal Shareholder” has the meaning set forth in the Partnership Agreement.

“Proceeding” means any action (by any private right of action of any Person or by any Governmental Entity), litigation, mediation dispute or claim, charge, grievance, suit, proceeding, arbitration, mediation, complaint, governmental charge, audit, investigation or inquiry (whether civil, criminal or administrative).

“Processing” shall mean, with respect to Personal Information, the collection, use, storage, transfer, disclosure, disposal, or other processing of such Personal Information.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.10(d)(i).

“Purchase Price Adjustment Escrow Amount” means $45,000,000 if the Closing occurs before December 1, 2024 and $60,000,000 if the Closing occurs on or after December 1, 2024.

“Recommended Participant” has the meaning set forth in Section 5.8(e).

“Reference Period” means, as it relates to each Group Company, the five-year period immediately preceding the date of this Agreement or, if such Group Company has not been in existence for such period, then the period that such Group Company has been in existence.

“Related Party Transaction” means except for (a) normal advances to employees, officers and directors in the ordinary course of business, in each case which will be paid off prior to or at the Closing, (b) payment of compensation for employment to employees, officers and directors in the ordinary course of business, (c) payment pursuant to the Partnership Agreement and (d) participation by employees, officers and directors in any Employee Benefit Plan, any agreement pursuant to which any current or former director, officer, employee or Affiliate of any Group Company or any direct owner of the Partnership Units or any Affiliate of any of the foregoing and to any Group Company is also a party, or by which any of their respective assets or properties is bound.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, Affiliates, representatives, investment bankers, financial advisors, consultants, attorneys and accountants of such Person.

“Requisite Partnership Approval” means that Partners holding, in the aggregate, at least seventy-five percent (75%) of the Partnership Units shall have voted to approve the Transactions and such vote is not subject to recission.

“Reserve Amount” means $50,000,000.

“Restricted Cash” means any cash or cash equivalents (a) designated as restricted cash on the consolidated balance sheet of the Group Companies; (b) that are not freely usable because they are subject to restrictions or limitations on use, repatriation or distribution by Applicable Law, Contract or otherwise; (c) in jurisdictions outside of the United States, except if such cash or cash equivalents are required for use in the ordinary course of business in such jurisdictions; (d) held in escrow accounts or security deposits (including security deposits or deposits for bonds/security), in each case, calculated in accordance with the Accounting Principles, or (e) paid to satisfy or discharge any Transaction Expenses, Indebtedness or any cash distributions by any Group Company, in each case, during the period between the Measurement Time and immediately prior to the Effective Time (provided that this clause (e) shall not limit, modify or affect any other rights or remedies of Parent or Merger Sub hereunder or otherwise related thereto).

“Restructuring Documents” means each of the agreements or other documents identified in the Pre-Closing Restructuring Plan.

“Retiree” means (i) any former holder of Equity Interests of the Partnership that is entitled to any portion of the Capital Account Amount, Retirement Payments, Principal Loan Amount, and/or Undistributed Earnings, (ii) any former employee of the Partnership or any other Group Company that is entitled to any portion of the Capital Account Amount, Retirement Payments, Principal Loan Amount, and/or Undistributed Earnings or (iii) any other individual that is entitled to any Retirement Payments.

“Retirement Payments” means any obligations due to (i) any current or former holder of Equity Interests in the Partnership or its Affiliates as an “Earnings Benefit,” as such term is defined in the Partnership Agreement or another agreement to which the Partnership is or was a party and (ii) any current or former employee of the Partnership or its Affiliates with respect to any “covenant” retirement payments (including (a) any withdrawal value, covenant obligations, and amounts payable to former holders of Equity Interests in the Partnership and any Business Employees not yet actually retired but who will be entitled or owed post-retirement payments or benefits in the future, and (b) any unfunded or underfunded retiree or post-termination health or welfare benefits, including all obligations relating to the termination and payment of all payments or benefits contemplated by the Partnership Agreement for Persons who previously retired or whose employment with a Group Company was otherwise terminated or who may otherwise be eligible for such payments or benefits), in each case, plus the employer portion of any and all payroll, social security, unemployment or similar Taxes that are imposed in connection with or as a result of the payment of such obligations.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“RWI Policy” means a representation and warranty liability insurance policy that is procured by Parent, is bound at signing and takes effect at Closing insuring against the breach by the Partnership or Owners of their respective representations or warranties set forth in this Agreement or the Letters of Transmittal.

“Sanctions” has the meaning set forth in Section 3.21(b).

“Scheduled Issuance Date” means, with respect to any shares of Parent Stock to be issued pursuant to Section 2.9(e), the date upon which Parent is required to issue such shares.

“Schedules” means the schedules and disclosure schedules to this Agreement.

“SEC” has the meaning set forth in Section 4.9(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Issuances” means the issuance of the Parent Stock Consideration.

“Seller Related Party” means any Persons that at any time prior to the Closing are or were direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of the Partnership or its Subsidiaries.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Offer” means a bona fide written Parent Competing Proposal (with all references to twenty percent (20%) in the definition of Parent Competing Proposal being treated as references to fifty percent (50%) for these purposes) that did not result from a breach of Section 5.23, that is determined by the Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, to be (a) more favorable from a financial point of view to the Parent Stockholders (in their capacity as stockholders) than the Transactions and (b) reasonably likely to be completed in accordance with its terms, in each case, taking into account the Person making the Parent Competing Proposal, all financial, tax, legal and regulatory terms and conditions of such Parent Competing Proposal and this Agreement (including any modifications to the terms of this Agreement pursuant to Section 5.23), including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Parent Competing Proposal and such other factors that are deemed relevant by the Board.

“Support Agreement” means that certain Voting and Support Agreement, dated as of the date hereof, among Parent, the Partnership and the Owners named therein.

“Surviving Covenants” has the meaning set forth in Section 8.1.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Certificate of Formation” has the meaning set forth in Section 2.6(a).

“Surviving Entity Limited Liability Company Agreement” has the meaning set forth in Section 2.6(b).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under Applicable Law.

“Target Net Working Capital” means $229,200,000.

“Tax” means any (a) federal, state, local or non-U.S. taxes, assessments, duties or similar charges in the nature of a tax, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, environmental, customs, duties, social security, unemployment, disability, payroll, license, withholding sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and (b) any liability with respect to any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Applicable Law or any predecessor or successor thereof) or otherwise.

“Tax Authority” means any Governmental Entity responsible for the imposition, administration, assessment or collection of any Tax or the administration of any Applicable Law relating to Taxes.

“Tax Liability Amount” means, without duplication, the amount (which shall not be less than zero ($0.00), in the aggregate or with respect to any income Tax Return or any jurisdiction) equal to the aggregate Liability for unpaid Income Taxes of each Group Company (including any non-resident Income Taxes and any PTET Liabilities, in each case, required to be paid by any Group Company) for any Pre-Closing Tax Period (whether or not such Taxes are due and payable) with respect to which an Income Tax Return has not yet been filed as of the Closing Date, determined (a) on an entity-by-entity basis (i.e., deductions and losses of one entity may not be used to offset income and gain of another entity unless such offset actually reduces the Taxes of such other member), (b) by excluding all deferred Income Tax liabilities and deferred Income Tax assets (including any Tax refunds, receivables, or credits), (c) taking into account payment of any estimated Taxes or overpayment of Taxes, (d) by including in taxable income all prepaid amounts received or deferred revenue realized that will not previously have been included in taxable income by the Group Companies, (e) by including any Taxes deferred as a result of an election made pursuant to Section 965(h) of the Code prior to the Closing Date, (f) by including the amount of any Tax payable in a Post-Closing Tax Period attributable to the ownership of a “controlled foreign corporation” as defined in Section 957 of the Code, including the Tax of the Group Companies attributable to any “subpart F income” as defined in Code Section 952 or “global intangible low-taxed income” as defined in Section 951A of the Code, (g) by including in taxable income all adjustments pursuant to Section 481 of the Code (or any analogous or similar provision of state, local, or non-U.S. Applicable Law) that will not previously have been included in taxable income by the Group Companies, (h) for any entity classified as a partnership or other flow-through entity, Income Taxes shall be Taxes payable on U.S. state composite Tax Returns and/or withholding pursuant to Section 1446(a) of the Code and shall be calculated through the end of the day on the Closing Date based on an interim closing of the books, (i) by taking into account, to the extent deductible by the Partnership or any of its Subsidiaries in the Pre-Closing Tax Period at a “more likely than not” or greater level of confidence, (A) any deductible payments resulting from the satisfaction of any Indebtedness of the Partnership in connection with the transactions contemplated by this Agreement, and (B) any Transaction Expenses deductible for federal and applicable state and local Income Tax purposes, (j) in accordance with past practices of each Group Company (including Tax reporting positions and elections), (k) by excluding Special Indemnity Items, and (l) in the case of any Straddle Period, by applying Section 9.2.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed or required to be filed with any Tax Authority in connection with the imposition, administration, assessment or collection of any Tax or the administration of any Applicable Laws relating to Taxes.

“Tax Sharing Agreement” means any written agreement pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or pay over to any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes or Tax savings.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Party Platform” has the meaning set forth in Section 3.13(b).

“Trade Control Laws” has the meaning set forth in Section 3.21(b).

“Transaction Consideration” has the meaning set forth in Section 2.10(a).

“Transaction Consideration Dispute Notice” has the meaning set forth in Section 2.10(d)(ii).

“Transaction Expenses” means, without duplication, any third-party fees, amounts and expenses incurred, or otherwise payable or reimbursable by any Group Company (or for which any Group Company is otherwise liable), in each case in connection with, as a result of, or otherwise triggered in whole or in part by, the negotiation, preparation and execution of this Agreement or the consummation of the Transactions (including the Pre-Closing Restructuring) and not paid prior to Closing, including (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses (including with respect to the Investment Advisor), (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses related to any transaction bonus, discretionary bonus, success fee, equity award, change-of-control payment, non-qualified deferred compensation plan payout or “stay-put” payment obligations to any current or former employee, officer, director, partners, principal or other individual service provider of any Group Company or any other Person as a result of the consummation of the Transactions but only pursuant to a “single” trigger provision under which the consummation of the Transactions is the applicable trigger plus the employer portion of any and all payroll, social security, unemployment or similar Taxes that are imposed thereon but in each case excluding any such amount included in the definition of Indebtedness. Notwithstanding the foregoing, Transaction Expenses shall not include (i) the Antitrust Filing Fees, (ii) any fees, costs or expenses relating to the purchase of the director and officer “tail” insurance policy pursuant to Section 5.4(b) or the “tail” policies pursuant to Section 5.6, (iii) any fees, costs or expenses relating to any financing obtained by Parent in connection herewith, including the Debt Financing (iv) any fees, costs or expenses arising from the RWI Policy (including the cost of the premium and any underwriting fees incurred by Parent in obtaining the RWI Policy), or (v) amounts paid or payable in connection with any of Parent’s or its Affiliates’ financing or (vi) amounts to the extent taken into account in the calculation of Indebtedness or Net Working Capital.

“Transactions” means the Merger and all other transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 9.4.

“Transferred Employees” has the meaning set forth in Section 5.8(a).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“Undistributed Earnings” shall mean the aggregate undistributed current and prior year earnings payable to any current or former holder of Equity Interests in the Partnership (including guaranteed payments, draws and deferred true-up or trailer distributions).

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are incurred and unpaid as of immediately prior to the Closing.

“WARN Act” has the meaning set forth in Section 3.14(b)(i).

ARTICLE 2

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into MAG (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and MAG shall continue as the surviving entity of the Merger (the “Surviving Entity”) and a wholly owned Subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place virtually and through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), at 10:00 a.m., New York City time on the date that is the third (3rd) Business Day after satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing or which by their nature can be satisfied only on the Closing Date), unless another time, date or place is agreed to in writing by the parties. The “Closing Date” shall be the date on which the Closing takes place. All proceedings taken and all documents executed and delivered at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3 Deliveries at the Closing.

(a) Prior to or at the Closing, the Partnership shall have delivered (or cause to be delivered) the following documents:

(i) an IRS Form W-9 duly executed by each Owner;

(ii) the Escrow Agreement duly executed by the Owner Representative;

(iii) written resignations, effective as of the Closing Date, of each of the directors, managers and officers of each Group Company requested by Parent at least three (3) Business Days prior to the Closing Date;

(iv) copies of pay-off letters in customary form (including lien release language, if applicable) and otherwise reasonably acceptable to Parent with respect to any Closing Indebtedness described in clauses (c)(i) and (ii) of the definition of Estimated Transaction Consideration Cash Amount;

(v) evidence reasonably acceptable to Parent and Merger Sub that, on or before the Closing Date, all of the matters identified on Schedule 5.9 have been terminated and are of no further force or effect;

(vi) an Owner Restrictive Covenant Agreement and Release, in the form required for each Owner, duly executed by such Owner;

(vii) a certificate of Owner’s Representative, dated as of the Closing Date, to the effect that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied (together with the certificates referred to in Section 2.3(a)(i), the “Partnership Closing Certificates”);

(viii) the amended and restated limited liability company agreement of MAG in the form attached hereto as Exhibit F duly executed by each Owner and certified by an officer of MAG as being in full force and effect without further amendment, restatement or modification;

(ix) evidence that the Pre-Closing Restructuring has been consummated in accordance with the terms of this Agreement, including the Restructuring Documents duly executed by the applicable members of the Group Companies in the case of Restructuring Documents that are required to be executed;

(x) a payoff and termination letter from the Investment Advisor substantially in customary form and otherwise reasonably acceptable to Parent and duly executed by the Investment Advisor;

(xi) the Disbursing Agent Agreement duly executed by the Owner Representative;

(xii) the Contribution Agreement duly executed by the Partnership and MAG;

(xiii) the Attest Business Purchase Agreement duly executed by the Partnership;

(xiv) the Restructuring Documents duly executed by all parties thereto;

(xv) the Certificate of Merger duly executed by MAG;

(xvi) the Marcum Asia Services Agreement duly executed by MAG and the Partnership; and

(xvii) the Administrative Services Agreement duly executed by MAG and the Partnership.

(b) Prior to or at the Closing, Parent shall have delivered (or cause to be delivered) the following documents:

(i) the Escrow Agreement duly executed by Parent and the Escrow Agent;

(ii) a certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied (a “Parent Closing Certificate”);

(iii) the Disbursing Agent Agreement duly executed by Parent and the Disbursing Agent;

(iv) evidence reasonably satisfactory to the Partnership that (A) Parent shall have filed the Supplemental Listing Application with the New York Stock Exchange and (B) the Parent Stock Consideration shall have been approved and authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

(v) the Administrative Services Agreement duly executed by Parent and M Attest Co; and

(vi) the Attest Business Purchase Agreement duly executed by M Attest Co.

Section 2.4 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or on such other date as Parent and the Partnership may agree), the parties shall cause a certificate of merger substantially in the form attached hereto as Exhibit J (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DLLCA. The Merger shall become effective on the date and at the time specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in Section 18-209(g) of the DLLCA.

Section 2.6 Certificate of Formation; Limited Liability Company Agreement.

(a) At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Entity, except that (i) the name of the Surviving Entity shall be “CBIZ MAG LLC” and (ii) such certificate of formation shall be revised to the extent necessary to comply with Section 5.4 (the “Surviving Entity Certificate of Formation”) until thereafter changed or amended as provided therein or by Applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall become the limited liability company agreement of the Surviving Entity, except that the name of the Surviving Entity shall be “CBIZ MAG LLC” (the “Surviving Entity Limited Liability Company Agreement”) until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.7 Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Limited Liability Company Agreement until such officer’s successor is duly elected or appointed and qualified, or until the earlier of each such officer’s death, resignation or removal.

Section 2.8 Effect on Equity Securities.

(a) Conversion of Merger Sub Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, MAG or the holder of any limited liability company unit of Merger Sub, each limited liability company unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued limited liability company unit of the Surviving Entity and such units shall constitute the sole equity interests of the Surviving Entity as of immediately following the Effective Time.

(b) Conversion of MAG Cash Units. At the Effective Time, each MAG Cash Unit issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, MAG or the holder of any MAG Cash Units, be canceled and extinguished and be converted into and shall become the right to receive, upon receipt by (i) Parent of a duly executed and completed Letter of Transmittal and (ii) Parent of an Owner Restrictive Covenant Agreement and Release, each in accordance in accordance with Section 2.9(c): (i) cash, without interest, equal to the Per Unit Cash Amount; and (ii) a portion (if any) of the Future Distribution Amount. From and after the Effective Time, the Owners shall cease to have any rights with respect to such MAG Cash Units.

(c) Conversion of MAG Stock Units. At the Effective Time, each MAG Stock Unit issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, MAG or the holder of any MAG Stock Units, be canceled and extinguished and be converted into and shall become the right to receive, upon receipt by (i) Parent of a duly executed and completed Letter of Transmittal and (ii) Parent of an Owner Restrictive Covenant Agreement and Release, each in accordance in accordance with Section 2.9(c): (i) the Per Unit Stock Amount to be issued on such dates and subject to the terms set forth in Section 2.9, and (ii) a portion (if any) of the Future Distribution Amount. From and after the Effective Time, the Owners shall cease to have any rights with respect to such MAG Stock Units.

Section 2.9 Mechanism of Payment.

(a) The Disbursing Agent shall act as a disbursing agent in effecting payments required to be made to the Owners pursuant to and in accordance with this Agreement and the Disbursing Agent Agreement.

(b) As soon as practicable following the date hereof (and in any event in advance of the Partnership vote to approve this Agreement and the Transactions), the Partnership shall provide to each Owner a Letter of Transmittal substantially in the form of Exhibit K (each, a “Letter of Transmittal”) and an Owner Restrictive Covenant Agreement and Release substantially in the form of Exhibit L (an “Owner Restrictive Covenant Agreement and Release”). In order to give effect to the terms of each Letter of Transmittal and the Owner Restrictive Covenant Agreement and Release, the Letter of Transmittal (and all terms, provisions and agreements set forth in each Letter of Transmittal) and the Owner Restrictive Covenant Agreement and Release (and all terms, provisions and agreements set forth in each Owner Restrictive Covenant Agreement and Release) are hereby incorporated into this Agreement by this reference with the same force and effect as though each were fully set forth herein and each forms a part of this Agreement as if set forth herein in its entirety.

(c) If an Owner delivers his or her duly completed and validly executed Letter of Transmittal and the Owner Restrictive Covenant Agreement and Release applicable to such Owner to Parent at least five (5) Business Days prior to the Closing Date, then at the Closing, the Disbursing Agent shall deliver to such Owner the aggregate Per Unit Cash Amount that such Owner is entitled to receive, as set forth in the Allocation Schedule, subject to any applicable withholding Tax requirements.

(d) At the Closing, Parent shall deliver to the Partnership’s payroll provider for delivery to each Retiree at the Closing or within five (5) days following the Closing: (i) the portion of the Capital Account Amount to which such Retiree is entitled, if applicable, plus, (ii) any portion of the Retirement Payments to which such Retiree is entitled, plus, (iii) the portion of the Principal Loan Amount to which such Retiree is entitled, if applicable, plus (iv) any portion of the Undistributed Earnings to which such Retiree is entitled, as set forth in the Allocation Schedule, subject to any applicable withholding Tax requirements.

(e) If at least five (5) Business Days prior to the Closing, an Owner delivers his or her duly completed and validly executed Letter of Transmittal to Parent, an Owner Restrictive Covenant Agreement and Release applicable to such Owner to Parent and all information requested by Parent’s transfer agent to open an account with such transfer agent, Parent shall instruct such transfer agent to issue to that Owner his or her aggregate Per Unit Stock Amount, as set forth in the Allocation Schedule, as follows:

(i) Twenty-five percent (25%) of the Parent Stock Consideration payable to such Owner, as identified on the Allocation Schedule, excluding any applicable Performance Shares, will be issued on the later of (A) three (3) Business Days after the Closing Date or (B) January 2, 2025;

(ii) Seventy-five percent (75%) of the Parent Stock Consideration payable to such Owner, as identified on the Allocation Schedule, will be issued in thirty-six (36) equal consecutive monthly installments on the first trading day of each month commencing the later of (A) the first trading day of the first month following the Closing Date and (B) January 2, 2025; and

(iii) Parent shall issue the Performance Shares to each Owner who is allocated Performance Shares on the fourth (4th) anniversary of the Closing Date; provided, that such Owner shall have been continuously employed by Parent or one of its Affiliates from the Closing Date through the scheduled date of issuance, other than as a result of death, Disability, resignation for Good Reason, termination without Cause or a termination to which Parent has consented to in writing.

(f) If Parent reasonably determines that an Owner is not an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, Parent shall notify the Owner Representative and the Owner Representative shall allocate only MAG Cash Units to such Owner.

(g) [Reserved.]

(h) If Parent shall declare or pay cash dividends on the Parent Stock at any time during the period commencing on the Closing Date and prior to the Scheduled Issuance Date (and, with respect to Performance Shares, at a time when the right to such Performance Shares has not been forfeited), then Parent shall pay to the applicable Owner additional Transaction Consideration in an amount equal to the cash dividends that such Owner would have received if such shares of Parent Stock were issued as of the Closing Date. Any such Transaction Consideration will be paid promptly, without interest, after the corresponding shares of Parent Stock are issued (and, for the avoidance of doubt, with respect to Performance Shares, conditioned on their issuance) pursuant to the following sentence. Within three (3) Business Days after the Scheduled Issuance Date: (i) Parent shall provide written notice to the Owner Representative and to the Disbursing Agent of any Transaction Consideration that it is required to pay pursuant to this Section 2.9(h), including the identity of those Owners who shall be entitled to additional Transaction Consideration and the amount of such payments and (ii) Parent shall pay to the Disbursing Agent, for prompt payment to the applicable Owners, the aggregate amount of such additional Transaction Consideration.

(i) The number of shares of Parent Stock to be issued pursuant to this Section 2.9 shall be subject to an appropriate equitable adjustment that is commercially reasonable in the event of a stock split, subdivision, combination, consolidation, re-classification, recapitalization, exchange, stock distribution, stock dividend, or other distribution payable in Parent Stock with respect to shares of Parent Stock that occurs after the date hereof and prior to the issuance of such Parent Stock Consideration. The issuance of shares of Parent Stock pursuant to this Section 2.9 shall not be subject to (1) any conditions other than the Closing occurring and those conditions set forth in Sections 2.9(f), 2.9(e)(iii) of this Agreement or (2) rights of set off.

(j) In the event a Parent Change of Control occurs prior to the date when shares of Parent Stock are to be issued pursuant to this Section 2.9 (and, with respect to Performance Shares, at a time when the right to such Performance Shares have not already been forfeited), then the issuance of all such Parent Stock Consideration (including any such Performance Shares) shall be accelerated and issued immediately prior to the date the Parent Change of Control is consummated.

(k) The Parent Stock Consideration shall be issued and delivered only to the Owners and no Owner may transfer or assign his, her or its right, title or interest to receive the Parent Stock Consideration hereunder, except (i) upon the death of any Owner who is a natural Person, such Parent Stock Consideration may be distributed by the will or other instrument taking effect at death of such Owner or by Applicable Laws of descent and distribution to such Owner’s estate, executors, administrators and personal representatives, and then to such Owner’s heirs, legatees or distributees, whether or not such recipient is a Member of the Immediate Family of such holder, and (ii) any Owner who is a natural Person may transfer any or all of the Parent Stock Consideration that he or she holds for bona fide estate planning purposes by such Owner to himself or herself as a trustee of a trust or trusts held solely for the benefit of a Member of the Immediate Family of such natural Person and (iii) any Owner may transfer any or all of the Parent Stock Consideration that he or she holds to a limited liability company or similar entity; provided, that the transferor at all times retains sole management control (including, without limitation, voting and all decisions as to the retention or disposition of such Parent Stock Consideration) over such entity with respect to the Parent Stock Consideration held by such entity. For the avoidance of doubt, nothing in this Section 2.9(k) shall prevent the transfer of Parent Stock Consideration following the issuance of such Parent Stock Consideration; provided, that the transferee of any such Parent Stock Consideration shall be subject to the repurchase right in Section 7 of the Owner Restrictive Covenant Agreement and Release, as applicable to the transferor.

(l) The Parent Stock Consideration to be issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder) (and shall be in uncertificated book-entry form with restrictive notations customary for shares issued in a transaction not registered under the Securities Act). Therefore, the Parent Stock Consideration may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Without limiting the foregoing, the parties acknowledge and agree that the holding period pursuant to Rule 144 in connection with sales of Parent Stock Consideration (including Performance Shares) by Owners after receipt thereof will be deemed to have commenced as of the Closing Date in accordance with Rule 144(d)(3)(iii).

(m) Any portion of the amounts payable in accordance with Section 2.9(c) or Section 2.9(d) that remains undistributed by the Disbursing Agent to the Owners as of the first (1st) anniversary of the Effective Time shall be delivered to the Surviving Entity. Any Owner who has not theretofore complied with this Article 2 with respect to any Partnership Units shall thereafter look only to the Surviving Entity for payment of their claim for consideration in respect thereof.

(n) None of the Surviving Entity, Merger Sub or any Affiliate of the foregoing or any other Person shall be liable for any unclaimed amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Applicable Laws.

(o) Any Parent Stock Consideration payable pursuant to Section 2.9(e)(i) or (ii) shall be treated by all parties as Transaction Consideration governed by Sections 453 and 483 of the Code for all federal, state, local and non-U.S. Tax purposes, and the parties agree to file their respective Tax Returns accordingly, except as otherwise required by “determination” as defined in Section 1313(a) of the Code (or an applicable corresponding provision of state, local, or non-U.S. Tax Applicable Law).

Section 2.10 Transaction Consideration.

(a) Transaction Consideration. No later than seven (7) Business Days prior to the Closing, Parent shall notify the Partnership of the amount of the Cash Payment Amount. The aggregate consideration for the transactions contemplated pursuant to this Agreement, including for the restrictive covenants and the releases included in this Agreement and in the Owner Restrictive Covenant Agreement and Release, shall be an amount equal to (i) the Base Purchase Price, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents (which may be a negative number), minus (iv) the amount of Closing Indebtedness, minus (v) the amount of Unpaid Transaction Expenses, minus (vi) the Retirees’ portion of the Principal Loan Amount, minus (vii) the Retirees’ portion of the Capital Account Amount, minus (viii) the Attest Business Purchase Price (the “Transaction Consideration”).

(b) Estimated Transaction Consideration. No later than five (5) Business Days prior to the Closing, the Partnership shall deliver to Parent (i) a good faith estimate of the Transaction Consideration (the “Estimated Transaction Consideration”), including (A) the Net Working Capital Adjustment; (B) the amount of Cash and Cash Equivalents; (C) the amount of Closing Indebtedness; (D) the amount of Unpaid Transaction Expenses; (E) the amount of the Retiree’s portion of the Principal Loan Amount; and (F) the amount of the Retiree’s portion of the Capital Account Amount and (G) the amount of the Attest Business Purchase Price, in each case, including reasonably supporting detailed calculations of the components thereof; and (ii) the Allocation Schedule (collectively, (i) and (ii), the “Estimated Closing Statement”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and the definitions and other applicable provisions of this Agreement. Parent shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations set forth in the Estimated Closing Statement, and the Partnership shall consider in good faith any reasonable changes Parent proposes to such estimates and calculations. Notwithstanding anything to the contrary in this Agreement: (a) it is expressly acknowledged and agreed that Parent and its Affiliates (including after the Closing, the Surviving Entity and its Subsidiaries) and the Disbursing Agent shall be entitled to rely on the allocation of the Transaction Consideration and other amounts payable hereunder, in each case, as set forth in the Estimated Closing Statement (including the Allocation Schedule), without any obligation to verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall Parent or its Affiliates (including after the Closing, the Surviving Entity and its Subsidiaries) or the Disbursing Agent have any liability or obligation to any Person in connection with any claims relating to any misallocation of the Transaction Consideration or other amounts in accordance therewith and (b) in no event will Parent’s use of the Estimated Closing Statement for the purposes of the Closing be deemed to constitute the agreement of Parent to any of the estimates or amounts set forth therein, and in no way will the delivery of the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by Parent of its rights under Section 2.10.

(c) Closing Payments. At the Closing, Parent shall pay, or shall cause the Disbursing Agent to pay, in cash by wire transfer of immediately available funds:

(i) the Escrow Amount to the Escrow Agent for deposit into the Escrow Account, in accordance with the Escrow Agreement;

(ii) the amounts set forth in the pay-off letter(s) in respect of any Closing Indebtedness to be repaid in connection with the Closing described in clauses (c)(i) and (c)(ii) of the definition of Estimated Transaction Consideration Cash Amount to the account(s) set forth therein;

(iii) an amount equal to the Unpaid Transaction Expenses, as set forth in the Estimated Closing Statement, to the accounts provided to Parent by the Owner Representative at least three (3) Business Days prior to the Closing Date;

(iv) the Owner Representative Expense Amount to the account provided to Parent by the Owner Representative at least three (3) Business Days prior to the Closing Date;

(v) to the Disbursing Agent, the Estimated Transaction Consideration Cash Amount; and

(vi) to the Partnership’s payroll provider, the sum of (A) the Retirement Payments, plus (B) the portion of the Capital Account Amount to which the Retirees are entitled, plus (C) the portion of the Undistributed Earnings to which the Retirees are entitled, plus (E) the portion of the Principal Loan Amount to which the Retirees are entitled, in each case as set forth in the Estimated Closing Statement.

(d) Determination of Final Transaction Consideration.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date (as the same may be extended by mutual agreement in writing of Parent and the Owner Representative), Parent shall prepare and deliver to the Owner Representative, Parent’s good faith proposed calculations (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”) of each of (A) the Net Working Capital Adjustment; (B) the amount of Cash and Cash Equivalents; (C) the amount of Closing Indebtedness; (D) the amount of Unpaid Transaction Expenses; (E) the portion of the Principal Loan Amount to which the Retirees are entitled; (F) the portion of the Capital Account Amount to which the Retirees are entitled; (G) the Attest Business Purchase Price; and (F) the Transaction Consideration, in each case, including reasonably detailed calculations of the components thereof. If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then the Actual Adjustment shall be deemed to equal zero. With respect to any component of the Transaction Consideration for which Parent proposes an adjustment from the amounts set forth in the Partnership’s calculation of the Estimated Transaction Consideration, the Proposed Closing Date Calculations shall set forth the amount of such adjustment and a reasonably detailed description of the basis for such adjustment. Parent agrees to prepare the Proposed Closing Date Calculations in accordance with the Accounting Principles and the definitions and other applicable provisions of this Agreement.

(ii) If the Owner Representative does not give written notice of any dispute (the “Transaction Consideration Dispute Notice”) to Parent within forty-five (45) days of receiving the Proposed Closing Date Calculations, the parties agree that the Proposed Closing Date Calculations shall set forth the final Net Working Capital Adjustment, the amount of Cash and Cash Equivalents, the amount of Closing Indebtedness, the amount of Unpaid Transaction Expenses, the portion of the Principal Loan Amount to which the Retirees are entitled, the portion of the Capital Account Amount to which the Retirees are entitled, the Attest Business Purchase Price and the Transaction Consideration, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45) day period, the Owner Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Transaction Consideration will be finally determined when such notice is given. If the Owner Representative delivers a Transaction Consideration Dispute Notice (which shall include a reasonably detailed description of the basis of each disputed item and the alternative calculation the Owner Representative proposes, as well as supporting documentation) to Parent within such forty-five (45) period, Parent and the Owner Representative shall use commercially reasonable efforts to resolve in good faith the disputes in the Transaction Consideration Dispute Notice during the thirty (30) day period commencing on the date Parent receives the Transaction Consideration Dispute Notice from the Owner Representative. Any item or amount that is not included in the Transaction Consideration Dispute Notice shall be final and binding on the parties. The parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent and the Owner Representative during such thirty (30) day period and any subsequent dispute arising therefrom. To the extent any of the items in dispute (such matters, the “Disputed Items”) are resolved and agreed to in writing between Parent and the Owner Representative during such thirty (30) day period of negotiations, such resolution shall be final and binding on the parties with respect to the specific items so resolved. If the Owner Representative and Parent do not agree upon a final resolution with respect to any Disputed Items within such thirty (30) day period, then, at the request of either the Owner Representative or Parent, the remaining items in dispute shall be submitted promptly to Deloitte, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Parent and the Owner Representative (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Parent and the Owner Representative (as set forth in the Proposed Closing Date Calculations, Transaction Consideration Dispute Notice or unless otherwise resolved in writing by Parent and the Owner Representative). The Accounting Firm shall be requested by the Owner Representative and Parent to render a determination of each Disputed Item within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement; (ii) a single written presentation (which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) submitted by each of Parent and the Owner Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall promptly forward to Parent or the Owner Representative, as applicable, after both presentations have been received or the time for submission of presentations has expired); and (iii) one written response submitted to the Accounting Firm within ten (10) days after receipt of each such presentation (which the Accounting Firm shall forward to Parent or the Owner Representative, as applicable, after both responses have been received or the time for submission of responses has expired), and not on independent review; provided, however, that the Accounting Firm may ask either party clarifying questions and such party shall have a reasonable opportunity to respond by providing written responses to such questions to the Accounting Firm and the other party. Such determination by the Accounting Firm shall be conclusive and binding on each party to this Agreement, absent fraud or manifest error. Neither Parent, Merger Sub, the Surviving Entity, the Owner Representative, any Owner, the Group Companies, nor any of their respective Affiliates, shall have any ex parte conversations or meetings with the Accounting Firm without the prior consent of the other parties. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Owner Representative and Parent, and any associated engagement fees initially shall be borne 50% by the Owner Representative and 50% by Parent; provided that such fees and any other costs and expenses of the Accounting Firm ultimately shall be borne by Parent and the Owner Representative in the same proportion that the aggregate amount of the items unsuccessfully disputed by such party (as determined by the Accounting Firm) bears to the total disputed amount of items submitted to the Accounting Firm. For example, if Owner Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Parent, and if the Accounting Firm ultimately resolves the disputed amount of items by awarding to the Owner Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Parent and 70% (i.e., 700 ÷ 1,000) to the Owner Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each Disputed Item by choosing a value equal to or between the value proposed by Parent in its presentation (which shall not be more favorable to Parent than the value proposed by Parent in the Proposed Closing Date Calculations) or by the Owner Representative in its presentation (which shall not be more favorable to the Owner Representative than the value proposed by the Owner Representative in the Transaction Consideration Dispute Notice). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.10(d)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final calculation of the Net Working Capital Adjustment, the amount of Cash and Cash Equivalents, the amount of Closing Indebtedness, the amount of Unpaid Transaction Expenses, the portion of the Principal Loan Amount to which the Retirees are entitled, the portion of the Capital Account Amount to which the Retirees are entitled, the Attest Business Purchase Price and the Transaction Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) From and after the delivery of the Proposed Closing Date Calculations until the date that the Actual Adjustment is determined in accordance with this Section 2.10(d), the Surviving Entity shall, and shall cause each of its Subsidiaries to, provide reasonable access to its financial records and personnel to the Owner Representative and its Representatives at reasonable times and upon reasonable prior notice during the review by the Owner Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(iv) The parties agree that the procedures set forth in this Section 2.10(d) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or the Owner Representative from instituting litigation to enforce any final determination of the Transaction Consideration by the Accounting Firm pursuant to Section 2.10(d)(ii), or to compel any party to this Agreement to submit any dispute arising in connection with this Section 2.10(d) to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.10(d), in any court or other tribunal of competent jurisdiction in accordance with Section 10.15 or prohibit Parent or the Surviving Entity from making any claim under the RWI Policy. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to this Agreement to have any final determination of the Transaction Consideration by the Accounting Firm proceed in an expeditious manner; provided, that any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Owner Representative and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.10(d).

(e) Adjustment to Estimated Transaction Consideration.

(i) If the Actual Adjustment is zero or a positive amount, within three (3) Business Days after the date on which the Transaction Consideration is finally determined pursuant to Section 2.10(d), (A) Parent or the Surviving Entity shall pay to Disbursing Agent, for further distribution to the Owners in accordance with the Allocation Schedule and the Disbursing Agent Agreement, an amount equal to such Actual Adjustment in cash by wire transfer of immediately available funds and (B) Parent and the Owner Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Disbursing Agent, for further distribution to the Owners in accordance with the Allocation Schedule and the Disbursing Agent Agreement, the Purchase Price Adjustment Escrow Amount from the Escrow Account.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Transaction Consideration is finally determined pursuant to Section 2.10(d), Parent and the Owner Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent an amount equal to the absolute value of such negative amount (or, if the absolute value of the Actual Adjustment is greater than the Purchase Price Adjustment Escrow Amount, then all funds remaining in the Escrow Account); provided, that if the absolute value of the Actual Adjustment is less than the remaining Purchase Price Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and the Owner Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Disbursing Agent, for further distribution to the Owners in accordance with the Allocation Schedule and the Disbursing Agent Agreement, the portion of the excess funds in the Escrow Account.

(f) All amounts received by the Disbursing Agent pursuant to Section 2.10(e) shall be considered a “Future Distribution Amount” for all purposes hereunder. Any post-Closing payments (including any Future Distribution Amounts) shall be deemed adjustments to the Transaction Consideration (including for all applicable Tax purposes to the extent permitted by Applicable Law).

Section 2.11 Release of Owner Representative Expense Amount. Promptly following any determination by the Owner Representative that all or any portion of the amount then remaining in the Owner Representative

Expense Fund will no longer be needed to pay any expenses of the type described in Section 10.20 (each such amount, a “Owner Representative Released Amount”), the Owner Representative shall pay a portion of such Owner Representative Released Amount to the Disbursing Agent for further distribution to the Owners in accordance with the Allocation Schedule. All amounts received by the Disbursing Agent pursuant to Section 2.10(e) and Section 2.11 shall be considered a “Future Distribution Amount” for all purposes hereunder.

Section 2.12 Withholding. Each of the parties and their respective Affiliates and Disbursing Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to such payment under the Code or any provision of Applicable Law. If Parent, Merger Sub, the Surviving Entity, or their respective Affiliates or Disbursing Agent, believes that any withholding is required with respect to any payment made by it, such Person shall provide notice at least five (5) Business Days prior to such withholding of such Person’s intention to withhold and shall reasonably cooperate in reducing or eliminating such withholding (if any reduction or elimination is available); provided, that, no such notice shall be required for any deduction or withholding imposed in connection with payments made in connection with the employment of the payee at least three (3) Business Days prior to the date such Person is required to withhold. To the extent that any such amounts are so withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.13 Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of MAG, Merger Sub or the Partnership, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of MAG, Merger Sub or the Partnership, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of MAG, Merger Sub or the Partnership, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND MAG

Except as set forth in the Disclosure Schedules, as a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the Transactions and as a material inducement to M Attest Co to enter into the Attest Business Purchase Agreement and consummate the transactions contemplated thereby (including payment of the Attest Business Purchase Price), the Partnership and MAG hereby represent and warrant to Parent, Merger Sub and M Attest Co as follows:

Section 3.1 Organization and Qualification.

(a) The Partnership is a registered limited liability partnership, duly organized, validly existing and in good standing under the laws of the State of New York. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) has not had and would not have a Company Material Adverse Effect. Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Accurate copies of the Governing Documents of each Group Company have been delivered to Parent and Merger Sub, such Governing Documents have not been amended, restated, modified, supplemented or replaced, and no Group Company is in default under or in violation of any of the provisions contained in such Governing Documents.

(b) The following information regarding each Subsidiary and JV Entity of the Partnership (other than each Inactive Subsidiary, for which the information in clauses (i) and (vi) is listed) both as of the date hereof and immediately after giving effect to the Pre-Closing Restructuring is set forth in Section 3.1(b) of the Disclosure Schedule: (i) its name, (ii) its jurisdiction of organization, (iii) its entity type, (iv) the number and type of its issued and outstanding Equity Interests, (v) its managers or directors, as applicable, and officers and (vi) its record and beneficial holders. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) All of the issued and outstanding Equity Interests of each Group Company have been duly authorized and validly issued, are fully paid and non-assessable (if applicable), and (i) are held as set forth under the heading “As of the Agreement Date” on Section 3.1(b) of the Disclosure Schedule as of the date hereof and (ii) will be held as set forth under the heading “After Giving Effect to the Pre-Closing Restructuring” immediately after giving effect to the Pre-Closing Restructuring, in each case, free from any Liens, and none of the issued and outstanding Equity Interests of a Group Company is, or will be, subject to or was, or will be, issued in violation of any applicable securities Applicable Laws, purchase options, warrants, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights under any provision of Applicable Law, the Governing Documents of a Group Company, or any Contract to which a Group Company is a party or by which a Group Company or its properties or assets are bound. Section 3.2(a) of the Disclosure Schedule identifies as of the date hereof: (i) each Partner, Principal Shareholder and Principal of the Partnership; (ii) the Partnership Units held by each Partner and Principal of the Partnership and (iii) the Partner for whom each Principal Shareholder is the sole shareholder. No Group Company is party to any bonds, debentures, notes or other Indebtedness that entitles the holders thereof to vote (or that is convertible or exercisable for or exchangeable into securities that entitle the holders thereof to vote) with holders of Equity Interests of a Group Company on any matter. Except for the Support Agreement, there are no proxies and no voting agreements, voting trusts or registration agreements with respect to any Equity Interests of a Group Company.

(b) (i) There are no outstanding or authorized options, restricted units, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that would require a Group Company to issue, sell or otherwise cause to become outstanding any Equity Interests, and (ii) there is no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to a Group Company.

(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no declared or accrued unpaid distributions with respect to any Equity Interests of a Group Company and no Group Company is party to any Contract that obligates such Group Company to make any payment (including any dividend or distribution) in respect of any Equity Interests of any Group Company. All distributions, repurchases and redemptions of the Equity Interests of any Group Company were undertaken in compliance with the Group Companies’ Governing Documents then in effect, any Contract to which any Group Company then was a party and in compliance with Applicable Laws.

(d) Except for the Excluded Subsidiaries and the Inactive Subsidiaries, which are Subsidiaries of the Partnership, no Group Company directly or indirectly owns any Investment or Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest in, any Person other than any other Group Company.

(e) No Excluded Subsidiary, other than Marcum Asia Subsidiary and its Subsidiaries, owns or uses any assets that are used in the Non-Attest Business or the Attest Business and it conducts no business other than providing wealth management, financial, insurance and investment management services.

(f) Except as set forth on Section 3.2(f) of the Disclosure Schedule, the Inactive Subsidiaries currently conduct no, and have not within the twelve (12) month immediately preceding the date of this Agreement conducted, any business or operations, and have no assets or Liabilities.

Section 3.3 Authority. The Partnership has the requisite partnership power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and, subject to receiving the Requisite Partnership Approval, to consummate the Transactions (including the Pre-Closing Restructuring). Subject to receiving the Requisite Partnership Approval, this Agreement has been (and each of the Ancillary Documents to which the Partnership will be a party will be) duly executed and delivered by the Partnership and constitutes a valid, legal and binding agreement of the Partnership (assuming that this Agreement has been and the Ancillary Documents to which the Partnership is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Partnership in accordance with their terms, except as enforceability is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) equitable remedies, including specific performance, which are subject to the discretion of the court before which any proceeding may be brought (collectively, the “Enforceability Exceptions”).

Section 3.4 Financial Statements.

(a) Attached to Section 3.4(a) of the Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheets of the Partnership and its Subsidiaries as of December 31, 2022 and December 31, 2023 and the audited consolidated statements of income, statements of changes in deficit, and cash flow statements (together with explanatory notes) for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, accompanied by the independent auditor’s report of BDO USA, P.C. (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of June 30, 2024 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, statements of changes in deficit, and cash flow statements for the six (6) month period then ended (the “Latest Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements: (i) fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of the Partnership and its Subsidiaries described therein and the consolidated statements of income of the Partnership, its Subsidiaries described therein as of the respective dates thereof and for the periods covered thereby; and (ii) except as set forth on Section 3.4(b) of the Disclosure Schedule or disclosed specifically in the notes to the Financial Statements, were prepared from and are consistent with the books and records of the Partnership and its Subsidiaries described in the Financial Statements and in accordance with GAAP applied on a consistent basis in all material respects.

(c) The Partnership and its Subsidiaries described in the Financial Statements have designed and maintain a system of internal controls over financial reporting intended to provide reasonable assurances regarding the reliability of financial reporting for the Partnership and such Subsidiaries. The books and records of the Partnership and its Subsidiaries have been maintained in all material respects in accordance with GAAP, as applicable. All of the billed and unbilled accounts receivable reflected on the Latest Financial Statements and all of the accounts receivable reflected in the determination of Net Working Capital are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Partnership and its Subsidiaries (and in the determination of Net Working Capital) which resulted from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable, and reserves and allowances with respect thereto, reflected on the Financial Statements are stated thereon in accordance with GAAP, consistently applied with the historical accounting practices of the Partnership and its Subsidiaries in all material respects. None of the accounts receivable of a Group Company that shall be existing as of the Closing Date are from any Related Party of a Group Company. For purposes of the immediately preceding sentence, a “Related Party” of a Group Company means any Owner or any Person related by blood or marriage to any Owner, or any Person that, directly or indirectly, controls, is controlled by or is under common control with a Group Company, an Owner or any such other Person.

(d) There is not, and during the Reference Period there has not been, (i) to the Partnership’s Knowledge, any significant deficiency or material weakness in the system of internal accounting controls used by a Group Company, (ii) any fraud with regard to, or related to, a Group Company or the Financial Statements, (iii) any other wrongdoing that involves any of the management of a Group Company or other employees who have a role in the preparation of Financial Statements or the internal accounting controls used by a Group Company or (iv) any material written or, to the Partnership’s Knowledge, oral claim or allegation regarding any of the foregoing. No account receivable has been assigned or pledged to any other Person, except to secure Indebtedness that is identified in clause (a) or clause (b) of the definition of Indebtedness.

(e) The Partnership has at all times maintained sufficient resources to provide assurance of financial autonomy and financial accountability for its professional services as required by Governmental Entities responsible for regulating companies engaged in providing accounting services.

(f) [Reserved.]

(g) Section 3.4(g) of the Disclosure Schedule sets forth, as of June 30, 2024, all of the Partnership’s and any other Group Company’s payment obligation amounts (i) to any Retiree, (ii) with respect to any Retirement Payments of any kind, and (iii) with respect to Capital Accounts (as defined in the Partnership Agreement) and Loan Accounts (as defined in the Partnership Agreement).

(h) Section 3.4(h) of the Disclosure Schedule sets forth, as of June 30, 2024, each Group Company’s outstanding obligations for the payment of deferred purchase price of assets, properties or services (other than trade payables and accrued expenses arising in the ordinary course of business and to be included in the calculation of Net Working Capital) including any “earn-out” or contingent payments, seller notes or practice retirement value (including the outstanding amounts thereof), in each case calculated at the maximum amount thereof.

(i) Section 3.4(i) of the Disclosure Schedule sets forth the aggregate amounts for each item of Indebtedness as of June 30, 2024.

(j) Section 3.4(j) of the Disclosure Schedule sets forth the balances of any loan made to the Partnership or any other Group Company by any current holder of Equity Interests in the Partnership or a Group Company or any Retiree as of June  30, 2024.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the execution and delivery by the Partnership or any other Group Company of this Agreement or any Ancillary Document to which the Partnership or such Group Company is a party, nor the consummation by the Partnership or such Group Company of the transactions contemplated thereby or of the Transactions (including the Pre-Closing Restructuring) will, with or without the due notice or lapse of time or both, (a) breach or violate any Applicable Law to which such Person or any of its properties or assets is subject, (b) breach or violate any provision of the Governing Documents of such Person, (c) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of any right or obligation under, create in any Person the right to accelerate any right or obligation under, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien upon any of the assets or properties of such Person under any Material Contract or Material Permit or result in the loss of any material benefit or increase in any payments or obligations under any such Material Contract or Material Permit, or (d) assuming the accuracy of the representations and warranties of Parent contained in Section 4.3 herein, require material authorizations, consent, approval, exemption or other action by or material notice or filing to any Governmental Entity or any other Person, except for (I) in the case of clauses (a), (c) and (d), compliance with and filings, notices, permits, authorizations, consents, clearances and approvals that may be required under the HSR Act and (II) except, in the case of clause (a) where the conflict, breach, violation, default, acceleration, termination, modification, cancellation, failure to file, give notice or obtain consent or Lien or the failure to obtain authorization, approval or exemption would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair or delay the Partnership’s ability to perform its obligations under this Agreement and the Ancillary Documents to which the Partnership is or will be a party.

Section 3.6 Material Contracts.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a complete and correct list of (1) each purchase or service order to which any Group Company is a party (other than purchase or service orders that, individually, do not exceed $500,000) and (2) the following Contracts and all extensions, renewals and other amendments thereto (the “Material Contracts” and each, a “Material Contract”), including a description of any oral Material Contract, to which any Group Company is a party (excluding Insurance Policies and Leases, which are addressed in Section 3.16 and Section 3.18, respectively):

(i) any Contract pursuant to which (A) any Group Company is required or reasonably expects to make or receive aggregate payments in excess of $1,000,000, or (B) that is with a Material Supplier;

(ii) any Contract with a Material Customer;

(iii) any Contract for Indebtedness;

(iv) any Contract granting any Person a material Lien (other than a Permitted Lien) on all or any part of the assets or properties of any Group Company;

(v) any (A) material IP Licenses, other than Incidental IP Licenses, (B) Contract under which any Person has developed or has been engaged to develop any material Intellectual Property for a Group Company (excluding agreements with employees and contractors entered into in the ordinary course of business) or under which a Group Company has developed or has been engaged to develop any material Intellectual Property for any Person, or (C) Contract entered into to settle or resolve any material Intellectual Property-related dispute or otherwise affecting any Group Company’s right or ability to use or enforce any material Intellectual Property owned by a Group Company (collectively, “Company IP Agreements”);

(vi) any Contract that involves any partnership, strategic alliance, joint venture or sharing of revenues, profits, cash flows, expenses or losses with any other Person;

(vii) any Contract (A) restricting any Group Company from freely engaging in any business anywhere in the world (including any covenant of a Group Company not to compete in any line of business or with any Person in any geographical area or sell any product or solicit or hire any Person or client), or (B) granting any exclusive rights, or rights of first offer or refusal or similar requirement clause to any Group Company or any other party thereto;

(viii) any settlement, conciliation or similar Contract pursuant to which any Group Company would reasonably be expected to have any ongoing liability in excess of $250,000 after the date of this Agreement or pursuant to which any Group Company will have any obligations or restrictions after the date of this Agreement (excluding such Contracts whose only outstanding restrictions are customary confidentiality restrictions);

(ix) any Contract granting any Person “most favored nation,” “most favored customers,” or similar price or term protections or other rights obligating any Group Company to change the conditions of such Contract based on better terms of conditions provided to other Persons;

(x) any Contract with a customer that is (A) one of the Partnership’s or any other Group Company’s top twenty-five (25) Government Contracts (based on approximate total fees attributable to such customers), or (B) one of the Partnership’s top twenty-five (25) customers for which the Partnership conducts public company audits (based on approximate total fees attributable to such customers);

(xi) any Contract that is for the employment or engagement of any former (if any ongoing liability) or current directors, officers, employees or individual independent contractors of any Group Company providing for annual base salary or commission, as applicable, in excess of $400,000 or that are not terminable at any time without incurring any liability on behalf of any Group Company;

(xii) any Labor Agreement;

(xiii) any “change of control” bonus, retention or severance Contract with any Owners, directors, officers, employees, independent contractors or other Person;

(xiv) all Contracts pursuant to which any Group Company has a material existing (or continuing) obligation or restriction relating to any merger, consolidation or other business combination or any acquisition or disposition of a business, the Equity Interests of another Person or any material assets (or that otherwise constitutes a Competing Transaction);

(xv) any lease or Contract under which any Group Company is lessee or lessor of personal property, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $750,000;

(xvi) any Contract with any Governmental Entity or regulatory agency, other than any Contract with any Governmental Entity or regulatory entity pursuant to which the Group Companies did not receive payments in excess of $150,000 during the calendar year ended December 31, 2023 or is not reasonably expected to receive payments in excess of $150,000 during the calendar year ending December 31, 2024 (other than, for the avoidance of doubt, Government Contracts, which are addressed in clause (x)); and

(xvii) any Contract with a recruiting agency for which any Group Company made payment in excess of $200,000 during the calendar year ended December 31, 2023 or is reasonably expected to make payments in excess of $200,000 during the calendar year ending December 31, 2024;

(xviii) any Contract between a Group Company and an Excluded Subsidiary, other than a Contract that will be terminated at Closing without Liability to any Group Company;

(xix) (A) any onshore outsourcing Contract for which any Group Company made payment in excess of $50,000 during the calendar year ended December 31, 2023 or is reasonably expected to make payments in excess of $50,000 during the calendar year ending December 31, 2024 and (B) any offshore outsourcing Contract for which any Group Company made payment in excess of $25,000 during the calendar year ended December 31, 2023 or is reasonably expected to make payments in excess of $25,000 during the calendar year ending December 31, 2024; and

(xx) any commitment to enter into a Contract covering any of the foregoing categories described in clauses (i) through (xix).

(b) Except as set forth on Section 3.6(b) of the Disclosure Schedule:

(i) the Partnership has made available to Parent a complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and a complete and correct description of the terms and conditions of each oral Material Contract; and

(ii) (A) each Applicable Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Group Company, and, to the Partnership’s Knowledge, the other party thereto, enforceable in accordance with its terms, subject to the due authorization of the other party thereto and the Enforceability Exceptions and Applicable Law; (B) each Group Company has performed all obligations required to be performed by it under each Applicable Contract to which it is a party, and no Group Company is in breach or default of any provision of any Applicable Contract to which it is a party; (C) no event has occurred that (with the passage of time or the giving of notice or both) would result in a default under or breach of, or permit the termination, modification or acceleration of any obligation under, any Applicable Contract; (D) no Group Company has any present expectation or intention of not fully performing on a timely basis all obligations required to be performed by such Group Company under any Applicable Contract; and (E) to the Partnership’s Knowledge, there has been no default under, or breach or cancellation or nor is there any anticipated cancellation of, any Applicable Contract by the other parties thereto.

(c) True, correct and complete copies of samples of each type of client service contract of each Group Company, have been made available to Parent. The Partnership has no internal policies and agreements with third parties regarding payment and receipt of contingent revenue.

Section 3.7 Absence of Changes. Except as contemplated by this Agreement (including the Pre-Closing Restructuring) or as set forth in Section 3.7 of the Disclosure Schedule, since the date of the Annual Financial Statements for the fiscal year ended December 31, 2023:

(a) there has been no Company Material Adverse Effect, including any Company Material Adverse Effect relating to a Group Company’s relationship with any customer, client, contractor or vendor during any twelve (12) month period, but excluding any engagements for customers or clients which were one-off or non-recurring;

(b) there has been no transaction entered into or carried out by a Group Company other than in the ordinary course of business;

(c) there has been no material change in a Group Company’s method of doing business or any change in a Group Company’s accounting principles or practices or a Group Company’s method of application of such principles or practices;

(d) there has been no Lien imposed or agreed to be imposed on or with respect to the property or assets of a Group Company;

(e) there has been no sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of a Group Company or any agreement of a Group Company to purchase or otherwise acquire the business, properties, assets or Equity Interests of a Person;

(f) there has been no loan, advance or capital contribution made by a Group Company to any Person in excess of $100,000, other than ordinary and customary payment terms to customers;

(g) there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property that is material to a Group Company;

(h) no Group Company has modified its cash management practices, including any delay or postponement of the payment of any accounts payable or commissions or any other liability or obligation, any agreement or negotiation with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, notes, commissions or any other liability or obligation, or otherwise engaged in any activity that would reasonably be expected to (or is otherwise intended to) accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;

(i) no Group Company has changed any annual accounting period, adopted or changed any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP or reversed any accruals or reserves;

(j) there has been no increase in amounts payable by a Group Company to or for the benefit of, or committed to be paid by a Group Company to or for the benefit of, any member, partner, manager, officer, director or other consultant, agent or employee of a Group Company whose total annual compensation exceeds $100,000;

(k) no Group Company has made capital expenditures or commitments therefor in excess of $100,000, individually or in the aggregate, or delayed, postponed or cancelled any planned, budgeted, necessary or routine material capital expenditures;

(l) no Group Company has waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(m) except for Material Contracts disclosed in Section 3.6(a) of the Disclosure Schedule, no Group Company has entered into any Contract prohibiting or restricting it from freely engaging in any business or competing anywhere in the world

(n) there has been no assignment, transfer, license, sublicense, covenant not to assert, abandonment, permit to lapse, or other disposition of any material Intellectual Property owned by a Group Company, except non-exclusive licenses granted in the ordinary course of business;

(o) there has been no disclosure of a Group Company’s trade secrets (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business);

(p) except as may be required by the terms of any Company Plan or Applicable Law, no Group Company has (i) established, adopted, entered into, materially amended or terminated any Company Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof, or increased or accelerated, or committed to accelerate the funding, payment or vesting of, the compensation or benefits provided under any Company Plan or otherwise, (ii) granted or announced any cash, equity or equity-based incentive awards, bonuses, severance or other compensation payable or benefits provided to any of the current or former employees, officers, directors or other individual service providers of a Group Company, (iii) hired or otherwise entered into any employment or engagement agreement or arrangement with any individual whose annual compensation opportunities would reasonably be expected to exceed $500,000, or (iv) furloughed, temporarily laid off or terminated (other than for cause) any individual, employee or independent contractor whose annual compensation opportunities would reasonably be expected to exceed $500,000;

(q) no Group Company has negotiated, modified, extended, or entered into any Labor Agreement or recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of a Group Company;

(r) no Group Company has implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(s) no Group Company has made, changed or revoked any material Tax election; adopted or changed any annual Tax accounting period; adopted or changed any method or principle of Tax accounting; filed any amended Tax Return; entered into any closing agreement; prepared or filed any income or other material Tax

Return inconsistent with past practice; settled or compromised any material Tax claim or assessment; consented to any extension or waiver of a statute of limitations period applicable to any material Tax claim or assessment; surrendered any right to claim a material Tax refund; or failed to pay any material Tax that became due and payable (including estimated tax payments); or

(t) no Group Company has agreed or committed in any binding agreement, to do any of the foregoing.

Section 3.8 Proceedings and Orders; Restrictive Documents or Laws. Except as set forth on Section 3.8(a) of the Disclosure Schedule, there are no, nor have there been during the Reference Period any, Proceedings pending, settled, or, to the Partnership’s Knowledge, threatened by, against or affecting any Group Company or any assets, properties or any of their directors, managers, officer, partners or employees (in each case, in their capacity as such) or any Owner, in each case, which could be material to a Group Company. There are no currently existing monetary or other material obligations with respect to any settlement agreement between a Group Company and any third party, including those settlement agreements listed in Section 3.8(a) of the Disclosure Schedule, other than customary confidentiality restrictions. Except as set forth on Section 3.8(b) of the Disclosure Schedule, no Group Company is, or any time during the Reference Period has been, subject to any material Order. There exist no asserted disputes or conflicts, or, to the Partnership’s Knowledge, circumstances providing a basis for a dispute or conflict, that could reasonably be expected to result in any such Proceedings. No Group Company or any of its Affiliates is a party to or bound under any agreement, contract, Lien, lease, instrument, Applicable Law, Order, judgment or decree or any similar restriction that adversely affects, or reasonably could be expected to so affect, the Non-Attest Business, the Attest Business or the continued operation thereof by Parent or by M Attest Co after the Closing on substantially the same basis as such Business or Attest Business is currently operated.

Section 3.9 No Undisclosed Liability. Except as set forth in Section 3.9 of the Disclosure Schedule, no Group Company has any Liabilities or obligations of any nature (whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise and whether due or to become due) except (a) those set forth in the Latest Balance Sheet that have not been paid or discharged since the date thereof (b) those incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount and which do not arise as a result of any tort, breach of contract or violation of Applicable Law, and (c) Liabilities incurred in connection with this Agreement.

Section 3.10 Permits; Compliance with Applicable Law.

(a) Each Group Company and each Business Employee holds and has held during the Reference Period all Permits required to be maintained by any Group Company or such Business Employee in connection with the Non-Attest Business or the Attest Business. Section 3.10 of the Disclosure Schedule includes a list of all Permits owned by any Group Company, each of which is currently valid and in full force and effect and will continue to be valid and in full force and effect immediately after the Closing. No Group Company, nor, to the Partnership’s Knowledge, any Business Employee, is in violation of any Permit, and there is no pending nor, to the Partnership’s Knowledge, threatened, Proceeding that could result in the revocation, cancellation or inability of a Group Company or any Business Employee to renew any Permit (other than potential revocation of a Permit as a result of the pending investigations disclosed in Section 3.8(a) of the Disclosure Schedules). Each Group Company and, to the Partnership’s Knowledge, each Business Employee has complied in all respects with any Orders or other notices issued by any Governmental Entity to that Group Company or any Business Employee in respect of any Permits used in or relating to any segment or component of the Business, including, without limitation, the SEC Order issued June 21, 2023 in the Matter of Securities and Exchange Commission Administrative Proceeding File No. 3-21500 (June 21, 2023).

(b) The Partnership, Owners and their respective Affiliates have at all times maintained, and have caused all of their employees, agents and other representatives to maintain, the confidentiality, privacy and security of all data of clients of each Group Company. Neither a Group Company, nor any Owner, nor any of

their respective Affiliates nor, to the Partnership’s Knowledge, any employee of a Group Company or its Affiliates has disclosed to any third party any such client data without the applicable client’s consent. Each Group Company and its Affiliates have complied in all material respects with all Applicable Laws regarding privacy and any confidentiality agreements or arrangements between a Group Company or its Affiliate and a client of a Group Company.

(c) Except as set forth in Section 3.10(c)(i) of the Disclosure Schedule and in the draft 2023 PCAOB inspection report disclosed by the Partnership to Parent, each Group Company is, and at all times during the Reference Period, has been, in compliance in all material respects with all Applicable Law and Orders. Except as set forth in Section 3.8(c) and Section 3.10(c)(ii) of the Disclosure Schedule, during the Reference Period, no Group Company has received any written notice or, the Partnership’s Knowledge, oral notice of any penalty, assessment or other Action by any Governmental Entity alleging that any Group Company (including any agent or other parties acting on behalf of the Business) has violated any Applicable Law. Without limiting the generality of the foregoing, no allegation of sexual harassment has been made against any Partner, Principal or Principal Shareholder of a Group Company at any time during the Reference Period, that would be reasonably likely to cause material damages to such Group Company or, if known to the public, would bring a Group Company into material disrepute.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and correct list of each Company Plan. With respect to each Company Plan, the Partnership has made available to Parent complete and correct copies of, as applicable, (i) the Company Plan and any material amendments thereto (or if the Company Plan is not a written Company Plan, a written description of the material terms thereof), (ii) any related trust agreement, insurance contract or other funding vehicle and each third-party administrative services agreement, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual report most recently filed with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent audit, accounting, financial and actuarial reports, (vi) the nondiscrimination and coverage testing reports (or safe harbor notice) for the three most recently completed plan years, (vii) the most recent determination, advisory or opinion letter received from the IRS and (viii) any non-routine correspondence between any member of a Group Company and any Governmental Entity with respect to any Company Plan within the past three (3) years.

(b) Except as set forth on Section 3.11(b) of the Disclosure Schedule:

(i) each Company Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and in all material respects in compliance with Applicable Law, including ERISA and the Code;

(ii) all contributions, premiums or other payments that have become due under the terms of each Company Plan and under Applicable Law have been paid on a timely basis with respect to each Company Plan or, if not yet due, accrued in accordance with GAAP;

(iii) no Group Company has incurred any penalty or Tax under Section 502 of ERISA or Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of such penalties or Taxes;

(iv) no Group Company maintains, contributes to or is required to contribute to, or has any Liability with respect to, any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code including any Multiemployer Plan, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iii) any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code, or (iv) any “multiple employer plan,” as defined in Section 413(c) of the Code, including in each case, Liability resulting from an ERISA Affiliate relationship;

(v) with respect to each Company Plan subject to Title IV of ERISA, (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) no Group Company has failed to make any installments required under Sections 412 and 430 of the Code and Section 302 of ERISA on a timely basis, (C) no Group Company (including on account of any ERISA Affiliate) is required to provide security under Section 436(f) of the Code, (D) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (E) no filing has been made by any Group Company with the PBGC and no Proceeding has been commenced by the PBGC to terminate any such Company Plan and no condition exists which would constitute grounds for the termination of any such Company Plan by the PBGC, and (F) no Liability has been incurred under Section 4062(e) of ERISA;

(vi) each Company Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code is so qualified, has received a current favorable determination, advisory or opinion letter as to its qualification, and no event has occurred or circumstance exists that could reasonably be expected to result in the loss of the tax-qualified status of any such Company Plan or the tax-exempt status of a related trust;

(vii) except as required under COBRA, no Company Plan provides, and no Group Company has any obligation to provide for, health, medical or other welfare benefits for periods after retirement or termination of service or ownership to any Person;

(viii) no Proceeding (other than routine individual claims for benefits in the ordinary operation of Company Plans) is pending or, to the Partnership’s Knowledge, threatened with respect to any Company Plan, and there are no pending or, to the Partnership’s Knowledge, threatened audits or investigations by any Governmental Entity involving any Company Plan;

(ix) neither the execution of, nor the consummation of the transactions contemplated by, this Agreement (including the Pre-Closing Restructuring), whether alone or combined with the occurrence of any other event, could, directly or indirectly, (A) entitle any current or former officer, director, employee, partner or individual consultant of any Group Company to any change in control, transaction bonus, retention payment or other additional compensation or benefits, or increase the amount of severance pay due to any such Person upon a termination of employment or engagement that occurs after the date of this Agreement, (B) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount of compensation payable, to any current or former officer, director, employee, Partner or individual consultant of any Group Company under any Company Plan or otherwise, (C) limit or restrict any Group Company to merge, amend or terminate any Company Plan or (D) result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that is an “excess parachute payment” (within the meaning of Section 280G of the Code);

(x) no Group Company has any “gross up” agreements or other assurance of reimbursement to any of its current or former employees, officers, directors, Partners or individual consultants for any Taxes, including under Code Sections 409A or 4999;

(xi) all partners, employees and independent contractors have been properly characterized as such at all relevant times in all material respects for purposes of eligibility, participation, vesting and benefit accruals under each Company Plan; and

(xii) each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such Company Plan has been, is or is expected to be subject to any Taxes imposed under Section 409A of the Code.

Section 3.12 Environmental Matters. Each Group Company is, and during the Reference Period has been, complying in all material respects with all, and has not received written notice of any material Liabilities (contingent or otherwise) under, applicable Environmental Laws with respect to its Business or any real property currently or formerly owned or leased by any Group Company. No Group Company has received any written notice regarding any material actual or alleged violation of Environmental Law or any material liability arising under Environmental Laws, in each case, relating to any Group Company, the Non-Attest Business or the Attest Business. There has been no release by any Group Company of, contamination by, or exposure of any Person to any Hazardous Material at, on, in, under, to or from any real property currently or formerly owned or leased by any Group Company that would reasonably be expected to result in material Liability (contingent or otherwise) under any Environmental Law for any Group Company. The Partnership has made available to Parent copies of all material environmental, health or safety audits, assessments or reports and other material environmental, health or safety documents relating to the past or current operations, properties or facilities of each Group Company which are in the possession or under the reasonable control of any Group Company.

Section 3.13 Intellectual Property; Data Privacy and Security; IT Systems.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned by each Group Company that (i) is registered, issued, filed or applied for by or with any authorized private registrar or Governmental Entity or (ii) is an unregistered trademark material to the Business. All such registrations, issuances, filings and applications that have been made are subsisting, and to the Partnership’s Knowledge, valid and in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been made. The conduct of the Business by the Group Companies has not in the last six (6) years and does not infringe any material Intellectual Property rights of any other Person, and there are no pending or, to the Partnership’s Knowledge, threatened claims by any Person alleging infringement, dilution or misappropriation of material Intellectual Property by any Group Company. No Group Company has in the last six (6) years made any claim of a violation or infringement by others of its rights to or in connection with its Intellectual Property and, to the Partnership’s Knowledge, no Person is infringing, diluting or misappropriating any Intellectual Property of any Group Company. The execution and delivery of this Agreement and the consummation of the Transactions (including the Pre-Closing Restructuring) will not result in the loss or reduction in scope of Intellectual Property rights licensed to any Group Company (unless such Intellectual Property is transferred to the Partnership or another Group Company that will become a Subsidiary of the Partnership pursuant to the Pre-Closing Restructuring), whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company has taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Intellectual Property owned by it, including paying all applicable fees related to the registration, maintenance and renewal of such Intellectual Property and executing nondisclosure agreements with entities having access to Group Company trade secrets. Notwithstanding anything to the contrary in this Agreement, this Section 3.13(a) constitutes the sole representation and warranty of Partnership under this Agreement with respect to infringement, misappropriation and violation of Intellectual Property.

(b) Section 3.13(b) of the Disclosure Schedule sets forth (i) a complete list of all material computer software programs owned by any Group Company (“Company Software”). Section 3.13(b) of the Disclosure Schedule also describes whether the use or operation of any such software by any customer or end user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end user to enter into an agreement or license with the owner of such Third Party Platform.

(c) No Group Company has incorporated in any Company Software or with any products, in each case to the extent distributed, marketed, or sold by a Group Company, any open source code or other public software that requires, as a condition of use, modification or distribution of such public software, that Company Software incorporated, combined, derived from or distributed with such public software be: (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (4) redistributable at no charge. No Group Company has granted, assigned or otherwise conveyed any ownership right in or to Company Software to any Person. No Person other than a Group Company possesses any current or contingent rights to any source code that is part of Company Software. None of the Company Software is subject to any escrow agreement or any other arrangement that provides license or access to the source code of such Company Software to a third party.

(d) Each Group Company has obtained valid and enforceable written assignments of all rights in and to any material Intellectual Property owned or purported to be owned by that Group Company (“Owned Intellectual Property”) from all its former and current employees, any developers, contractors or other parties who have contributed to or participated in the creation or development of any Owned Intellectual Property, that irrevocably and exclusively assign to that Group Company all right, title and interest in and to the Owned Intellectual Property and any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived, or reduced to practice during the term of such employee’s or independent contractor’s work for a Group Company, except where ownership of such Intellectual Property would vest in that Group Company by operation of law. Other than compensation due and payable in the ordinary course of business, no Group Company has any unsatisfied material obligation to compensate any employee or any other Person for the development, use, manufacture, sale or exploitation of any Owned Intellectual Property or any products or services that incorporate or use any Owned Intellectual Property.

(e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Group Companies are, and in the three (3) years prior to the date hereof have been, in compliance with applicable Data Protection Requirements and have implemented and maintained commercially reasonable administrative and technical safeguards designed to protect Personal Information stored in their information technology systems as required by Applicable Privacy and Data Security Laws. In the three (3) years prior to the date hereof, no Group Company has received written communication from any Governmental Entity that alleges that the Group Companies are not in compliance with Applicable Privacy and Data Security Laws, except as would not reasonably be expected to result in a Company Material Adverse Effect. There have been no material breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained by or on behalf of the Group Companies that would require notification of individuals, law enforcement, or any Governmental Entity under any Applicable Privacy and Data Security Laws. No Group Company has undergone any investigations or received complaints from any Governmental Entity, received any complaints from consumers or other individuals, or received any claims (litigation or otherwise) specific to the Processing of Personal Information.

Section 3.14 Labor Matters.

(a) No Group Company is a party to any Labor Agreement, and no employees of a Group Company are represented by any labor union, works council, or other labor organization with respect to their employment with a Group Company. There is no pending or, to the Partnership’s Knowledge, threatened, labor strike, walk-out, work stoppage, slow-down, lockout, picketing, handbilling, labor grievance, labor arbitration, or unfair labor practice charge against or involving any Group Company, and there has been no such labor Action during the Reference Period. During the Reference Period, to the Partnership’s Knowledge, no labor union, works council, other labor organization, or group of employees of a Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Partnership’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Partnership’s Knowledge, during the Reference Period there have been no labor organizing activities with respect to any employees of a Group Company.

(b) Except as set forth on Section 3.14(b) of the Disclosure Schedule:

(i) each Group Company is, and during the Reference Period has been, in compliance in all material respects with all Applicable Laws relating to labor, employment, and employment practices, including all provisions thereof relating to terms and conditions of employment, wages, hours, health and safety, equal opportunity, discrimination, harassment, retaliation, compensation, employee benefits, proper classification of exempt and non-exempt employees, proper classification of independent contractors, plant closures and employee lay-offs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (“WARN Act”)), immigration (including the completion of Forms I-9 for all employees for whom such a form is required and the proper confirmation of employee visas), workers’ compensation, unemployment insurance, affirmative action, Office of Federal Contracts Compliance Programs regulations, whistleblowing, and the payment of social security and employment insurance;

(ii) there is no pending or, to the Partnership’s Knowledge, threatened Proceeding alleging violations of any labor or employment Applicable Law, including claims of discrimination, wrongful termination, or similar matters, against any Group Company, and there has been no such Proceeding during the Reference Period;

(iii) no Group Company is or during the Reference Period has been: (A) a “contractor” or “subcontractor” as defined by Executive Order 11246 and required to comply with Executive Order 11246, (B) required to maintain an affirmative action plan pursuant to Executive Order 11246, or (C) party to, or bound by, any foreign, federal, state or local Government Contracts requiring the payment of prevailing wage rates or benefits to workers;

(iv) except as would not result in material Liability for a Group Company: each Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees, Partners, Principals, Principal Shareholders and independent contractors under Applicable Law, Contract or company policy;

(v) to the Partnership’s Knowledge, no Partner, Principal or Principal Shareholder intends to terminate his or her employment or engagement as a result of or in connection with the Transactions (whether by resignation, retirement or otherwise);

(vi) (A) the Group Company does not reasonably expect any material Liabilities with respect to any allegations of sexual harassment, or other discrimination, or retaliation of which any of them is aware, and (B) there are no asserted allegations of sexual harassment or other discrimination or retaliation relating to a Partner, Principal, or Principal Shareholder of a Group Company that, if known to the public, would bring a Group Company into material disrepute;

(vii) to the Partnership’s Knowledge, no current or former employee, Partner or independent contractor of a Group Company is in violation of any material term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant, or other obligation: (A) owed to a Group Company; or (B) owed to any third party with respect to such person’s right to be employed or engaged by a Group Company; and

(viii) no employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of a Group Company is currently contemplated, planned or announced.

(c) The Partnership has provided to the Parent a list of all (i) employees of each Group Company as of the date of this Agreement setting forth each employee’s name, job title, date of hire, job location (by state), salary or hourly rate of pay, exempt or non-exempt status under the Fair Labor Standards Act (FLSA) or corresponding state law and (ii) consultants and independent contractors engaged in the operation of the Business as of the date of this Agreement setting forth each consultant and independent contractor’s name, start date, type of services to be provided, anticipated completion date, hourly or per diem rate or other form of pay, together with copies of any Contracts with such employees, consultants and independent contractors.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedule sets forth a complete and correct list of each insurance policy maintained as of the date hereof by a Group Company or otherwise providing coverage in respect of the liabilities of a Group Company (including the name of the insurer, the policy number, the period, amount and scope of coverage) (collectively, the “Insurance Policies”), complete and correct copies of which have been made available to Parent. No Group Company has received any written notice of any cancellation, termination or non-renewal of any Insurance Policy. There is no claim by a Group Company pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such Insurance Policies have been timely paid, and each Group Company has otherwise complied in all material respects with the terms and conditions of all of the Insurance Policies and such Insurance Policies remain in full force and effect pursuant to their terms.

Section 3.16 Tax Matters. Except as set forth on Section 3.16 of the Disclosure Schedule:

(a) each Group Company has timely filed all Income and other material Tax Returns required to be filed (taking into account applicable extensions) with the appropriate Tax Authorities, all such Tax Returns are complete and correct in all material respects. Each Group Company has fully and timely paid all Taxes due and payable by such Group Company, whether or not shown on a Tax Return. There are no Liens for Taxes on any of the assets of a Group Company, other than Permitted Liens;

(b) Each Group Company has withheld and properly paid to the appropriate Tax Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of Applicable Law;

(c) no Group Company (A) is party to or bound by any Tax Sharing Agreement, (B) has any outstanding Contracts, consents or waivers extending the statutory period of limitations applicable to the collection or assessment of any Taxes or (C) has agreed to any extension of time for filing any Tax Return which has not been filed (and, in each case, no request for such waiver, extension or agreement is currently pending);

(d) Section 3.16(d) of the Disclosure Schedule contains a complete list of all material audits, examinations and investigations with respect to Taxes or Tax Returns of the Group Companies that have been audited during the past three (3) years or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested;

(e) during the past three (3) years, no claim has been made by a Tax Authority in a jurisdiction where any Group Company does not file Tax Returns such Group Company is subject to Tax by that jurisdiction, except such claims that have been resolved;

(f) no Group Company has engaged in any “reportable transaction,” as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury Regulations;

(g) no Group Company (or Parent (or any of its Affiliates) as a result of the Transaction) will be required to include any material item of income in, or exclude any material item of deduction from taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period (other than as permitted under this Agreement), (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-United States Tax law) executed on or before the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received or deferred revenue accrued on or before the Closing Date, or (vi) intercompany transaction or excess loss accounts described in the Treasury Regulations under Code Section 1502 (or any similar provision of other Applicable Laws);

(h) no Group Company (i) is, nor has been, a member of an affiliated group (within the meaning of the Code or any similar group defined under similar or corresponding provision of state, local or non-United States

Tax Applicable Law) filing a consolidated federal Income Tax Return and (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-United States Tax Applicable Law), as a transferee or successor, by Contract (other than any customary commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or otherwise;

(i) no election has been made under applicable state or local income Tax Applicable Law by or with respect to any Group Company pursuant to which a Group Company will incur or otherwise be liable for any state or local income Tax Liability under applicable state or local income Tax Applicable Law that would have been borne (in whole or in part) by the direct or indirect equity owners of such Group Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75) (such Tax Liabilities, “PTET Liabilities”);

(j) no Group Company has adopted as a method of accounting or otherwise accounted for any advance payment or prepaid amount under (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under other Applicable Law), (ii) the method described in Section 451(c)(1)(B) of the Code (or any similar method under Applicable Law), or (iii) the method described in Treasury Regulation Section 1.451-8(c) (or any similar method under Applicable Law);

(k) no Group Company is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment (within the meaning of any applicable Tax treaty) or other place of business or (ii) having a source of income in that jurisdiction;

(l) each Group Company has been at all times properly treated as a partnership or a disregarded entity for all applicable Tax purposes, other than those entities set forth in Section 3.16(l) of the Disclosure Schedule;

(m) none of the intangible assets, as defined by Section 197(f)(9) of the Code, of any Group Company are subject to the anti-churning rules of Section 197(f) of the Code;

(n) no Group Company has claimed the “employee retention credit” within the meaning of Section 2301 of the CARES Act;

(o) each Group Company has complied in all material respects with escheat Applicable Laws;

(p) Section 3.16(p) of the Disclosure Schedule contains a list of the U.S. federal income tax treatment of each Group Company; and

(q) each Group Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.

Section 3.17 Brokers. Except for fees payable to the Investment Advisor, no Group Company has any liability to pay, and no Person is or will be entitled to, any finders or other fees, costs, commissions or transaction bonuses to any broker, finder, investment banker or similar agent with respect to the Transactions or any similar or related transaction (including the Pre-Closing Restructuring).

Section 3.18 Real and Personal Property.

(a) No Group Company owns (or has ever owned) any right, title or interest in a parcel of real property other than the leasehold estates created by the Leases.

(b) Section 3.18(b) of the Disclosure Schedule sets forth a complete and correct address for each Leased Real Property and a description of each Lease for the Leased Real Property, including, for each Lease, the identity of the applicable Group Company that is the lessee or sublessee, as applicable, thereunder (referred to in this Section 3.18 as a “Lessee”) and the identity of the landlord, current monthly base rent and the expiration date. The Partnership has made available to Parent complete and correct copies of each Lease set forth on Section 3.18(b) of the Disclosure Schedule, and none of such Leases has been modified, amended or extended in any respect, except to the extent that such modifications, amendments or extensions are disclosed in the copies made available to Parent. The Leased Real Property is sufficient for the operation of the business conducted thereon.

(c) Except as set forth on Section 3.18(c) of the Disclosure Schedule, with respect to each Lease for the Leased Real Property:

(i) each such Lease is valid and binding on the applicable Group Company and is in full force and effect, subject to the due authorization of the other party thereto, and has been authorized and/or consented to by any Person or Governmental Entity whose authorization or consent may be required;

(ii) the applicable Group Company’s possession and quiet enjoyment of the Leased Real Property under the applicable Lease has not been disturbed and, to the Partnership’s Knowledge, there are no disputes with respect to such Lease;

(iii) the applicable Group Company has not assigned, subleased, sublicensed, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property under the applicable Lease or any portion thereon;

(iv) no Lessee has collaterally assigned or granted any security interest in any such Lease to which it is a party;

(v) the Lessee and, to the Partnership’s Knowledge, the landlords or other parties leasing the Leased Real Property under the applicable Lease to such Lessee are not in violation of or default in any material respect of any of the Leases for such Leased Real Property, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(vi) no Group Company owes any brokerage commissions or finder’s fees with respect to any Lease;

(vii) the other party to each Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Group Company;

(viii) to the Partnership’s Knowledge, the Leased Real Property is fully licensed, permitted and authorized for the operation of the business conducted thereon by the Group Companies under all Applicable Laws relating to the conduct of such business thereon (including, without limitation, all zoning restrictions, land use requirements and private use restrictions); and

(ix) to the Partnership’s Knowledge, (i) no work has been performed on any parcel of Leased Real Property at the request of any Group Company within one hundred twenty (120) days of the date hereof for which a mechanic’s lien could be filed; (ii) there are no mechanics’ liens affecting any parcel of Leased Real Property; and (iii) there are no outstanding capital improvements or landlord repairs in connection with any parcel of Leased Real Property.

(d) The Group Companies (prior to and after giving effect to the Pre-Closing Restructuring) have good title to, or a valid leasehold interest in, all items of tangible personal property reflected in the Latest Financial Statements as owned or leased by the Group Companies free and clear of any Liens. Immediately following the Pre-Closing Restructuring: (i) except as identified on Section 3.18(d)(i) of the Disclosure Schedule, MAG or its

Subsidiaries will have good title to, or a valid leasehold interest in, all items of tangible personal property reflected in the Latest Financial Statements as owned or leased by the Group Companies, free and clear of any Liens and (ii) except as identified in Section 3.18(d)(ii) of the Disclosure Schedule, M Attest Co will have good title to, or a valid leasehold interest in, all items of tangible personal property reflected in the Latest Financial Statements that is used in or necessary for the Attest Business, free and clear of any Liens.

Section 3.19 Transactions with Affiliates. Except for the transactions contemplated by the Pre-Closing Restructuring and as set forth on Section 3.19 of the Disclosure Schedule or for employment benefit and similar arrangements set forth in Section 3.19 of the Disclosure Schedule, in each case entered into with any Group Company in the ordinary course of business, no Affiliate of any Group Company (other than another Group Company) nor any current or former officer, equityholder or executive committee member of any Group Company, nor to the Partnership’s Knowledge, any individual related by blood, marriage or adoption by the foregoing Persons, (a) is party to any Contract with any Group Company, (b) has any financial interest in any asset or property used by any Group Company in the operation of its business or (c) is, or has any material financial interest in, or is a director or officer of, any Person that is a supplier, client, lessor, lessee or has a material business relationship of a Group Company, other than investments in mutual funds or publicly traded corporations.

Section 3.20 Customers; Suppliers. Section 3.20(a)(i) of the Disclosure Schedule sets forth, for the twelve (12) month period ended December 31, 2023 and for the six (6) month period ended June 30, 2024, a complete and correct list of the fifty (50) largest customers (based on approximate total fees attributable to such customers during the applicable period) (“Material Customers”) and the twenty-five (25) largest third-party suppliers of the Group Companies, excluding insurance providers, landlords and professional service providers (such as lawyers and accountants), based on the total amount purchased from such supplier during the applicable period (“Material Suppliers”). Except as set forth on Section 3.20(a)(ii) of the Disclosure Schedule, in the last twelve (12) months, (i) no Material Customer has materially reduced or materially altered (in a manner adverse to any Group Company) its relationship or the terms of its business with any Group Company, (ii) no Material Supplier has materially reduced or materially altered (in a manner adverse to any Group Company) its relationship or the terms of its business with any Group Company, (iii) no Group Company has received any written or, to the Partnership’s Knowledge, oral notice from any Material Supplier of any termination, material reduction or material alteration (in a manner adverse to any Group Company) in such Material Supplier’s relationship with any Group Company or that any Material Supplier intends to terminate, materially reduce or materially alter (in a manner adverse to any Group Company) its relationship with any Group Company, (iv) no Group Company has received any written or, to the Partnership’s Knowledge, oral notice from any Material Customer of any termination of such Material Customer’s relationship with any Group Company or that any Material Customer intends to terminate its relationship with any Group Company, (v) no Group Company has received written notice from a Material Customer of a material claim, dispute or controversy with such Material Customer, and (vi) no Group Company has received written notice from a Material Supplier of a material claim, dispute or controversy with such Material Supplier.

Section 3.21 International Trade and Anti-Corruption.

(a) Each Group Company and the Owners, directors, members, officers or, to the Partnership’s Knowledge, employees or agents and other third party representatives of each Group Company (i) are in material compliance in all respects and have, during the Reference Period, complied in all respects, with all Anti-Corruption Laws, and (ii) have not offered, given or agreed to or accepted or agreed to accept, to give anything of value, directly or indirectly, to or from any official, employee or agent of any Governmental Entity, any Person acting on behalf of a Governmental Entity in an official or unofficial capacity, elected officials, political party officials, candidates for political office or senior political figures or to any other Person, in each case, in material violation of Anti-Corruption Laws.

(b) During the Reference Period, (i) no Group Company nor any director, officer or, to the Partnership’s Knowledge, employee or agent or other third party representative of any Group Company has been,

or has, in violation of any Applicable Law, engaged in any dealings with or for the benefit of any Person that has been at the time of such dealings (x) the subject or target of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any other equivalent U.S. or non-U.S. Governmental Entity (collectively, “Sanctions”), or (y) located in, organized in, or a resident of any country or territory subject to, or the government of which is subject to, Sanctions, including Cuba, Iran, North Korea, Syria, Venezuela or the Donetsk, Luhansk, the Crimea regions of Ukraine or the Russian Federation, except as set forth in Section 3.21(b) of the Disclosure Schedule; and (ii) each Group Company and, to the Partnership’s Knowledge, the directors, members, officers, employees, agents and other third party representatives of each Group Company have been in material compliance with Sanctions, export controls, and anti-boycott Applicable Laws, including those administered by the U.S. Department of Commerce, OFAC, and import controls, including valuation, classification, and duty treatment requirements of imported merchandise and other U.S. import laws administered by U.S. Customs and Border Protection (collectively, “Trade Control Laws”).

(c) No Group Company nor any Owner, director, officer or, to the Partnership’s Knowledge, employee or agent or other third party representative of a Group Company, during the Reference Period, have been the subject of any investigation, inquiry, Action or Proceedings by any Governmental Entity regarding any actual, alleged or potential violation or wrongdoing related to any Anti-Corruption Laws or Trade Control Laws, and no such investigation, inquiry, Action or Proceeding is currently pending, or to the Partnership’s Knowledge, threatened.

Section 3.22 Certain Payments. Neither a Group Company, nor any of their Owners, officers, directors or employees, and to the Partnership’s Knowledge, their agents and third-party representatives, have, in the past three (3) years, in connection with or relating to the business of the Group Companies, (a) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation; (b) made any voluntary or involuntary disclosure to a Governmental Entity; or (c) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Anti-Corruption Laws.

Section 3.23 Government Contracts. No Group Company has (a) breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on Government Contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. Each Group Company has established and maintains adequate internal controls for compliance with its Government Contracts. All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by any Group Company were current, accurate and correct complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with any Group Company’s Government Contracts. To the Partnership’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Partnership’s or any of the Partnership Subsidiaries’ Government Contracts.

Section 3.24 Sufficiency of Assets; Attest Business.

(a) Upon the occurrence of the Pre-Closing Restructuring, the Partnership will have transferred to MAG all of the Partnership’s rights, title and interest in and to all of the Partnership’s assets and properties of every kind and description, real, personal and mixed, tangible and intangible, and wherever situated, including such other assets and properties and the Equity Interests in all of the Partnership’s Subsidiaries and the JV Entities described in the Contribution Agreement other than the Exclusive Attest Assets (the “Non-Attest Assets”). The Non-Attest Assets constitute in all material respects all properties and assets (whether tangible or intangible, real or personal) relating to, used in or necessary for the Non-Attest Business. The Partnership and its Subsidiaries for which the Equity Interests are being contributed to MAG pursuant to the Pre-Closing Restructuring owns all right, title and interest (legal and/or beneficial) in and to, and has good, valid and marketable title to or a valid leasehold or license interest in all of the Non-Attest Assets free and clear of any Lien that would restrict the Partnership’s ability to transfer the Non-Attest Assets or such Equity Interests as contemplated hereunder. The Partnership has full rights and authority to transfer and assign the Non-Attest Assets to MAG.

(b) Upon the occurrence of the Pre-Closing Restructuring, the Partnership will have transferred to M Attest Co all of the Exclusive Attest Assets. The Partnership and its Subsidiaries for which the Equity Interests are being contributed to M Attest Co pursuant to the Pre-Closing Restructuring own all right, title and interest (legal and/or beneficial) in and to, and has good, valid and marketable title to or a valid leasehold or license interest in all of the Exclusive Attest Assets free and clear of any Lien that would restrict the Partnership’s ability to transfer the Exclusive Attest Assets or such Equity Interests as contemplated hereunder. The Partnership has full rights and authority to transfer and assign the Exclusive Attest Assets to M Attest Co. No Affiliate of the Partnership, other than the Marcum Asia Subsidiary, is engaged in the Attest Business, and no Person other than the Partnership holds, nor, other than M Attest Co after giving effect to the Pre-Closing Restructuring will hold, any right, title or interest in the Exclusive Attest Assets.

Section 3.25 Information Supplied. None of the information supplied or to be supplied by a Group Company with respect to a Group Company for inclusion in the Information Statement, the Proxy Statement or the Offering Documents will, with respect to the Information Statement, as the time of the Partnership Meeting, with respect to the Proxy Statement, as of the date it is first mailed to Parent Stockholders and, with respect to the Offering Documents, as of the pricing and closing of any Debt Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.26 Accredited Investor Status. Except as set forth in Section 3.26 of the Disclosure Schedule, each Owner had annual income from the Partnership in excess of $200,000 for each of the two (2) most recent years (or, to the extent an Owner was not an Owner or otherwise employed by the Partnership for each of the two (2) most recent years, for such time period that the Owner was an Owner or otherwise employed by the Partnership) and the Partnership does not expect that any Owner will have an annual income less than $200,000 in the current year.

Section 3.27 Books of Account; Records. The general ledgers, ownership record books, minute books and other records relating to the assets, properties, Contracts and outstanding legal obligations of each Group Company are complete and correct in all material respects and have been maintained in accordance with good business practices, and the matters contained therein are appropriate and, to the extent required by that Group Company’s historical accounting practices, accurately reflected in the Financial Statements. The Partnership has made available to Parent true and complete copies in all material respects of all client lists relating to any segment or component of the Business.

Section 3.28 Independence Issues. Neither a Group Company, nor any Owner, contract partner, contract principal or employee of a Group Company:

(a) owns, or any time over the last five (5) years owned, directly or indirectly, any Equity Interest or other ownership interest in any Person, the ownership of which impairs or, at any time during the Reference Period impaired, the independence of a Group Company with respect to any client of a Group Company, or has taken any action to otherwise cause an impairment of the independence of a Group Company with respect to any client of a Group Company; or

(b) owns, directly or indirectly, any Equity Interest or other ownership interest in any Person, the ownership of which impairs the independence of any Parent Affiliated Company or M Attest Co with respect to any client of a Group Company, any Parent Affiliated Company or M Attest Co, which representation is made to the Partnership’s Knowledge and the knowledge of the Owners based upon the information that has been provided by M Attest Co.

Each Owner acknowledges that (i) M Attest Co performs services for and on behalf of certain employee benefit plan sponsors, (ii) M Attest Co maintains a restricted entity list containing the names of such clients and (iii) if such Owner becomes a holder of equity in M Attest Co, such Owner may not own any interest in any entity on such restricted entity list. For the purposes of this Agreement, “independence” shall have the meaning defined by any applicable standard established by any Governmental Entity.

Section 3.29 Acknowledgment and Representations by the Partnership and MAG.

(a) Each of the Partnership and MAG is an informed and sophisticated Person, and has engaged expert advisors experienced in the types of transactions as contemplated hereunder. In making its determination to proceed with the Transactions, the Partnership and MAG have relied solely on the results of their and their respective Representatives’ own independent investigation and the representations and warranties of Parent and Merger Sub expressly and specifically set forth in Article 4 and in any Ancillary Document.

(b) The Partnership (on behalf of itself, MAG, the Owners and their respective Affiliates) acknowledges that, other than as expressly set forth in Article 4, in any Ancillary Document or in the certificates or other instruments delivered pursuant to Section 2.3(b), none of Parent, Merger Sub or any of any of their respective stockholders, equityholders, agents or Representatives or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to the Partnership, the Owners or any of their respective agents or Representatives or any other Person acting on their behalf.

Section 3.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4, IN ANY ANCILLARY DOCUMENT OR A PARENT CLOSING CERTIFICATE, THE PARTNERSHIP EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND THE PARTNERSHIP AND THE OWNERS SHALL RELY SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB SET FORTH IN ARTICLE 4, IN ANY ANCILLARY DOCUMENT OR A PARENT CLOSING CERTIFICATE.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in SEC Reports filed or furnished by Parent with the SEC since January 1, 2022 (but (i) excluding any disclosure contained in any such SEC Reports under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar headings (other than any historical, factual information contained within such headings, disclosures or statements) and (ii) without giving effect to any amendment thereof or supplement thereto filed with, or furnished to the SEC on or after the date hereof) but only to the extent (A) such SEC Reports are publicly available on the SEC’s EDGAR website not less than two (2) Business Days prior to the date of this Agreement and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties is reasonably apparent on the face of such disclosure or (b) as disclosed in the Disclosure Schedule, as a material inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Partnership as follows:

Section 4.1 Organization. Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and/or Merger Sub is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and/or Merger Sub is a party will be) duly authorized by all necessary action on the part of Parent and/or Merger Sub, subject to obtaining Parent Stockholder Approval. Other than the Parent Stockholder Approval, no proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date hereof, the Board, at a meeting duly called and held, has (a) approved and declared advisable this Agreement and the Transactions, including the Securities Issuances and (b) resolved to recommend that the Parent Stockholders approve the Securities Issuances (such recommendation described in clause (b), the “Board Recommendation”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock necessary to approve the Securities Issuance. This Agreement has been (and the Ancillary Documents to which Parent or Merger Sub is a party will be) duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub is a party will be duly authorized, executed and delivered by the other parties hereto and thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violations. Except for (a) receipt of the Parent Stockholder Approval, (b) filings that may be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Applicable Laws or Takeover Laws, (c) compliance with and filings under the HSR Act, (d) the filing of the Certificate of Merger and (e) the filing with the SEC of (i) a proxy statement in preliminary and definitive (the “Proxy Statement”) form relating to the Parent Stockholder Meeting to be held for the purposes of obtaining the Parent Stockholder Approval and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions: (i) assuming the truth and accuracy of the representations and warranties of the Partnership and MAG contained in Section 3.5, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance by Parent and Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub is a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub is or will be a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (A) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents; (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound; or (C) violate any Order of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets or Applicable Law, except in the case of clauses (B) and (C) above, for violations which would not prevent or materially impair or delay (i) the Parent and Merger Sub’s ability to perform its obligations under this Agreement and the Ancillary Documents to which Parent or Merger Sub is or will be a party or (ii) the consummation of the Merger and the other transactions contemplated hereby by the Parent and Merger Sub.

Section 4.4 Litigation. There is no Action pending or, to the knowledge of Parent or Merger Sub or any of their respective Affiliates, threatened in writing or under investigation against Parent or Merger Sub before any Governmental Entity that would prevent or delay the ability of Parent and Merger Sub to effect the Transactions. Neither Parent nor Merger Sub is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to prevent or delay the ability of Parent or Merger Sub to effect the transactions contemplated by this Agreement.

Section 4.5 Brokers. Except for fees payable to Perella Weinberg Partners, neither Parent nor Merger Sub has any liability to pay, and no Person is or will be entitled to, any finders or other fees, costs, commissions or transaction bonuses to any broker, finder, investment banker or similar agent with respect to the Transactions or any similar or related transaction (including the Pre-Closing Restructuring).

Section 4.6 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Transactions.

Section 4.7 U.S. Persons. None of the transactions completed hereby or in the Ancillary Documents, including the Merger, is a “covered transaction” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof codified at 31 C.F.R. Part 800) or a “pilot program covered transaction” (as defined by Section 1727(c) of the Foreign Risk Review Modernization Act of 2018, including implementing regulations thereof codified at 31 C.F.R. Part 801).

Section 4.8 Parent Entity. As of the date hereof, and at all times prior to the Closing, Parent is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act) of Parent and Merger Sub.

Section 4.9 SEC Reports; Financial Statements.

(a) Since January 1, 2022, Parent has timely filed or furnished all registration statements, proxy statements, certifications and other forms, reports, statements, schedules and other documents with the U.S. Securities and Exchange Commission (the “SEC”), including all exhibits, amendments and supplements thereto (the “SEC Reports”), or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of each of its respective dates, each SEC Report has complied in all material respects with the requirements of the Exchange Act. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent and its consolidated Subsidiaries included in the SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and all other applicable accounting requirements as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements (i) have been prepared in all material respects in accordance with GAAP applicable to such financial statements applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) Except as disclosed in SEC Reports filed prior to the date hereof, from the date of the most recent consolidated balance sheet of Parent and its Subsidiaries that is disclosed in the SEC Reports through the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Funds. Assuming receipt of the proceeds of the Debt Financing, Parent will have on the Closing Date sufficient unrestricted cash on hand to pay the aggregate Per Unit Cash Amount and all of Parent’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.

Section 4.11 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists solely of 250,000,000 shares of Parent Stock. As of the date of this Agreement, (i) 50,161,633 shares of Parent Stock are issued and outstanding, (ii) 87,743,679 shares of Parent Stock are issued and held in treasury of Parent, and (iii) 592,592 shares of Parent Stock are reserved for issuance upon settlement or exercise of previously issued restricted stock units (the “Parent RSUs”), performance units (the “Parent PUs”) and options (the “Parent Options”) under any Parent stock incentive plans. All issued and outstanding shares of Parent Stock, and all shares that may be issued or granted pursuant to the exercise of the Parent Options or upon the vesting of the Parent PUs and Parent RSUs are or will be fully paid and non-assessable, and were not and will not be issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights.

(b) Except as set forth in Section 4.11(a), as of the date of this Agreement, there are no outstanding or authorized: (i) options, profit interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to (1) issue, transfer, sell, or make any payment with respect to any shares of capital stock or other equity or voting interest in, Parent or any of its Subsidiaries or securities convertible into, exchangeable for, exercisable for, or that correspond to, such shares or equity or voting interests, (2) grant, extend or enter into any agreement or arrangement related to any the same or any such equity securities, or (3) any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and except for securities issued pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Stock, (ii) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Stock or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, except as required by the terms of any employee or director options or other stock based awards, or (iii) voting trusts or similar agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Parent Stock or other equity interest of Parent or any of its Subsidiaries.

(c) Neither Parent nor any Subsidiary of Parent has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity interests of Parent.

(e) From April 17, 2024 until the date of this Agreement, Parent has not effected a repurchase of any shares of Parent Stock under the Share Repurchase Program authorized by the Board on February 7, 2024.

Section 4.12 Issuance of Parent Stock Consideration. The shares of Parent Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid, non-assessable and not subject to any preemptive rights, and will be free and clear of all Liens and restrictions other than the restrictions imposed by applicable federal and state securities Laws and the Support Agreement. Assuming the accuracy of the representations and warranties of the Partnership contained in this Agreement and of each Owner in such Owner’s Letter of Transmittal and of the information provided by the

Owners in the Letters of Transmittal, the sale and issuance of the Parent Stock Consideration pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Section 4.13 Internal Controls and Procedures.

(a) Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with the authorizations of management and the directors of Parent; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could be material to Parent’s financial statements; and (iv) provide reasonable assurance that the interactive data in extensible business reporting language incorporated by reference in the SEC Reports fairly presents the required information in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(b) Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter.

Section 4.14 Financing. As of the date of this Agreement, Parent and Merger Sub have received and accepted an executed debt commitment letter, dated as of the date of this Agreement, including all annexes, exhibits, schedules and other attachments thereto (collectively, the “Debt Commitment Letter”), from Bank of America, N.A. and BofA Securities, Inc. (together with any lenders, agents, arrangers or other parties providing commitments or otherwise party thereto, collectively, the “Debt Financing Sources”), pursuant to which such Debt Financing Sources have committed, subject only to the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter (as defined below), to provide to Parent and Merger Sub the Debt Financing and providing all of the terms and conditions upon which the Debt Financing Sources have committed to provide the Debt Financing. Parent and Merger Sub have also received and accepted an executed fee letter that relates to the Debt Financing (the “Fee Letter”). A complete copy of the Debt Commitment Letter and the Fee Letter, which Fee Letter may be redacted to remove fees, pricing flex and other economic or similar terms or any other provision thereof relating to the terms not affecting conditionality as may be reasonably required by the Debt Financing Sources party thereto, have been provided to the Partnership on or prior to the date hereof. Parent and Merger Sub have fully paid, or caused to be paid, any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by Parent and/or Merger Sub on or before the date of this Agreement. The execution and delivery of the Debt Commitment Letter and the Fee Letter by Parent, Merger Sub and each other Person party thereto, have been duly and validly authorized by all requisite action by Parent and Merger Sub and, to the knowledge of Parent, each other Person party thereto. Each of the Debt Commitment Letter and the Fee Letter is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, each other Person party thereto, enforceable against Parent and Merger Sub, in each case, in accordance with its terms. As of the date of this Agreement, the Debt Commitment Letter and the Fee Letter and the commitments and agreements contemplated thereunder are valid and in full force and effect and have not been withdrawn, terminated, repudiated, rescinded, supplemented or otherwise amended or modified (except for any supplements, amendments or modifications made available to the Partnership). The Debt Financing (both before and after giving effect to all “market flex” provisions set forth in the Debt Commitment Letter and Fee Letter as if the modifications contemplated by such provisions had been implemented to the maximum extent contemplated thereunder) is sufficient for Parent and Merger Sub to satisfy all of the payment obligations of Parent and Merger Sub under this Agreement, including to pay in full the Closing payments as set forth in Section 2.10 and related fees and expenses to be incurred by Parent and Merger Sub in connection therewith and for the other purposes set forth herein. The Debt Commitment Letter and the Fee Letter constitute the entire and complete agreement among the parties thereto with respect to the transactions contemplated thereby and the financing for the Transactions, and, except as expressly set forth in the Debt Commitment Letter and the Fee Letter, there are no (i) conditions to the obligations of the Debt Financing Sources to fund the Debt Financing at Closing, or (ii) contractual contingencies or other provisions under any agreement (including any side letters, arrangements, understandings or other agreements (written or oral)) relating to the Transactions that (A) permit the Debt Financing Sources to reduce, restrict or limit the total amount of the Debt Financing below the amount required to fund the Transaction Consideration or impose any additional conditions to the funding of the Debt Financing at Closing, or (B) otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Debt Financing.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by Parent with respect to Parent for inclusion in the Information Statement, the Proxy Statement or the Offering Documents will, with respect to the Information Statement, as the time of the Partnership Meeting, with respect to the Proxy Statement, as of the date it is first mailed to Parent Stockholders and, with respect to the Offering Documents, as of the pricing and closing of any Debt Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.16 Acknowledgment and Representations by Parent and Merger Sub.

(a) Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Group Companies as contemplated hereunder. In making their determination to proceed with the Transactions, Parent and Merger Sub have relied solely on the results of their and their respective Representatives’ own independent investigation and the representations and warranties of the Partnership and MAG expressly and specifically set forth in Article 3 and in any Ancillary Document.

(b) Parent and Merger Sub (on behalf of themselves and their Affiliates) acknowledge that, other than as expressly set forth in Article 3, in an Ancillary Document or in the certificates or other instruments delivered pursuant to Section 2.3(a), none of the Group Companies or any of their respective stockholders, equityholders, agents or Representatives or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective agents or Representatives or any other Person acting on their behalf.

Section 4.17 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, AN ANCILLARY DOCUMENT OR A PARTNERSHIP CLOSING CERTIFICATE, PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, ANY ANCILLARY DOCUMENT OR A PARTNERSHIP CLOSING CERTIFICATE.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Partnership. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Partnership shall (and shall cause each of its Subsidiaries and use its commercially reasonable efforts to cause the JV Entities to) conduct its businesses in the ordinary course of business in all material respects consistent with past practices, and, subject to the requirements of this Agreement, to use commercially reasonable efforts to preserve its business and all of its material assets and properties (real and personal), including remediating any damage in accordance with past practice, to keep available the services of its Partners, Principal Shareholders, Principals and employees, and to maintain in all material respects its current relations and goodwill with its clients, customers, suppliers, vendors and other Persons having material business relationships with the Partnership and its Subsidiaries or the JV Entities. Notwithstanding the foregoing, during the Interim Period, except as otherwise expressly contemplated by this Agreement (including with respect to the Pre-Closing Restructuring or the Debt Financing), as consented to by Parent in writing or as set forth in Schedule 5.1, the Partnership shall not and shall cause its Subsidiaries and use its commercially reasonable efforts to cause the JV Entities to not (i) take any other action (or fail to take any action) that would require disclosure on Sections 3.7(b) – (t) of the Disclosure Schedule (disregarding for such purposes any materiality qualifier set forth therein) if such action (or such failure to take any action) occurred after the Latest Balance Sheet Date and prior to the date hereof, (ii) make any payment of Undistributed Earnings except in the ordinary course of business consistent with past practice (including with respect to timing and amount), (iii) except in connection with the Pre-Closing Restructuring, transfer or distribute any of its assets, (iv) following the Pre-Closing Restructuring, permit MAG to transfer or distribute any assets or liabilities contributed to MAG in connection with the Pre-Closing Restructuring, (v) amend, restate or otherwise modify any of their respective Governing Documents (including the Partnership Agreement or the amended and restated limited liability company agreement of MAG), (vi) enter into, continue or participate in any negotiations, discussions or Contract with any Person relating to any potential acquisition, whether by merger or consolidation, by purchase or sale of assets or equity securities or similar transaction or business combination, (vii) enter into any Contract with an Excluded Subsidiary, (viii) enter into any Contract (A) pursuant to which any Group Company is required or reasonably expects to make aggregate payments in excess of $500,000 and (B) which has a term that ends after a reasonable estimate of the Closing Date or (ix) except for the transactions contemplated by the Pre-Closing Restructuring, as otherwise contemplated by this Agreement and Contracts or financial interests not in effect on the Closing Date, enter into any Contract or transaction with an Affiliate or executive member of any Group Company that would be required to be disclosed on Section 3.19 of the Disclosure Schedule if such Contract or financial interest were in effect on the date hereof or amend, modify or restate in any material respect any Contract listed in Section 3.19 of the Disclosure Schedule. The Partnership shall: (1) make such contributions to the Marcum LLP 401(k) Plan, including transferring amounts representing voluntary contributions by participants thereunder, as are required by Applicable Law and the terms of the plan, through the payroll period which includes September 30, 2024 and (2) prior to the Closing, make an allocation of Partnership Units to each of its non-equity partners and terminate each agreement between such non-equity partner and the Partnership.

Section 5.2 Access to Information; Delivery of Financial Statements; Third-Party Consents.

(a) During the Interim Period, upon reasonable notice, subject to permissibility under Applicable Law and restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Partnership shall, and shall cause the officers, employees and other representatives of the Group Companies to, provide, upon reasonable prior written request, to Parent and Merger Sub and their authorized Representatives during normal business hours reasonable access to all books and records of the Group Companies for the periods prior to the Closing Date (in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) and otherwise shall cooperate with Parent in connection with Parent’s integration planning and respond in a timely manner to all reasonable information requests of Parent; provided, that Parent and Merger Sub and their authorized Representatives will comply with all applicable safety rules and reasonable controls during such access. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth in this Agreement, no Group Company or any of its respective Affiliates shall be required to disclose to Parent, Merger Sub or any of their respective Representatives any information (i) if doing so would reasonably be expected to violate any fiduciary duty, Applicable Law or existing Contract to which any Group Company or any Affiliate is a party or is subject; (ii) which would reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges; or (iii) if any Group Company reasonably determines that such information should not be disclosed due to its competitively sensitive nature (including methodologies, know-how or other proprietary knowledge of the Group Companies). The Partnership may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by Parent (which Persons must be reasonably acceptable to the Partnership).

(b) Until the Closing Date, the Partnership will cause to be delivered to Parent (i) monthly unaudited financial statements consisting of the balance sheet of the Group Companies, on a consolidated basis, as at each month end following the date hereof, and the related consolidated statements of income for the period then ended, no later than the twentieth (20th) day after such prior month end, and (ii) quarterly unaudited financial statements consisting of the balance sheet of the Group Companies, on a consolidated basis, as at the end of each March, June, September and December following the date hereof, and the related consolidated statements of income for the period then end, no later than the forty-fifth (45th) day following the end of each such quarterly period.

(c) If the assignment of any of the Assigned Assets (as defined in the Contribution Agreement) without the consent, approval or authorization (a “Consent”) of a Person, would (i) constitute a breach, default, violation or other contravention of the rights of such Person, or (ii) would be ineffective with respect to any Person to an agreement concerning such asset, claim or right, then, at Parent’s request made at any time during the Interim Period, the Partnership shall use its commercially reasonable efforts to secure such Consent as promptly as practicable after such request, which Consent may be conditioned upon the consummation of the Transactions.

Section 5.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Partnership shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and obtaining consents of all Governmental Entities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby). Notwithstanding the foregoing, each of Parent, Merger Sub and the Partnership shall use its reasonable best efforts, as determined by the Partnership and/or the Owner Representative, to obtain consents, waivers and approvals of all Governmental Entities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, but excluding fees and expenses of the Partnership’s advisors and representatives (the “Antitrust Filing Fees”), shall be borne by Parent. Notwithstanding anything to the contrary herein, Parent shall not be required to make a filing pursuant to the HSR Act until the Partnership shall have obtained the Minimum Partnership Approval. Within five (5) Business Days after the Partnership provides Parent with evidence that the Minimum Partnership Approval is satisfied, or after Parent provides notice to the Partnership that it is waiving such requirement (which Parent may do in its sole discretion), each party shall make or cause to be made an appropriate filing, if necessary, pursuant to the HSR Act with respect to the Transaction. The parties shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Without limiting the foregoing, no party shall extend (or take any action that has or may have the effect of extending) any waiting period or timing under the HSR Act or any other Antitrust Law or enter into any agreement or understanding with any Governmental Entity, except with the prior written consent of each other party.

(b) In the event that any Action by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions or seeks to prohibit, prevent or restrict consummation of the Transactions under any applicable Antitrust Law or seeks damages in connection therewith, the Partnership shall cooperate in all respects with Parent and Merger Sub. Notwithstanding anything in this Agreement to the contrary, none of the Partnership, Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any Action, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the Transactions.

(c) Each of the parties, in connection with the Agreement and the Transactions, with respect to actions taken on or after the date hereof shall: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications from or with any Governmental Entity, except for the parties’ HSR filings; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed substantive written or oral communication with any Governmental Entity, except for the parties’ HSR filings; (iii) not participate in any substantive meeting, teleconference, or videoconference, or have any substantive communication with any Governmental Entity unless it has given the other a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iv) furnish the other’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to the Agreement; and (v) furnish the other’s outside legal counsel with such necessary information and reasonable assistance as the other’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. Subject to Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law. Any information required to be provided to the other party pursuant to this section may be redacted to prevent the disclosure of information related to the valuation of the Partnership and any party may reasonably designate any competitively sensitive information provided to another party as “outside counsel only.”

(d) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub agree to use commercially reasonable efforts to promptly eliminate each and every impediment under the HSR Act or applicable Antitrust Laws that may be asserted by any Governmental Entity so as to enable the parties to close the Transactions as promptly as possible; provided, however, that nothing in this Agreement shall require Parent, Merger Sub, or any of their respective Subsidiaries to, and the Partnership shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, dispose, or agree to sell, license or otherwise dispose of any assets, business, or portion of business of the Partnership, the Surviving Entity, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Partnership, the Surviving Entity, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Partnership, MAG, the Surviving Entity, Parent, Merger Sub, or any of their respective Subsidiaries; (vi) propose, take, or agree to, or otherwise take any actions that may limit the freedom of action of Parent, Merger Sub or any of their respective Subsidiaries to retain (A) one (1) or more of its assets, categories of assets, operations, customers or businesses; or (v) terminate, modify, amend or assign existing relationships and contractual rights and obligations; provided, that if requested by Parent, the Partnership will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Partnership in the event the Closing occurs.

Section 5.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights provided in the Governing Documents of the Partnership or its Subsidiaries in effect as of the date hereof or in any agreement listed on Schedule 5.4 (each, a “Listed Indemnity Agreement”) with respect to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (collectively, “Indemnity Provisions”), whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) in favor of each individual who at the Effective Time is, or at any time prior to the Effective Time was, (i) a director, manager, officer or employee of the Partnership or any of its Subsidiaries or (ii) serving as a director, manager, officer or employee of any other Person at the request of the Partnership or any of its Subsidiaries (each Person referred to in clause (i) or (ii), a “D&O Indemnified Person”) shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Effective Time. For a period of six (6) years after the Effective Time, (A) Parent shall not, and shall not permit the Surviving Entity or any of its Subsidiaries to, amend, repeal or modify any Indemnity Provision in the Surviving Entity’s or any of its respective Subsidiaries’ Governing Documents in a manner adverse, in any material respect, to the D&O Indemnified Persons with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Applicable Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Law and that no change, modification or amendment of any Indemnity Provisions may be made that will adversely affect, in any material respect, any such D&O Indemnified Person’s right thereto without the prior written consent of that D&O Indemnified Person and (B) Parent shall cause the Surviving Entity and its Subsidiaries to, maintain each Listed Indemnity Agreement in place.

(b) The Partnership shall cause the Surviving Entity as of the Effective Time to obtain, and Parent shall fully pay for, a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Partnership’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the existing D&O Insurance of the Partnership and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as such existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Parent shall cause the Surviving Entity to maintain such D&O Insurance in full force and effect for its full term.

(c) In the event that Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Entity, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.4.

(d) The indemnification provided pursuant to this Section 5.4 is limited to losses, costs and expenses not covered by the D&O Insurance.

(e) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.4 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by each

D&O Indemnified Person, his or her heirs and his or her executors, administrators and legal representatives, each of whom is an intended third-party beneficiary of this Section 5.4 and are in addition to, and not in substitution for, any other rights, including any rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.4 shall survive the consummation of the Merger.

Section 5.5 Exclusive Dealing. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Owner Representative and the Partnership will not, and will cause their respective Representatives not to, (a) execute any written agreement to enter into a Competing Transaction, (b) enter into, continue or participate in any negotiations or discussions with any potential third-party acquirer (other than Parent, Merger Sub and their Representatives) that would be reasonably expected to result in a Competing Transaction; (c) knowingly encourage, knowingly facilitate, initiate or solicit any Competing Transaction; or (d) provide confidential non-public information to any potential third-party acquirer (other than Parent, Merger Sub and their Representatives) to facilitate a Competing Transaction or provide or afford access to any Person to the properties, assets, officers or employees of any Group Company in connection with a Competing Transaction. The Partnership shall, and shall cause all of its Affiliates and its and their respective Representatives to, promptly (and in any event within five (5) Business Days of the date hereof) exercise any contractual rights available to any of them to cause each Person (other than Parent, Merger Sub and their Representatives) who received non-public financial or other confidential or proprietary information regarding the Group Companies in connection with any possible Competing Transaction to promptly return or destroy such information subject to and in accordance with any applicable non-disclosure or confidentiality agreement. Notwithstanding the foregoing, the Partnership may respond to any unsolicited proposal regarding a Competing Transaction by indicating that the Partnership is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction for as long as this Agreement remains in effect. In addition to the other obligations under this Section 5.5, the Partnership shall promptly (and in any event within three (3) Business Days after receipt thereof by the Partnership, the Group Companies or any of their respective Affiliates or Representatives) notify Parent orally and in writing of any request for information with respect to any Competing Transaction or any inquiry with respect to or which would reasonably be expected to lead to a Competing Transaction, including, as applicable, the material terms and conditions of such request or inquiry.

Section 5.6 Errors and Omissions, Employment Practices Liability and Cyber Tail Insurance. As of the Closing Date: (a) Parent shall cause the Partnership to be named as an additional insured pursuant to M Attest Co’s errors and omissions insurance policy for the Retained Engagements (as defined in the Administrative Services Agreement); (b) Parent shall cause the Partnership to be named as an additional insured pursuant to Parent’s employment practices liability and cyber insurance policy for the Retained Engagements and (c) the Partnership shall obtain a three (3) year fully paid up errors and omissions, employment practices liability and cyber tail insurance policy with coverage limits not less than the Partnership’s current errors and omissions, employment practices liability and cyber coverage and with other terms that are reasonably acceptable to Parent, naming the Surviving Entity and Parent as the insureds and M Attest Co as an additional insured (the “Tail Policy”). The Partnership shall deliver copies of all such policies to Parent. The premiums and other costs to obtain the tail policies described in this Section 5.6 will be paid by Parent. As needed, the Partnership will cooperate with M Attest Co to effectuate M Attest Co being named as an additional insured pursuant to the Tail Policy.

Section 5.7 Rule 144 Matters.

(a) Removal of Legend. In connection with a sale of shares of Parent Stock by an Owner in reliance on Rule 144, such Owner or its broker shall deliver to Parent’s transfer agent and Parent a broker representation letter providing to such transfer agent and Parent any information and representations Parent deems reasonably necessary to determine that such sale of the shares of Parent Stock is made in compliance with Rule 144. Upon receipt of such representation letter, Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Owner certificate or the book-entry account maintained by such transfer agent, including the legend set forth on Schedule II, and Parent shall bear all costs associated therewith. At such time as the shares of Parent Stock have been sold pursuant to an effective registration statement under the Securities Act or have been held by an Owner for more than six months if such Owner is not, and has not been in the preceding three months, an Affiliate of Parent (as defined in Rule 144), if the book-entry account or certificate for such shares of Parent Stock still bears the notation of the restrictive legend set forth on Schedule II, Parent agrees, upon request of such Owner or permitted assignee, to take all steps necessary to effect the removal of the legend set forth on Schedule II from the Parent Stock issued to such Owner as promptly as practicable following such request by such Owner, and Parent shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Owner or its permitted assignee provides to Parent any information and representations Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws (provided, however, that if at the time of such request, Parent does not comply with the current public information requirements of Rule 144(c), then Parent shall take all steps necessary to remove the legend promptly after the earlier of (i) the time when Parent does comply with the current public information requirements of Rule 144(c) and (ii) when the Owner has held the shares of Parent Stock for one year). Parent shall cooperate with an Owner to effect the removal of the legend referred to in Schedule II at any time such legend is no longer appropriate.

(b) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of Parent Stock to the public without registration, Parent agrees to use its commercially reasonable efforts to file with the SEC all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports, following the Closing Date until all the shares of Parent Stock held by Owners are eligible to be sold under Rule 144 without compliance with the condition set forth in Rule 144(c).

Section 5.8 Employee Matters.

(a) Parent or its Subsidiary shall offer employment on an at-will basis, effective as of 12:01 a.m. on the Closing Date to each Business Employee (each, a “Transferred Employee”); provided, that if any Transferred Employee is bound by an existing confidentiality/non-solicitation/non-disparagement/non-acceptance agreement with a Group Company immediately prior to the Closing, such agreement will be assigned by the applicable Group Company to Parent or its Subsidiary in connection with such entity’s offer of employment to such Transferred Employee. For a period of at least one (1) year following the Closing Date or, if shorter, during any period of employment, Parent shall, or shall cause one of its Subsidiaries (including, after the Closing, the Partnership) to, provide to each Transferred Employee (other than with respect to any Owner) the base salary or hourly wages that are no less than those provided to such Transferred Employees immediately prior to the Closing; provided that any increase in base salary or hourly wages during the Interim Period (other than increases in the ordinary course and consistent with past practice effective as or about September 1, 2024) has been approved in writing by Parent. Until December 31, 2025, Parent shall continue the coverage of the Transferred Employees under the Company Plans identified on Schedule 5.8(a), subject to the conditions set forth on such Schedule. In addition, Parent shall continue the Company Plans providing paid time off until December 31, 2024 and Transferred Employees shall be credited with all of their accrued paid time off as of immediately prior to the Closing Date for purposes of such Company Plans; provided, however, that Transferred Employees shall only be permitted to carry over up to 40 hours of accrued, unused paid time off into 2025. Effective as of the Closing Date, any Transferred Employee that meets the eligibility requirements of the CBIZ, Inc Retirement Savings Plan (“Parent 401(k) Plan”) shall have the opportunity to participate in the Parent 401(k) Plan. For purposes of determining eligibility and vesting, any Transferred Employee shall be credited with all of their service with the Partnership. Notwithstanding the foregoing, subject to the Partnership’s compliance with the covenant in clause (1) in the last sentence in Section 5.1, in accordance with the Marcum LLP 401(k) Plan, within 30 days after the Transaction Consideration is finally determined pursuant to Section 2.10(e), Parent shall cause all employer contributions due to the Marcum LLP 401(k) Plan with respect to 2024, but only to the extent such contributions have been accrued as a current liability and taken into account in the calculation of Net Working Capital, to be made. In the Interim Period, Parent, with the cooperation of the Partnership, shall review the economic impact to

Transferred Employees, if any, of transferring to the Parent 401(k) Plan at Closing. The review will be based on the Transferred Employees contribution schedule and other relevant factors related to contributions by the Partnership in place as of July 31, 2024. For any Transferred Employee that is negatively impacted economically by transferring to the Parent 401(k) Plan, effective as of the Closing Date, such Transferred Employee shall receive a one-time increase to his or her base salary or hourly wage, as applicable, equivalent to the economic impact as determined by Parent. At the end of 2025, Parent will review the economic impact in total, if any, to Transferred Employees, related to the 2026 benefit plans to be offered by Parent and consider that as part of its analysis when setting compensation for 2026.

(b) Each of the Owners will be engaged by Parent or its Subsidiaries (including, after the Closing, the Partnership) as a “Managing Director” or “Director” in title; provided, however, that the parties acknowledge and agree that the terms of employment of such individuals by Parent (or, after the Closing, the Partnership), including the compensation and benefits amounts and structure, may vary among such individuals. For calendar year 2025, Parent shall establish a compensation pool for Owners that is determined in accordance with Schedule 5.8(b).

(c) Parent will recognize, and will cause insurance carriers to recognize, the prior service with a Group Company of each Transferred Employee for all purposes, including without limitations, for purposes of eligibility to participate, vesting and determination of level of benefits with respect to any employee benefit plan, policy, program or arrangement of Parent or any of its Subsidiaries (including, after the Closing, the Partnership) for which any Transferred Employee becomes eligible (but not to the extent that such recognition would result in duplication of benefits).

(d) For purposes of determining the number of vacation and paid time off days to which each Transferred Employee shall be entitled during the 2024 calendar year, Parent shall, or shall cause one of its Subsidiaries (including, after the Closing, the Partnership) to, assume and honor all vacation and paid time off days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date. To the extent that a Transferred Employee is entitled under any Applicable Law or any policy of the Partnership or any Group Company to be paid for any vacation or paid time off days accrued or earned but not yet taken by such Transferred Employee to the extent not yet taken as of the Closing Date, Parent shall discharge the liability for such vacation or paid time off days to the extent such liability is included as Closing Indebtedness in the final determination of the Transaction Consideration pursuant to Section 2.10(d).

(e) At Closing, Parent shall establish and maintain a special retention incentive plan substantially in the form attached hereto as Exhibit N (the “Retention Incentive Plan”), which provides for the grant of retention bonus awards to eligible Transferred Employees, subject to the terms and conditions of the Retention Incentive Plan. As more fully set forth in the Retention Incentive Plan documents, the participants that will be eligible for any portion of the Retention Incentive Plan and amounts payable from the Retention Incentive Plan to any participant will be recommended by the Owner Representative (each a “Recommended Participant”), but all participants and amounts to be paid are subject to approval by Parent (which shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Owner Representative will provide Parent with a list of the Recommended Participants for approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed), including the amounts proposed to be paid to each Recommended Participant.

(f) Nothing contained in this Section 5.8, express or implied, (i) is intended to confer upon any Person any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Company Plan, (ii) subject to compliance with the other provisions of this Section 5.8, shall alter or limit Parent’s or, after the Closing, the Partnership’s or their respective Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement, or (iv) shall restrict the right of Parent or any Group Company to terminate the employment of any Transferred Employee for any reason.

Section 5.9 Termination of Related Party Transactions. On or before the Closing Date, the Partnership shall cause to be terminated in full without any liability to Parent or the Surviving Entity the Related Party Transactions set forth on Schedule 5.9.

Section 5.10 Partnership Meeting.

(a) Within thirty (30) days following the date of this Agreement (the “Outside Meeting Date”), the Partnership shall hold a meeting of the Partners to consider the terms and approval of this Agreement and the Transactions (the “Partnership Meeting”), and shall hold a vote to approve this Agreement and the Transactions by ballot or written consent. The vote of the Partners at the Partnership Meeting shall be evidenced by the written results of a ballot vote in form and substance reasonably acceptable to Parent and shall be delivered to Parent immediately following the Partnership Meeting.

(b) The information transmitted to the Partners and Owners in connection with the approval of this Agreement and the Transactions (such information, the “Information Statement”) shall be in form and substance reasonably satisfactory to Parent. The Information Statement shall expressly state that the Merger is conditioned on the agreement of each Owner to provide a duly executed Owner Restrictive Covenant and Release and Letter of Transmittal, each of which shall be provided as an exhibit to the Information Statement.

Section 5.11 Parent Confidential Information.

(a) Each of the Partnership and the Owner Representative acknowledges that it has in its possession and, in connection with this Agreement and the Ancillary Documents, will receive nonpublic, confidential or proprietary information, including knowledge, information or materials whether of a technical or financial nature or otherwise relating to the business or affairs of Parent and its Subsidiaries, including memoranda, notes, analyses compilations, studies and other materials prepared by or for the receiving party which contain or reflect such knowledge, information or materials (“Parent Confidential Information”). “Parent Confidential Information” shall not include information that: (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its representatives; (ii) becomes after the date hereof available to the receiving party on a nonconfidential basis from a source other than a member of a Group Company or its Affiliates or its representatives, provided that such source is not known (after reasonable due inquiry) by the receiving party to be bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the disclosing party; or (iii) following the date hereof, is independently developed by the receiving party or its Affiliates without use of or reference to Parent Confidential Information.

(b) Except as otherwise required by Applicable Law, the Partnership and the Owner Representative agree to, and to cause each of their respective controlled Affiliates (collectively, the “Restricted Parties”), from and after the Closing to hold or cause to be held, and to cause their Affiliates’ representatives to hold, all Parent Confidential Information in strict confidence, with at least the same degree of care that such party applies to its own confidential and proprietary information pursuant to its applicable policies and procedures in effect as of the Closing Date, and to not disclose such Parent Confidential Information to any Person other than to (i) its Affiliates or (ii) its or such Affiliates’ representatives, in each case, who need to know such Parent Confidential Information in furtherance of (x) the performance of audits, reviews, compilations and other attest services in the ordinary course of business, or (y) the Transactions or pursuant to the Ancillary Documents. The Partnership and the Owner Representative and their respective Affiliates agree that Parent’s Affiliates are intended third-party beneficiaries of the Partnership’s and Owner Representative’s obligations in this Section.

(c) In the event that, from and after the Closing Date, a Restricted Party holding Parent Confidential Information or any of its or its Affiliates’ representatives is required by Applicable Law to disclose any of the disclosing party’s Parent Confidential Information (including by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process), such Restricted Party will provide Parent with prompt written notice of the existence, terms and circumstances of such request (to the extent not legally prohibited and not impracticable in light of the circumstances) so that Parent may seek an appropriate protective order or other remedy (and, if Parent seeks such an order, the Restricted Parties will provide such cooperation as Parent shall reasonably request at the expense of Parent). If disclosure of such information is required and no such protective order or other remedy is obtained, then the Restricted Parties and their respective representatives may, without liability hereunder, disclose in such legal proceeding only that portion of the Parent Confidential Information that is legally required to be disclosed and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Parent Confidential Information that Parent so designates.

Section 5.12 Additional Listing Application. Parent shall submit to the New York Stock Exchange, in accordance with the timing and other requirements thereof with respect thereto, a supplemental listing application relating to the Parent Stock Consideration (the “Supplemental Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Supplemental Listing Application, subject to official notice of issuance.

Section 5.13 Pre-Closing Restructuring. Prior to the Closing, the Partnership shall have taken, or caused its Affiliates to take, all actions required to be taken by the Partnership, or any of its Affiliates, to cause the Pre-Closing Restructuring to be completed in all respects in accordance with the Pre-Closing Restructuring Plan.

Section 5.14 Debt Financing. Except as otherwise provided herein, Parent shall use its reasonable best efforts, and will cause its officers, directors, employees and representatives to use their reasonable best efforts, to arrange and consummate the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter by using their reasonable best efforts to (a) negotiate and enter into definitive agreements with respect to the Debt Financing (in each case on terms and conditions taken as a whole not less favorable than those described in the Debt Commitment Letter on the date hereof); (b) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions to funding in the Debt Commitment Letter that are within its control and otherwise comply with and perform all of its obligations thereunder; (c) maintain in effect the Debt Commitment Letter until the Debt Financing is consummated or this Agreement is validly terminated in accordance with its terms; and (d) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing. Parent shall give the Partnership prompt written notice of any material breach or default by any party to the Debt Commitment Letter, in each case of which it has become aware, and any purported termination or repudiation in writing by any party to the Debt Commitment Letter, in each case of which it has become aware. If any portion of the Debt Financing becomes unavailable and such portion is necessary to fund the Transaction Consideration, Parent and Merger Sub will provide the Partnership with prompt (but in any event, within three (3) Business Days) notice and use their reasonable best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative financing (the “Alternative Financing”) in an amount sufficient to fund the Transaction Consideration on terms and conditions that, in the reasonable judgement of Parent and Merger Sub, are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letter as in effect on the date hereof (including flex terms), it being understood that if Parent and Merger Sub proceed with any Alternative Financing, Parent and Merger Sub will be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. Neither Parent nor Merger Sub will replace, amend or modify, or waive any provision under, the Debt Commitment Letter or terminate, withdraw or rescind the Debt Commitment Letter or any provision thereof, in each case, without the Partnership’s prior written consent if such replacement, amendment, modification or waiver would, or would reasonably be expected to, when taken together with any other such amendments, modifications or waivers: (i) materially delay or prevent the Closing, (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining of the Debt Financing) less likely to occur, (iii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement to be consummated at the Closing, in each case, in any material respect, (iv) reduce the aggregate amount of the Debt Financing (including by modifying the amount of fees to be paid or original issue discount of the Debt Financing) to an amount below the Transaction Consideration, unless Parent believes in good faith that the amount of cash proceeds available from the Debt Financing after giving effect to such replacement, amendment, modification or waiver remains adequate for Parent to satisfy its obligations under this Agreement, or (v) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of the Debt Financing in any material respects, it being acknowledged and agreed that Parent and Merger Sub may amend or otherwise modify the Debt Commitment Letter to add additional Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof. Upon any permitted amendment, supplement, modification or replacement of the Debt Commitment Letter (including with respect to any Alternative Financing) in accordance with this Section 5.14, the term “Debt Commitment Letter” will mean the Debt Commitment Letter as so amended, supplemented, modified or replaced, and references to “Debt Financing” and/or “Alternative Financing” will include the financing contemplated by the Debt Commitment Letter as so amended, supplemented, modified or replaced, and Parent and Merger Sub will promptly deliver copies thereof to the Partnership. Parent and Merger Sub will provide the Partnership prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing, (ii) upon receipt by Parent, Merger Sub or any of their respective Affiliates of any written notice or other written communication of any such material breach, default, repudiation, cancellation or termination, (iii) of any material dispute or disagreement between or among the parties to the Debt Commitment Letter or the definitive documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing (in each case, other than ordinary course negotiations), and (iv) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to fund the Transaction Consideration on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing in any manner which materially impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. In addition, Parent will, upon reasonable request of the Partnership, keep the Partnership informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Debt Financing.

Section 5.15 Cooperation with Financing.

(a) During the Interim Period, the Partnership shall use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide, all cooperation and assistance necessary or customary for financings of the type contemplated in the Debt Commitment Letter to Parent and its Affiliates and its Representatives in connection with the Debt Financing, including all cooperation and assistance reasonably requested by Parent, its Affiliates or their respective Representatives (including the Debt Financing Sources), including to use reasonable best efforts to (i) participate in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency meetings and due diligence sessions (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Partnership), in each case, upon reasonable advance notice and at mutually agreeable dates and times, (ii) furnish on a confidential basis to Parent and its Representatives (including the Debt Financing Sources) as promptly as reasonably practicable upon request with financial and other information regarding the Partnership and its Subsidiaries as may reasonably be requested by Parent or any of the Debt Financing Sources and customary to be included in marketing materials for similar types of financing (the information described in this clause (ii), the “Required Information”), (iii) assist Parent and its Representatives (including the Debt Financing Sources) in its preparation of offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents for any portion of the Debt Financing, including the marketing and syndication thereof, as applicable (the “Offering Documents”), (iv) subject to the occurrence of the Closing and the closing of the Debt Financing, assist in facilitating the pledging of collateral in respect of the Debt Financing effective on or after the Closing, including executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents and assisting in preparing schedules thereto as may be reasonably requested by Parent, (v) furnish to Parent and its sources of financing promptly with all documentation and other customary information under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) Business Days prior to the Closing Date, (vi) facilitate the provision of insurance certificates as may be reasonably requested by Parent or its Representatives, (vii) take all actions, subject to the occurrence of the Closing and the closing of the Debt Financing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date, (viii) use reasonable best efforts to obtain consents as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing, (ix) subject to the occurrence of the Closing and the closing of the Debt Financing, assist Parent in connection with the preparation of and executing such definitive financing documents and agreements (including the schedules and exhibits thereto) and such other customary documents (including officer’s certificates) as may be reasonably requested by Parent and (x) obtain customary payoff letters (including the payoff letters with respect to any Closing Indebtedness to be repaid pursuant to Section 2.10(c)(ii)) and customary instruments of discharge and termination of all Indebtedness and Liens, as reasonably requested by Parent; provided, however, that Partnership shall not be required to provide information or otherwise engage in activities in violation of the professional standards applicable to the Partnership, including the AICPA Code of Professional Conduct. The Partnership hereby consents to the use of its and its Subsidiaries logos solely in connection with the marketing and syndication of the Debt Financing; provided, however, that (x) such logos are used solely in a manner that is not intended nor reasonably likely to harm or disparage the Group Companies or the reputation or goodwill of the Group Companies and their respective marks and (y) Parent’s sources of financing shall obtain no rights whatsoever in such logos prior to Closing. The Partnership hereby consents to the use of the Required Information on and subject to the terms and conditions set forth in Section 5.15.

(b) Notwithstanding anything in this Agreement to the contrary (including this Section 5.15), neither the Partnership, any of its Subsidiaries, nor any of their respective officers, directors, employees or representatives shall: (i) provide or prepare, and Parent is solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (ii) pay any commitment or other similar fee prior to the Closing, (iii) approve any document or other matter related to the Debt Financing or incur any liability of any kind (or cause their representatives to incur any liability of any kind) related to the Debt Financing prior to the Closing, (iv) enter into any agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that would be effective prior to the Closing or provide any certification or opinion of the Partnership or any of its Subsidiaries which would be effective prior to the Closing, (v) provide access to or disclose any information to Parent or its representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any Applicable Law or, to the extent it would result in a material liability or loss or (vi) take any action that would (A) unreasonably interfere with the day-to-day operations of the Partnership or any of its Subsidiaries, (B) cause any representation, warranty, covenant or agreement in this Agreement to be breached, (C) cause any director, officer, employee or representative of the Partnership or any of its Subsidiaries to incur any liability prior to the Closing or any personal liability (as opposed to liability in his or her capacity as an officer of such Person), (D) conflict with the organizational documents of the Partnership, any Subsidiary of the Partnership or any Applicable Law, (E) result in the contravention of, a violation or breach of, or a default under, any material contract, (F) change any fiscal period, (G) pledge, transfer or dispose of any assets prior to the Closing, or (H) authorize any corporate action prior to the Closing (except those which are subject to the occurrence of the Closing)

(c) Parent will indemnify and hold harmless the Partnership and its Subsidiaries and their respective officers, directors, employees and representatives from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the performance of their respective obligations under this Section 5.15, in each case, except for any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that arise from the gross negligence or willful misconduct by, the Partnership or any of its Subsidiaries or any of their respective officers, directors, employees or representatives. Parent will promptly, upon written request by the Partnership, advance to the Partnership and its Subsidiaries (or, in the case of amounts expended prior to such advancement, reimburse the Partnership and its Subsidiaries for) all reasonable and documented out-of-pocket costs and expenses incurred by the Partnership or its Subsidiaries in connection with the cooperation contemplated by this Section 5.15.

Section 5.16 Regulatory Compliance.

(a) During the Interim Period, the Group Companies shall, at their sole cost and expense, maintain in full force and effect each of the Insurance Policies. A Group Company shall pay all premiums and other charges due in respect of the Insurance Policies through the Closing Date and shall provide Parent with prompt written notification of (i) any notice of cancellation, termination or non-renewal it receives from any insurer in connection with any of the Insurance Policies and (ii) any claim made by any Group Company under any of the Insurance Policies (including the details of any such claim).

(b) During the Interim Period, each Group Company shall, at its sole cost and expense, maintain in full force and effect each Material Permit issued by any Governmental Entities responsible for regulating companies engaged in providing accounting services or any Oversight Authorities (each, a “Professional License”) currently held or used by such Group Company in the conduct of the Non-Attest Business or the Attest Business. Each Group Company shall provide Parent with prompt written notification of any notice of any cancellation, termination or non-renewal of any Professional License it receives from any Governmental Entity or Oversight Authority. Each Group Company shall require its Partners, Principals, Principal Shareholders and other professional personnel to maintain in existence through the Closing Date each Professional License held by such Person on the date hereof to the extent necessary to permit such Person to continue to provide services to clients of the Group Companies.

(c) During the Interim Period, each Group Company shall, to the extent it is permitted by Applicable Law to do so, deliver to Parent, promptly upon receipt from any Governmental Entity or Oversight Authority, a copy of each (i) notice of administrative proceeding, (ii) cease and desist order, (iii) notice of disciplinary action, notice of alleged wrongdoing by such Group Company or any Partner, Principal, Principal Shareholder, employee or other personnel of such Group Company and (iv) order imposing penalties, sanctions or fines on such Group Company or any Partner, Principal, Principal Shareholder, employee or other personnel of such Group Company.

(d) During the Interim Period, the Partnership will update its Assurance Quality Control Manual in form and substance reasonably acceptable to Parent to include policies and procedures related to (i) the use of leased employees in performing the Attest Business and (ii) independence monitoring based on (A) section 1.220.020 of the AICPA Code of Conduct and (B) the Informal Guidance from OCA regarding application of the SEC independence rules.

(e) During the Interim Period, the Partnership shall comply in all respects with all applicable Orders and the Partnership’s undertakings set forth therein, including the SEC Order issued June 21, 2023 in the Matter of Securities and Exchange Commission Administrative Proceeding File No. 3-21500 (June 21, 2023).

Section 5.17 Group Company Website. Within ninety (90) days after the Closing Date, the Partnership and the Owner Representative shall take such commercially reasonable actions as are requested by Parent to transfer any Group Company’s website to Parent or its Affiliate.

Section 5.18 Metro Change of Name. Following the Closing, the Partnership shall use its best efforts so that as soon as reasonably practicable but in no event later than: (a) the eighteen (18) month anniversary of the Closing Date, each Excluded Subsidiary, other than Metro Asia, shall cease using the name “Metro” or any confusingly similar term (“Metro Marks”) and (b) the second anniversary of the Closing Date, Metro Asia shall cease using the Metro Marks; provided, however, in the case of clause (a) and clause (b), that each Excluded Subsidiary and Metro Asia will cease using the Metro Marks upon any sale of all or substantially all of the business or all or substantially all of the assets of that Person (whether by asset sale, sale of Equity Interests or merger) or all or substantially all of the Partnership’s Equity Interests in that Person, in each case other than transfers to the Owner Representative, the Owners or entities controlled by the Owners. In addition to the foregoing, the Partnership shall use its best efforts during the Interim Period to cause each Excluded Subsidiary that is using the name “Metro” to execute and deliver a license agreement acceptable to Parent.

Section 5.19 RWI Policy. Parent acknowledges and agrees that, from and after the Closing, the RWI Policy (whether or not such RWI Policy is sufficient to cover the applicable losses) shall, other than in the case of Actual Fraud, be the sole and exclusive remedy of Parent and its Affiliates (including, from and after the Closing, the Surviving Entity) and the Parent Related Parties, in Applicable Law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty regarding the Partnership contained in this Agreement or in any certificates delivered with respect thereto, and Parent, its Affiliates (including, from and after the Closing, the Surviving Entity), the Parent Related Parties and the insurers under the RWI Policy shall have no recourse against any Seller Related Party with respect thereto, other than in the case of Actual Fraud. Parent acknowledges and agrees that the RWI Policy shall provide that the insurer shall have no, and shall waive any and all rights of, subrogation as against any Seller Related Party, the Group Companies and the Owners (other than in cases of Actual Fraud) and that the Seller Related Parties, the Group Companies and the Owners are third party beneficiaries of that waiver and that the insured and insurer cannot amend the RWI Policy with respect to the subrogation provisions without the prior written consent of the Owner Representative.

Section 5.20 Group Company Confidential Information. At all times after the Closing, the Partnership shall not directly or indirectly copy, disclose, disseminate or use, for personal benefit or the benefit of any third party, any Group Company Confidential Information of or relating to any segment or component of the Business, except for the disclosure of such Group Company Confidential Information on behalf of or in the performance of services for any Parent Affiliated Company or as may be required by Applicable Law or by court or administrative order (but only to the extent so required). The Partnership acknowledges that, from and after the Closing, all such Group Company Confidential Information is and shall continue to be the exclusive proprietary property of the Surviving Entity. The Partnership further agrees that from and after the Closing Date, it shall forward to the Surviving Entity any such Group Company Confidential Information that at any time comes into its possession or the possession of any other Person with which it is affiliated in any capacity.

Section 5.21 Noncompetition; Non-solicitation.

(a) For purposes of this Section 5.21, the following definitions shall apply:

(i) “Competing Business” means any business of any Person that includes any segment or component of the Related Company Business whether separately or collectively.

(ii) “Qualified Prospective Client” means any Person that, as of the date of determination, (x) was identified to or known by the Restricted Party to be a qualified lead of the Partnership, MAG or any other Parent Affiliated Company, and to whom the Partnership, MAG or any other Parent Affiliated Company as part of its formal, coordinated marketing or sales efforts has made a formal presentation or has submitted to such Person a written proposal for services at any time during the preceding eighteen (18) month period, (y) to whom the Restricted Party previously provided services as a partner or employee of the Partnership, MAG or any other Parent Affiliated Company or (z) to whom such Restricted Party was introduced by the Partnership, MAG or any other Parent Affiliated Company or such Restricted Party offered to provide services while a partner or employee of the Partnership, MAG or any other Parent Affiliated Company.

(iii) “Restriction Period” means the period commencing on the Closing Date and terminating on the fifth (5th) anniversary of the Closing Date.

(iv) “Related Company Business” means, individually and collectively, each of the Business (including any business included in the definition of “Business” regardless of whether any such business is operated at all times or any time during the applicable Restriction Period) and each of the following: attest and audit services, tax planning and consulting, tax dispute representation, complex tax transaction planning, tax return preparation and compliance, business planning, estate and retirement planning, succession planning, enterprise risk management, internal audit and Sarbanes Oxley consulting services, audit support, and specialized advisory services, including business valuation services, litigation support, CFO/controller outsourcing services, human resources outsourcing services, temporary staffing services, client accounting and bookkeeping outsourcing services, corporate recovery and turnaround consulting, cybersecurity and information technology consulting, managed services, systems implementation, software development, credit risk and collateral examination, compensation and benefits consulting, initial public offering preparation, technical accounting services, transaction/mergers and acquisition advisory services and any other businesses conducted by the financial services division of Parent.

(b) During the applicable Restriction Period, the Partnership shall not, directly or indirectly (whether individually or as a member, owner, investor, partner, manager, shareholder, director, officer, employee, consultant, creditor, lender or agent of any Person, other than acting in such capacity on behalf of Parent or any Parent Affiliated Company):

(i) enter into, engage in, promote, assist (financially or otherwise), or consult with any Person, business, enterprise or activity that engages in any Competing Business anywhere in the United States;

(ii) solicit (or attempt to solicit) business patronage from or call on, or conduct business with or render services to any clients of any Parent Affiliated Company as of the Closing Date or any Qualified Prospective Client anywhere in the United States, or interfere (or attempt to interfere) with any relationship of any Parent Affiliated Company as of the Closing Date with any client or any Qualified Prospective Client; provided, however, this provision shall not preclude the Partnership and the Owners from soliciting business patronage, calling on or conducting business with, rendering services to or from any client of any Parent Affiliated Company as of the Closing Date or Qualified Prospective Client, or going to work for any such entity, as long as such solicitation or employment is unrelated to any activity which competes with, or would compete with, any relationship with any Parent Affiliated Company and does not otherwise violate Section 5.21(b)(i).

(iii) induce (or attempt to induce) or encourage any employee, officer, director, member, manager, partner, shareholder, sales representative, agent, vendor, or independent contractor of any Parent Affiliated Company to terminate its relationship with such Parent Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Parent Affiliated Company’s relationships with its employees, officers, directors, members, managers, partners, shareholders, sales representatives, agents, vendors, independent contractors, or others; or

(iv) employ or engage any Person who, at any time within the twelve (12) month period immediately preceding such employment or engagement, was an employee, officer, director, partner, manager, member, shareholder, sales representative, agent, or independent contractor of any Parent Affiliated Company with whom such party had material contact or about whom such party learned Group Company Confidential Information in the course of such party’s affiliation with any Parent Affiliated Company.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or limit the Partnership’s right to engage in agreed-upon post-Closing activities, including the wind down of the Partnership or the Partnership’s operation of any attest or other operational activities exclusively through the Administrative Services Agreement.

(c) The Partnership hereby agrees not to make any public or private statements (whether orally or in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign any Parent Affiliated Company; provided, that for purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to be damaging to such Person’s good name or business reputation or to adversely affect the opinion any other Person may have or form of such first Person; provided, further, that the foregoing limitations shall not be violated by truthful statements made by the Partnership (i) to any Governmental Entity or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(d) If the Partnership violates the provisions of this Section 5.21 (the “Breaching Party”) and, as a result thereof, a client of any Parent Affiliated Company, including any Person who is a referral source from whom a Parent Affiliated Company received business prior to the Closing (each, a “Client”) ceases to be a Client of such Parent Affiliated Company, in addition to any other legal or equitable remedy available to such Parent Affiliated Company, under this Agreement or otherwise, such Breaching Party shall pay to Parent or its designee as liquidated damages and not as a penalty a cash amount equal to the greater of (i) one hundred percent (100%) of the gross revenues, commissions, payments and fees relating to work performed for or products sold to such Client earned (whether or not collected as of the end of the period specified in this subsection (i)) by the Partnership or any Parent Affiliated Company during the twenty-four (24) month period preceding the date such Client ceases to be a customer of such Parent Affiliated Company, or (ii) one hundred percent (100%) of the gross revenues, commissions, payments and fees relating to work performed for or products sold to such Client earned (whether or not collected as of the end of the period specified in this subsection (ii)) by the Partnership or by a Person to which the Partnership renders services or that is owned, in whole or in part, by the Partnership during the twenty-four (24) month period following the date such Client ceases to be a Client of the Parent Affiliated Company.

(e) Each party acknowledges and agrees that (i) the provisions of this Section 5.21 are fundamental and essential for the protection of the other parties’ legitimate business and proprietary interests, including goodwill, and (ii) such provisions are reasonable and appropriate in all respects. Each party further acknowledges that the provisions of this Section 5.21, and the rights of the other parties hereunder, are critical to the other parties and, but for such provisions, they would not have entered into, or paid the consideration under, this Agreement.

(f) Each party acknowledges and agrees that it has had an opportunity to seek advice of counsel in connection with this Agreement and the covenants contained in this Section 5.21 are reasonable in geographical and temporal scope and in all other respects. If any of the covenants contained in this Section 5.21, or any part thereof, is held to be unenforceable because of the duration or geographical scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration or scope of such provision, as the case may be, or delete specific words or phrases, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) The Partnership acknowledges and agrees that any portion of the Transaction Consideration allocated to the covenants contained in this Section 5.21 pursuant to Section 9.7 does not in any way reflect, nor is in any way intended to reflect, (i) the value of the overall legal consideration being given to the Partnership for such covenants, or (ii) the amount of monetary damages that would adequately compensate Parent for any violation or attempted violation of any of the Partnership’s obligations under this Section 5.21. Accordingly, the Partnership hereby agrees to not assert the foregoing as a defense to any such violation or attempted violation nor assert any of the foregoing as relevant to determining adequacy of consideration or monetary damages for any such violation or attempted violation. Each party acknowledges and agrees that the consummation of the Transactions by the other parties to this Agreement shall be valid and adequate consideration for the covenants set forth in this Section 5.21. Accordingly, each party hereby waives, to the greatest extent permissible by law, inadequacy of consideration as a defense to any violation or attempted violation of any of the other parties’ obligations under this Section 5.21.

(h) Each party acknowledges and agrees that the other parties’ remedies at law for any violation or attempted violation of any of such party’s obligations under Section 5.20 and Section 5.21 would be inadequate, and agree that in the event of any such violation or attempted violation, such other parties shall each be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to such other parties from time to time.

Section 5.22 Election of Directors

(a) The Owner Representative will nominate one (1) independent candidate for appointment to the Board (the “Partnership Designee”). The Partnership Designee will be a diverse (as defined by Nasdaq Listing Rule 5605(f)) candidate with relevant expertise in the accounting industry. The Partnership Designee will be identified to Parent promptly following the date hereof but in any event no later than thirty (30) calendar days following the date hereof. Subject to the recommendation of the Nominating and Governance Committee of the Board and approval by the Board, the Partnership Designee will be appointed on the Closing Date to the class with the longest remaining term consistent with Parent’s Governing Documents. The Partnership Designee must be reasonably acceptable to the Board and the Nominating and Governance Committee and otherwise satisfy all requirements regarding service as an independent director of Parent under Applicable Laws and NYSE rules and stock exchange rules and all other criteria and qualifications for service as a director applicable to all directors of Parent. The Partnership Designee must make himself or herself reasonably available for interviews and must consent to such reference and background checks or other investigations and provide such information as the Nominating and Governance Committee or the Board may reasonably request to determine the nominee’s eligibility and qualification to serve as an independent director of Parent. The Partnership Designee must also consent to serve as a director if appointed and agree to comply with all Parent policies applicable to members of the Board. In the event that a Partnership Designee is not reasonably acceptable to the Nominating and Governance Committee or the Board, Parent shall notify the Owner’s Representative promptly after such determination is made and the Owner’s Representative shall have the opportunity to nominate a substitute Partnership Designee.

(b) In the event of the death, disability or resignation of any Partnership Designee as a member of the Board during his or her initial term, the Owner Representative may nominate a Partnership Designee to replace such departing Partnership Designee for the remainder of such term, subject to all of the requirements of Section 5.22(a) hereof.

(c) The rights granted to the Partnership and the Owner Representative pursuant to this Section 5.22 shall be subject to Section 313 of the NYSE Listed Company Manual in all respects.

(d) Nothing in this Section shall preclude Parent from expanding the size of the Board and the Owner Representative will not take any action seeking to enjoin or otherwise prevent Parent from expanding the size of the Board on the basis that doing so would dilute the impact of the Partnership Designee.

Section 5.23 No Solicitation by Parent.

(a) Until the earlier of (x) the date upon which this Agreement is terminated or (y) the Closing Date, Parent and its officers and directors will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal;

(ii) engage in or otherwise participate in any discussions (except to disclose to such Person the provisions of this Section 5.23) or negotiations with respect to or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iii) furnish any non-public information regarding Parent or its Subsidiaries or access to the business, properties, assets, books or records or employees of Parent or its Subsidiaries to any Person (or their Representatives) to facilitate the making of a Parent Competing Proposal or in connection with or response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iv) enter into, or propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement on the terms described below) relating to a Parent Competing Proposal;

(v) submit any Parent Competing Proposal to the vote of the Parent’s Stockholders; or

(vi) resolve, propose or agree or authorize or permit any Representative to do any of the foregoing or otherwise knowingly facilitate any effort or attempt with respect to the foregoing;

provided, however, that prior to the Parent Stockholder Approval, neither Section 5.23(a) nor any other provision of this Agreement shall prohibit Parent from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of Parent or any of its Subsidiaries, or engaging in discussions and negotiations with any Person or any of its Representatives in response to a Parent Competing Proposal that is submitted to Parent by such Person or any of its Representatives after the date hereof (and not withdrawn) that the Board (or any committee thereof) concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Superior Offer if: (A) such Parent Competing Proposal did not result from any material breach of any of the provisions set forth in Section 5.23(a); (B) the Board or any committee thereof concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Board under Applicable Law; (C) prior to furnishing any such nonpublic information or such access, or entering into discussions or negotiations with, such Person, Parent gives the Partnership written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information or such access, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions that are at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions (i) that would prevent or restrict Parent or its Representatives from providing any information to the Partnership to which the Partnership would be entitled under any provision of this Agreement or (ii) that would require Parent or its Subsidiaries to pay or reimburse the counterparty’s expenses; and (D) substantially concurrently with the furnishing of any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Partnership (to the extent such nonpublic information has not been previously furnished by Parent to the Partnership).

(b) From and after the date hereof, Parent shall promptly (and in any event within forty-eight (48) hours) notify the Partnership of the receipt by Parent of any Parent Competing Proposal made on or after the date hereof and Parent shall provide to the Partnership promptly (and in any event within forty-eight (48) hours) the identity of the Person making such Parent Competing Proposal, a copy of any such Parent Competing Proposal made in writing as well as copies of all material written documentation sent or provided to Parent or any of its Subsidiaries or their respective Representatives relating to such Parent Competing Proposal or, if such Parent Competing Proposal is not made in writing, a written description of the material terms thereof and a written summary of any material oral communications relating to such Parent Competing Proposal. Thereafter Parent shall keep the Partnership reasonably informed with respect to the status and material terms of, and any material discussions regarding, any such Parent Competing Proposal and reasonably informed, on a prompt basis (but in any event within forty-eight (48) hours), with copies of (or written summaries of any oral communications related to) (x) any material changes or modifications to the terms of any such Parent Competing Proposal and (y) any communications from such Person to Parent or from Parent to such Person with respect to any material changes or modifications to the terms of any such Parent Competing Proposal.

(c) Except as permitted by Section 5.23(d), neither Parent nor the Board or any committee thereof shall:

(i) withdraw, or modify in a manner adverse to the Partnership, or publicly propose to withdraw, or modify in a manner adverse to the Partnership, the Board Recommendation;

(ii) fail to include the Board Recommendation in the Proxy Statement;

(iii) approve or recommend, or publicly propose to approve or recommend, any Parent Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into an Alternative Agreement;

(v) in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Stock (other than by the Partnership or an Affiliate of the Partnership), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

(vi) if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (iv)), fail to publicly reaffirm the Board Recommendation on or prior to ten (10) Business Days after the Partnership so requests in writing (which such request shall be limited to no more than once every thirty (30) days in respect of such Parent Competing Proposal; provided that, for purposes of such limitation, any material change to such Parent Competing Proposal shall be deemed to constitute a new Parent Competing Proposal) (any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Parent Change of Recommendation”);

(vii) agree or resolve to take any Parent Change of Recommendation; or

(viii) authorize, propose, cause or permit Parent or any of its Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar commitment that constitutes or relates to, or is intended to or would reasonably be expected to lead to, an Parent Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 5.23(a)) (the “Alternative Agreement”).

(d) Notwithstanding anything in this Agreement to the contrary,

(i) Parent, directly or indirectly through its Parent’s Representatives, may after consultation with its outside legal counsel, make such disclosures as the Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities Applicable Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation (for the avoidance of doubt, it being agreed that the issuance by Parent, the Board or any committee thereof of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Parent Change of Recommendation);

(ii) prior to, but not after, receipt of the Parent Stockholder Approval, in response to a Superior Offer that did not result from a material breach by Parent of Section 5.23(a) or an Intervening Event, Parent may, if the Board or a committee thereof so chooses, effect a Parent Change of Recommendation; provided, however, that such a Parent Change of Recommendation may not be made unless and until:

(A) with respect to an Intervening Event, the Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that an Intervening Event has occurred;

(B) the Board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Board under Applicable Law (taking into consideration any adjustment to the terms and conditions of this Agreement proposed by the Partnership in response to such Superior Offer or Intervening Event);

(C) Parent provides the Partnership written notice of such proposed action and the basis therefor three (3) Business Days in advance, which notice shall set forth in writing that the Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Superior Offer or the Intervening Event, as the case may be, including in the case of a Superior Offer, a copy of the proposed Parent Competing Proposal and any applicable transaction documents;

(D) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Partnership (to the extent the Partnership wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Board not to effect a Parent Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by the Partnership in a manner that would form a binding contract if accepted by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that (i) with respect to a Parent Competing Proposal, the Parent Competing Proposal remains a Superior Offer and (ii) with respect to either a Parent Competing Proposal or an Intervening Event, the failure to effect a Parent Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Board under Applicable Law; provided, that in the event of any material changes regarding any Superior Offer or Intervening Event (including any material amendment or modification to such Superior Offer), Parent shall be required to deliver a new written notice to the Partnership and to comply with the requirements of this Section 5.23(d)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.23(d)(ii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(e) Parent shall inform its Subsidiaries and all relevant Representatives of Parent and its Subsidiaries and Affiliates of the restrictions described in this Section 5.23. The parties hereto agree that any breach of any of the terms of this Section 5.23 by any Subsidiary of Parent or by any officer, director or Representative of Parent or its Subsidiaries (whether or not such officer, director or Representative is so authorized and whether or not such Person is purporting to act on behalf of Parent or its Subsidiaries or otherwise) shall be deemed to be a breach of this Section 5.23 by Parent.

Section 5.24 Preparation of Proxy Statement. As promptly as reasonably practicable after the date hereof and receipt of all necessary information from the Partnership pursuant to the following sentence, Parent shall prepare and, after providing the Partnership a reasonable opportunity to review and comment and considering in good faith any comments provided by the Partnership, file with the SEC the Proxy Statement in preliminary form. The Partnership shall cooperate with Parent in the preparation of the Proxy Statement and furnish all information concerning the Partnership that is required in connection with the preparation of the Proxy Statement (including, without limitation, audited consolidated financial statements of the Partnership for the past three (3) years plus unaudited consolidated interim financial statements through June 30, 2024 (subject to updating through September 30, 2024 if required at the time the Proxy Statement is mailed to the Parent Stockholders), in each case in a form that complies with the requirements of Schedule 14A under the Exchange Act and Rule 3-05 of Regulation S-X and the applicable interpretations of the SEC) or that is otherwise reasonably requested by Parent. As promptly as practicable after comments are received from the SEC or the staff of the SEC thereon and after the furnishing by the Partnership of all information concerning the Partnership required to be contained therein, Parent shall, in consultation with the Partnership, prepare and file any required amendments to the Proxy Statement with the SEC. Parent shall notify the Partnership promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with the Partnership regarding, and supply the Partnership with copies of, all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement or any proposed amendment of or supplement to the Proxy Statement, Parent shall provide the Partnership a reasonable opportunity to review and comment on such document and consider in good faith any comments provided by the Partnership. If at any time prior to the Parent Stockholder Meeting any information relating to Parent or the Partnership, or any of their respective Affiliates, should be discovered by Parent or the Partnership which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the Parent Stockholders. Parent shall use reasonable best efforts to have the Proxy Statement cleared by the SEC (and the Partnership shall use reasonable best efforts to cooperate therewith) and shall promptly thereafter mail to the Parent Stockholders the Proxy Statement and all other proxy materials for the Parent Stockholder Meeting.

Section 5.25 Parent Stockholder Approval.

(a) Subject to the other provisions of this Agreement, Parent shall take all actions in accordance with Applicable Law, its Governing Documents and the rules and regulations of the NYSE to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the SEC or the staff of the SEC clears the Proxy Statement for mailing to the Parent Stockholders (and in no event later than forty-five (45) days after such time), the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval. Unless the Board shall have effected a Parent Change of Recommendation as permitted by Section 5.23(d)(ii), the Board shall solicit from stockholders of Parent proxies in favor of the Securities Issuances, and the Proxy Statement shall include the Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent, after consultation with the Partnership, may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders or, if as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting. In addition, Parent may and, if requested by the Partnership, shall adjourn or postpone the Parent Stockholder Meeting for a period or periods of up to thirty (30) days in the aggregate to permit additional time to solicit the Parent Stockholder Approval in the event that proxies sufficient therefor have not been received by Parent. Parent shall keep the Partnership reasonably informed (and in any event upon request by the Partnership) of proxy solicitation results.

(b) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article 7, Parent agrees that its obligations to call, give notice of, convene and hold the Parent Stockholder Meeting pursuant to this Section 5.25 shall not be affected by the making of a Parent Change of Recommendation and its obligations pursuant to this Section 5.25 shall not be affected by the commencement, announcement, disclosure, or communication to the Partnership, of any Parent Competing Proposal or other proposal or the occurrence or disclosure of any Intervening Event.

Section 5.26 Parent Stock. At each Scheduled Issuance Date, Parent will take all actions necessary so that it has sufficient duly authorized shares of Parent Stock to enable it to issue to each Owner the number of shares of Parent Stock required to be issued to such Owner on such Scheduled Issuance Date.

Section 5.27 Maintain Existence. Until at least the third (3rd) anniversary date of the Closing Date, the Partnership shall maintain, and the applicable Owners shall cause the Partnership to maintain, its existence as a limited liability partnership in good standing under the laws of the State of New York; provided, that the Partnership shall operate any attest, operational or other commercial activities exclusively through the Administrative Services Agreement. During such period, the Partnership shall, unless otherwise instructed by Parent, perform consent engagements (i.e., engagements to provide its consent to the use of, and issue subsequent written consents regarding, those audits of financial statements which were initially issued by the Partnership prior to the date of the Closing) and other activities incidental thereto.

Section 5.28 Dissolution of Inactive Subsidiaries. During the Interim Period, the Partnership shall at its sole cost and expense use its reasonable efforts to cause the Inactive Subsidiaries to be dissolved and wound up in accordance with Applicable Law; provided, however, that prior to dissolving and winding up (a) any Inactive Subsidiary that is a tenant pursuant to any Lease, the Partnership shall cause such Lease to be assigned to MAG, unless another Group Company is a co-tenant pursuant to such Lease and (b) FLLP Newco LLC, the Partnership shall assign the registered trademarks owned by FLLP Newco LLC to MAG. Following the closing, the Partnership shall at its sole cost and expense take all action necessary to cause the Inactive Subsidiaries to be dissolved and wound up in accordance with Applicable Law.

Section 5.29 Retiree Acknowledgement and Release. The Partnership shall use its commercially reasonable efforts to obtain from each Retiree, and if obtained, shall deliver to Parent an acknowledgement that the amounts set forth on the Allocation Schedule to be paid to such Retiree in respect of his portion of the Capital Account Amount, the Retirement Payments, the Principal Loan Amount and the Undistributed Earnings represents payment in full of all amounts that any Group Company owes to such Retiree.

Section 5.30 Notice of Developments. The Partnership shall give prompt written notice to Parent in writing (a) if it becomes aware of any fact or condition that causes or would be reasonably likely to cause or constitute a Company Material Adverse Effect and (b) of the occurrence of any breach of any covenant of the Partnership in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions to the Closing set forth herein impossible. Parent shall give prompt written notice to the Partnership in writing (a) if it becomes aware of any fact or condition that causes or would be reasonably likely to cause or constitute a Parent Material Adverse Effect and (b) of the occurrence of any breach of any covenant of Parent in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions to the Closing set forth herein impossible.

Section 5.31 Replacement of Letters of Credit and/or Loans or Leases. At the Closing, Parent shall replace or fully cash collateralize all letters of credit issued with respect to any Group Company by TD Bank, N.A. and any loans or leases, with respect to office furniture or equipment made by TD Bank, N.A. that will be terminated at the Closing by TD Bank, N.A., in each of the foregoing cases as identified in item 11 in Section 3.4(i) of the Disclosure Schedule.

Section 5.32 Earn-out Payments and Deferred Bonuses. If, following the Closing, (i) the amount of any “earn-out” or retention payment that was included in clause (e) of the definition of “Indebtedness” actually paid is less than the amount of such “earn-out” or retention payment that was included as Closing Indebtedness in the final determination of the Transaction Consideration pursuant to Section 2.10(d) or (ii) any obligations for earned bonuses and commission with respect to the Partnership’s deferred bonus program actually paid are less than the amount of such obligations that were included as Closing Indebtedness in the final determination of the Transaction Consideration pursuant to Section 2.10(d), in each case, such difference shall be paid promptly to the Owner Representative. Parent shall pay the obligations in the foregoing sentence in accordance with the terms of the applicable underlying agreements or programs as they exist as of the Closing and shall (i) not waive any conditions to payment thereunder, (ii) accelerate payment thereunder or (iii) amend the applicable underlying agreements or programs as they exist as of the Closing to modify any conditions to payment thereunder. Prior to the Closing, the Partnership shall not accelerate the payment of any item that would be included in clause (e) of the definition of Indebtedness.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions Precedent to the Obligations of the Partnership, Parent and Merger Sub. The obligations of the Partnership, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists in accordance with Section 10.11) at or prior to the Closing of the following conditions precedent:

(a) no temporary restraining order, preliminary or permanent injunction or other Order or decree that prevents the consummation of the Transactions shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Entity that would prevent, or make illegal, the Transactions;

(b) all waiting periods (including extensions thereof) and other approvals or reviews of this Agreement or the Transactions pursuant to the HSR Act shall have been received, expired or terminated;

(c) the Parent Stockholder Approval shall have been obtained;

(d) the Parent Stock Consideration will have been authorized for listing on the New York Stock Exchange, upon official notice of issuance; and

(e) the transactions contemplated by the Attest Business Purchase Agreement shall have been consummated or shall be consummated contemporaneously with the Closing.

Section 6.2 Other Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or, if permitted by Applicable Law, waiver at or prior to the Closing by Parent and Merger Sub of the following further conditions precedent:

(a) the representations and warranties made by the Partnership and MAG contained in Article 3 and the representations and warranties made by each Owner in such Owner’s Letter of Transmittal, in each case, except for the Partnership Fundamental Representations, shall be true and correct in all material respects (without giving effect to any materiality, Company Material Adverse Effect or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect; and (ii) the Partnership Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those Partnership Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all respects except for de minimis inaccuracies as of that specified date);

(b) the Partnership and MAG shall have performed and observed in all material respects all obligations and conditions to be performed or observed by them under this Agreement at or prior to the Closing, including the delivery of the items set forth in Section 2.3(a);

(c) the Pre-Closing Restructuring shall have occurred;

(d) no Company Material Adverse Effect shall exist;

(e) the Minimum Partnership Approval shall have been obtained and is in full force and effect;

(f) Parent shall have obtained the Debt Financing; and

(g) the Owner Restrictive Covenant Agreement and Release from each Owner shall be in full force and effect in all respects.

Section 6.3 Other Conditions Precedent to the Obligations of the Partnership. The obligations of the Partnership to consummate the Transactions are subject to the satisfaction or, if permitted by Applicable Law, waiver at or prior to the Closing by the Partnership of the following further conditions precedent:

(a) the representations and warranties made by Parent contained in Article 4, except for the Parent Fundamental Representations, shall be true and correct in all material respects (without giving effect to any materiality, Parent Material Adverse Effect or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect; and (ii) the Parent Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those Parent Fundamental Representations that address matters only as of a specified date, which shall be true and correct except for de minimis inaccuracies in all respects as of that specified date);

(b) Parent and Merger Sub shall have performed and observed in all material respects all obligations and conditions to be performed or observed by them under this Agreement and the Support Agreement at or prior to the Closing, including the delivery of the items set forth in Section 2.3(b);

(c) no Parent Material Adverse Effect shall exist; and

(d) Parent shall have delivered an executed copy of each Post-Effective Agreement.

Section 6.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s breach of this Agreement, including such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by written notice setting forth the applicable clause below, only:

(a) by mutual written consent of Parent and the Partnership;

(b) by Parent, (i) if any of the representations or warranties of the Partnership and MAG set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 6.2(a) would not be satisfied, (ii) if the Partnership or MAG shall have failed to perform or comply with the covenants or agreements of the Partnership and MAG set forth in this Agreement such that the condition to Closing set forth in Section 6.2(b) would not be satisfied and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of the Termination Date or the twentieth (20th) day after written notice thereof is delivered to the Partnership; provided that Parent or Merger Sub is not then in material breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied, (iii) if the Partnership has not obtained on or prior to the Outside Meeting Date either (x) the Requisite Partnership Approval or (y) approval of this Agreement and the Transaction by at least ninety percent (90%) (by number, not vote) of the Owners who received distributions or other compensation from the Partnership of more than One Million Five Hundred Thousand Dollars ($1,500,000) in respect of the 2023 calendar year on behalf of themselves and, as applicable, any Corporate Partner that they control; or (iv) if the Partnership has not obtained the 90% Partner Vote by the Outside Meeting Date;

(c) by the Partnership, (i) if any of the representations or warranties of Parent or Merger Sub set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 6.3(a) would not be satisfied, (ii) if Parent or Merger Sub shall have failed to perform or comply with the covenants or agreements of Parent and Merger Sub set forth in this Agreement such that the condition to Closing set forth in Section 6.3(b) would not be satisfied and, in each case of clause (i) and clause (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of the Termination Date or the twentieth (20th) day after written notice thereof is delivered to Parent; provided that the Partnership is not then in material breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) to not be satisfied, (iii) if Parent has not obtained the Debt Financing and consummated the Closing by the third (3rd) Business Day following the Partnership’s confirmation in writing to Parent that each of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than (x) the condition contained in Section 6.2(f) with regard to the Debt Financing and (y) those conditions that by their nature are to be satisfied at the Closing and that were capable of being satisfied if the Closing would occur); provided, that the Partnership shall not have the right to terminate pursuant to this clause (iii) at any time on or before 5:00 p.m., Eastern Time, on January 15, 2025 or (iv) if the Partnership shall have obtained the 90% Partner Vote by the Outside Meeting Date, the Parent Stockholder Meeting shall have been completed, at which a vote on the Securities Issuances shall have been taken and the Parent Stockholder Approval is not obtained.

(d) by either Parent or the Partnership, if the Merger shall not have been consummated on or prior to the May 1, 2025 (the “Termination Date”); provided, that, if the failure to consummate the Merger is primarily the result of a material breach by Parent or Merger Sub or the Partnership of its respective representations or warranties or a failure to perform obligations or covenants under this Agreement, then any termination pursuant to this Section 7.1(d) shall not be available to such party who has materially breached this Agreement; or

(e) by either Parent or by the Partnership, if any Governmental Entity shall have issued an Order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such

Order or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party if such party’s breach of any provision of this Agreement is the primary cause of or resulted in such Order, ruling or other action.

(f) by the Partnership prior to, but not after, the time that the Parent Stockholder Approval is obtained if there shall have occurred a Parent Change of Recommendation and the Partnership shall have obtained the Minimum Partnership Approval prior to the Outside Meeting Date.

Section 7.2 Break Fees. In the event of the valid termination of this Agreement:

(a) By Parent pursuant to Section 7.1(b)(iii), then the Partnership shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to Twenty-Two Million ($22,000,000) (the “Partnership Vote Break Fee”). Parent acknowledges that (1) the Partnership Vote Break Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Parent in circumstances in which the Partnership Vote Break Fee is payable, which amount would otherwise be impossible to calculate with precision and (2) in no event shall the Partnership be required to pay the Partnership Vote Break Fee on more than one occasion.

(b) By the Partnership pursuant to Section 7.1(c)(iii), then Parent shall pay to the Partnership (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to Forty-Eight Million ($48,000,000) (the “Debt Financing Break Fee”). The Partnership acknowledges that (1) the Debt Financing Break Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Partnership and the Owners in circumstances in which the Debt Financing Break Fee is payable, which amount would otherwise be impossible to calculate with precision and (2) in no event shall Parent be required to pay the Debt Financing Break Fee on more than one occasion.

(c) By the Partnership pursuant to Section 7.1(c)(iv) or Section 7.1(f), then Parent shall pay to the Partnership (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to Twenty-Five Million ($25,000,000) (the “Parent Vote Break Fee”). The Partnership acknowledges that (1) the Parent Vote Break Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Partnership and the Owners in circumstances in which the Parent Vote Break Fee is payable, which amount would otherwise be impossible to calculate with precision and (2) in no event shall Parent be required to pay the Parent Vote Break Fee on more than one occasion.

(d) In no event shall the Partnership be entitled to receive both the Parent Vote Break Fee and the Debt Financing Break Fee.

(e) Notwithstanding anything to the contrary in this Agreement, (i) under circumstances where the Debt Financing Break Fee or the Parent Vote Break Fee is payable by Parent, the Partnership’s right to terminate this Agreement pursuant to Section 7.1(c)(iii), Section 7.1(c)(iv) or Section 7.1(f) and receive payment of the Debt Financing Break Fee or the Parent Vote Break Fee, as applicable, and Collection Costs (if any) pursuant to Section 7.2(b) or Section 7.2(c), respectively, and Section 7.2(g) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of the Partnership, MAG and the Owners and any of their respective Affiliates against Parent and any of its Affiliates or any of its or their respective former, current, or future stockholders, partners, members, Debt Financing Parties or Representatives for any and all Liabilities that may be suffered based upon, resulting from, arising out of, or relating to this Agreement or any Ancillary Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or the failure to consummate the Transactions and (ii) upon payment of the Debt Financing Break Fee or the Parent Vote Break Fee, as applicable, and the Collection Costs (if any) to the Partnership, none of Parent or any of its Affiliates, or any of its or their respective former, current, or future stockholders, partners, members, Debt Financing Parties or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or any Ancillary

Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions.

(f) Notwithstanding anything to the contrary in this Agreement, (i) under circumstances where the Partnership Vote Break Fee is payable by the Partnership, Parent’s right to terminate this Agreement pursuant to Section 7.1(b)(iii) and receive payment of the Partnership Vote Break Fee, as applicable, and Collection Costs (if any) pursuant to Section 7.2(a) and Section 7.2(g), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Parent, Merger Sub and any of their respective Affiliates against the Partnership, MAG, any Owner and any of their respective Affiliates or any of its or their respective former, current, or future stockholders, partners, members, or Representatives for any and all Liabilities that may be suffered based upon, resulting from, arising out of, or relating to this Agreement or any Ancillary Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or the failure to consummate the Transactions and (ii) upon payment of the Partnership Vote Break Fee and the Collection Costs (if any) to Parent, none of the Partnership, MAG, any Owner and any of their respective Affiliates, or any of its or their respective former, current, or future stockholders, partners, members, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or any Ancillary Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions.

(g) The parties acknowledge and hereby agree that the provisions of this Section 7.2 are an integral part of the Transactions (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Partnership, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by Applicable Law (“Collection Costs”).

Section 7.3 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void and have no further force or effect except as set forth in clause (a) below and there shall be no Liability on the part of Parent, Merger Sub, the Partnership or MAG except as set forth in clause (b) below:

(a) Each of Section 3.30, Section 4.17, Section 5.25, Section 7.2, this Section 7.3 and Article 10 and the Confidentiality Agreement survive such termination and remain valid and binding obligations of the parties; and

(b) Nothing herein, except for and subject in all cases to Section 7.2, shall relieve any party hereto from liability for willful breach of any provision of this Agreement or Actual Fraud prior to termination.

ARTICLE 8

LIMITATION OF LIABILITY; WAIVERS; SPECIAL INDEMNITY

Section 8.1 Limitation of Liability.

(a) The representations, warranties, covenants, and agreements of the parties and each of its Affiliates contained in this Agreement or in any other Ancillary Document will not survive beyond the Closing, such that no claim for breach of any such representation, warranty, covenant, or agreement, detrimental reliance, or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against any such Person, and there will be no liability in respect thereof, whether such liability has accrued prior to, at, or after the Closing, on the part of any party, or any of its Affiliates, except for those covenants and agreements contained in this Agreement or in any other Ancillary Document entered into, made, delivered, or made available in connection herewith that by their terms apply or are to be performed in whole or in part after the Closing (the “Surviving Covenants”), which shall survive the Closing until fully performed in accordance with its terms and nothing in this Section 8.1(a) shall be deemed to limit any rights or remedies of any Person for breach of any such covenant. Notwithstanding anything to the contrary in this Agreement (including this Section 8.1), nothing in this Agreement shall affect or otherwise limit any claim or Action made or available to Parent, Merger Sub or M Attest Co under the RWI Policy against the applicable insurer or shall otherwise limit any claims or Actions available to Parent, Merger Sub or M Attest Co for Actual Fraud or be deemed to limit the rights or remedies of any Parent Indemnitee under any Contract, other than this Agreement, entered into by Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, including any Support Agreement, Letter of Transmittal or Owner Restrictive Covenant Agreement and Release. For purposes of the RWI Policy, in determining whether an inaccuracy or breach of a representation or warranty has occurred and the amount of any damages or losses suffered by Parent, Merger Sub or M Attest Co relating to such inaccuracy or breach, all qualifications or exceptions in such representation or warranty relating to or referring to materiality, Company Material Adverse Effect or any similar term or phrase shall be disregarded.

(b) Parent, for itself and on behalf of its Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims, actions, and causes of action it may have against the Partnership and any of its Affiliates relating to the operation of the Partnership and its businesses or relating to the subject matter of this Agreement or any Schedule or Exhibit hereto or the Disclosure Schedule, or any other Ancillary Document or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local, or foreign Applicable Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) (other than actions due to any breach of a Surviving Covenant, actions with respect to any rights of Parent or its Affiliates under any Ancillary Document, and actions against any Group Company or Owner for losses arising out of or with respect to Actual Fraud) are hereby irrevocably waived. No claim will be brought or maintained by, or on behalf of, any party or its Affiliates against any other party or its Affiliates, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of such other party, or any of their respective Affiliates set forth or contained in this Agreement or any Schedule or Exhibit hereto or the Disclosure Schedule, or any other Ancillary Document after the applicable survival period set forth above ends, except with respect to claims for Actual Fraud.

(c) The parties agree that the limits imposed on Parent’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Section 8.2 Release. The Partnership, on behalf of itself and on behalf of each of its Affiliates and past, present and future equity holders, directors, officers, employees, members, managers, counsel, agents, spouses, and representatives and each of his or its and their respective successors and assigns (all of the foregoing Persons referred to above in this Section 8.2 are collectively referred to herein as the “Releasing Parties”), hereby unconditionally, irrevocably and forever waives, releases and discharges: (i) each of the Group Companies; (ii) each of Parent and its Affiliates (including, following the Closing, the Group Companies), and the respective Representatives and Affiliates of each of the foregoing Person and each of their respective current, former or future Affiliates; (iii) each current, former or future direct or indirect shareholder, member, or other equityholder of any Person referenced in any of the immediately preceding clauses (i) and (ii), and each current, former or future Affiliate (including Subsidiaries) of each such shareholder, member, and each such other equityholder; (iv) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent, and assign of any Person referenced in any of the immediately preceding clauses (i) through (iii); and (v) each current, former or future attorney, agent, advisor, director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control Person, or employee of any Person referenced in any of the immediately preceding clauses (i) through (iv) (and each other Person with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each of their respective predecessors, successors, heirs, executors, administrators, personal representatives, agents, and assigns (all of the Persons referenced in the immediately preceding clauses (i) through (v) are collectively referred to herein as the “Releasees”) from any and all Actions, causes of action, claims, demands, obligations, suits, counter-claims, defenses, rights (including rights of indemnification, contribution or similar rights, from whatever source, whether under contract, Applicable Law or otherwise), damages, judgments, fines, penalties, charges, costs (including, without limitation, reasonable and documented attorneys’ fees and costs of defense and investigation), expenses, and Liabilities of any kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, absolute or contingent, suspected or unsuspected, matured or unmatured, liquidated or unliquidated, in contract, tort, by statute, at law, in equity, or otherwise to the extent arising on or at any time prior to the Closing Date or on account of or arising out of an matter, cause or event occurring contemporaneously with or prior to the Closing, (collectively, “Releasing Party Claims”) which any of the Releasing Parties ever had, may now or may ever own, hold, have or claim to have against any of the Releasees for, upon, or by reason of any nature, cause, action or inaction or thing whatsoever which arises on or at any time prior to the Closing Date and to the extent arising from or related in any way to the ownership, operation or management of any member of the Group Companies on or prior to the Closing Date (including any and all arrangements between any Group Company, on the one hand, and any Releasing Party (acting in their capacity as such), on the other hand, prior to the Closing) (all of the Releasing Party Claims referred to in this Section 8.2 are collectively referred to herein as the “Released Claims”). Each Releasing Party covenants that such Releasing Party will not (and that such Releasing Party will direct all of its, his or her other Releasing Parties not to) sue, or bring, assert or otherwise pursue any allegation, claim, proceeding or other Action against, any of the Releasees on the basis of or in any way relating to any of the Released Claims (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, Applicable Law or otherwise). Notwithstanding the foregoing, nothing contained in this Section 8.2 shall constitute a waiver or release of, and the Released Claims shall not include, any of the following with respect to any Releasing Party or any of its, his or her other Releasing Parties: (v) any claims for Actual Fraud by Parent or Merger Sub, (w) any rights under this Agreement or any other Ancillary Document, (x) any claims for indemnity under the Governing Documents of any Group Company, (y) any rights under any policy of insurance carried by any Group Company, or (z) any rights with respect to compensation or benefits. Each Releasing Party, on behalf of himself, herself or itself and each of the other Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims and understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims and acknowledges and agrees that this waiver is an essential and material term of this Agreement.

Section 8.3 Indemnification by the Partnership; Indemnification Procedures.

(a) Special Indemnity. Subject to the provisions of this Section, the Partnership shall indemnify and hold harmless Parent and each Parent Affiliated Company (which, for the avoidance of doubt, shall include MAG following the Effective Time), and each of their successors and permitted assigns, and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Parent Indemnitees”) from and against all Loss arising from or as a result of any of the matters set forth in Schedule 8.3 (each, a “Special Indemnity Item”).

(b) Source of Recovery. The Parent Indemnitees’ sole source of payment for any Loss arising from a Special Indemnity Item shall be the Indemnity Escrow Funds, in each case, held by the Escrow Agent under the Escrow Agreement, and the Parent Indemnitees shall not have any other right to recover from the Partnership or any Owner in respect of any Special Indemnity Item, other than in the case of Actual Fraud.

(c) Direct Claims. As promptly as is reasonably practicable after becoming aware of any claim not involving a Third Party Claim that a Parent Indemnitee in good faith believes may result in a Loss under Section 8.3, such Parent Indemnitee shall notify the Owner Representative in writing of such claim (a “Claim Notice”), including the facts alleged to constitute the basis for such claim, the amount or the estimated amount of Losses sought thereunder to the extent then ascertainable, and any other material details pertaining thereto; provided, that the failure to timely give a Claim Notice shall not affect the rights of a Parent Indemnitee hereunder unless such failure has materially prejudiced the defenses or other rights available to the Partnership with respect to such claim. The Owner Representative and Parent Indemnitee shall use commercially reasonable efforts to settle any disputes relating to the matters identified in the Claim Notice within thirty (30) days after the date the Claim Notice is delivered. At the time of delivery of any Claim Notice by a Parent Indemnitee to the Owner Representative, a duplicate copy of such Claim Notice shall be delivered to the Escrow Agent by or on behalf of such Parent Indemnitee.

(d) Third Party Claims.

(i) If any claim or demand for which the Partnership may have liability to any Parent Indemnitee hereunder is asserted against or sought to be collected from any Parent Indemnitee by a third party (a “Third Party Claim”), such Parent Indemnitee shall deliver a Claim Notice to the Owner Representative in accordance with Section 8.3(c); provided, that the failure to timely give a Claim Notice shall not affect the rights of a Parent Indemnitee hereunder unless such failure has materially prejudiced the defenses or other rights available to the Partnership with respect to such Third Party Claim.

(ii) Subject to Section 8.3(d)(v), the Owner Representative shall have the right, exercisable by written notice to the Parent Indemnitee within thirty (30) days of receipt of a Claim Notice, to assume and conduct the defense of such Third Party Claim with counsel selected by the Owner Representative. If the Owner Representative has assumed such defense, the Owner Representative will not be liable for any legal expenses subsequently incurred by any Parent Indemnitee in connection with the defense of such Third Party Claim. If the Owner Representative does not assume the defense of any Third Party Claim, the Parent Indemnitee may continue to defend such Third Party Claim at the sole cost of the Partnership (funded solely from the Indemnity Escrow Funds), and the Partnership may still participate in, but not control, the defense of such Third Party Claim at the Partnership’s sole cost and expense (funded solely from the Indemnity Escrow Funds).

(iii) The Parent Indemnitee will not consent to a settlement of, or the entry of any Order arising from, any such Third Party Claim without the prior written consent of the Owner Representative (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Parent Indemnitee (such consent not to be unreasonably withheld or delayed), the Owner Representative, in the defense of any such claim, will not consent to the entry of any Order or enter into any settlement that (A) provides for injunctive or other nonmonetary relief affecting the Parent Indemnitee or (B) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Parent Indemnitee of a release from all liability with respect to such Third Party Claim. In any such Third Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such Third Party Claim, including all settlement negotiations and offers.

(iv) The party controlling the defense of any Third Party Claim shall promptly notify the other party of each settlement offer with respect to a third party claim. Such other party shall promptly notify the party controlling the defense whether or not such other party is willing to accept the proposed settlement offer. If the Owner Representative is the party controlling the defense of any Third Party Claim and is willing to accept any proposed settlement offer but the Parent Indemnitee refuses to accept such settlement offer, then if (A) such settlement offer requires only the payment of money damages and provides a complete release of all Parent Indemnitees that are a party to such Third Party Claim with respect to the subject matter thereof, (B) the Owner Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable from the Indemnity Escrow Funds then available for distribution, and (C) the amount of such proposed settlement will not exceed the Indemnity Escrow Funds, then the amount payable from the Indemnity Escrow Funds to the Parent Indemnitees with respect to such Third Party Claim will be limited to the amount of such settlement offer.

(v) Notwithstanding any provision of this Section 8.3, the Owner Representative shall not be entitled to assume the defense of a claim (A) if the defense and conduct of the claim is required to be (and is being) handled by the insurer pursuant to the RWI Policy’s terms and conditions, (B) if the claim seeks as the sole remedy an injunction or other equitable relief against a Parent Indemnitee, (C) that relates to or arises in connection with any criminal proceeding, (D) the claim involves an amount that is reasonably likely to exceed the Indemnity Escrow Funds, or (E) in which the conduct of such defense by the Owner Representative would be inappropriate due to an actual conflict of interest under the professional rules of responsibility between the Partnership and the claimant. Additionally, the Owner Representative shall lose its right to contest, defend, litigate and settle the claim if it shall fail to diligently process such claim to the detriment of the Parent Indemnitee.

(e) Releases of Indemnity Escrow Funds. All remaining Indemnity Escrow Funds minus the amounts of any unresolved claims set forth in any then-pending Claim Notices against the Indemnity Escrow Funds delivered by any Parent Indemnitee in accordance with this Agreement shall be automatically released by the Escrow Agent to the Disbursing Agent for further distribution to the Owners, pursuant to the terms of the Disbursing Agent Agreement, on the fifth (5th) Business Day following the third (3rd) anniversary of the Closing Date.

(f) Cooperation. For all purposes of this Section 8.3, Parent and the Owner Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes. The parties shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

ARTICLE 9

TAX MATTERS

Section 9.1 Tax Returns.

(a) The Owner Representative shall prepare and file, or cause to be prepared and filed, IRS Forms 1065 and any state and local Income Tax Returns relating to (i) the taxable income of each Group Company that is treated, for Tax purposes, as passed through to the Owners, (ii) non-resident Income Taxes of the Owners required to be paid by any Group Company (i.e., composite Tax Returns), and (iii) any PTET Liabilities required to be paid by any Group Company, in each case, for any taxable period ending on or prior to the Closing Date (each such Tax Return, a “Pass Through Return”). Any such Pass Through Return shall be prepared and filed in a manner consistent with past practice of the Partnership, except to the extent otherwise required by this Agreement or Applicable Law. The Owner Representative shall (x) deliver a copy of any such Pass Through Return to Parent for review and comment at least fifteen (15) days prior to the due date therefor (taking into account applicable extensions) and (y) consider in good faith all reasonable comments timely received from Parent with respect to any such Pass Through Return. Notwithstanding anything to the contrary herein, the Owner Representative shall pay for the costs and expenses of preparing and filing all such Pass Through Returns and the Owner Representative shall pay all Taxes reflected as due and payable on all such Pass Through Returns (except to the extent such Taxes are included in the determination of Transaction Consideration).

(b) Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed after the Closing Date (taking into account applicable extensions) of the Group Companies other than the Pass

Through Returns for any taxable period ending on or prior to the Closing Date that relate to assets and liabilities transferred to MAG in the Pre-Closing Restructuring (each such Tax Return, a “Partnership Non-Pass Through Return”). Any such Partnership Non-Pass Through Return shall be prepared and filed in a manner consistent with past practice of the Partnership, except to the extent otherwise required by this Agreement or Applicable Law (such exception shall not apply with respect to Special Indemnity Items 1 to 5 in Schedule 8.3). Parent shall (i) deliver a copy of any such Partnership Non-Pass Through Return to the Owner Representative for review and comment at least fifteen (15) days prior to the due date therefor (taking into account applicable extensions) and (ii) consider in good faith all reasonable comments timely received from the Owner Representative with respect to any such Partnership Non-Pass Through Return. Parent shall pay for the costs and expenses of preparing and filing all such Partnership Non-Pass Through Returns and, notwithstanding anything to the contrary herein, Parent shall pay all Taxes reflected as due and payable on all such Partnership Non-Pass Through Tax Returns for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (as determined under the conventions set forth in Section 9.2).

(c) Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of MAG and each of its Subsidiaries and JV Entities (other than the Excluded Subsidiaries and the Inactive Subsidiaries), other than the Pass Through Returns, for any Straddle Period (each such Tax Return, a “MAG Non-Pass Through Tax Return”). Any such MAG Non-Pass Through Tax Return shall be prepared and filed in a manner consistent with past practice of MAG and each of its Subsidiaries and JV Entities (other than the Excluded Subsidiaries and the Inactive Subsidiaries), except to the extent otherwise required by Applicable Law or this Agreement (such exception shall not apply with respect to Special Indemnity Items 1 to 5 in Schedule 8.3). Parent shall (i) deliver a copy of any such MAG Non-Pass Through Tax Return to the Owner Representative for review and comment at least fifteen (15) days (or within a reasonable time for Tax Returns due within 30 days of the Closing) prior to the due date therefor (taking into account applicable extensions), and (ii) consider in good faith all reasonable comments timely received from the Owner Representative with respect to any such MAG Non-Pass Through Tax Return. Parent shall pay for the costs and expenses of preparing and filing all such MAG Non-Pass Through Tax Returns and, notwithstanding anything to the contrary herein, Parent shall pay all Taxes reflected as due and payable on all MAG Non-Pass Through Tax Returns.

(d) For the period after the Closing and prior to the end of the period specified in Section 2.9(e)(ii), none of Parent, the Partnership or any of its Subsidiaries or any of their respective Affiliates shall (or shall cause or permit the Partnership or any of its Subsidiaries to) (a) amend, re-file or otherwise modify any Pass Through Return relating in whole or in part to MAG, the Partnership or any of its Subsidiaries, (b) enter into any closing agreement, settle any Tax claim or assessment relating to MAG, the Partnership or any of its Subsidiaries with respect to any Pass Through Return, (c) extend or waive the limitation period applicable to any Tax claim or assessment or any Pass Through Return or (d) surrender any right to claim a Tax refund relating to a Pass Through Return, in each case of clauses (a) to (d), if such action or omission could, at the reasonable discretion of the Parent, reasonably be expected to have an effect on the determination of any amount calculated with respect to Taxes in Net Working Capital, Indebtedness or Transaction Expenses (as finally determined for purposes of the Proposed Closing Date Calculations).

Section 9.2 Straddle Periods. For purposes of this Agreement, in the case of any Tax liability, refund or credit with respect to a Straddle Period, the amount of any Taxes of the Group Companies allocable to the portion of the Straddle Period ending on the Closing Date shall be (a) in the case of any Income Taxes, Taxes based upon receipts, sales or payments, or other Taxes that are transactionally-based, be based on the interim closing of the books and deemed to equal the amount of such Taxes payable if the Straddle Period ended on and included the Closing Date (and, for such purpose, the taxable period of any flow-through subsidiary or any non-U.S. subsidiary of the Partnership shall be deemed to have ended as of the Closing Date); provided that all permitted allowances, credits, exemptions and deductions that are computed on the basis of an entire taxable period (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such taxable period and (b) in the case of any other Taxes, be deemed to equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.

Section 9.3 Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all Tax Sharing Agreements involving a Group Company shall terminate as of the Closing and shall no longer be of force or effect following such termination such that none of Parent, any Group Company, or any counterparty thereto shall have any further liability thereunder.

Section 9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, deed Taxes, conveyance fees, recording fees and other similar Taxes, fees and charges (together with any interest, penalties or additions to such Taxes) that are imposed in connection the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Partnership on the one hand and fifty percent (50%) by Parent on the other hand and the Partnership and Parent shall pay such amounts when due. Parent shall prepare and timely file, or caused to be prepared and timely filed, all Tax Returns or other documentation required to be filed under Applicable Law with respect to any such Transfer Taxes. The Owner Representative shall cooperate with Parent to prepare and file such Tax Returns and other documents.

Section 9.5 Cooperation. The parties and their respective Representatives and Affiliates will provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of a Group Company or otherwise relating to the Transactions (including signing any Tax Return), any audit or other examination by any Tax Authority, or any Actions relating to Liabilities for Taxes of the Group Companies. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The parties and their respective Representatives and Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the other parties with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

Section 9.6 Contests. The parties and their respective Representatives and Affiliates (including, after the Closing, the Group Companies) will notify the other party in writing promptly after receipt of any notice of any pending or threatened audit, examination or other proceeding by or before the IRS or another Taxing authority with respect to any Pass Through Return (a “Seller Tax Contest”), and Parent will provide the Owner Representative with all notices, correspondence, forms or other documents received from the applicable taxing authority with respect thereto. The Owner Representative will have the sole right to control any Seller Tax Contest; provided, however, the Owner Representative shall use commercially reasonable efforts to keep Parent reasonably informed with respect to any proceeding, and the Owner Representative shall not settle any Seller Tax Contest which may reasonably be expected to materially impact the Tax liability of Parent, a Group Company or their Affiliates in a Post-Closing Tax Period (at the reasonable discretion of the Owner Representative) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provision of this Agreement to the contrary, with respect to any tax year ending on or before the Closing Date for which a Group Company has not elected out of the centralized partnership audit regime in accordance with Section 6221(b) of the Code, the Owners shall cause (or shall cooperate with Parent to cause) such Group Company to timely make the election under Section 6226(a) of the Code (and similar elections under state or local law) with respect to any “imputed underpayment” as defined in Section 6225 of the Code (and any analogous assessment or liability under any similar state or local Applicable Law), to make inapplicable the requirement in Section 6225 of the Code that such entity pay any “imputed underpayment” within the meaning of Section 6225 of the Code. Parent shall have the sole right to control any audit, examination or other proceeding by or before the IRS or another Tax Authority other than a Seller Tax Contest.

Section 9.7 Allocation. The Transaction Consideration (including any other amounts treated as taxable consideration for U.S. federal income Tax purposes) will be allocated among the assets of the Group Companies in a manner consistent with the methodology set forth on Schedule 9.7, which is consistent with Sections 751, 755 and 1060 of the Code. Within sixty (60) days after the Transaction Consideration is finally determined pursuant to Section 2.10, Owner Representative will deliver to Parent an allocation schedule prepared in a manner consistent with Schedule 9.7 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with the applicable provisions of the Code, the Treasury Regulations thereunder and the methodologies set forth on Schedule 9.7. If within thirty (30) days of receiving the Purchase Price Allocation, the Owner Representative has not objected, the Purchase Price Allocation shall be final and binding. If within thirty (30) days of receiving the Purchase Price Allocation, the Owner Representative objects to the Purchase Price Allocation, the Owner Representative and Parent shall cooperate in good faith to resolve their differences; provided, that if after thirty (30) days, the Owner Representative and Parent are unable to agree, the parties shall retain the Accounting Firm to resolve their dispute and share the costs of the Accounting Firm in accordance with the procedures of Section 2.10(d), mutatis mutandis; provided, further, that the Accounting Firm must use the methodologies set forth on Schedule 9.7. The determination of the Accounting Firm shall be final and binding on the parties. Parent and the Owner Representative shall make appropriate adjustments to the Purchase Price Allocation, as finally determined, to reflect changes in the Transaction Consideration (or other relevant amounts).

Section 9.8 Tax Refund. Owner Representative shall be entitled to receive payment within ten (10) days after actual receipt by the Partnership or any of its Subsidiaries of any Tax refund from a Governmental Entity set forth on Schedule 9.8 to which the Partnership or any of its Subsidiaries becomes entitled, with respect to Taxes paid for any Pre-Closing Tax Period (including, without limitation, the portion of a Straddle Period ending on the Closing Date, as determined in accordance with the principles set forth in Section 9.2).

Section 9.9 Tax Treatment. The parties understand and agree that for (and where applicable, state and local) income Tax purposes, the Merger shall be treated as a purchase of the assets of MAG with respect to Parent and a sale of partnership interests with respect to the Owners consistent with IRS Revenue Ruling 99-6. The parties shall report, and file Tax Returns, in all respects and for all purposes consistent with the described treatment and shall not take any position (whether in audits, on Tax Returns or otherwise) that is inconsistent with the described treatment, unless required to do so by Applicable Law.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Parent, Merger Sub and the Owner Representative; provided, however, that Parent may assign this Agreement to any Affiliate or Subsidiary of Parent or to any lender to Parent or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender will in any way affect Parent’s obligations or liabilities under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:

To Parent, Merger Sub or (following the Closing) the Surviving Entity:

CBIZ, Inc.

5959 Rockside Woods Boulevard North, Suite 600

Cleveland, Ohio 44131

Attention: Chief Legal Officer

Email: leah.huddleston@cbiz.com

with a copy (which shall not constitute notice to Parent or Merger Sub, or following the Closing, the Surviving Entity) to:

Baker & Hostetler LLP

Key Tower, 127 Public Square, Suite 2000

Cleveland, OH 44114

Attention: Ronald Stepanovic and Melissa Leonard

Email: rstepanovic@bakerlaw.com; mleonard@bakerlaw.com

To the Owner Representative:

Marcum Partners SPV LLC

c/o Marcum Advisory Group LLC

730 3rd Avenue, 11th Floor

New York, NY 10017

Email: jeffrey.weiner@marcumllp.com

Attention: Jeffrey M. Weiner

with a copy (which shall not constitute notice to the Owner Representative) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Email: john.larocca@dechert.com

Attention: John LaRocca

To the Partnership (prior to the Closing):

Marcum Partners SPV LLC

c/o Marcum Advisory Group LLC

730 3rd Avenue, 11th Floor

New York, NY 10017

Email: jeffrey.weiner@marcumllp.com

Attention: Jeffrey M. Weiner

with a copy (which shall not constitute notice to the Partnership) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Email: john.larocca@dechert.com

Attention: John LaRocca

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by or leading to this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Ohio.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of financial advisors, accountants and other Representatives, shall be paid by the party incurring such fees or expenses (including, for the avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 5.3, Section 9.7 and this Section 10.4); provided, that in the event that the Transactions are consummated, Parent shall, or shall cause the Surviving Entity to, pay all Unpaid Transaction Expenses pursuant to wire instructions provided to Parent by the Partnership prior to the Closing.

Section 10.5 Press Releases and Announcements. None of the parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions (including the Merger) without the prior written consent of Parent and the Owner Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such press release or public announcement may be made to the extent required by Applicable Law or an Exchange Act rule; provided that (a) Parent shall not be required to coordinate, but shall provide the Owner Representative with a copy of any such press release or public announcement before making any disclosures required by Applicable Law or an Exchange Act rule and (b) Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from Owner Representative with respect to a public announcement or press release issued in connection with the receipt and existence of a Parent Competing Proposal, as applicable, and matters related thereto or a Parent Change of Recommendation, as applicable.

Section 10.6 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to “ordinary course of business” herein shall mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “party” or “parties” shall refer to parties to this Agreement; (f) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement;

(g) the word “or” is disjunctive but not necessarily exclusive; (h) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (i) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) references to any Applicable Law or Contract are to that Applicable Law or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (k) references to any Person include the successors and permitted assigns of that Person; (l) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (m) the words “dollar” or “$” shall mean U.S. dollars; and (n) the word “day” means calendar day, unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day or on which a government office is not open with respect to which a filing must be made, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.7 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The disclosure of any matter in the Schedules shall not be deemed to constitute an acknowledgement that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, or that the matter would, alone or together with any other matter or item, have or would reasonably be expected to have a Company Material Adverse Effect. Inclusion of any item in the Schedule shall not constitute, or be deemed to be, an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Action. Headings have been inserted in the Schedules for convenience of reference only. The disclosure with respect to any Contract or other document referred to in the Schedules shall be qualified in its entirety by reference to the terms thereof. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of the Partnership, except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.8 Parties in Interest. Except as expressly set forth herein with respect to the Debt Financing Parties, this Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Article 3, Section 5.4, Section 7.2, and this Section 10.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Law Firm is a third-party beneficiary of Section 10.17, (b) the Debt Financing Parties are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions and (c) M Attest Co is an intended third-party beneficiary of and may rely on the representations and warranties in Article 3 and enforce the covenants in Sections 2.3(a)(xiii) and (xvii) and Sections 2.3(b)(v) and (vi).

Section 10.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Amendment. Prior to the Effective Time, subject to Applicable Law (including the DLLCA) and Section 10.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Partnership; provided, that such amendment is duly approved by the Board of Parent and the sole member of Merger Sub in accordance with Section 18-209(b) of the DLLCA. After the Effective Time, subject to Applicable Law (including the DLLCA), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Entity and the Owner Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties effected in a manner which does not comply with this Section 10.10 shall be void. Notwithstanding the foregoing, none of the Lender Protective Provisions (and any other provision of this Agreement (including any applicable defined term) to the extent a modification, waiver or termination of such provision would modify the substance of any of the Lender Protective Provisions) may be amended, altered, waived or modified in a manner that is adverse to any Debt Financing Party without the prior written consent of the Debt Financing Source to which such Debt Financing Party is related.

Section 10.11 Extension; Waiver. At any time prior to the Closing, the Partnership may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein; (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto; or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Partnership or the Owner Representative contained herein; (ii) waive any inaccuracies in the representations and warranties of the Partnership contained herein or in any document, certificate or writing delivered by the Partnership pursuant hereto; or (iii) waive compliance by the Partnership with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by a scanned page (via email) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.13 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 10.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.15 Jurisdiction and Venue.

(a) Each of the parties to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Ohio in any Action arising out of or relating to this Agreement or the Transactions or leading to this Agreement; agrees that all claims in respect of such Action may be heard and determined in any such court; and agrees not to bring any Action arising out of or relating to this Agreement in any other court (the “Chosen Court”). Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties: (i) agrees that it will not bring or support any Person, or permit any of their Affiliates to bring or support any Person, in any action of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing), including, but not limited to, any dispute arising out of, or relating in any way to, the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) or other action directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby.

Section 10.16 Remedies.

(a) Except as expressly provided in Section 2.10(d) and in Section 7.2, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Parent, Merger Sub and the Partnership agree that irreparable harm, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, without posting a bond or undertaking and without needing to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity. The foregoing right shall include the right of a party to cause the other parties to cause the transactions contemplated by this Agreement to be consummated, in each case, if the conditions set forth in Article 6 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Each of Parent, Merger Sub, the Partnership and MAG agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) In the event that a party brings an Action, and the Chosen Court decides that the other party breached this Agreement, then the breaching party shall pay the non-breaching party’s costs and expenses (including attorneys’ fees) in connection with all such Actions to seek specific performance of the breaching party’s obligations pursuant to this Agreement, or such other remedies and all Actions to collect such costs or expenses.

(c) To the extent any party brings an Action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such Action, arbitration or other similar process or (ii) such other time period established by the Chosen Court presiding over such Action or other similar process.

Section 10.17 Waiver of Conflicts and Privileged Information.

(a) Each party to this Agreement acknowledges that (i) one or more of the Group Companies, the Owner Representative and/or their respective Affiliates have retained Dechert LLP (the “Law Firm”) to act as their counsel in connection with the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters; (ii) the Law Firm has not acted as counsel for Parent, Merger Sub or any of their respective past, present or future Affiliates in connection with the transactions contemplated by this Agreement; and (iii) no Person other than the Group Companies, the Owner Representative or their respective Affiliates has the status of client of the Law Firm for conflict of interest or any other purpose as a result thereof. Parent hereby (A) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Group Companies) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of the Owner Representative or its respective Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding; and (B) consents to, and will cause each of its Subsidiaries (including, after the Closing, the Group Companies) to consent to, any such representation, even though in each case (i) the interests of the Owner Representative or its Affiliates may be directly adverse to Parent, the Group Companies or their respective Affiliates; (ii) the Law Firm may have represented the Owner Representative, the Group Companies, or their respective Affiliates in a substantially related matter; or (iii) the Law Firm may be handling other ongoing matters for Parent, the Group Companies, or any of their respective Affiliates.

(b) Parent agrees that, after the Closing, none of Parent, the Group Companies or any of their Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the Transactions (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), which will be the property of (and be controlled by) the Owner Representative or its Affiliates. In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Group Companies. Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, use any Attorney-Client Communication remaining in the records of the Group Companies after the Closing in a manner that may be adverse to the Owner Representative or any of its Affiliates.

(c) Parent agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Group Companies), that in connection with any dispute related to this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby and arising between Parent, the Surviving Entity or a Group Company, on the one hand, and the Owner Representative or any of its Affiliates, on the other hand, (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Owner Representative (or its Affiliates); and (ii) the Owner Representative (or its Affiliates) will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Owner Representative or any of its Affiliates; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Owner Representative or any of its Affiliates. Furthermore, Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Group Companies), that in the event of a dispute between the Owner Representative or any of its Affiliates, on the one hand, and the Group Companies, on the other hand, arising out of or relating to any matter in which the Law Firm represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Owner Representative or its Affiliates any information or documents developed or shared during the course of the Law Firm’s joint representation of the Group Companies and the Owner Representative.

Section 10.18 Parent Authority. Any action to be taken by or on behalf of Parent pursuant to this Agreement shall be specifically approved in writing or otherwise performed by Jerome P. Grisko, Jr., Chief Executive Officer of Parent, or his successor or delegate as may be appointed by the Chief Executive Officer or the Board from time to time (the “CBIZ Representative”). The Partnership and Owners acknowledge that, unless specifically authorized by the CBIZ Representative in writing, no other director, officer, employee or other agent of Parent or Merger Sub shall have any authority to take any action required or permitted under this Agreement on behalf of Parent or Merger Sub.

Section 10.19 Time is of the Essence. The parties hereby expressly acknowledge and agree that (a) time is of the essence for each and every provision of this Agreement and (b) each party will be relying upon the timely performance by the other parties of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

Section 10.20 Owner Representative.

(a) The parties have agreed that it is desirable to designate the Owner Representative to act on behalf of the Owners for all purposes under this Agreement and the other Ancillary Documents to be performed by the Owner Representative. To the maximum extent permitted under Applicable Law, the Owner Representative is irrevocably appointed (and is to be appointed pursuant to the Letter of Transmittal executed and delivered by each Owner) as the agent and attorney-in-fact for each of the Owners to act as the Owner Representative in accordance with the terms of this Agreement and the Ancillary Documents. The Owner Representative is authorized and empowered to act for, and on behalf of, any or all of the Owners in matters reasonably necessary or advisable for the consummation of the Transactions, including having the authority to:

(i) execute and deliver all documents that the Owner Representative is authorized to execute and deliver under this Agreement and the Ancillary Documents;

(ii) make all other elections or decisions that the Owner Representative is authorized to make under this Agreement and any Ancillary Documents;

(iii) enter into or approve waivers, amendments, clarifications or modifications to this Agreement or any Ancillary Document;

(iv) dispute, negotiate or compromise or refrain from disputing, negotiating or compromising on behalf of each Owner, any remedies or amounts to be received by such Owner under this Agreement or any Ancillary Document or any claim made by any Parent Indemnitee under this Agreement or any Ancillary Document;

(v) execute, on behalf of each such Owner, any settlement agreement, release or other document with respect to such dispute or remedy;

(vi) engage attorneys, accountants, agents or consultants on behalf of the Owners in connection with this Agreement or any Ancillary Document and paying any fees related to this Agreement or any Ancillary Document;

(vii) direct the disbursement of (if applicable under this Agreement) the Future Distribution Amount (if any) in accordance with this Agreement; and

(viii) perform each such act and thing whatsoever that the Owner Representative may be or is required to do, or which the Owner Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement or any Ancillary Document.

All such actions and determinations shall be deemed to be facts ascertainable outside of this Agreement or any Ancillary Document and shall be binding on the Owners. The Owner Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement or any Ancillary Document. No implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement or any Ancillary Document or shall otherwise exist against the Owner Representative or any of its Affiliates or any of their Representatives.

(b) The grant of authority provided for in this Section 10.20: (i) is an agency coupled with an interest and is being granted, in part, as an inducement to the Partnership, Parent and Merger Sub to enter into this Agreement; (ii) is irrevocable and will survive the death, incompetency, bankruptcy or liquidation of any Owner and will be binding on any successor thereto; and (iii) subject to this Section 10.20 may be exercised by the Owner Representative acting by signing as the Owner Representative of any Owner.

(c) If the Owner Representative advises the Owners that it is unavailable to perform its duties under this Agreement, then, as soon as practicable after notice of such advice, an alternative Owner Representative will be appointed by at least fifty-one percent (51%) (by number, not vote) of the Owners. Any references in this Agreement to the Owner Representative shall be deemed to include any duly appointed successor Owner Representative.

(d) The Owner Representative will not be entitled to any fee, commission or other compensation for the performance of its services under this Agreement, but shall receive reimbursement from, and be indemnified by, the Owners, for all Owner Representative expenses. In furtherance thereof, the Owner Representative Expense Amount shall be paid to and held by the Owner Representative in an account established by the Owner Representative and set forth on the Estimated Closing Statement (the “Owner Representative Expense Fund”) to enable it to satisfy its obligations under this Agreement and out of which the Owner Representative may cause to be paid, or reimburse itself for the payment of, any Owner Representative expenses. If the Owner Representative determines that any then-remaining balance of Owner Representative Expense Amount is not sufficient to pay actual or anticipated Owner Representative expenses, the Owner Representative shall be entitled to: (i) withhold funds from any payment to the Owners to be made under this Agreement or any Ancillary Document; or (ii) seek reimbursement or indemnification from the Owners, in each case, on a pro rata basis in accordance with the Allocation Schedule. Notwithstanding the foregoing: (A) any obligation of the Owners shall be several and not joint; (B) the Owner Representative shall not be indemnified or receive reimbursement for any such expenses, charges or liabilities incurred as a result of the Owner Representative’s gross negligence, willful misconduct or fraud; and (C) if it is finally adjudicated that any Owner Representative expenses or any portion thereof was primarily caused by the gross negligence, willful misconduct or fraud of the Owner Representative, the Owner Representative shall reimburse the Owners the amount of such indemnified Owner Representative expenses attributable to such gross negligence, willful misconduct or fraud.

(e) In dealing with this Agreement or any of the Ancillary Documents and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Owner Representative, the Owner Representative and its Representatives: (i) do not and will not assume any, and do not and will not incur any, liability whatsoever to any Owner or any other Person because of any error in judgment or other act or omission performed or omitted in connection with this Agreement or any of the Ancillary Documents that does not constitute willful misconduct or fraud; and (ii) will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. Any good faith error in judgment or other act or omission of the Owner Representative or its Representatives pursuant to such advice will not subject the Owner Representative or its Representatives to liability to any Owner or any other Person.

(f) The Owner Representative is party to this Agreement solely for purposes of serving as the “Owner Representative”. No claim shall be brought by or on behalf of the Partnership, the Surviving Entity, any of its Subsidiaries, or any of Parent or Merger Sub against the Owner Representative with respect to this Agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby except to require the performance of its covenants expressly set forth in this Agreement.

(g) Parent and Merger Sub may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Owner Representative delivered pursuant to Section 10.20(c), may continue to rely, without inquiry, upon the actions of the Owner Representative as the actions of each Owner in all matters referred to in this Section 10.20.

Section 10.21 No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the Partnership (on behalf of itself and any of its Affiliates, equityholders, members, directors, officers, employees, agents and representatives) (a) hereby waives any rights or claims against any Debt Financing Parties in connection with this Agreement, any debt financing or in respect of any agreement relating thereto or theory of law or equity or in respect of any oral or written representations made with respect to the Debt Financing or alleged to be made in connection herewith or therewith, (b) agrees not to commence any such action or proceeding against any Debt Financing Party and (c) agrees no Debt Financing Party shall have any Liability to the Partnership or any of its Affiliates, equityholders, members, directors, officers, employees, agents or representatives in connection with this Agreement, any debt financing or in respect of any agreement relating thereto or theory of law or equity or in respect of any oral or written representations made with respect to the Debt Financing or alleged to be made in connection herewith or therewith. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed by the Partnership that no Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

The Partnership:

MARCUM LLP

/s/ Jeffrey M. Weiner
Name: Jeffrey M. Weiner
Title: Chairman and Chief Executive Officer

MAG:

MARCUM ADVISORY GROUP LLC

/s/ Jeffrey M. Weiner
Name: Jeffrey M. Weiner
Title: Chairman and Chief Executive Officer

Owner Representative:

MARCUM PARTNERS SPV LLC

/s/ Jeffrey M. Weiner
Name: Jeffrey M. Weiner
Title: Chairman and Chief Executive Officer

Parent:

CBIZ, INC.

/s/ Jerome P. Grisko, Jr.
Name: Jerome Grisko
Title: President and Chief Executive Officer

Merger Sub:

PMMS LLC

/s/ Jerome P. Grisko, Jr.
Name: Jerome Grisko
Title: President

ANNEX B

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

July 30, 2024

The Board of Directors

CBIZ, Inc.

5959 Rockside Woods Boulevard North

Independence, Ohio 44131

Members of the Board:

We understand that CBIZ, Inc. (the “Company”), Marcum LLP (the “Target”), Marcum Advisory Group LLC, a wholly owned subsidiary of the Target (“MAG”), PMMS LLC, a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge (the “Merger”) with and into MAG, as a result of which MAG will become a wholly-owned subsidiary of the Company, and all Class A common units and Class B common units of MAG issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and converted into the right to receive aggregate consideration, subject to certain allocation procedures set forth in the Merger Agreement (as to which we express no opinion), in the amount of (i) $1,142,400,000 in cash, subject to adjustment as set forth in the Merger Agreement, and (ii) 14,384,435 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, subject to adjustment as set forth in the Merger Agreement (the aggregate consideration described in clauses (i) and (ii), the “Merger Consideration”). In addition, pursuant to the Merger Agreement, upon the closing of the Merger, the Company will establish and maintain a special retention incentive plan which provides for the grant of retention bonus awards in the amount of $37,100,000 to eligible employees of the Target (the aggregate amount of such retention bonus awards, together with the Merger Consideration, the “Consideration”). We also understand that the Consideration will be subject to adjustment as provided in the Merger Agreement based, among other things, on (i) the Net Working Capital Adjustment, (ii) the applicable portions of the Principal Loan Amount, (iii) the applicable portions of the Capital Account Amount and (iv) the Attest Business Purchase Price, each as defined in the Merger Agreement (collectively, the “Purchase Price Adjustment”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the Company of the Consideration to be paid by the Company in the proposed Merger pursuant to the Merger Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1.

reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Target, in each case, prepared by management of the Company and approved for our use by management of the Company;

2.

discussed the past and current business, operations, financial condition and prospects of the Target with senior executives of the Company and the Target, the Board of Directors of the Company and other representatives and advisors of the Company and the Target;

3.	discussed with members of the senior managements of the Company and the Target their assessment of the strategic rationale for, and the potential benefits of, the Merger;

4.

reviewed certain estimates as to the amount and timing of certain cost savings and related expenses, operating efficiencies, revenue effects, financial synergies and tax benefits anticipated by management of the Company to result from the consummation of the Merger (the “Synergies”), in each case, prepared by management of the Company and approved for our use by management of the Company;

5.	compared the financial performance of the Target with that of certain publicly-traded companies which we believe to be generally relevant;

6.	participated in discussions among representatives of the Company and the Target and their respective advisors;

7.	reviewed a draft of the Merger Agreement dated July 29, 2024; and

8.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts and the Synergies, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Target and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts, the Synergies or the assumptions on which they are based. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company, the Target or any of their respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, the Target or any other party. In addition, we have not evaluated the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.

We have assumed that the final Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, (iii) the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion, (iv) the Purchase Price Adjustment will not result in any adjustment to the Consideration that is material to our analysis, (v) the Merger and the transactions contemplated by the Merger Agreement will have the tax consequences described in discussions with, and materials furnished to us by, management of the Company and (vi) the Company will have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to our analysis. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Company of the Consideration to be paid by the Company in the proposed Merger pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. We express no opinion as to the amounts to be paid by the Company in connection with the Purchase Price Adjustment. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Consideration or otherwise. We express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, as to the underlying decision by the Company to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.

We have acted as financial advisor to the Company with respect to the Merger and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.

Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with our engagement as financial advisor to the Company in connection with the Merger, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and the Target, the Company or any of their respective affiliates pursuant to which we or our affiliates has received or anticipates receiving compensation. However, we and our affiliates in the future may provide investment banking and other financial services to the Target and/or the Company and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, the Target or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. This issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purpose of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We express no opinion as to the prices at which the Company Common Stock will trade at any time, including following announcement or completion of the Merger. In addition, we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 4:00 a.m., Eastern Time, on October 23, 2024.Online Go to www.envisionreports.com/CBIZ-SPC or scan the QR code — login details are located in the shaded bar below.Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CBIZ-SPC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Special Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR Proposals 1 and 2. Stock Issuance Proposal-To consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock, par value $0.01 per share, in connection with the Agreement and Plan of Merger, dated as of July 30, 2024, by and among the Company, Marcum LLP, a New York registered limited liability partnership, Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum, PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Marcum Partners SPV LLC, a Delaware limited liability company, a copy of which is attached to the proxy statement for the Special Meeting as Annex A (Proposal No. 1); and For Against Abstain 2. Adjournment Proposal-To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal or if a quorum is not present. (Proposal No. 2). For Against Abstain B Authorized signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 041GRB

2024 Special Meeting Admission Ticket 2024 Special Meeting of CBIZ, Inc. Shareholders October 23, 2024, 9:00 am ET CBIZ, Inc. Headquarters 5959 Rockside Woods Blvd. N, Suite 600 Independence, Ohio 44131 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The material is available at: www.envisionreports.com/CBIZ-SPCSmall steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CBIZ-SPC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CBIZ, Inc. Notice of 2024 Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Meeting — October 23, 2024 CBIZ, Inc. Headquarters 5959 Rockside Woods Blvd. N | Suite 600 Independence, Ohio 44131 Rick L. Burdick, Jerome P. Grisko, Jr. and Jaileah X. Huddleston, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of CBIZ, Inc. to be held on October 23, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed. If no such directions are indicated, shares represented by this proxy will be voted FOR Proposals 1 and 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below.